UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.             )

Filed by the Registrant ☑    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

CALIFORNIA PIZZA KITCHEN, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies: (i) 24,616,701 shares of common stock outstanding and (ii) 824,613 shares of common stock issuable upon exercise of outstanding options with an exercise price of less than $18.50

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the registration fee, the maximum aggregate value of the transaction was calculated as the sum of (A) 24,616,701 shares of common stock, par value $0.01 per share, at $18.50 per share, plus (B) 824,613 shares issuable pursuant to the cashless net exercise at $18.50 per share of outstanding options with an exercise price less than $18.50 per share, which is calculated by multiplying the number of shares issuable pursuant to the cashless net exercise of $18.50 per share of such outstanding options by $18.50. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001161 by the maximum aggregate value of the transaction.

(4)	Proposed maximum aggregate value of transaction: $470,664,313

(5)	Total fee paid: $54,644

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

CALIFORNIA PIZZA KITCHEN, INC.

6053 WEST CENTURY BOULEVARD, 11TH FLOOR

LOS ANGELES, CALIFORNIA 90045-6438

[•], 2011

Dear Stockholder:

On behalf of the board of directors of California Pizza Kitchen, Inc. (“CPK”), I cordially invite you to attend a special meeting of stockholders of CPK, to be held on [•], 2011 at [•] Pacific Time, at [•].

On May 24, 2011, CPK entered into a definitive Merger Agreement to be acquired by an affiliate of Golden Gate Private Equity, Inc. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Merger Agreement. In addition, CPK will solicit stockholder approval, on an advisory (non-binding) basis, of the existing compensatory arrangements between CPK and its named executive officers providing for “golden parachute” compensation payable in connection with the merger (which we refer to as the “golden parachute” compensation).

If the merger contemplated by the Merger Agreement is completed, you will be entitled to receive $18.50 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you are entitled to and have properly exercised your appraisal rights under Delaware law with respect to such shares).

After careful consideration, CPK’s board of directors has unanimously determined that the terms of the Merger Agreement, including the merger, are fair to and in the best interests of CPK and its stockholders, and approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement. Accordingly, CPK’s board of directors recommends that you vote “FOR” approval of the proposal to adopt the Merger Agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

In addition, CPK’s board of directors recommends that you vote “FOR” the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payable to CPK’s named executive officers in connection with the merger. Adoption of the Merger Agreement and approval of the “golden parachute” compensation are subject to separate votes by CPK’s stockholders, and approval of the “golden parachute” compensation is not a condition to completion of the merger.

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote your shares of our common stock will have the same effect as a vote “AGAINST” approval of the proposal to adopt the Merger Agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” approval of the proposal to adopt the Merger Agreement will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement.

The advisory (non-binding) approval of the “golden parachute” compensation is a non-routine proposal on which brokers or other nominees do not have discretion to vote any uninstructed shares. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payable to CPK’s named executive officers in connection with the merger will have the same effect as voting “AGAINST” the advisory (non-binding) approval of the “golden parachute” compensation.

The accompanying proxy statement provides you with detailed information about the special meeting, the Merger Agreement and the merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the Merger Agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

On behalf of the board of directors and management of the Company, we thank you for your support.

Best regards,

Richard L. Rosenfield

Co-Chairman of the Board, Co-Chief Executive Officer, and

Co-President

Larry S. Flax

Co-Chairman of the Board, Co-Chief Executive Officer, and

Co-President

The proxy statement is dated [•], 2011, and is first being mailed to our stockholders on or about [•], 2011.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

CALIFORNIA PIZZA KITCHEN, INC.

6053 WEST CENTURY BOULEVARD, 11TH FLOOR

LOS ANGELES, CALIFORNIA 90045-6438

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [•], 2011

A special meeting of stockholders of California Pizza Kitchen, Inc., a Delaware corporation (“CPK”), will be held on [•], 2011 at [•] Pacific Time, at [•].

The meeting will be held for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 24, 2011, as it may be amended from time to time, by and among CPK, CPK Holdings Inc., a Delaware corporation (“Parent”), and CPK Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the “Merger Agreement”). A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement;

2.	To consider and vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement;

3.	To consider and cast an advisory (non-binding) vote on a proposal to approve certain agreements or understandings with and items of compensation payable to CPK’s named executive officers that are based on or otherwise related to the merger (the “golden parachute” compensation); and

4.	To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of CPK.

The board of directors has fixed the close of business on [•], 2011 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

Your vote is very important, regardless of the number of shares of CPK common stock you own. The merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of CPK common stock entitled to vote thereon. The approval of the “golden parachute” compensation is advisory (non-binding) and is not a condition to completion of the merger. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of CPK common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of CPK common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

After careful consideration, CPK’s board of directors has unanimously determined that the terms of the Merger Agreement, including the merger, are fair to and in the best interests of CPK and its stockholders, and approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement. Accordingly, CPK’s board of directors recommends that you vote “FOR” approval of the proposal to adopt the Merger Agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. In addition, CPK’s board of directors recommends that you vote “FOR” approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payable to CPK’s named executive officers in connection with the merger.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Susan M. Collyns

Chief Operating Officer, Chief Financial Officer,

Executive Vice President and Secretary

i

ii

This proxy statement and a proxy card are first being mailed on or about [•], 2011 to stockholders of California Pizza Kitchen, Inc. who owned shares of common stock, par value $0.01 per share, of CPK, which we refer to as the Company Common Stock, as of the close of business on [•], 2011.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [•].

Parties to the Merger (Page [•])

California Pizza Kitchen, Inc., or CPK, the Company, we, our or us, a Delaware corporation founded in 1985, is a leading casual dining chain featuring an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, appetizers, soups, sandwiches and desserts. Of the chain’s 265 restaurants, 205 are Company-owned and 60 operate under franchise or license agreements. CPK premium pizzas are also available to sports and entertainment fans at three Southern California venues: Dodger Stadium, Angel Stadium of Anaheim and STAPLES Center. Also included in CPK’s portfolio of concepts is LA Food Show Grill & Bar, which is located in Manhattan Beach, California. CPK also has a licensing arrangement with Nestlé USA to manufacture and distribute a line of California Pizza Kitchen premium frozen products.

CPK Holdings Inc., a Delaware corporation, or Parent, was formed solely for the purpose of acquiring CPK and has not engaged in any business except for activities related to its formation, the Offer (as defined below) and the Merger (as defined below) and arranging the related financing. Parent is an affiliate of Golden Gate Capital Opportunity Fund, L.P., or Golden Gate Capital. Upon completion of the Merger, the Company will be a direct, wholly owned subsidiary of Parent.

CPK Merger Sub Inc., a Delaware corporation, or Purchaser, is a wholly owned subsidiary of Parent that was formed solely for the purpose of facilitating the acquisition of CPK. To date, Purchaser has not carried on any activities other than those related to its formation, the Offer and the Merger and arranging the related financing. Upon consummation of the proposed Merger, Purchaser will merge with and into CPK and will cease to exist, with CPK continuing as the surviving corporation.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated May 24, 2011, as it may be amended from time to time, among CPK, Parent and Purchaser, as the Merger Agreement, and the merger of Purchaser with and into CPK as the Merger.

Tender Offer (Page [•])

On June 8, 2011, Purchaser commenced a tender offer, which we refer to as the Offer, for all of the outstanding shares of Company Common Stock at a price of $18.50 per share, net to the seller in cash without interest and less any required withholding taxes. The Offer contemplated that, after completion of the Offer and the satisfaction or waiver of all conditions, we will merge with Purchaser and all outstanding shares of Company Common Stock, other than shares held by Parent, Purchaser or CPK or shares held by CPK’s stockholders who are entitled to and have properly demanded appraisal rights under Delaware law, will be automatically cancelled and converted into the right to receive cash equal to the $18.50 offer price per share. The Offer was commenced pursuant to the Merger Agreement.

Under the terms of the Merger Agreement, the parties agreed to complete the Merger whether or not the Offer is completed. If the Offer is not completed, the parties agreed that the Merger could only be completed after the receipt of stockholder approval of the adoption of the Merger Agreement at the special meeting. We are soliciting proxies for the special meeting to obtain stockholder approval of the adoption of the Merger Agreement to be able to consummate the Merger regardless of the outcome of the Offer.

We refer in this proxy statement to the Offer and to terms of the Merger Agreement applicable to the Offer, however, the Offer is being made separately to the holders of shares of Company Common Stock and is not applicable to the special meeting.

The Special Meeting (Page [•])

Time, Place and Purpose of the Special Meeting (Page [•])

The special meeting will be held on [•], 2011 at [•] Pacific Time, at [•].

At the special meeting, holders of Company Common Stock will be asked to approve the proposal to adopt the Merger Agreement and to approve the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement. In addition, holders of Company Common Stock will be asked to approve, on an advisory (non-binding) basis, the existing compensatory arrangements between the Company and its named executive officers providing for “golden parachute” compensation payable in connection with the Merger.

Record Date and Quorum (Page [•])

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company Common Stock at the close of business on [•], 2011, which CPK has set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of Company Common Stock that you owned on the record date. As of the record date, there were [•] shares of Company Common Stock outstanding and entitled to vote at the special meeting. A majority of the shares of Company Common Stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting.

Vote Required (Page [•])

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

Approval of the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of Company Common Stock present in person or represented by proxy and entitled to vote at the special meeting.

Approval of the advisory resolution on “golden parachute” compensation requires the affirmative vote of the holders of a majority of the shares of Company Common Stock present in person or represented by proxy and entitled to vote at the special meeting.

As of the record date, the directors and executive officers of CPK beneficially owned and were entitled to vote, in the aggregate, [•] shares of Company Common Stock, including [•] shares issuable upon the exercise of options vested as of such date (but excluding unvested options to purchase shares).

The directors and executive officers have informed CPK that they currently intend to vote all of their shares of Company Common Stock (other than shares of Company Common Stock as to which such holder does not have discretionary authority) “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies and “FOR” the proposal to approve on an advisory (non-binding) basis the “golden parachute” compensation.

Concurrently with the execution of the Merger Agreement, on May 24, 2011, CPK entered into Stockholder Tender and Support Agreements, or the Support Agreements, with each of Richard L. Rosenfield, Larry S. Flax, Susan M. Collyns and Sarah A. Goldsmith-Grover, along with certain of their affiliates, whom we refer to collectively as the Designated Stockholders, pursuant to which each of the Designated Stockholders has agreed, among other things, (i) to tender his or her shares of Company Common Stock in the Offer upon the terms and subject to the conditions of such agreements and (ii) if necessary, to vote such shares of Company Common Stock in favor of the approval of the Merger and the other transactions contemplated by the Merger Agreement. As of June 13, 2011, the shares subject to the Support Agreements comprise approximately 11% of the outstanding Company Common Stock (assuming vesting and net exercise of all of the options held by the Designated Stockholders).

Proxies and Revocation (Page [•])

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company Common Stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company Common Stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company Common Stock will not be voted on the proposal to adopt the Merger Agreement and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, which will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

You may change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

The advisory (non-binding) approval of the “golden parachute” compensation is a non-routine proposal on which brokers or other nominees do not have discretion to vote any uninstructed shares. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock will have the same effect as a vote “AGAINST” the proposal to approve (on an advisory basis) the “golden parachute” compensation. If you hold your shares of Company Common Stock in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

The Merger (Page [•])

The Merger Agreement provides that Purchaser will merge with and into CPK. CPK will be the surviving corporation in the Merger and will continue to do business following the Merger. As a result of the Merger, CPK will cease to be a publicly traded company. If the Merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page [•])

At the effective time of the Merger, which we refer to as the Effective Time, each share of Company Common Stock outstanding immediately prior to the Effective Time, other than (a) shares of Company Common Stock owned by CPK, Parent or Purchaser, all of which will be canceled, and (b) shares of Company Common Stock that are held by stockholders, if any, who are entitled to and have properly demanded appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, will be converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to $18.50.

Reasons for the Merger; Recommendation of the Board of Directors and the Special Committee (Page [•])

After consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors and the Special Committee,” the special committee of the board of directors of CPK, which we refer to as the Special Committee, unanimously (i) determined that the Merger Agreement, the Support Agreements and the transactions contemplated thereby (including, without limitation, the Offer and the Merger) are advisable and in the best interests of, and fair to, CPK and its stockholders, (ii) recommended that the board of directors approve and declare advisable the Merger Agreement, the Support Agreements and the transactions contemplated thereby (including, without limitation, the Offer and the Merger), and (iii) recommended that the board of directors approve and authorize the execution and delivery of the Merger Agreement, the Support Agreements and any other documents contemplated by the Merger Agreement. After consideration, based on the recommendation of the Special Committee and the conduct of its own independent review and other relevant factors, the board of directors unanimously (i) determined that the terms of the Merger Agreement, including the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of CPK and its stockholders, (ii) approved the Merger Agreement, the Support Agreements, the Offer, the Merger, the Top-Up (as defined below) and the other transactions contemplated by the Merger Agreement, (iii) declared the Merger Agreement, the Support Agreements and the transactions contemplated thereby, including the Offer and the Merger, advisable, fair to and in the best interests of the holders of Company Common Stock, (iv) approved the form, terms and conditions of the Merger Agreement and the Support Agreements, (v) approved the Offer, the Merger, the Top-Up and the other transactions contemplated by the Merger Agreement, (vi) authorized the execution and delivery of the Merger Agreement and the Support Agreements, (vii) recommended to the stockholders of CPK that they accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement and thereby approve the Merger and the other transactions contemplated by the Merger Agreement and (viii) irrevocably approved for all purposes, to the extent required under applicable law, Purchaser, Parent and their affiliates, the Merger Agreement, the Support Agreements and the transactions contemplated by the Merger Agreement (including the Offer, the Top-Up and the Merger) to exempt such persons, agreements and transactions from any anti-takeover laws.

In considering the recommendation of the board of directors with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, yours. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page [•] and “Advisory Vote on Golden Parachute Compensation” beginning on page [•]. The Special Committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of CPK.

The board of directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Opinion of Moelis & Company LLC (Page [•])

CPK has retained Moelis & Company LLC, or Moelis, as its financial advisor in connection with the Offer and the Merger. At the meeting of the Special Committee on May 24, 2011, Moelis delivered its oral opinion, which was later confirmed in writing, that, based upon and subject to the conditions and limitations set forth in its written opinion, as of May 24, 2011, the $18.50 per share of Company Common Stock in cash, which we refer to as the Consideration, to be received by the holders of shares of Company Common Stock in the Offer and the Merger is fair, from a financial point of view, to such holders, other than Messrs. Rosenfield and Flax, whom, together with their respective affiliates, we refer to as the Excluded Holders.

The full text of Moelis’ written opinion dated May 24, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The Company’s stockholders are urged to read Moelis’ written opinion carefully and in its entirety. Moelis’ opinion is limited solely to the fairness of the Consideration from a financial point of view as of the date of the opinion and does not address CPK’s underlying business decision to effect the Offer or the Merger or the relative merits of the Offer and the Merger as compared to any alternative business strategies or transactions that might be available to CPK, nor does it address any legal, regulatory, tax or accounting matters. Moelis’ opinion does not constitute a recommendation as to whether or not any holder of shares of Company Common Stock should tender shares in connection with the Offer or as to how any holder of shares of Company Common Stock should vote with respect to the Merger or any other matter. The summary of the opinion of Moelis set forth below under “The Merger—Opinion of Moelis & Company LLC” is qualified in its entirety by reference to the full text of the opinion.

We encourage you to read the opinion of Moelis and the section “The Merger—Opinion of Moelis & Company LLC” carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion.

Financing of the Merger (Page [•])

We anticipate that total funds of $485 million will be needed to purchase all of the issued and outstanding shares of Company Common Stock and to complete the Merger and to pay related fees and expenses. Purchaser has received a commitment from its lenders to provide it with a senior secured credit facility in an aggregate amount of $290 million, comprised of a $260 million term loan facility and a $30 million revolving credit facility. In addition, Parent has obtained a $225 million equity commitment from Golden Gate Capital.

We believe the amounts committed under the equity commitment letter and the proceeds of the debt financing will be in the aggregate sufficient to pay the Offer Price in respect of each share of Company Common Stock validly tendered and accepted for payment in the Offer, the aggregate merger consideration, all amounts required to be paid in respect of CPK stock options pursuant to the Merger Agreement and all fees and expenses directly related to the debt financing, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the commitment letters fails to fund the committed amounts in breach of such commitment letters or if the conditions to such commitments are not met. If the Merger Agreement is terminated in the circumstances in which Purchaser does not receive the proceeds of the debt commitment letter, Parent may be obligated to pay CPK a fee of $30 million as described under “The Merger Agreement—Terms of the Merger Agreement and Certain Other Agreements—Termination Fees; Expenses” beginning on page [•]. The obligation of Parent to pay such termination fee is guaranteed by Golden Gate Capital as discussed below.

Equity Financing (Page [•])

In connection with the entry into the Merger Agreement, Parent has entered into an equity commitment letter with Golden Gate Capital, dated May 24, 2011, which we refer to as the Equity Commitment Letter, pursuant to which Golden Gate Capital has committed to contribute to Parent, immediately prior to the earlier of the closing of the Offer, which we refer to as the Offer Closing, or the closing of the Merger, which we refer to as the Merger Closing, $225.0 million in the aggregate in cash in immediately available funds, solely for the purpose of funding, and to the extent necessary to fund, a portion of the aggregate Offer Price and/or the merger consideration, as applicable, pursuant to and in accordance with the terms of the Merger Agreement, and certain other amounts required to be paid pursuant to the Merger Agreement, including fees and expenses directly related to the debt financing required to be paid by Parent, Purchaser and the surviving corporation. Golden Gate Capital’s obligation to fund the financing contemplated by the Equity Commitment Letter is generally subject to (i) the satisfaction or waiver of the conditions to Parent’s and Purchaser’s obligations to consummate the transactions contemplated by the Merger Agreement, (ii) the funding (or simultaneous funding) of the debt financing pursuant to the terms and conditions of the debt commitment letter or any alternative financing that Parent and Purchaser are required to accept from alternative sources pursuant to the Merger Agreement and (iii) the contemporaneous consummation of the Offer Closing, if the Offer Closing occurs, and the Merger (regardless of whether the Offer Closing occurs). The Company is an express third-party beneficiary of the Equity Commitment Letter to the extent provided in the Equity Commitment Letter to permit the Company to cause Parent and Purchaser to cause, or to directly cause, Golden Gate Capital to fund, directly or indirectly, its equity commitment in certain circumstances in accordance with the terms of the Equity Commitment Letter and the Merger Agreement.

Debt Financing (Page [•])

Purchaser has received a debt commitment letter, which we refer to as the Debt Commitment Letter, from General Electric Capital Corporation, which we refer to as GE Capital, GE Capital Markets, Inc., which we refer to as GECM, and Jefferies Finance LLC, which we refer to as Jefferies and which, together with GE Capital and GECM, we refer to as the Lenders, to provide the following, subject to the conditions set forth in the Debt Commitment Letter to Purchaser (which includes the surviving corporation of the Merger), up to $290 million of credit facilities, comprised of a $260 million term loan facility and a $30 million revolving credit facility (which we refer to, collectively, as the Credit Facilities) of which $260 million of the term loan facility is expected to be drawn at the closing of such facilities for the purpose of financing the Offer and the Merger and paying related fees and expenses, and $6.6 million of the revolving credit facility to back-stop or replace certain existing letters of credit of CPK and, after the Merger Closing, to provide funding for working capital and other general corporate purposes of Purchaser and its subsidiaries.

Although the debt financing described in this document is not subject to a due diligence or “market out,” such financing may not be considered assured. There is a risk that the conditions to the debt financing will not be satisfied and the debt financing may not be funded when required. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available.

Limited Guarantee (Page [•])

In connection with the entry into the Merger Agreement, on May 24, 2011, Golden Gate Capital executed and delivered to the Company a limited guarantee, which we refer to as the Guarantee. Pursuant to the Guarantee, Golden Gate Capital has irrevocably and unconditionally guaranteed the due and punctual payment by Parent to the Company of (i) the Parent Termination Fee (as defined in the Merger Agreement) of $30.0 million, when required to be paid under the terms of the Merger Agreement, (ii) all of the liabilities and obligations of Parent and Purchaser under the terms of the Merger Agreement and (iii) all of the liabilities and obligations of Golden Gate Private Equity, Inc., or Golden Gate Private Equity, under the terms of the confidentiality agreement between CPK and Golden Gate Private Equity, or the Confidentiality Agreement. However, under the terms of the Guarantee, Golden Gate Capital’s maximum liability cannot exceed $30.0 million plus the amount of any liability for costs and expenses, including certain indemnification obligations and attorneys’ fees, payable pursuant to the Merger Agreement and the Confidentiality Agreement.

Interests of Certain Persons in the Merger (Page [•])

When considering the recommendation of CPK’s board of directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. CPK’s board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of CPK. These interests include, but are not limited to, the following:

•

Accelerated vesting of equity awards held by our directors and employees, including our executive officers, at the Effective Time, the settlement of options to purchase shares of Company Common Stock in exchange for cash, and the settlement of shares of restricted Company Common Stock, which we refer to as the Company Restricted Stock, in exchange for shares of Company Common Stock; and

•

The executive officers will receive severance payments and benefits under their employment agreements or CPK’s Severance Plan (as defined below), as applicable, upon certain types of termination of employment following the Effective Time.

In addition, if the proposal to adopt the Merger Agreement is approved by our stockholders, the vested shares of Company Common Stock held by our directors and executive officers will be treated in the same manner as outstanding shares of Company Common Stock held by other stockholders of CPK.

For further information, refer to the discussion under the heading “The Merger—Interests of Certain Persons in the Merger” beginning on page [•] and “Advisory Vote on Golden Parachute Compensation” beginning on page [•].

Material United States Federal Income Tax Consequences (Page [•])

The exchange of shares of Company Common Stock for cash pursuant to the Merger will generally be a taxable transaction to United States Holders for United States federal income tax purposes. In general, a United States Holder whose shares of Company Common Stock are converted into the right to receive cash in the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares of Company Common Stock and its adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding. Payments made to a non-United States Holder with respect to shares of Company Common Stock exchanged for cash pursuant to the Merger will generally be exempt from United States federal income tax. A non-United States Holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the Merger, unless the non-United States Holder certifies on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person or otherwise establishes an exemption from backup withholding. You should read “The Merger—Material United States Federal Income Tax Consequences” beginning on page [•] for definitions of “United States Holder” and “non-United States Holder,” and for a more detailed discussion of the United States federal income tax consequences of the Merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

Regulatory Approvals and Notices (Page [•])

Golden Gate Capital and CPK each filed Premerger Notification and Report Forms with the Federal Trade Commission, or the FTC, and the Antitrust Division of the U.S. Department of Justice, or the Antitrust Division, relating to the proposed acquisition of CPK on June 1, 2011.

Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, applicable to the Offer, the acquisition of shares of Company Common Stock pursuant to the Offer may be consummated following the expiration of a 15-day waiting period following the filing by Parent of its Premerger Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted.

On June 7, 2011, the FTC notified Parent that early termination of the waiting period applicable to the purchase of shares of Company Common Stock under the HSR Act has been granted.

Litigation Relating to the Merger (Page [•])

In connection with the Offer and the Merger, between May 26, 2011 and June 10, 2011, four putative class action lawsuits were filed in the Delaware Court of Chancery and the Los Angeles County Superior Court against the Company, each member of its board of directors, Golden Gate Capital, Parent and Purchaser. The complaints generally allege, among other things, that the board of directors of the Company breached its fiduciary duties to CPK’s stockholders in connection with the Offer and the Merger, and further claim that Golden Gate Capital aided and abetted those alleged breaches of fiduciary duty. Additionally, the complaints generally allege that the Offer and the Merger involve an unfair price and an inadequate sales process, and that CPK’s directors entered into the transaction to benefit themselves personally, including through employment agreements and stock option grants. We believe the complaints are completely without merit and intend to vigorously defend them.

The Merger Agreement (Page [•])

Treatment of Company Common Stock, Stock Options and Company Restricted Stock (Page [•])

•

Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding (other than shares owned by Parent or Purchaser, and shares of Company Common Stock held by stockholders who are entitled to and have propertly demanded appraisal rights under Section 262 of the DGCL) will convert into the right to receive the per share merger consideration of $18.50 in cash, without interest, less any applicable withholding taxes. The treatment of Company Common Stock is further described under “The Merger Agreement—Terms of the Merger Agreement and Certain Other Agreements—Merger Consideration” beginning on page [•].

•

Company Stock Options. At the Effective Time, each outstanding, unexpired and unexercised stock option to purchase shares of Company Common Stock will vest and become exercisable, and each such stock option will be deemed to be exercised and cancelled, with each former holder of any such cancelled stock option becoming entitled to receive, at the Effective Time or as soon as practicable thereafter, in consideration of the deemed exercise and cancellation of such stock option, an amount in cash, without interest, equal to (i) the excess, if any, of (A) the per share merger consideration over (B) the exercise price per share of Company Common Stock subject to such option, multiplied by (ii) the total number of shares of Company Common Stock subject to such option. The treatment of Company stock options is further described under “The Merger—Interests of Certain Persons in the Merger—Equity Awards” beginning on page [•] and “The Merger Agreement—Terms of the Merger Agreement and Certain Other Agreements—Treatment of CPK Equity Awards” beginning on page [•].

•

Company Restricted Stock. At the Effective Time, each share of Company Restricted Stock will become fully vested, and the restrictions thereon will lapse and, to the extent not withheld by the Company to satisfy tax withholding obligations, CPK will deliver shares of Company Common Stock in settlement thereof. The treatment of Company Restricted Stock is further described under “The Merger—Interests of Certain Persons in the Merger—Equity Awards” beginning on page [•] and “The Merger Agreement —Terms of the Merger Agreement and Certain Other Agreements—Treatment of CPK Equity Awards” beginning on page [•].

Solicitation of Takeover Proposals (Page [•])

From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, we have agreed not to solicit any takeover proposals or engage in any negotiations or discussions with any person relating to a takeover proposal. Notwithstanding these restrictions, under certain circumstances, at any time before the Acceptance Time (or, if the Offer is terminated, at any time prior to obtaining stockholder approval), we may (i) provide information in response to a request therefor to any third party that has made a takeover proposal, (ii) engage in discussions or negotiations with any third party regarding a takeover proposal or (iii) grant a limited waiver, amendment or release under any standstill agreement for the sole purpose of allowing a person to make a takeover proposal, if (x) CPK’s board of directors (or any authorized committee thereof) determines in good faith, based on information then available and after consultation with CPK’s financial advisor and outside legal counsel, that the takeover proposal constitutes, or is reasonably likely to lead to, a superior proposal and (y) after consultation with its outside legal counsel, CPK’s board of directors determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. At any time before the Merger Agreement is adopted by our stockholders, if CPK’s board of directors determines that a takeover proposal is a superior proposal, we may terminate the Merger Agreement and enter into any acquisition, merger or similar agreement with respect to such superior proposal, so long as we comply with certain terms of the Merger Agreement, including paying a termination fee to Parent. See “The Merger Agreement—Terms of the Merger Agreement and Certain Other Agreements—Termination Fees; Expenses” beginning on page [•].

Conditions to the Merger (Page [•])

The respective obligations of CPK, Parent and Purchaser to consummate the Merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the Merger Agreement by our stockholders, receipt of required antitrust approvals, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the Merger Agreement. The obligation of Parent and Purchaser to consummate the Merger is also subject to the absence of any change, circumstance, event or occurrence, from the date of the Merger Agreement until the Effective Time, that has had or would reasonably be expected to have a Material Adverse Effect, as described under “The Merger Agreement—Terms of the Merger Agreement and Certain Other Agreements—Representations and Warranties” beginning on page [•].

Termination (Page [•])

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by our stockholders:

•	by mutual written consent of Parent and CPK;

•	by either Parent or CPK,

•

if the Merger shall not have been consummated on or before November 24, 2011; provided that the right to terminate the Merger Agreement on such date shall not be available to Parent or CPK if (x) the Offer Closing shall have occurred or (y) the failure of Parent or CPK, as applicable, to perform any of its obligations under the Merger Agreement has been a principal cause of the failure of the Merger to be consummated on or before such date;

•

if any temporary restraining order, preliminary or permanent injunction, law or other judgment issued by any court of competent jurisdiction is in effect enjoining or otherwise prohibiting the consummation of the Merger and such temporary restraining order, preliminary or permanent injunction, law or other judgment becomes final and non-appealable; provided that the right to terminate in this circumstance shall not be available to Parent or CPK unless Parent or CPK, as applicable, shall have complied with its obligations under the Merger Agreement to prevent, oppose or remove such temporary restraining order, preliminary or permanent injunction, law or other judgment; or

•

the stockholder approval, if required by applicable law, shall not have been obtained at the duly convened stockholders’ meeting or at any adjournment or postponement thereof, or if there are holders of an insufficient number of shares of Company Common Stock present or represented by proxy at such meeting to constitute a quorum necessary to conduct business at such meeting and at such meeting there is no approval of the adjournment thereof to a later date;

•	by Parent,

•

if there is any breach of or inaccuracy in any of CPK’s representations or warranties set forth in the Merger Agreement or CPK has failed to perform any of its covenants or agreements set forth in the Merger Agreement, which inaccuracy, breach or failure to perform (i) would give rise to (x) if the Offer Termination shall have occurred, the failure of a condition to the Merger regarding the accuracy of CPK’s representations and warranties or CPK’s compliance with its covenants or agreements or (y) if the Offer Termination shall not have occurred, the failure of a condition to the Offer regarding the accuracy of CPK’s representations and warranties or CPK’s compliance with its covenants or agreements, and (ii) (A) is not capable of being cured prior to November 24, 2011 or (B) is not cured within fifteen calendar days following Parent’s delivery of written notice to CPK of such breach; provided that Parent shall not have the right to terminate the Merger Agreement in this circumstance if (x) Parent or Purchaser is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that CPK has the right to terminate the Merger Agreement or (y) the Offer Closing shall have occurred;

•	CPK’s board of directors (or any authorized committee thereof) has effected an Adverse Recommendation Change or an Intervening Event Change of Recommendation;

•	CPK failed to include in the proxy statement, when mailed, CPK’s board of directors’ recommendation that CPK stockholders adopt the Merger Agreement;

•

if, following the disclosure or announcement of a takeover proposal (other than a tender or exchange offer described below), CPK’s board of directors shall have failed to reaffirm publicly its recommendation to adopt the Merger Agreement within five business days after Parent requests in writing that such recommendation under such circumstances be reaffirmed publicly;

•

a tender or exchange offer relating to securities of CPK shall have been commenced and CPK shall not have announced, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that CPK recommends rejection of such tender or exchange offer; or

•	a material breach of the no solicitation covenant shall have occurred;

•	by the Company, if

•

there is any breach of or inaccuracy in any of Parent’s or Purchaser’s representations or warranties set forth in the Merger Agreement or Parent or Purchaser has failed to perform any of its covenants or agreements set forth in the Merger Agreement, which inaccuracy, breach or failure to perform (i) would (x) give rise to the failure of certain conditions or, (y) reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, and (ii) (A) is not capable of being cured prior to November 24, 2011 or (B) is not cured within fifteen calendar days following CPK’s delivery of written notice to Parent of such breach; provided that CPK shall not have the right to terminate the Merger Agreement in this circumstance if (x) CPK is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that Parent has the right to terminate the Merger Agreement or (y) the Offer Closing shall have occurred;

•	in order to accept a Superior Proposal and enter into an acquisition agreement, merger agreement or similar definitive contract providing for such Superior Proposal immediately following or concurrently with such termination; provided, however, that payment by CPK of the termination fee described below shall be a condition to the termination of the Merger Agreement by CPK in this circumstance;

•

(i) (A) all the conditions of the Offer shall have been satisfied or waived as of the expiration of the Offer, and (B) Parent shall have failed to consummate the Offer promptly thereafter in accordance with the Merger Agreement, or (ii) (A) all the conditions of the Offer (other than the Financing Proceeds Condition) shall have been satisfied or waived as of the expiration of the Offer, and (B) Parent shall have failed to consummate the Offer in accordance with the Merger Agreement, in the case of both clause (i) and (ii), CPK shall have given Parent written notice at least four business days prior to such termination stating CPK’s intention to terminate the Merger Agreement in this circumstance and the basis for such termination; provided, however, that the termination right set forth in clause (ii) shall only be available from and after the close of business on July 14, 2011; or

•

(i) all the conditions that are applicable to each party’s obligation to consummate the Merger (other than the purchase of the shares of Company Common Stock in the Offer to the extent the Offer Termination has occurred) and the conditions to the obligations of Parent and Purchaser to consummate the Merger have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Merger Closing, each of which is capable of being satisfied at the Merger Closing), (ii) Parent shall have failed to consummate the Merger by the time required under the Merger Agreement, (iii) CPK has notified Parent in writing that it stands and will stand ready, willing and able to consummate the Merger at such time, and (iv) CPK shall have given Parent written notice at least four business days prior to such termination stating CPK’s intention to terminate the Merger Agreement in this circumstance and the basis for such termination.

Termination Fees; Expenses (Page [•])

If the Merger Agreement is terminated in certain circumstances described under “The Merger Agreement—Terms of the Merger Agreement and Certain Other Agreements—Termination Fees; Expenses” beginning on page [•], Parent or CPK may be required to pay a termination fee, including, without limitation, in the following circumstances:

•	If CPK terminates the Merger Agreement in order to accept a superior proposal, CPK is required to pay a termination fee of $18 million.

•

If Parent terminates the Merger Agreement as a result of CPK’s board of directors having effected an Intervening Event Change of Recommendation, CPK is required to pay a termination fee of $30 million.

•

If Parent fails to effect the Merger Closing under certain circumstances, Parent may be obligated to pay CPK a termination fee of $30 million. Golden Gate Capital has agreed to guarantee the obligation of Parent to pay such termination fee pursuant to the Guarantee.

If the Merger Agreement is terminated in certain circumstances, including because CPK’s stockholders do not adopt the Merger Agreement at the special meeting, CPK has agreed to reimburse Parent for up to $4,700,000 of the fees and expenses of Parent, Purchaser, Golden Gate Capital or their affiliates in connection with the Merger Agreement or the transactions contemplated thereby. Any expense reimbursement payments will reduce dollar for dollar any termination fees CPK is required to pay Parent.

Limitations of Liability (Page [•])

The maximum aggregate liability of Golden Gate Capital, Parent and Purchaser for monetary damages or other remedies in connection with the Merger Agreement or any of the transactions contemplated thereby is limited to $30 million (plus the amount of any liability for costs and expenses, including certain indemnification obligations and attorneys’ fees, payable pursuant to the Merger Agreement).

Parent, Purchaser and CPK shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled under the terms of the Merger Agreement at law or in equity. Notwithstanding the foregoing, CPK’s right to obtain an injunction, or other appropriate form of specific performance or equitable relief, solely with respect to causing Parent and Purchaser to, or to directly, cause the equity financing to be funded at any time but only simultaneously with the receipt of the debt financing is subject to the requirements that:

•

with respect to any funding of the equity financing to occur at the Offer closing, all of the conditions of the Offer (other than the Financing Proceeds Condition) are satisfied or waived as the expiration of the Offer, and, with respect to any funding of the equity financing to occur at the consummation of the Merger, all conditions with respect to obtaining stockholder approval and regulatory approval, as well as there being no temporary restraining order, preliminary or permanent injunction, law or other judgment issued by any court of competent jurisdiction in effect enjoining or otherwise preventing or prohibiting the consummation of the Merger, and all of the conditions to the obligations of Parent and Purchaser to effect the Merger would have been satisfied or waived if the Merger Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Merger Closing, each of which shall be capable of being satisfied at the Merger Closing);

•

the debt financing (or, in the case any alternative financing has been obtained in accordance with the Merger Agreement for all the debt financing, such alternative financing), has been funded or would be funded in accordance with its terms at the consummation of the Offer or the Merger, as applicable, if the equity financing is funded at the consummation of the Offer or the Merger, as applicable; and

•

CPK has irrevocably confirmed to Parent in writing that if the equity financing and the debt financing were funded, it would take such actions that are within its control to cause the consummation of the Merger.

Market Price of Company Common Stock (Page [•])

The per share merger consideration of $18.50 per share of Company Common Stock:

•

Represented premiums of 31.7%, 32.5% and 36.0%, respectively, based on the volume weighted average prices of the shares of Company Common Stock for the 30-, 60- and 90-calendar day periods ended on February 23, 2010, the day that Moelis met with CPK’s board of directors to discuss a potential sale process and received a mandate to proceed with such process.

•	Represented a premium of 21.6% over the closing price of the shares of Company Common Stock on February 23, 2010.

•

Represented premiums of 15.0%, 14.4% and 14.3%, respectively, based on the volume weighted average prices of the shares of Company Common Stock for the 30-, 60- and 90-calendar day periods ended on May 24, 2011, the last full trading day prior to the announcement of the execution of the Merger Agreement.

•	Represented a premium of 10.7% over the closing price of the shares of Company Common Stock on May 24, 2011.

Appraisal Rights (Page [•])

Stockholders are entitled to appraisal rights under the Delaware General Corporation Law, or the DGCL, in connection with the Merger, provided that stockholders meet all of the conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of Company Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to CPK before the vote is taken on the Merger Agreement and you must not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [•] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. In view of the complexity of Section 262 of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Company Common Stock (Page [•])

If the Merger is completed, Company Common Stock will be delisted from the NASDAQ Global Select Market, or Nasdaq, and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As such, we would no longer file periodic reports with the Securities and Exchange Commission, or the SEC.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of CPK. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page [•].

Q.	What is the proposed transaction and what effects will it have on CPK?

A.	The proposed transaction is the acquisition of CPK by Parent pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Purchaser will merge with and into CPK. Upon completion of the Merger, Purchaser will cease to exist and CPK will continue as the surviving corporation. As a result of the Merger, CPK will become a subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, Company Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q:	Did Purchaser commence a tender offer for shares of Company Common Stock?

A:	Yes. On June 8, 2011, Purchaser commenced the Offer for all of the outstanding shares of Company Common Stock at a price of $18.50 per share, net to the seller in cash, without interest, and less any applicable withholding taxes. The Offer was commenced pursuant to the Merger Agreement.

Under the terms of the Merger Agreement, the parties agreed to complete the Merger whether or not the Offer is completed. If the Offer is not completed, the parties agreed that the Merger could only be completed after the receipt of stockholder approval of the adoption of the Merger Agreement.

We are soliciting proxies for the special meeting to obtain stockholder approval of the adoption of the Merger Agreement to be able to consummate the Merger regardless of the outcome of the Offer. Regardless of whether you tendered your shares of Company Common Stock in the Offer, you may nevertheless vote your shares at the special meeting because you were a stockholder as of the record date of the meeting.

Q.	What will I receive if the Merger is completed?

A.	Upon completion of the Merger, you will be entitled to receive the per share merger consideration of $18.50 in cash, without interest, and less any applicable withholding taxes, for each share of Company Common Stock that you own, unless you have properly demanded and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of Company Common Stock, you will receive $1,850 in cash in exchange for your shares of Company Common Stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation.

Q.	What will happen to CPK stock options in the Merger?

A.

At the Effective Time, each outstanding, unexpired and unexercised stock option to purchase shares of Company Common Stock will vest and become exercisable, and each such stock option will be deemed to be exercised and cancelled, with each former holder of any such cancelled stock option becoming entitled to receive, at the Effective Time or as soon as practicable thereafter, in consideration of the deemed exercise and cancellation of such stock option, an amount in cash, without interest, equal to (i) the excess, if any, of

(A) the per share merger consideration over (B) the exercise price per share of Company Common Stock subject to such option, multiplied by (ii) the total number of shares of Company Common Stock subject to such option. The treatment of Company stock options is further described under “The Merger — Interests of Certain Persons in the Merger — Equity Awards” beginning on page [•] and “The Merger Agreement — Terms of the Merger Agreement and Certain Other Agreements — Treatment of CPK Equity Awards” beginning on page [•].

Q.	What will happen to shares of Company Restricted Stock in the Merger?

A.	At the Effective Time, each share of Company Restricted Stock will become fully vested, and the restrictions thereon will lapse and, to the extent not withheld by the Company to satisfy tax withholding obligations, CPK will deliver shares of Company Common Stock in settlement thereof. The treatment of Company Restricted Stock is further described under “The Merger — Interests of Certain Persons in the Merger — Equity Awards” beginning on page [•] and “The Merger Agreement — Terms of the Merger Agreement and Certain Other Agreements — Treatment of CPK Equity Awards” beginning on page [•].

Q.	Upon the consummation of the Merger, will CPK continue as a public company?

A.	No. If the Merger is completed, Company Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act. As such, we would cease to be publicly traded and would no longer file periodic reports with the SEC.

Q.	When do you expect the Merger to be completed?

A.	We are working towards completing the Merger as soon as possible. If the Merger is approved at the stockholders meeting then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the Merger will be completed promptly thereafter.

Q.	What happens if the Merger is not completed?

A.	If the Merger Agreement is not adopted by the stockholders of CPK or if the Merger is not completed for any other reason, the stockholders of CPK will not receive any payment for their shares of Company Common Stock. Instead, CPK will remain an independent public company, and Company Common Stock will continue to be listed and traded on Nasdaq. Under specified circumstances, CPK may be required to pay to Parent, or may be entitled to receive from Parent, a fee with respect to the termination of the Merger Agreement, as described under “The Merger Agreement—Terms of the Merger Agreement and Certain Other Agreements—Termination Fees; Expenses” beginning on page [•].

Q.	Is the Merger expected to be taxable to me?

A.

Yes. The exchange of shares of Company Common Stock for cash pursuant to the Merger will generally be a taxable transaction to United States Holders for United States federal income tax purposes. In general, a United States Holder whose shares of Company Common Stock are converted into the right to receive cash in the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares of Company Common Stock and its adjusted tax basis in such shares. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding. Payments made to a non-United States Holder with respect to shares of Company Common Stock exchanged for cash pursuant to the Merger will generally be exempt from United States federal income tax. A non-United States Holder may, however, be subject to backup withholding with respect to the cash payments made pursuant to the Merger, unless the non-United States Holder certifies on an appropriate

IRS Form W-8 that such non-United States Holder is not a United States person or otherwise establishes an exemption from backup withholding. You should read “The Merger—Material United States Federal Income Tax Consequences” beginning on page [•] for definitions of “United States Holder” and “non-United States Holder,” and for a more detailed discussion of the United States federal income tax consequences of the Merger. You should also consult your tax advisor with respect to the specific tax consequences to you in connection with the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

Q:	Do any of CPK’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A:	Yes. In considering the recommendation of the board of directors with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of CPK. See “The Merger—Interests of Certain Persons in the Merger” beginning on page [•] and “Advisory Vote on Golden Parachute Compensation)” beginning on page [•].

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A:	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of Company Common Stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company Common Stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of CPK will be held on [•], 2011 at [•] Pacific Time, at [•]. This proxy statement for the special meeting will be mailed to stockholders on or about [•], 2011.

Q.	Who may attend the special meeting?

A.	All stockholders of record at the close of business on [•], 2011, or the record date, or their duly appointed proxies, and our invited guests may attend the special meeting. Seating is limited and admission is on a first-come, first-served basis. Please be prepared to present valid photo identification for admission to the special meeting.

If you hold shares of Company Common Stock in “street name” (that is, in a brokerage account or through a bank or other nominee) and you plan to vote in person at the special meeting, you will need to bring a valid photo identification and a copy of a statement reflecting your share ownership as of the record date, or a legal proxy from your broker or nominee.

Stockholders of record will be verified against an official list available in the registration area at the meeting. We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the record date.

Q.	When will the stockholders’ list be available for examination?

A.	A complete list of the stockholders of record as of the record date will be available for examination by stockholders of record beginning on [•], 2011 at CPK’s headquarters and will continue to be available through and during the meeting at [•].

Q.	Who may vote?

A.	You may vote if you owned Company Common Stock as of the close of business on the record date. Each share of Company Common Stock is entitled to one vote. As of the record date, there were [•] shares of Company Common Stock outstanding and entitled to vote at the special meeting.

Q.	What will I be voting on?

A.	You will be voting on the following:

•	The adoption of the Merger Agreement, which provides for the acquisition of CPK by Parent;

•

The approval to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement; and

•	To cast an advisory (non-binding) vote on the “golden parachute” compensation payable to CPK’s named executive officers in connection with the Merger.

Q.	What are the voting recommendations of the board of directors of the Company?

A.	The board of directors of the Company recommends that you vote your shares of Company Common Stock “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies and “FOR” the proposal to approve by an advisory (non-binding) vote the “golden parachute” compensation.

Q.	How do I submit a proxy or vote?

A.	If you are a stockholder of record (that is, if your shares of Company Common Stock are registered in your name with American Stock Transfer & Trust Company, our transfer agent) there are four ways to submit your proxy or vote:

By Telephone: You may submit your proxy by calling the toll-free telephone number indicated on your proxy card. Please follow the voice prompts that allow you to submit your proxy and confirm that your voting instructions have been properly recorded.

Via the Internet: You may submit your proxy by logging on to the website indicated on your proxy card. Please follow the website prompts that allow you to submit your proxy and confirm that your voting instructions have been properly recorded.

By Mail: You may submit your proxy by completing, signing and returning the proxy card in the postage-paid envelope provided with this proxy statement. The proxy holders will vote your shares of Company Common Stock according to your directions. If you sign and return your proxy card without specifying choices, your shares of Company Common Stock will be voted by the persons named in the proxy in accordance with the recommendations of the board of directors as set forth in this proxy statement.

Vote at the Meeting: You may cast your vote in person at the special meeting. Written ballots will be passed out to stockholders or legal proxies who want to vote in person at the meeting.

Submission of proxies by telephone and via the Internet for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Pacific Time on [•], 2011. Submission of proxies by telephone and via the Internet is convenient, provides postage and mailing cost savings and is recorded immediately, minimizing the risk that postal delays may cause proxies to arrive late and therefore not be counted.

Even if you plan to attend the special meeting, you are encouraged to submit a proxy. You may still vote your shares of Company Common Stock in person at the meeting even if you have previously submitted a proxy. If you are present at the meeting and desire to vote in person, your previous proxy will not be counted.

Q.	What if I hold my shares of Company Common Stock in “street name”?

A.	You should follow the voting directions provided by your bank, brokerage firm or other nominee. You may complete and mail a voting instruction card to your bank, brokerage firm or other nominee or, in most cases, submit voting instructions by telephone or the Internet to your bank, brokerage firm or other nominee. If you provide specific voting instructions by mail, telephone or the Internet, your bank, brokerage firm or other nominee will vote your shares of Company Common Stock as you have directed. Please note that if you wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company Common Stock, your shares will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the Merger Agreement, the proposal to adjourn the special meeting and the advisory (non-binding) vote on “golden parachute” compensation.

Q.	Can I change my mind after I vote?

A.	Yes. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares of Company Common Stock in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

Q.	Who will count the votes?

A.	A representative of [•] will count the votes and will serve as the independent inspector of elections.

Q.	What does it mean if I receive more than one proxy card?

A.	It means that you have multiple accounts with brokers or our transfer agent. Please vote all of these shares. We encourage you to register all of your shares of Company Common Stock in the same name and address. You may do this by contacting your broker or our transfer agent. Our transfer agent may be reached at 800-937-5449 or at the following address:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Q.	Will my shares of Company Common Stock be voted if I do not submit my proxy?

A.	If you are the stockholder of record and you do not vote in person at the special meeting or submit a proxy, your shares of Company Common Stock will not be voted.

If your shares of Company Common Stock are held in street name, they may not be voted if you do not provide the bank, brokerage firm or other nominee with voting instructions. Currently, banks, brokerage firms or other nominees have the authority under the Nasdaq rules to vote shares of Company Common Stock for which their customers do not provide voting instructions on certain “routine” matters.

However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the Merger Agreement, the proposal to approve the adjournment of the special meeting, if necessary, and the proposal to approve by an advisory (non-binding) vote the “golden parachute” compensation, and, as a result, absent specific instructions from the beneficial owner of such shares of Company Common Stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company Common Stock on non-routine matters, which we refer to generally as broker non-votes.

Q.	May stockholders ask questions?

A.	Yes. Our representatives will answer stockholders’ questions of general interest following the meeting consistent with the rules distributed at the meeting.

Q.	How many votes must be present to hold the meeting?

A.	A majority of the outstanding shares of Company Common Stock entitled to vote at the special meeting, represented in person or by proxy, will constitute a quorum. Shares of Company Common Stock represented in person or by proxy, including abstentions and broker non-votes, will be counted for purposes of determining whether a quorum is present.

Q.	What vote is required to approve each proposal?

A.	The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon. Because the affirmative vote required to approve the proposal to adopt the Merger Agreement is based upon the total number of outstanding shares of Company Common Stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

The advisory vote to approve the “golden parachute” compensation and approval of the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies each requires the affirmative vote of the holders of a majority of the shares of Company Common Stock present in person or represented by proxy and entitled to vote at the special meeting. Abstaining will have the same effect as a vote “AGAINST” the advisory vote to approve the “golden parachute” compensation and the proposal to adjourn the special meeting, if necessary. If your shares of Company Common Stock are present at the special meeting but are not voted on this proposal, or if your shares are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of Company Common Stock, your shares of Company Common Stock will not be voted and will have the same effect as a vote “AGAINST” the advisory vote to approve the “golden parachute” compensation and the proposal to adjourn the special meeting, if necessary.

Q.	How are votes counted?

A.	For the proposal to adopt the Merger Agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal to adopt the Merger Agreement.

For the advisory vote to approve the “golden parachute” compensation and for the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as if you voted “AGAINST” the advisory vote to approve the “golden parachute” compensation and the proposal to adjourn the special meeting, if necessary.

The vote to approve the “golden parachute” compensation is advisory only and will not be binding on CPK or Parent and is not a condition to completion of the Merger. If the Merger Agreement is adopted by the stockholders and the Merger is completed, the “golden parachute” compensation may be paid to CPK’s named executive officers in connection with the Merger even if stockholders fail to approve the “golden parachute” proposal.

Q.	Who will pay for this proxy solicitation?

A.	We will bear the cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees, fiduciaries and other custodians for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares of Company Common Stock. A few of our officers and employees may participate in the solicitation of proxies without additional compensation.

Q.	Will any other matters be voted on at the special meeting?

A.	As of the date of this proxy statement, our management knows of no other matter that will be presented for consideration at the special meeting other than those matters discussed in this proxy statement.

Q.	What is CPK’s website address?

A.	Our website address is www.cpk.com. We make this proxy statement, our annual reports on Form 10-K and 10-K/A, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act available on our website in the Investor Relations—Financial Information—SEC Filings section, as soon as reasonably practicable after electronically filing such material with the SEC.

This information is also available free of charge at www.sec.gov, an Internet site maintained by the SEC that contains reports, proxy and information statements, and other information regarding issuers that is filed electronically with the SEC. Stockholders may also read and copy any reports, statements and other information filed by us with the SEC at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 800-SEC-0330 or visit the SEC’s website for further information on its public reference room. In addition, stockholders may obtain free copies of the documents filed with the SEC by directing such requests to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, Toll-Free Telephone: 800-322-2885. Stockholders may also obtain free copies of the documents filed with the SEC by contacting the Company’s Investor Relations Department at 6053 W. Century Blvd., Suite 1100, Los Angeles, California 90045, telephone number 310-342-5000 or cpkinfo@cpk.com.

The references to our website address and the SEC’s website address do not constitute incorporation by reference of the information contained in these websites and should not be considered part of this document.

Our SEC filings are available in print to any stockholder who requests a copy at the phone number or address listed above.

Q.	What happens if I sell my shares of Company Common Stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the Merger. If you transfer your shares of Company Common Stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies CPK in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please submit your proxy promptly to ensure that your shares are represented at the special meeting. If you hold your shares of Company Common Stock in your own name as the stockholder of record, please submit a proxy for your shares of Company Common Stock by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet proxy instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. You will be sent a letter of transmittal promptly after the completion of the Merger, describing how you may exchange your shares of Company Common Stock for the per share merger consideration. If your shares of Company Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Company Common Stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of Company Common Stock?

A.	Yes. As a holder of Company Common Stock, you are entitled to exercise appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions. See “Appraisal Rights” beginning on page [•].

Q.	Why am I being asked to cast an advisory (non-binding) vote to approve “golden parachute” compensation payable to certain of CPK’s named executive officers in connection with the Merger?

A.	The SEC recently has adopted new rules that require CPK to seek an advisory (non-binding) vote with respect to certain payments that may be made to CPK’s named executive officers in connection with the Merger.

Q.	What is the “golden parachute” compensation?

A.	The “golden parachute” compensation is certain compensation that is tied to or based on the Merger and payable to certain of CPK’s named executive officers. See “Advisory Vote on Golden Parachute Compensation” beginning on page [•].

Q.	What vote is required to approve the “golden parachute” compensation payable to certain of CPK’s named executive officers in connection with the Merger?

A.	The affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote at the special meeting is required for approval of the advisory (non-binding) proposal on “golden parachute” compensation.

Q.	What will happen if stockholders do not approve the “golden parachute” compensation at the special meeting?

A.	Approval of the “golden parachute” compensation is not a condition to completion of the Merger. The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on CPK or Purchaser. If the Merger Agreement is adopted by the stockholders and completed, the “golden parachute” compensation may be paid to CPK’s named executive officers in connection with the Merger even if stockholders fail to approve the “golden parachute” proposal.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Company Common Stock, or need additional copies of the proxy statement or the enclosed proxy card, please call MacKenzie Partners, Inc. toll-free at 800-322-2885.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “project,” “estimate,” “will,” “may,” “should,” “future,” “predicts,” “potential,” “continue” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include, but are not limited to, all statements relating directly or indirectly to statements regarding the ability to complete the transaction considering the various closing conditions, projected financial information, the timing or likelihood of completing the Merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. You are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These forward-looking statements are only predictions based on CPK’s current expectations and projections about future events. Important factors could cause CPK’s actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-K, 10-K/A and 10-Q, factors and matters contained or incorporated by reference in this document, and the following factors:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a termination fee;

•

Parent’s failure to obtain the necessary equity and debt financing set forth in commitment letters received in connection with the Merger or the failure of that financing to be sufficient to complete the Merger and the transactions contemplated thereby;

•	the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the Merger, including required regulatory approvals;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the outcome of any legal proceedings that have been or may be instituted against CPK and/or others relating to the Merger Agreement;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the Merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	uncertainties as to the timing of the closing of the Merger;

•

risks that the Merger will not close because of a failure to satisfy (or to have waived) one or more of the closing conditions and that CPK’s business will have been adversely impacted during the pendency of the transaction;

•	the effects of disruption from the transaction making it more difficult to maintain relationships with employees, franchisees, customers, vendors and other business partners;

•	risks that stockholder litigation in connection with the Merger may result in significant costs of defense, indemnification and liability; and

•	the risk that competing offers will be made.

These risks are not exhaustive and may not include factors which could adversely impact CPK’s business and financial performance. Other factors that may cause actual results to differ materially include those set forth in the reports that CPK files from time to time with the SEC, including our annual report on Form 10-K and Form 10-K/A for the fiscal year ended January 2, 2011 and quarterly and current reports on Form 10-Q and 8-K. Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Business” and “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filings, including our annual report on Form 10-K and Form 10-K/A for the fiscal year ended January 2, 2011 and quarterly and current reports on Form 10-Q and 8-K (see “Where You Can Find More Information” beginning on page [•]). We are under no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences. Moreover, CPK operates in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for CPK’s management to predict all risk factors, nor can it assess the impact of all factors on CPK’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although CPK believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither CPK nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. All forward-looking statements are made only as of the date they are made and you should not rely upon forward-looking statements as predictions of future events. Except to the extent required by law, CPK does not undertake any responsibility to update any of these forward-looking statements to conform its prior statements to actual results or revised expectations. You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PARTIES TO THE MERGER

CPK

California Pizza Kitchen, Inc.

6053 West Century Boulevard, 11th Floor

Los Angeles, California 90045-6438

(310) 342-5000

California Pizza Kitchen, Inc., a Delaware corporation founded in 1985, is a leading casual dining chain featuring an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, appetizers, soups, sandwiches and desserts. Of the chain’s 265 restaurants, 205 are company-owned and 60 operate under franchise or license agreements. CPK premium pizzas are also available to sports and entertainment fans at three Southern California venues: Dodger Stadium, Angel Stadium of Anaheim and STAPLES Center. Also included in CPK’s portfolio of concepts is LA Food Show Grill & Bar, which is located in Manhattan Beach, California. CPK also has a licensing arrangement with Nestlé USA to manufacture and distribute a line of California Pizza Kitchen premium frozen products. For more details, visit www.cpk.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page [•]. Company Common Stock is publicly traded on Nasdaq under the symbol “CPKI.”

Parent

CPK Holdings Inc.

One Embarcadero Center, 39th Floor

San Francisco, California 94111

CPK Holdings Inc., a Delaware corporation, or Parent, was formed solely for the purpose of acquiring CPK and has not engaged in any business except for activities related to its formation, the Offer and the Merger and arranging the related financing. Parent is an affiliate of Golden Gate Capital. Upon completion of the Merger, CPK will be a direct, wholly owned subsidiary of Parent.

Purchaser

CPK Merger Sub Inc.

One Embarcadero Center, 39th Floor

San Francisco, California 94111

CPK Merger Sub Inc., a Delaware corporation, or Purchaser, is a wholly owned subsidiary of Parent and was formed solely for the purpose of facilitating the acquisition of CPK. To date, Purchaser has not carried on any activities other than those related to its formation, the Offer and the Merger and arranging the related financing. Upon consummation of the proposed Merger, Purchaser will merge with and into CPK and will cease to exist, with CPK continuing as the surviving corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors of the Company for use at the special meeting to be held on [•], 2011, starting at [•] Pacific Time, at [•], or at any postponement or adjournment thereof. At the special meeting, holders of Company Common Stock will be asked to approve the proposal to adopt the Merger Agreement, to approve the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement and to cast an advisory (non-binding) vote to approve “golden parachute” compensation payable under existing arrangements of the Company’s named executive officers in connection with the Merger.

If the Offer is not completed, our stockholders must approve the proposal to adopt the Merger Agreement in order for the Merger to occur. If our stockholders fail to approve the proposal to adopt the Merger Agreement and the Offer is not completed, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on [•], 2011 as the record date for the special meeting, and only holders of record of Company Common Stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company Common Stock at the close of business on the record date. On the record date, there were [•] shares of Company Common Stock outstanding and entitled to vote. Each share of Company Common Stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Company Common Stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Company Common Stock represented at the special meeting but not voted, including shares of Company Common Stock for which a stockholder directs an “abstention” from voting, as well as broker non-votes, will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of Company Common Stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned.

Attendance

Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present a valid photo identification, such as a driver’s license or passport. If your shares of Company Common Stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company Common Stock and a valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon. For the proposal to adopt the Merger Agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast in favor of the proposal to adopt the Merger Agreement but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

If your shares of Company Common Stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares of Company Common Stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by CPK.

If your shares of Company Common Stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company Common Stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company Common Stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of Nasdaq, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the Merger Agreement, and, as a result, absent specific instructions from the beneficial owner of such shares of Company Common Stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company Common Stock on non-routine matters, which we refer to generally as broker non-votes. These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of Company Common Stock present in person or represented by proxy and entitled to vote at the special meeting. For the proposal to adjourn the special meeting, if necessary, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, if your shares of Company Common Stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. If there are broker non-votes on the issue, such broker non-votes will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, if necessary.

The proposal to approve on an advisory (non-binding) basis the “golden parachute” compensation requires the affirmative vote of the holders of a majority of the shares which are present in person or by proxy and are entitled to vote at the special meeting. For the proposal regarding the “golden parachute” compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, if your shares of Company Common Stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal. If there are broker non-votes on the issue, such broker non-votes will have the same effect as a vote “AGAINST” the proposal to approve the “golden parachute” compensation on an advisory (non-binding) basis.

If you are a stockholder of record, you may submit your proxy or vote your shares of Company Common Stock on matters presented at the special meeting in any of the following ways:

By Telephone: You may submit your proxy by calling the toll-free telephone number indicated on your proxy card. Please follow the voice prompts that allow you to submit your proxy and confirm that your instructions have been properly recorded.

Via the Internet: You may submit your proxy by logging on to the website indicated on your proxy card. Please follow the website prompts that allow you to submit your proxy and confirm that your instructions have been properly recorded.

By Mail: You may submit your proxy by completing, signing and returning the proxy card in the postage-paid envelope provided with this proxy statement. The proxy holders will vote your shares of Company Common Stock according to your directions. If you sign and return your proxy card without specifying choices, your shares of Company Common Stock will be voted by the persons named in the proxy in accordance with the recommendations of the board of directors as set forth in this proxy statement.

Vote at the Meeting: You may cast your vote in person at the special meeting. Written ballots will be passed out to stockholders or legal proxies who want to vote in person at the meeting.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company Common Stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted.

Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting your proxy over the Internet or by telephone. If you choose to submit your proxy by mailing a proxy card, your proxy card must be filed with our Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you submit your proxy, regardless of the method you choose, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of Company Common Stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company Common Stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company Common Stock should be voted on a matter, the shares of Company Common Stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies and “FOR” the proposal to approve on an advisory (non-binding) basis the “golden parachute” compensation.

If you have any questions or need assistance voting your shares, please call MacKenzie Partners, Inc. toll-free at 800-322-2885.

IT IS IMPORTANT THAT YOU SUBMIT A PROXY FOR YOUR SHARES OF COMPANY COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

As of [•], 2011, the record date, the directors and executive officers of CPK beneficially owned and were entitled to vote, in the aggregate, [•] shares of Company Common Stock (excluding any shares of Company Common Stock deliverable upon exercise or conversion of any options), representing [•]% of the outstanding shares of Company Common Stock on the record date. The directors and executive officers have informed CPK that they currently intend to vote all of their shares of Company Common Stock “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies, and “FOR” the proposal to approve on an advisory (non-binding) basis the “golden parachute” compensation.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of Company Common Stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company Common Stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company Common Stock will not be voted on the proposal to adopt the Merger Agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

If you are a stockholder of record, you have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is voted at the special meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;

•	signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	attending the special meeting and voting in person.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, brokerage firm or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your bank, brokerage firm or other nominee.

Adjournments

Although it is not currently expected, the special meeting may be adjourned, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow CPK’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Anticipated Date of Completion of the Merger

We are working towards completing the Merger as soon as possible. If the Merger Agreement is adopted at the special meeting, then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the Merger will be completed promptly thereafter.

Rights of Stockholders Who Seek Appraisal

Stockholders that do not vote for the adoption of the Merger Agreement are entitled to appraisal rights under the DGCL in connection with the Merger. This means that you are entitled to have the fair value of your shares of Company Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the right to receive $18.50 per share of Company Common Stock in cash, without interest. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to CPK before the vote is taken on the Merger Agreement and you must not vote in favor of the proposal to adopt the Merger Agreement. Your failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [•] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Payment of Solicitation Expenses

CPK may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Company Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call MacKenzie Partners, Inc. toll-free at 800-322-2885.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

The Merger Agreement provides that Purchaser will merge with and into CPK. Following the Effective Time, the separate corporate existence of Purchaser will cease and CPK will continue as the surviving corporation and as a wholly owned subsidiary of Parent. As a result of the Merger, CPK will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the Merger, each issued and outstanding share of Company Common Stock (other than shares owned by Parent or Purchaser, and shares of Company Common Stock held by stockholders who have perfected their statutory dissenters’ rights of appraisal under Section 262 of the DGCL) will be automatically converted into the right to receive the per share merger consideration of $18.50, net to the holder in cash, without interest thereon and less any required withholding taxes.

Background of the Merger

In connection with its normal business activities and planning, CPK regularly evaluates market conditions and potential financial and strategic alternatives to enhance stockholder value, including a review of mergers and acquisitions activity in the restaurant industry generally. From time to time prior to late 2009, the board of directors considered a variety of potential strategic alternatives, including possible business combination transactions involving CPK, none of which evaluations progressed beyond a preliminary stage. At that time, a persistently weak economy and reduced levels of consumer discretionary spending were adversely affecting the restaurant industry nationally. These trends were even more apparent in states like California, where the macroeconomic challenges were even more pronounced and where CPK has a significant footprint. The impact of these conditions on CPK’s stock price was significant, and both the board of directors and senior management believed that CPK was significantly undervalued in public trading markets. As a result, in late 2009, CPK’s senior management, acting at the direction of the board of directors, began meeting with several investment banks to explore possible strategic alternatives for CPK. Over the course of these discussions, the board of directors and senior management concluded that the factors depressing CPK’s valuation were unlikely to change in the short term, and potentially for a number of years, and that maximizing value for stockholders may require an extraordinary transaction with a sophisticated buyer who would be able to look beyond short-term economic and market conditions and more appropriately value CPK’s current cash flow and long-term business prospects. Accordingly, in November 2009, the board of directors determined to begin a more formal and intensive exploration of potential strategic alternatives for CPK, and directed management to begin the process. At that time, representatives of CPK’s legal counsel, Latham & Watkins LLP, or L&W, advised the board of directors of its fiduciary duties in connection with the strategic review process.

In early 2010, representatives of Moelis met with senior management of CPK on several occasions to discuss a range of potential strategic alternatives, including a potential sale of CPK. While a variety of strategic alternatives were considered at all times throughout the process, including a leveraged recapitalization transaction or a non-controlling investment in CPK by a third party, the board of directors, taking into account the execution and operational risks associated with each potential alternative, and exercising its business judgment, determined that a sale of CPK was likely to be the most effective way to maximize stockholder value. At a February 23 meeting, the board of directors further discussed possible strategic alternatives for CPK, authorized the engagement of Moelis as the board of directors’ financial advisor in connection with the process and determined to proceed with a review of strategic alternatives.

Following the February 23 meeting of the board of directors, representatives of Moelis conducted due diligence on CPK and worked with CPK management to prepare a confidential information memorandum to be provided to potential buyers. Meanwhile, senior management of CPK worked with Moelis representatives to identify potential parties interested in pursuing a transaction with CPK. In mid-March, in consultation with the board of directors and CPK’s management, Moelis representatives contacted 31 parties regarding interest in a possible transaction involving a sale of CPK. Over the next month, 25 parties expressed interest in further exploring a transaction. These parties entered into confidentiality agreements with CPK and received a confidential information memorandum.

On April 11, the board of directors met, with representatives of Moelis, L&W, and Richards, Layton & Finger, P.A., or RLF, present, to discuss the status of the strategic review process. On April 9, an article appeared in The Wall Street Journal indicating that the board of directors was pursuing a possible sale of CPK. The board of directors, representatives of management, and CPK’s financial and legal advisors discussed CPK’s communications strategy and decided to issue a press release announcing the strategic review process. Among the factors that persuaded the board of directors to make a public announcement was its view, after consultation with CPK’s financial advisor, that a public announcement could encourage any potentially interested parties to come forward. The board of directors also considered operational factors, including that making a public announcement would allow management to more clearly communicate with employees, franchisees and business partners. Representatives of L&W and RLF then advised the board of directors of its fiduciary duties in the context of a potential sale of CPK. Representatives of L&W also noted that potential acquirers, particularly private equity firms, often request or require that a target’s existing management team remain in place and potentially make equity investments in the post-acquisition entity. Therefore, L&W representatives suggested that the board of directors consider forming a committee of independent directors to oversee the strategic review process. After extensive discussion, the board of directors formed the Special Committee of independent directors consisting of William C. Baker, Leslie E. Bider, Marshall S. Geller, Charles G. Phillips and Alan I. Rothenberg and engaged RLF to serve as legal advisor to the Special Committee. Once formed, the Special Committee determined whether meetings, or portions of meetings, should be limited to the Special Committee or should include the full board of directors. At numerous points throughout the strategic review process, representatives of L&W and RLF reminded the board of directors that management of CPK should not engage in discussions with a potential acquirer regarding post-transaction employment with CPK or any equity rollover until an agreement in principle was reached on all material terms of a definitive agreement with respect to a transaction.

On April 12, CPK issued a press release announcing that it was considering a wide range of strategic and financial alternatives, including a possible sale, merger or other business combination, and that CPK had engaged Moelis to serve as CPK’s financial advisor. On the same day, Moelis representatives contacted representatives of Golden Gate Private Equity regarding Golden Gate Private Equity’s interest in a potential transaction. On April 19, Golden Gate Private Equity executed a confidentiality agreement with CPK to permit Golden Gate Private Equity to conduct due diligence on CPK.

At the next meeting of the board of directors on April 16, representatives of Moelis provided an update on the status of the strategic review process, noting that initial bids were due by April 22 and that a number of parties were expected to submit bids. Moelis representatives also informed the board of directors that CPK’s press release publicly announcing the strategic review process had generated interest from additional potential bidders.

On April 20, Moelis representatives requested that Golden Gate Private Equity submit a preliminary proposal for a transaction to acquire all of the outstanding shares of Company Common Stock by the initial bid due date of April 22. After speaking with representatives of Golden Gate Private Equity, it became apparent that Golden Gate Private Equity’s valuation of CPK was likely going to be lower than other indications that CPK was expecting to receive. Golden Gate Private Equity continued to monitor CPK’s performance based on publicly available information, but did not immediately participate in the subsequent round of the strategic review process.

On April 22, Moelis representatives received non-binding initial indications of interest from ten parties at values ranging from $20.00 to $24.00 per share. On April 26, Moelis representatives met with the board of directors and representatives of RLF to discuss the bids received. Moelis representatives explained that all ten interested parties, with one exception, were private equity bidders. One private equity bidder was working with a strategic bidder to form a joint bid. The board of directors then adopted formal resolutions confirming the establishment of the Special Committee as of April 11. The Special Committee was empowered to, among other things, review and consider potential strategic business combination transactions, monitor and oversee the strategic review process and any alternatives thereto, negotiate any documentation related to a potential transaction and take any actions necessary or advisable with respect to any potential transaction. No potential transaction could be approved by the board of directors without a favorable recommendation from the Special Committee.

Following the initial indications of interest, and after one party dropped out of the process, management presentations were held with nine remaining interested parties during the month of May. Potential buyers conducted due diligence on CPK, including reviewing materials provided in an online data room, throughout May and June.

The Special Committee met with representatives from RLF and Moelis on July 1 to discuss the progress of the strategic review process since the Special Committee’s last meeting in April. Moelis representatives reported that after the management meetings, four parties remained interested in pursuing a transaction with CPK, as the other potential bidders indicated they did not wish to proceed with the process. Following the update from Moelis representatives, the Special Committee decided to continue the strategic review process for two weeks to evaluate further bids to be received by a July 16 deadline.

Moelis representatives reported to the Special Committee on July 12 that two bidders, Bidder A and Bidder B, remained involved in the strategic review process, as the other two remaining bidders no longer wished to explore a possible transaction with CPK. Moelis representatives also reported on current conditions in the marketplace and CPK’s financial status.

On July 15, the Special Committee, with RLF representatives present, met to discuss the fiduciary duties of the Special Committee members in considering bids received by CPK and alternatives to accepting any of the bids, including CPK’s prospects and risks to CPK’s stockholders if it did not pursue a strategic alternative and instead executed on its current business plan.

On July 16, the deadline for submitting bids, the board of directors received an update from Moelis representatives on the progress of CPK’s strategic review process. Representatives of L&W, RLF and CPK’s management were also present. Moelis representatives summarized the second round bids received from Bidder A and Bidder B. Moelis representatives reported that Bidder A had submitted a bid to acquire all outstanding shares of Company Common Stock for $15.00 per share and that Bidder B had submitted a bid to acquire all outstanding shares of Company Common Stock for $16.00 per share. The board of directors noted that the value of the bids received to date was below expectations and discussed whether to proceed with a sale of CPK or to pursue other strategic alternatives. Representatives of Moelis indicated that based on feedback from interested parties, CPK’s recent weaker than expected financial performance had resulted in bids below the ranges initially proposed in April. Ultimately, members of the board of directors agreed that Moelis representatives should negotiate with the bidders for a higher price and report back to the Special Committee the results of those negotiations. Following the meeting of the full board of directors, the Special Committee met and determined that no decision or announcement would be made with respect to CPK’s review of strategic alternatives prior to August 5, the date of the second quarter earnings release. This would provide an opportunity for bidders to present a “best and final” offer and allow the Special Committee to continue to evaluate the status of CPK’s operations with management.

On July 22, another interested party, Bidder C, sent a letter to Moelis indicating that Bidder C was considering making a bid between $17.50 and $18.50 per share, conditioned upon satisfaction of due diligence and obtaining necessary financing.

On July 26, Moelis representatives presented an update to the board of directors on the strategic review process since the last meeting of the board of directors. Representatives of L&W, RLF and CPK’s management team were also present at the meeting. Moelis representatives reported that Bidder B declined to revise its preliminary bid and that Bidder A was not prepared to put a revised bid in writing but would be in touch with Moelis within the week. Moelis representatives also reported to the board of directors on the letter submitted by Bidder C. Also at this meeting CPK’s management reviewed CPK’s recent performance and updated expectations for near-term business prospects and CPK’s outlook in the absence of a sale. Moelis representatives discussed with the board of directors the potential risks and effects of ending the sale process.

On July 29, Bidder A increased its bid to acquire all outstanding shares of Company Common Stock to $16.00 per share.

On August 2, CPK’s management presented the board of directors with a report on CPK’s operations. Representatives of Moelis, L&W and RLF were also present. Moelis representatives also updated the board of directors on the status of negotiations with the current bidders and discussed the possibility of reaching out to potential bidders who previously dropped out of the process. The board of directors sought a higher price for CPK and determined that it would not move forward with any of the bids in their present form, but that it would explore Bidder C’s indication of interest in greater depth.

In early August, a Moelis representative contacted representatives of Golden Gate Private Equity regarding Golden Gate Private Equity’s participation in the process, at which time Golden Gate Private Equity representatives orally reaffirmed Golden Gate Private Equity’s interest in pursuing a transaction with CPK. On August 10, Golden Gate Private Equity submitted a preliminary bid, subject to its completion of due diligence, to acquire all of the outstanding Company Common Stock for between $18.00 and $18.50 per share. Representatives of Golden Gate Private Equity commenced due diligence by meeting with CPK’s management team in Los Angeles, California on August 19, and were provided access to CPK’s online data room after the meeting. Golden Gate Private Equity representatives conducted due diligence on CPK and held multiple due diligence discussions with CPK’s management team over the course of the next four weeks.

On September 1, Moelis representatives circulated a final bid instruction letter to representatives of Golden Gate Private Equity requesting that Golden Gate Private Equity submit its proposal by September 22.

Moelis representatives updated the Special Committee on the status of CPK’s strategic review process on September 15. Representatives of L&W and RLF also participated in the meeting. Moelis representatives reported that they were in discussions with two prospective buyers, Bidder C and Golden Gate Private Equity, and that both potential buyers were engaging in extensive due diligence on CPK.

On the September 22 bid due date, Moelis representatives received a bid letter from Bidder C for $18.25 per share, which included a mark-up of the merger agreement previously prepared by L&W and RLF, and a revised bid letter from Golden Gate Private Equity indicating a purchase price range of $17.00 to $17.50 per share, subject to confirmatory due diligence and the negotiation of a mutually satisfactory purchase agreement.

Moelis representatives next provided an update to the board of directors on September 24 concerning the bids submitted by Bidder C and Golden Gate Private Equity. Moelis representatives reported that they had received Golden Gate Private Equity’s initial bid for between $17.00 and $17.50 per share, below the range Golden Gate Private Equity had earlier indicated, and that Golden Gate Private Equity still had to complete its due diligence. Moelis representatives reported that Bidder C’s bid was for $18.25 per share, and that Bidder C had provided a draft financing commitment letter. The board of directors directed Moelis representatives to report to Bidder C that the board of directors was not interested in pursuing a sale at that time unless the offered price was at least $20.00 per share. Subsequently, a Moelis representative indicated to Golden Gate Private Equity that Golden Gate Private Equity’s bid was inferior to another proposal made to CPK with respect to value and, at that time, Golden Gate Private Equity was not invited to conduct further due diligence.

On September 30, Moelis representatives met with the board of directors to discuss the status of the strategic review process and the bids that had been submitted by Bidder C and Golden Gate Private Equity. Moelis representatives reported that Bidder C had indicated that it was willing to raise its bid from $18.25 per share to $19.00 per share, but that Golden Gate Private Equity did not appear to be moving forward with its bid.

On October 7, Bidder C submitted a non-binding proposal to acquire all of the outstanding Company Common Stock for $19.00 per share.

The board of directors met the following day, with management and CPK’s legal and financial advisors present, to discuss the letter submitted by Bidder C. Moelis representatives reported that Bidder C had requested to meet with senior management to receive a presentation on CPK’s third quarter results and that Bidder C also wanted to conduct further confirmatory due diligence. Members of the board of directors determined not to pursue Bidder C’s revised proposal to purchase all of the outstanding Company Common Stock for $19.00 per share in order to further explore interest from other potential interested parties and seek a higher price for CPK’s stockholders.

On October 26, Moelis received a revised proposal from Bidder C consisting of a self-tender by CPK for 75% of its outstanding Company Common Stock at $20.00 per share and the issuance to Bidder C of shares of a newly created preferred stock, with Bidder C becoming the majority stockholder of CPK.

On October 28, Moelis representatives reviewed with the board of directors Bidder C’s latest proposal received on October 26. The board of directors discussed with representatives of Moelis, L&W and RLF factors to consider with respect to Bidder C’s proposal, including the valuation of CPK and the fact that such a transaction would constitute a change of control of CPK. The board of directors unanimously agreed that the value of Bidder C’s proposal was too uncertain to CPK’s stockholders in its current structure. The board of directors indicated that it would be willing to accept an appropriately conditioned and financed offer to acquire all of the outstanding shares of Company Common Stock for $20.00 per share in cash, but would not pursue Bidder C’s current proposal.

On December 8, Moelis representatives reported to the Special Committee that since the last meeting of the board of directors, Mr. Phillips and Mr. Geller had met with representatives from Bidder C in an attempt to reach an agreement on the terms of a transaction and had encouraged Bidder C to submit a proposal to purchase all of the outstanding Company Common Stock for at least $20.00 per share. Moelis representatives reported that Bidder C had returned with a proposal to acquire approximately 80% of the outstanding Company Common Stock for $20.00 per share on November 18. The Special Committee discussed the risks and benefits of the proposed transaction structure compared to a cash offer to acquire all of the outstanding shares of Company Common Stock. Moelis representatives then reported to the Special Committee that, on November 29, it had received an indication of interest from a potential strategic acquirer, Bidder D, to acquire all of the outstanding shares of Company Common Stock for between $21.00 and $23.00 per share, but that Moelis needed to confirm that Bidder D had the ability to obtain the requisite financing to purchase all of the outstanding shares of Company Common Stock. Thereafter, representatives of Moelis contacted representatives of Bidder D and offered to place Bidder D in contact with potential independent financing sources to facilitate a possible transaction. However, Bidder D did not express any interest in Moelis establishing such contact.

The next day, Moelis representatives updated the board of directors on the status of CPK’s strategic review process and reported that it was the Special Committee’s preference to pursue Bidder C’s proposal to purchase all of the outstanding Company Common Stock at $19.00 per share in cash rather than the structure most recently proposed by Bidder C, since a cash offer to acquire all outstanding shares of Company Common Stock would provide greater certainty to CPK’s stockholders. Moelis representatives also reported to the board of directors on the indication of interest received from Bidder D. The board of directors agreed that while Bidder C conducted its diligence, the board of directors should encourage Bidder D to produce the name of a financing source in connection with its proposal to obtain requisite financing to consummate a transaction. CPK’s management then updated the board of directors on the current state of CPK’s business and potential adverse changes in the business that could affect the board of directors’ evaluation of the proposals.

On December 13, the Special Committee met with representatives of Moelis and RLF to discuss the proposal received from Bidder C and Bidder C’s request for an exclusive negotiating period with CPK. The Special Committee members agreed that they supported continuing discussions with Bidder C on an exclusive basis and agreed to permit Bidder C to continue its diligence efforts necessary to pursue a transaction at $19.00 per share. The Special Committee also determined to further investigate Bidder D’s indication of interest if an agreement with Bidder C could not be reached.

In late December, Bidder C informed Mr. Phillips that it would not be able to maintain its $19.00 per share proposal and determined not to further pursue a transaction with CPK.

On January 12, 2011, Moelis representatives reported to the board of directors that Bidder D remained interested in CPK and that CPK’s management had been in contact with Bidder D to determine whether it was interested in conducting a due diligence session at CPK’s headquarters. Moelis representatives further reported that Bidder D had not yet secured financing necessary for a transaction with CPK. In addition, Moelis representatives noted that another potential interested party, Bidder E, had called Moelis representatives to indicate its interest in a transaction with CPK. CPK’s management informed the board of directors that two international franchisees of CPK had also indicated that they may be interested in pursuing a transaction with CPK. CPK representatives contacted the franchisees to further explore their interest, but neither franchisee submitted any proposal for a transaction with CPK. Despite beginning its due diligence process and reviewing materials provided in an online data room, Bidder D never submitted a proposal for a transaction with CPK.

On January 18, Moelis received a non-binding letter of interest from another potential bidder, Bidder F, to acquire all of the outstanding Company Common Stock for $19.00 per share. Subsequently, Bidder E also submitted a letter of interest to Moelis with a non-binding proposal to purchase the outstanding Company Common Stock for $19.00 per share.

The board of directors met with Moelis representatives on January 20, with representatives of management, L&W and RLF also present, to discuss the details of the letter submitted by Bidder E. Moelis representatives reported that Bidder E had received an indication from a financing source of its willingness to provide debt financing to fund a portion of the purchase price in a potential transaction. Moelis representatives also informed the board of directors that Moelis had received a letter of interest from Bidder F.

Thereafter, the Special Committee instructed Moelis to contact Bidder E and Bidder F to further explore their interest. In late January and early February, Bidder E and Bidder F conducted due diligence on CPK and met with CPK’s management.

On February 8, Moelis received a letter from Bidder E reaffirming its interest in an acquisition of the outstanding Company Common Stock for $19.00 per share, subject to further due diligence, and attaching draft financing commitment letters.

On February 11, Moelis representatives reported to the board of directors on the letter recently received from Bidder E. Moelis representatives informed the board of directors that Bidder E had requested a 45-day exclusivity period to conduct further due diligence and asked to be reimbursed for expenses incurred during the exclusivity period. Moelis representatives also reported that Bidder F had indicated that it was unlikely to be able to offer to acquire all of the outstanding Company Common Stock for $19.00 per share. After considering, among other things, CPK’s lengthy strategic review process, the lack of other current bidders for CPK, particularly in light of CPK’s public announcement that it was undertaking a strategic review process and Bidder E’s unwillingness to commit further resources to exploring a potential transaction with CPK without an exclusivity period, the board of directors unanimously agreed to offer Bidder E a 30-day exclusivity period, followed by an additional 15-day exclusivity period in the event that Bidder E reaffirmed its $19.00 per share indication of interest. The board of directors authorized an ad-hoc committee of the board of directors, consisting of Mr. Rosenfield and Mr. Geller, to approve the final terms of the exclusivity agreement.

On February 15, CPK entered into an exclusivity agreement with Bidder E which provided Bidder E with a 30-day exclusivity period. Under the terms of the exclusivity agreement, if Bidder E reaffirmed its $19.00 per share offer at the end of such 30-day period, the exclusivity period would extend for an additional 15 days and, if CPK was unwilling to pursue a transaction at $19.00 per share, Bidder E would be entitled to expense reimbursement in an amount up to $500,000.

On March 17, CPK’s exclusivity agreement with Bidder E ended without Bidder E reaffirming its preliminary proposal to acquire all of the outstanding Company Common Stock for $19.00 per share.

Following the expiration of the exclusivity period with Bidder E, on March 18, Moelis representatives reported to the board of directors that representatives of Bidder E had indicated that Bidder E remained interested in pursuing a transaction with CPK, but was still in the process of valuing CPK. Moelis representatives also discussed with the board of directors recent conversations they had had with representatives from Bidder A and Golden Gate Private Equity since the end of the exclusivity period with Bidder E. Moelis representatives informed the board of directors that Bidder A had indicated that it remained interested in pursuing a transaction to acquire the outstanding Company Common Stock for $16.00 per share and that Golden Gate Private Equity remained interested in purchasing the outstanding Company Common Stock for $17.50 per share.

On March 22, Moelis received a bid letter from Golden Gate Private Equity dated March 21 proposing to acquire all of the outstanding shares of Company Common Stock for between $17.25 and $17.50 per share, subject to confirmatory due diligence and negotiation of a mutually satisfactory definitive purchase agreement. On March 23, Moelis received a proposal from Bidder E to acquire all of the outstanding Company Common Stock for $16.50 per share.

The Special Committee met on March 23 to discuss with representatives from Moelis and RLF the proposals received from Bidder E and Golden Gate Private Equity. The Special Committee determined that it needed to formally consider management’s current business plan to determine whether continuing with the status quo was a better strategic alternative than pursuing a transaction with a potential bidder. The Special Committee then informed the board of directors of the current status of the strategic review process and requested an updated business plan from CPK’s management so that the Special Committee could evaluate all strategic alternatives available to CPK, including the option of continuing to operate the business under management’s business plan.

On March 30, the board of directors discussed, with management and the board of directors’ legal and financial advisors present, the terms of the most recent proposal received from Bidder E. The board of directors determined not to move forward with a transaction with Bidder E at $16.50 per share. The board of directors next discussed the request by Golden Gate Private Equity to conduct due diligence in connection with potentially submitting a revised proposal for a transaction with CPK. The board of directors determined that it would not formally respond to Bidder E or pursue further action with Golden Gate Private Equity until it received management’s presentation of CPK’s annual business plan.

On April 6, Moelis representatives reported to the Special Committee that a representative from Golden Gate Private Equity had indicated that Golden Gate Private Equity would be willing to submit an offer to acquire all of the outstanding Company Common Stock for $18.00 per share if Golden Gate Private Equity was given the opportunity to perform due diligence under an exclusivity agreement with CPK that provided for reimbursement of Golden Gate Private Equity’s expenses up to $500,000. After discussion, the Special Committee members directed Moelis representatives to negotiate with representatives of Golden Gate Private Equity in an effort to agree to an exclusivity agreement without expense reimbursement. CPK and Golden Gate Private Equity entered into an exclusivity agreement without an expense reimbursement provision on April 11 providing for a three-week exclusivity period. During this period, representatives of Golden Gate Private Equity participated in several meetings with CPK’s management to discuss the business and other due diligence matters.

The board of directors received a presentation of CPK’s annual business plan from CPK’s management on April 15. Throughout the day, the board of directors engaged in discussions of CPK’s prospects operating on a standalone basis, which discussions included ending the strategic review process and executing management’s business plan. Following these discussions, the board of directors, exercising its business judgment, determined that continuing to pursue a potential strategic alternative was likely to be the most effective way to maximize stockholder value.

On May 3, Golden Gate Private Equity sent the board of directors an offer letter to acquire all of the outstanding Company Common Stock for $18.00 per share. The offer letter indicated that Golden Gate Private Equity sought to obtain binding debt financing commitments to fund a portion of the purchase price and requested an additional period of exclusivity to negotiate a definitive merger agreement. Together with its offer letter, Golden Gate Private Equity delivered a summary of proposed key business terms for a definitive merger agreement which provided for typical private equity recourse provisions, including an $18,000,000 termination fee payable by CPK to Golden Gate Private Equity in various circumstances and customary expense reimbursement provisions. The merger agreement term sheet did not provide for a specific performance remedy for CPK in the event of Golden Gate Private Equity’s failure to close a transaction. Instead, the merger agreement term sheet provided for a reverse termination fee equal to 4.5% of equity value of CPK, payable in the event of Golden Gate Private Equity’s failure to close in circumstances in which Golden Gate Private Equity was not able to obtain debt financing. In the event debt financing was available and Golden Gate Private Equity failed to close a transaction, under Golden Gate Private Equity’s proposed terms, CPK would only be entitled to such reverse termination fee plus the ability to sue for damages up to a total of 6.5% of equity value (including the reverse termination fee). The proposed merger agreement terms also indicated that Golden Gate Private Equity would seek commitments from Mr. Rosenfield and Mr. Flax to vote their shares in favor of approval of a merger transaction.

Upon receipt of Golden Gate Private Equity’s offer on May 3, the board of directors met to discuss potential responses to Golden Gate Private Equity’s offer. Members of the board of directors indicated disappointment at the $18.00 offer and the board of directors unanimously agreed to ask Golden Gate Private Equity to raise its offer price. The board of directors and its advisors also directed Mr. Rosenfield and Mr. Flax, together with other members of CPK’s senior management, not to engage in any discussions concerning post-Merger employment or equity rollover arrangements with Golden Gate Private Equity until the parties came to an agreement on price and finalized the proposed transaction deal with respect to CPK’s stockholders.

On May 4, Mr. Phillips, acting at the direction of the board of directors, contacted a representative of Golden Gate Private Equity to request that Golden Gate Private Equity raise its offer price.

On May 6, a representative of Golden Gate Private Equity spoke with Mr. Phillips and agreed to raise Golden Gate Private Equity’s offer to acquire all of the outstanding shares of Company Common Stock to $18.50 per share, subject to an extension of the exclusivity period to permit the parties to negotiate definitive documentation with respect to a transaction. Golden Gate Private Equity indicated that this was its best and final offer and it would be unable to consider a transaction at a higher price. On May 7, CPK and Golden Gate Private Equity executed an agreement to extend the exclusivity period to May 30.

On May 9, Mr. Phillips reported to the board of directors that Golden Gate Private Equity had increased its offer to acquire all of the outstanding Company Common Stock to $18.50 per share. The board of directors discussed with its legal and financial advisors, who were also present at the meeting, the terms of a potential merger agreement as set forth in the term sheet previously provided by Golden Gate Private Equity, focusing on provisions affecting deal certainty and in particular Golden Gate Private Equity’s position that CPK would not be able to specifically enforce Golden Gate Private Equity’s obligation to close the merger transaction. In addition, the board of directors discussed with its legal and financial advisors the benefits of structuring the transaction as a tender offer, including the ability to consummate a tender offer transaction more quickly than a long-form one-step merger. The board of directors agreed that the offer of $18.50 formed a basis to proceed with discussions with Golden Gate Private Equity and determined that Mr. Phillips should lead the negotiations with Golden Gate Private Equity because he was a member of the Special Committee, had engaged in a prior dialogue with Golden Gate Private Equity representatives and had been successful in securing an increased offer price. In making the decision to move forward with a potential transaction with Golden Gate Private Equity at $18.50 per share, the board of directors considered the lengthy strategic review process to date and the lack of other current bidders for CPK, despite the public nature of the process.

On May 10, representatives of L&W and RLF spoke with representatives of Golden Gate Private Equity’s legal advisor, Kirkland & Ellis LLP, or K&E, regarding Golden Gate Private Equity’s proposed merger agreement terms. L&W and RLF representatives emphasized to K&E representatives CPK’s need to maximize deal certainty and requested that the terms of the merger agreement provide for CPK’s ability to specifically enforce Golden Gate Private Equity’s obligation to close the transaction, even in the event Golden Gate Private Equity was unable to obtain debt financing. K&E representatives indicated that Golden Gate Private Equity was unable to commit to a transaction with full recourse in the event of a debt financing failure. Representatives of L&W, RLF and K&E also discussed the feasibility of structuring the proposed transaction as a tender offer.

On May 13, the board of directors and its financial and legal advisors met to discuss the status of the merger agreement discussions. Mr. Phillips and L&W and RLF representatives reported to the board of directors the principal outstanding open issues in the draft merger agreement, CPK’s preferred position with respect to such matters and the related risks. Mr. Phillips and L&W and RLF representatives indicated that the key outstanding issues at this stage appeared to be the structure of the potential transaction, the deal protection provisions and the remedies provisions. Representatives of L&W described a potential dual-track acquisition structure whereby Golden Gate Private Equity would initiate a tender offer for all of the outstanding shares of Company Common Stock while CPK would soon thereafter file a proxy statement and prepare to hold a stockholder meeting to approve the Merger in the event the tender offer was unsuccessful. Representatives of L&W indicated that the dual-track acquisition structure could allow the proposed transaction to close sooner than a more typical “one-step” merger transaction, while also providing a higher degree of closing certainty than a typical “two-step” tender offer structure.

On the evening of May 13, Golden Gate Private Equity and its legal advisors distributed a draft of the merger agreement to CPK’s legal advisors. The draft merger agreement included the dual-track acquisition structure the parties had previously discussed and other deal protection and remedies provisions consistent with the proposed key terms distributed by Golden Gate Private Equity in connection with its May 3 offer letter.

Following receipt of the draft merger agreement from Golden Gate Private Equity and K&E, representatives of Moelis, L&W and RLF spoke with Mr. Phillips on May 16 to discuss the terms of the merger agreement and proposed responses. Representatives of L&W and RLF explained to Mr. Phillips that under Golden Gate Private Equity’s proposed terms, CPK was not able to specifically enforce Golden Gate Private Equity’s obligation to close the transaction and that Golden Gate Private Equity effectively had an option to walk away from the proposed transaction at any time and solely be liable for up to 6.5% of equity value through a combination of a reverse termination fee and damages payable to CPK. Representatives of L&W and RLF indicated to Mr. Phillips that these proposed terms were not reflective of the terms contained in recent public company transactions of comparable size. Following discussion with representatives of Moelis, L&W and RLF, Mr. Phillips determined that in order to maximize deal certainty for the stockholders, the terms of the merger agreement would need to provide for CPK’s ability to force Golden Gate Private Equity to close the transaction in the event all conditions to closing were satisfied and Golden Gate Private Equity had available debt financing. In addition, Mr. Phillips determined that the size of the reverse termination fee payable by Golden Gate Private Equity to CPK in certain circumstances would need to be larger than Golden Gate Private Equity’s proposed amount in order to ensure that Golden Gate Private Equity would be appropriately motivated to seek to consummate the transaction.

The following day, on May 17, the board of directors met to discuss the status of the merger agreement discussions with Golden Gate Private Equity. Representatives of Moelis, L&W and RLF were also present. Representatives of L&W and RLF explained to the board of directors the contemplated dual-track structure of the proposed transaction, whereby Purchaser would initiate a tender offer for all of the outstanding shares of Company Common Stock while simultaneously CPK would prepare to hold a meeting of stockholders to approve the Merger if the minimum condition of the tender offer was not met. Representatives of L&W and RLF explained that proceeding with such a structure would allow the Merger to close more quickly in the event the tender offer did not meet the minimum tender condition. Representatives of L&W and RLF advised the board of directors that the draft merger agreement received from Golden Gate Private Equity’s counsel raised several issues, including those related to (i) CPK’s ability to force Golden Gate Private Equity to close the transaction if debt financing was available and other closing conditions were met and (ii) the size of the proposed reverse termination fee. Mr. Phillips then reported that he had communicated to representatives of Golden Gate Private Equity that the recourse provisions of the merger agreement were important to CPK and that neither the board of directors nor the Special Committee would recommend any transaction that did not include customary recourse provisions for CPK. Following discussions with CPK’s financial and legal advisors, the board of directors determined that negotiating for an increased reverse termination fee and specific performance to force a closing should be the top priority of CPK’s and the Special Committee’s legal and financial advisors. Representatives of L&W and RLF then reminded the board of directors that management of CPK was still not free to engage in discussions with Golden Gate Private Equity regarding a post-Merger future with CPK until an agreement in principle was reached on all material terms of the merger agreement. Mr. Rosenfield and Mr. Flax confirmed that no such discussions with potential interested parties concerning post-Merger involvement with CPK had taken place and they would wait until the terms of the merger agreement had been finalized before engaging in any such discussions, if at all.

The same day, the Special Committee met with representatives of RLF to discuss the status of negotiation of the terms of the merger agreement with Golden Gate Private Equity. RLF representatives highlighted the importance of having a representative of the Special Committee present for any discussions between senior management and representatives of Golden Gate Private Equity regarding the role of current management in a post-Merger company, which would likely occur once an agreement in principle on the terms of the merger agreement had been reached.

On May 18, CPK’s legal advisor, L&W, distributed a revised draft of the merger agreement to Golden Gate Private Equity’s counsel, K&E. Also on May 18, Golden Gate Private Equity and its counsel distributed a draft of the support agreements to be entered into by members of CPK’s senior management in connection with the transactions, whereby the members would agree to tender their shares of Company Common Stock in the tender offer and vote in favor of the Merger. By their terms, the support agreements terminated upon certain circumstances, including termination of the merger agreement.

The following day, on May 19, K&E representatives distributed a revised draft of the merger agreement responsive to many of the points raised in the prior L&W draft.

On May 20, the board of directors met to discuss the terms of the revised merger agreement received from Golden Gate Private Equity and its legal advisors. The board of directors noted the progress that had been made in merger agreement negotiations in recent days, including the limited specific performance remedy provided in the most recent K&E draft. However, the board of directors insisted that CPK’s legal and financial advisors continue to push for a higher reverse termination fee in order to maximize deal certainty for stockholders. Following the meeting of the board of directors, representatives of L&W and RLF conferred with Mr. Phillips to further discuss the status of the merger agreement. Following these discussions, Mr. Phillips, together with representatives of L&W, RLF, Golden Gate Private Equity and K&E, participated in a telephonic conference to discuss the significant open issues in the merger agreement. L&W and RLF representatives highlighted the need for a higher reverse termination fee and broader specific performance rights to increase the certainty of closing. The parties also discussed certain key issues related to Golden Gate Private Equity’s obligation to obtain debt financing and the restrictions on CPK’s ability to respond to competing acquisition proposals.

Later on May 20, K&E distributed a revised draft of the merger agreement with responses to the issues raised by L&W earlier in the day. In addition to other changes requested by L&W, the revised merger agreement provided for broader specific performance rights for CPK and an increased reverse termination fee. Having reached agreement on the significant outstanding issues, over the next three days Mr. Phillips and representatives of L&W, Golden Gate Private Equity and K&E worked to resolve the remaining open items in the merger agreement.

On May 22, K&E distributed drafts of a limited guarantee, equity commitment letter and debt commitment letter customary for a transaction of this type. Pursuant to the limited guarantee, Golden Gate Capital would agree to guarantee the payment of the reverse termination fee when required to be paid to CPK in accordance with the terms of the merger agreement. Representatives of L&W, RLF, K&E and Golden Gate Private Equity participated in several conferences to negotiate the terms of the limited guarantee and equity commitment letter and exchanged several drafts before finalizing the agreements.

On May 23, with the parties having reached agreement on the material terms of the merger agreement and the ancillary documents, Mr. Rosenfield and Mr. Flax were permitted to have, and did have, discussions with representatives of Golden Gate Private Equity regarding the potential post-Merger role of Mr. Rosenfield and Mr. Flax with CPK. No specific terms or commitments regarding employment or compensation were discussed or agreed to, but Messrs. Rosenfield and Flax left such discussions with the understanding that their current employment contracts with CPK would be honored and they would continue to serve CPK post-Merger. Legal advisors to each of the Special Committee and Golden Gate Private Equity were also present for these discussions.

On May 24, representatives of L&W, K&E and Golden Gate Private Equity finalized the terms of the Merger Agreement, the Guarantee and the Equity Commitment Letter. Golden Gate Private Equity requested that, in addition to Mr. Rosenfield and Mr. Flax, two additional members of CPK’s senior management sign support agreements and agree to tender their shares in the Offer and vote to approve the Merger.

On the evening of May 24, the board of directors held a meeting, joined by representatives of Moelis, L&W and RLF. The meeting began with a review of the board of directors’ fiduciary duties presented by L&W and RLF. Next, L&W provided a summary of the key provisions of the Merger Agreement. Following these discussions, Mr. Rosenfield and Mr. Flax left the meeting so that the Special Committee could consider the Merger Agreement in their absence. Representatives of Moelis reviewed Moelis’ financial analyses of the proposed transaction with the Special Committee and delivered its oral opinion, which was later confirmed in writing, that, as of the date of the opinion, and based upon and subject to the various limitations, qualifications and assumptions set forth in Moelis’ written opinion, the $18.50 per share of Company Common Stock in cash to be received by the holders of shares of Company Common Stock in the Offer and the Merger was fair, from a financial point of view, to such holders, other than the Excluded Holders. The Special Committee then discussed the proposed transaction, noting the significant gains that had been negotiated in the merger agreement in recent days, particularly with respect to deal certainty, as well as the fact that CPK had been exploring strategic alternatives for more than a year in a publicly disclosed sales process, during which Moelis representatives had reached out to more than thirty potential buyers, a number of which conducted extensive due diligence on CPK. The Special Committee also considered the positive and negative factors and risks associated with the proposed transaction, as discussed in further detail in the section entitled “—Reasons for the Merger; Recommendation of the Board of Directors and the Special Committee” below.

After further deliberations, the Special Committee resolved, by unanimous vote, that the Merger Agreement, the Support Agreements and the Guarantee and the other transactions contemplated thereby were advisable and in the best interests of, and fair to, CPK and its stockholders. The Special Committee recommended that the board of directors approve the Merger Agreement, the Support Agreements and the Guarantee and submit the Merger Agreement to CPK’s stockholders for adoption if required under applicable law.

Mr. Rosenfield and Mr. Flax then rejoined the meeting and after further discussion the board of directors resolved, by unanimous vote, that the terms of the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of CPK and its stockholders, and the board of directors approved the Merger Agreement, the Support Agreements, the Offer and the Merger. The board of directors recommended that that the stockholders of CPK accept the Offer and tender their shares of Company Common Stock, and, if required by applicable law, adopt the Merger Agreement at a meeting of stockholders.

Immediately following the meeting of the board of directors, the parties executed the Merger Agreement and the appropriate parties executed and delivered the Equity Commitment Letter, the Debt Commitment Letter, the Guarantee and the Support Agreements. On May 25, before the opening of trading on Nasdaq, CPK and Golden Gate Private Equity issued a joint press release announcing the execution of the Merger Agreement.

On June 8, 2011, Parent and Purchaser commenced the Offer, which has an initial expiration date of July 6, 2011.

Reasons for the Merger; Recommendation of the Board of Directors and the Special Committee

Special Committee. In evaluating the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, the Special Committee consulted with CPK’s senior management, RLF, its outside legal counsel, and Moelis, its independent financial advisor. In declaring the Merger and the other transactions contemplated thereby fair and advisable to CPK and its stockholders and recommending that the board of directors approve the Merger Agreement, the Special Committee considered a number of factors, including the following:

Financial Terms; Certainty of Value

•	Historical market prices, volatility and trading information with respect to Company Common Stock, including that the per share merger consideration:

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Represented premiums of 31.7%, 32.5% and 36.0%, respectively, based on the volume weighted average prices of the shares of Company Common Stock for the 30-, 60- and 90-calendar day periods ended on February 23, 2010.

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Represented a premium of 21.6% over the closing price of the shares of Company Common Stock on February 23, 2010, the day that Moelis met with the board of directors to discuss a potential sale process and received a mandate to proceed with such process.

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Represented premiums of 15.0%, 14.4% and 14.3%, respectively, based on the volume weighted average prices of the shares of Company Common Stock for the 30-, 60- and 90-calendar day periods ended on May 24, 2011.

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Represented a premium of 10.7% over the closing price of the shares of Company Common Stock on May 24, 2011, the last full trading day prior to the announcement of the execution of the Merger Agreement.

•	The form of consideration to be paid in the transaction is cash, which provides certainty of value and immediate liquidity to CPK’s stockholders while avoiding potential long-term business risk.

Financial Condition; Prospects of CPK

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Our current and historical business, financial condition, branding, results of operations, competitive position, strategic options and prospects, as well as our financial plan and prospects if CPK were to remain an independent public company, and the potential impact of those factors on the trading price of Company Common Stock.

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The prospective risks to CPK as a stand-alone public entity, including the risks and uncertainties with respect to (i) achieving our growth targets in light of the current and foreseeable market conditions, including the risks and uncertainties in the U.S. and global economy generally and the casual dining restaurant and frozen food industries specifically, (ii) general stock market conditions and volatility, including the performance of broad-based stock market indices and exchanges, (iii) future commodity prices, (iv) fluctuations in foreign exchange rates, (v) governmental regulations affecting the casual dining industry, including regulations of labor and employment as well as the sale of food and alcohol, and (vi) the “risk factors” set forth in our Forms 10-K and 10-K/A for the fiscal year ended January 2, 2011.

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The Special Committee’s knowledge of our recent share price performance and the belief held by the members of the Special Committee that our recent earnings multiples compared to those of certain comparable companies did not provide stockholders the full benefit of our recent operational performance.

Strategic Alternatives

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In consultation with its financial and legal advisors, the Special Committee reviewed the results of the comprehensive auction process conducted by CPK, which began on February 23, 2010, when Moelis received a mandate from the board of directors to assist CPK with such process. By the week of March 15, 2010, CPK’s financial advisor had contacted 31 parties regarding their interest in a transaction with CPK. An article in The Wall Street Journal dated April 9, 2010 reported that CPK was seeking interested buyers, which was subsequently followed by an announcement by CPK on April 12, 2010 that it had hired Moelis to pursue strategic alternatives.

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The auction process involved discussions with numerous third parties prior to the entry into exclusive negotiations with Golden Gate Private Equity, including contacting and meeting with numerous potential bidders, none of whom had indicated they would be in a position to make a binding proposal with a higher value than the transaction with Golden Gate Private Equity.

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The Special Committee also considered the possibility of continuing as a standalone company or pursuing a leveraged stock repurchase and the perceived risks of these alternatives, the range of potential benefits to CPK’s stockholders of these alternatives and the timing and execution risk of accomplishing the goals of such alternatives, as well as the Special Committee’s assessment that no alternatives were reasonably likely to create greater value for CPK’s stockholders than the Merger, taking into account risks of execution as well as business, competitive, industry and market risk.

Fairness Opinion

•	Opinion of CPK’s financial advisor:

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Moelis presented certain financial analyses and delivered its opinion, addressed to the Special Committee, that, as of the date of its opinion and subject to the various limitations, qualifications and assumptions set forth therein, the $18.50 per share of Company Common Stock in cash to be received by the holders of shares of Company Common Stock in the Offer and the Merger was fair, from a financial point of view, to such holders, other than the Excluded Holders, as described under “—Opinion of Moelis & Company LLC” below.

Merger Agreement Terms (Solicitation of Alternative Proposals; Change of Recommendation)

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The Merger Agreement has customary no solicitation and termination provisions which, in the view of the Special Committee, should not preclude third parties from making “superior proposals” or preclude the Special Committee or the board of directors from changing its recommendation in connection with “intervening events”:

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Prior to the earlier of the closing of the Offer or obtaining the approval of CPK’s stockholders of the Merger, CPK can furnish information or enter into discussions with respect to an unsolicited bona fide written takeover proposal if (i) the board of directors (or any authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the board of directors’ fiduciary duties under applicable laws and (ii) the board of directors (or any authorized committee thereof) determines in good faith, based on information then available after consultation with its financial advisor and outside legal counsel, that such takeover proposal either constitutes or is reasonably likely to lead to a superior proposal.

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If the board of directors (or any authorized committee thereof) determines that a bona fide written acquisition proposal that has not been withdrawn constitutes a superior proposal, the board of directors (or any authorized committee thereof) may effect a change of recommendation with respect to such superior proposal or CPK may terminate the Merger Agreement to enter into an alternative acquisition agreement with respect to such superior proposal, if, (i) the board of directors (or any authorized committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable laws, (ii) CPK has complied with all of its obligations under the Merger Agreement with respect to the superior proposal, (iii) CPK has provided prior written notice to Parent at least five business days in advance, (iv) subject to certain conditions, CPK has, and caused its financial and legal advisors to, negotiate with Parent and its representatives in good faith to make such adjustments to the terms and conditions of the Merger Agreement such that the acquisition proposal would cease to constitute a superior proposal, and (v) if CPK terminates the Merger Agreement to enter into an alternative acquisition agreement with respect to a superior proposal, CPK has provided the requisite notices to Parent, terminated the Merger Agreement in accordance with its terms and has paid the termination fee as described in more detail below.

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In response to an intervening event, the board of directors may, subject to certain terms and conditions set forth in the Merger Agreement, (i) withhold, withdraw, qualify or modify its recommendation (or publicly propose or resolve to do the foregoing), (ii) fail to publicly reaffirm its recommendation after Parent so requests in writing, or (iii) fail to include its recommendation in this statement if it determines in good faith after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law. However, CPK must provide Parent with notice, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make adjustments to the terms and conditions of the Merger Agreement in such a manner that such intervening event no longer necessitates withdrawing or modifying the board of directors’ recommendation, and at or following the end of the five business day period following the time CPK provided written notice to Parent, the board of directors must determine in good faith, after consultation with its outside legal counsel, that such intervening event continues to necessitate withdrawing or modifying the board of directors’ recommendation.

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If CPK terminates the Merger Agreement in order to accept a superior proposal, CPK is required to pay a termination fee of $18 million, or if the Merger Agreement is terminated in certain limited circumstances after the board of directors has effected a change of recommendation in the absence of a competing acquisition proposal, CPK has agreed to pay Parent a termination fee equal to $30 million. The Special Committee believes that such termination fees should not deter any interested third party from making, or inhibit the board of directors from approving, a superior proposal if such were available or preclude the Special Committee or the board of directors from changing its recommendation in connection with “intervening events.”

•	The Merger Agreement was the product of extensive arms-length negotiations.

•	The availability of statutory appraisal rights under Delaware law in connection with the Merger.

Speed and Likelihood of Consummation

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The structure of the transaction as a two-step transaction potentially enables the stockholders to receive the Offer Price pursuant to the Offer in a relatively short time frame (and potentially reduces the uncertainty during the pendency of the transaction), followed by the Merger in which stockholders that do not tender in the Offer will receive the same cash price as is paid in the Offer. In addition, the structure of the transaction permits the use of a one-step transaction, under certain circumstances, in the event the two-step transaction is unable to be effected.

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If a certain number of shares of Company Common Stock are tendered, Purchaser will be deemed to have exercised the Top-Up to purchase up to an additional number of shares of Company Common Stock sufficient to cause Purchaser to own 90% of the shares of Company Common Stock outstanding after the Offer, which would permit Purchaser to close the Merger (as a short-form merger under Delaware law) more quickly than alternative structures.

•	The likelihood that the Offer and the Merger would be consummated, including:

•	Purchaser is required, subject to certain exceptions, to extend the Offer in certain circumstances.

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The consummation of the Offer is conditioned on meeting the minimum tender condition (as described in more detail below), with a back-up one-step merger (that only requires the approval of the holders of a majority of the outstanding shares of Company Common Stock) in certain circumstances, including in the event the minimum tender condition in the offer is not satisfied.

•	The conditions to the Offer and the Merger are specific and limited, and are not within the control or discretion of Purchaser, Parent or Golden Gate Capital.

•	The transaction is likely to be completed if a sufficient number of shares are tendered in the Offer.

•	There are no significant antitrust or other regulatory impediments.

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The Designated Stockholders entered into Support Agreements with CPK, Parent and Purchaser as a condition to Parent’s willingness to enter into the Merger Agreement, pursuant to which such parties agreed, among other things, to vote in favor of adoption of the Merger Agreement and agreed to tender their shares in the Offer, upon the terms and subject to the conditions of such agreements. The shares subject to the Support Agreements comprise approximately 11% of the outstanding shares of Company Common Stock as of May 24, 2011 (assuming vesting and net exercise of all of the options held by the parties to such Support Agreements).

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The Support Agreements automatically terminate upon the earliest to occur of (i) a termination of the Merger Agreement for any reason (including as a result of the board of directors accepting a superior proposal), (ii) the Merger Closing and (iii) certain changes to the terms of the Offer or the Merger without the prior written consent of the stockholder parties thereto, and do not prevent the board of directors from accepting a superior proposal.

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The number of the outstanding shares of Company Common Stock that are validly tendered and not validly withdrawn, together with shares to be purchased by Purchaser under the Top-Up and shares subject to the Support Agreements, must equal the minimum tender condition, which is at least 90% of (i) the outstanding shares of Company Common Stock as of the expiration of the Offer (including shares issuable to holders of Company stock options that have been exercised but not yet issued prior to the expiration of the Offer) plus (ii) the number of shares to be purchased by Purchaser under the Top-Up.

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Purchaser has obtained the debt and equity financing commitment letters to fund the transaction and CPK is entitled to cause the equity portion of the financing to be funded simultaneously with the receipt of the debt financing as described below.

•	The business reputation and capabilities of Golden Gate Private Equity and its management and the substantial financial resources of Golden Gate Private Equity and, by extension, Parent and Purchaser.

Financing-Related Terms

•	Debt/Equity Commitment Letters:

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Purchaser received executed debt financing commitment letters from major commercial banks with significant experience in similar lending transactions and a strong reputation for honoring the terms of the commitment letters, which, in the reasonable judgment of the Special Committee, increases the likelihood of such financing being completed.

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Each of Parent and Purchaser is required to use commercially reasonable efforts to seek to enforce its rights under the debt financing documents in the event of a material breach thereof by the financing sources thereunder.

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An affiliate of Golden Gate Capital has provided the Equity Commitment Letter to fund the equity portion of the financing (which represents approximately 46.4% of the total financing required for the transaction) and has provided assurances of the sources of its funds.

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The limited number and nature of the conditions to funding set forth in the debt and equity financing commitment letters and the expectation that such conditions will be timely met and the financing will be provided in a timely manner, and the obligation of Parent and Purchaser to use reasonable best efforts to obtain the debt financing.

•	If Parent and Purchaser fail to effect the closing under certain circumstances, Parent is obligated to pay CPK the Parent Termination Fee.

•	An affiliate of Golden Gate Capital has provided the Guarantee in favor of CPK that guarantees the payment of the Parent Termination Fee.

•	The level of effort Purchaser and Parent must use under the Merger Agreement to obtain the proceeds of the financing.

•	Specific Performance:

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CPK is entitled to cause the equity commitment to be funded simultaneously with the receipt of the debt financing if (i) all of the conditions to Parent and Purchaser’s obligations to the Offer Closing and/or the Effective Time have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Effective Time, each of which will be capable of being satisfied at the Effective Time), (ii) the debt financing would be funded at the Offer Closing or the Effective Time, as applicable, if the equity is funded at the Offer Closing or the Effective Time, as applicable, and (iii) CPK has irrevocably confirmed to Parent in writing that if the equity financing and debt financing were funded, it would take actions within its control to cause the Merger Closing to occur.

The Special Committee also considered a number of uncertainties, risks and potentially negative factors in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:

•	Our current stockholders would not have the opportunity to participate in any possible growth and profits of CPK following the completion of the transaction.

•

The costs involved in connection with entering into and completing the Merger and the time and effort of management required to complete the Merger and related disruptions to the operation of CPK’s business.

•

The risk that the minimum tender condition in the Offer may not be satisfied and that such minimum tender condition is a higher threshold than the approval percentage that would be required if the transaction was structured as a one-step merger (i.e., a majority of the outstanding shares).

•

However, this consideration was viewed in light of the provisions in the Merger Agreement that provide for the one-step merger (with a majority voting requirement) if the minimum tender condition is not satisfied.

•

The Merger Agreement contemplates the early filing of a proxy statement so that the one-step merger structure could be implemented without significant delay if the minimum tender condition is not satisfied.

•	The risk that the proposed transaction might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on:

•

The market price of Company Common Stock, which could be affected by many factors, including (i) the reason for which the Merger Agreement was terminated and whether such termination results from factors adversely affecting CPK, (ii) the possibility that the marketplace would consider CPK to be an unattractive acquisition candidate and (iii) the possible sale of shares of Company Common Stock by short-term investors following the announcement of termination of the Merger Agreement.

•	Our operating results, particularly in light of the costs incurred in connection with the transaction, including the potential requirement to make a termination payment.

•	The ability to attract and retain key personnel.

•	Relationships with CPK’s employees, vendors, customers, partners and franchisees and others that do business with us.

•	There can be no assurance that all conditions to the parties’ obligations, including with respect to required antitrust approvals, to complete the Offer or the Merger will be satisfied.

•

The terms of the Merger Agreement, including (i) the operational restrictions imposed on CPK between signing and closing (which may delay or prevent CPK from undertaking business opportunities that may arise pending the completion of the transaction or any other action CPK would otherwise take with respect to the operations of CPK absent the pending completion of the Merger), and (ii) the termination fee and the expense reimbursement that could become payable by CPK under certain circumstances, including:

•	if CPK terminates the Merger Agreement to accept a superior proposal, a termination fee equal to $18 million (or approximately 3.8% of the equity value of the transaction), or

•

if the board of directors has effected a change of recommendation in the absence of a competing acquisition proposal due to an “intervening event,” a termination fee equal to $30 million (or approximately 6.4% of the equity value of the transaction).

•	The restriction on soliciting competing proposals.

•	The possibility that Purchaser will be unable to obtain the debt financing from the lenders under the commitment letters, including as a result of the conditions in the debt commitment letter.

•

The fact that CPK is entering into a merger agreement with a newly formed entity and, accordingly, that CPK’s monetary remedy in connection with a breach of the Merger Agreement by Purchaser, even a breach that is deliberate or willful, is limited to $30 million and may not be sufficient to compensate CPK for losses suffered as a result of a breach of the Merger Agreement by Parent or Purchaser.

•

The interests of Messrs. Rosenfield and Flax and certain other members of senior management and the directors in the Offer and the Merger, as described in “The Merger—Interests of Certain Persons in the Merger” beginning on page [•] and “Advisory Vote on Golden Parachute Compensation” beginning on page [•].

•	The fact that the cash consideration paid in the transaction would be taxable to CPK’s stockholders that are U.S. holders for U.S. federal income tax purposes.

The Special Committee believed that, overall, the potential benefits of the Offer and the Merger to CPK’s stockholders outweighed the risks and uncertainties of the Offer and the Merger.

Board of Directors. In the course of reaching its determination and recommendation, the board of directors considered, among other things, the same factors considered by the Special Committee in its deliberations, as described above.

After consideration, on May 24, 2011, based on the recommendation of the Special Committee and the conduct of its own independent review and other relevant factors, the board of directors unanimously (i) determined that the terms of the Merger Agreement, including the Offer, the Merger and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement, are fair to and in the best interests of CPK and its stockholders, (ii) approved the Merger Agreement, the Support Agreements, the Offer, the Merger, the Top-Up and the other transactions contemplated by the Merger Agreement, (iii) declared the Merger Agreement, the Support Agreements and the transactions contemplated thereby, including the Offer and the Merger, advisable, fair to and in the best interests of the holders of Company Common Stock, (iv) approved the form, terms and conditions of the Merger Agreement and the Support Agreements, (v) approved the Offer, the Merger, the Top-Up, the other transactions contemplated by the Merger Agreement and all other actions or matters necessary or appropriate to give effect to the foregoing, (vi) authorized, approved and directed the co-Chief Executive Officers of CPK and/or any of their designees with full power to act without the others to execute and deliver, in the name and on behalf of CPK, the Merger Agreement and the Support Agreements, (vii) approved and authorized the performance by CPK of its obligations under the Merger Agreement, the Support Agreements and the transactions contemplated thereby and the preparation, execution, delivery, filing and recordation of such other agreements, certificates, instruments and documents and the taking of any and all such other action as either of the co-Chief Executive Officers and/or any of their designees deem necessary, appropriate or advisable in connection therewith, (viii) subject to the terms and conditions of the Merger Agreement, recommended to the stockholders of CPK that they accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement and thereby approve the Merger and the other transactions contemplated by the Merger Agreement, (ix) irrevocably approved for all purposes, to the extent required under applicable law, Purchaser, Parent and their affiliates, the Merger Agreement, the Support Agreements and the transactions contemplated by the Merger Agreement (including the Offer, the Top-Up and the Merger) to exempt such persons, agreements and transactions from any anti-takeover laws, and (x) authorized and directed the co-Chief Executive Officers of CPK and/or any of their designees to issue the Top-Up Shares to Purchaser upon the automatic exercise of the Top-Up and payment for the Top-Up Shares by Purchaser, in each case, on the terms and subject to the conditions set forth in the Merger Agreement.

In considering the Merger with Purchaser, the board of directors reviewed and considered the fairness opinion sought and received from Moelis by the Special Committee as to the fairness as of the date of such opinion, from a financial point of view, of the Consideration to be received by the holders of shares of Company Common Stock (other than the Excluded Holders), which opinion is described in the section entitled “The Merger—Opinion of Moelis & Company LLC” beginning on page [•]. The board of directors also consulted with representatives of L&W, regarding the fiduciary duties of the members of the board of directors and the terms of the Merger Agreement.

The foregoing discussion of information and factors considered by the Special Committee and the board of directors is not intended to be exhaustive. In light of the variety of factors considered in connection with their evaluation of the Offer and the Merger, the Special Committee and the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Special Committee and the board of directors applied his own personal business judgment to the process and may have given different weight to different factors. In arriving at their recommendation, the members of the Special Committee and the board of directors were aware of the interests of our executive officers, directors and affiliates as described in the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page [•].

To CPK’s knowledge, after making reasonable inquiry, all of CPK’s executive officers, directors and affiliates currently intend to tender or cause to be tendered all shares of Company Common Stock held of record or beneficially by them pursuant to the Offer (other than shares of Company Common Stock as to which such holder does not have discretionary authority, shares of Company Common Stock which may be retained in order to facilitate estate and tax planning dispositions and shares underlying outstanding options) and, if necessary, to vote such shares in favor of the adoption of the Merger Agreement. Pursuant to the Support Agreements, the Designated Stockholders beneficially owning, as of June 13, 2011, approximately 11% of the issued and outstanding shares of Company Common Stock (assuming vesting and net exercise of all of the options held by the Designated Stockholders) have agreed to tender their shares in the Offer and, if necessary, to vote such shares in favor of the adoption of the Merger Agreement. See “Merger Agreement—Terms of the Merger Agreement and Certain Other Agreements—Stockholder Tender Agreements” beginning on page [•].

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

In considering the recommendation of the board of directors with respect to the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, yours. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page [•] and “Advisory Vote on Golden Parachute Compensation” beginning on page [•]. The Special Committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by the stockholders of CPK.

Opinion of Moelis & Company LLC

Opinion

At the meeting of the Special Committee on May 24, 2011, Moelis delivered its oral opinion, which was later confirmed in writing, that, based upon and subject to the conditions and limitations set forth in its written opinion, as of May 24, 2011, the $18.50 per share of Company Common Stock in cash (the “Consideration”) to be received by the holders of shares of Company Common Stock in the Offer and the Merger is fair, from a financial point of view, to such holders, other than the Excluded Holders.

The full text of Moelis’ written opinion dated May 24, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. CPK’s stockholders are urged to read Moelis’ written opinion carefully and in its entirety. The following summary describes the material analyses underlying Moelis’ opinion, but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion. Moelis’ opinion is limited solely to the fairness of the Consideration from a financial point of view as of the date of the opinion and does not address CPK’s underlying business decision to effect the Offer or the Merger or the relative merits of the Offer and the Merger as compared to any alternative business strategies or transactions that might be available to CPK, nor does it address any legal, regulatory, tax or accounting matters. Moelis’ opinion does not constitute a recommendation as to whether or not any holder of shares of Company Common Stock should tender shares in connection with the Offer or as to how any holder of shares of Company Common Stock should vote with respect to the Merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to CPK that Moelis deemed relevant;

•

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of CPK that were furnished to Moelis by CPK and were not publicly available, including the Projections (as defined below) and financial estimates prepared by the management of CPK that the Special Committee directed Moelis to utilize for purposes of its analysis;

•

conducted discussions with members of senior management and representatives of CPK concerning the matters described in the preceding two bullet points, as well as the business and prospects of CPK generally;

•

reviewed publicly available financial and stock market data for CPK, including valuation multiples, and compared them with those of certain other companies in lines of business that Moelis deemed relevant;

•	compared the proposed financial terms of the Offer and the Merger with the financial terms of certain other transactions that Moelis deemed relevant;

•	reviewed a draft of the Merger Agreement, dated May 24, 2011;

•	participated in certain discussions and negotiations among representatives of CPK and Parent and their financial and legal advisors; and

•	conducted such other financial studies and analyses, and took into account such other information, as Moelis deemed appropriate.

In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by Moelis for the purpose of its opinion and has, with the consent of the Special Committee, relied on such information being complete and accurate in all material respects. In addition, at the direction of the Special Committee, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of CPK, nor was Moelis furnished with any such evaluation or appraisal. With respect to the Projections and financial estimates referred to above, Moelis assumed, at the direction of the Special Committee, that such financial information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of CPK as to the future performance of CPK. Moelis assumes no responsibility for and expresses no view as to such financial information or the assumptions on which they are based, and Moelis has relied upon the assurances of CPK’s management that they are unaware of any facts that would make the information provided to or reviewed by Moelis incomplete or misleading.

Moelis’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion, and Moelis assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of the opinion.

Financial Analyses

The following is a summary of the material financial analyses presented by Moelis to the Special Committee at its meeting held on May 24, 2011, in connection with the delivery of its oral opinion at that meeting and its subsequent written opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

Selected Publicly Traded Companies Analysis

Moelis compared selected financial metrics of CPK with similar data for eleven publicly traded companies listed below. Moelis selected companies in the restaurant industry with operations that for purposes of analysis are comparable in certain respects to the operations of CPK. The companies with operations that are most comparable to the operations of CPK were considered “Core Selected Companies,” and the companies with operations that are less comparable to the operations of CPK based on selected comparable operating metrics, such as comparable store sales for the latest fiscal year and earnings before interest, taxes, depreciation, and amortization (“EBITDA”) margins for the last twelve months (“LTM”), were considered “Other Selected Companies.” For each of the selected companies and CPK, Moelis calculated various multiples, including:

•

the ratio of enterprise value, which is the market value of common equity plus the book value of debt and minority interest less cash and the value of unconsolidated assets, to LTM EBITDA as of the last available financial filings (or other date if disclosed); and

•	the ratio of share price to estimated earnings per share for calendar year 2011.

Moelis also calculated for each of the selected companies and CPK the LTM EBITDA margins, which is the last twelve months EBITDA as a percentage of the last twelve months revenue.

The two calculations for CPK below were based on the following: (1) closing trading prices on May 24, 2011 and the Projections provided by CPK’s management and (2) the $18.50 transaction price and the Projections provided by CPK’s management. The calculations for the selected public companies identified below were based on closing trading prices on May 24, 2011, publicly available information and consensus estimates for 2011 from Capital IQ.

The following table summarizes the above multiples and margins for the selected companies and CPK:

	EV /EBITDA LTM(1)	Price /EPS 2011E	EBITDA Margin LTM(1)
Core Selected Companies
P.F. Chang’s China Bistro, Inc.	6.4x	18.4x	11.8%
Ruby Tuesday, Inc.	7.4x	12.4x	11.6%
Ruth’s Hospitality Group Inc.	6.4x	14.0x	11.4%
O’Charley’s Inc.	5.1x	NM	5.7%
McCormick & Schmick’s Seafood Restaurants, Inc.	4.7x	23.0x	6.5%
Median	6.4x	16.2x	11.4%
Mean	6.0x	16.9x	9.4%

Other Selected Companies
Darden Restaurants, Inc.	8.5x	14.3x	14.0%
Brinker International Inc.	7.6x	15.3x	12.5%
The Cheesecake Factory Incorporated	8.6x	18.4x	12.3%
BJ’s Restaurants, Inc.	19.4x	45.8x	13.2%
Texas Roadhouse Inc.	8.2x	18.7x	13.8%
Morton’s Restaurant Group, Inc.	8.1x	13.6x	7.6%
Median	8.4x	16.9x	12.9%
Mean	10.1x	21.0x	12.3%

Median—All Selected Companies	7.6x	16.8x	11.8%
Mean—All Selected Companies	8.2x	19.4x	11.0%

California Pizza Kitchen (as of 5/24/2011—$16.71)(2)	5.7x	24.2x	10.2%
California Pizza Kitchen (Offer Price—$18.50)(2)	6.6x	26.8x	10.2%

(1)	EBITDA excludes stock-based compensation expense and pre-opening costs.

(2)	LTM EBITDA for California Pizza Kitchen based on the last twelve months ended April 3, 2011. Debt and cash balances estimated as of 6/30/2011.

Based on the foregoing, Moelis applied multiple ranges of 5.0x to 6.5x to CPK’s EBITDA, adjusted to exclude stock-based compensation expense and restaurant pre-opening costs, or adjusted EBITDA, for the LTM ended April 3, 2011.

Based on the foregoing, Moelis calculated a reference range of equity value per share for the Company Common Stock of $14.64 to $18.18.

Selected Transactions Analysis

Moelis compared selected transaction metrics of the Offer and the Merger with similar data for twelve transactions listed below. Moelis selected the transactions based on targets that are (i) companies operating casual dining, upscale casual dining and fine dining restaurants, which are considered “Primary Selected Transactions,” and (ii) companies operating quick service restaurants, which are considered “Secondary Selected Transactions.” For each of the selected transactions, Moelis calculated the ratio of enterprise value to LTM EBITDA, and then calculated the median and mean of these ratios for all primary selected transactions and all secondary selected transactions, respectively.

The calculations for CPK below were based on the transaction price and the Projections provided by CPK’s management and consensus estimates from Capital IQ. The calculations for the transactions identified below were based on publicly available information.

The following table summarizes the above multiple for the selected transactions:

Date Announced	Target	Acquiror	EV /EBITDA LTM
Primary Selected Transactions
01/24/11	Hooters	Chanticleer	NA
11/16/10	Rock Bottom / Gordon Biersch	Centerbridge	NA
08/30/10	Logan’s Roadhouse	Kelso & Company	NA
08/25/10	Max & Erma’s Restaurants	American Blue Ribbon Holdings	NA
06/02/10	Fudruckers	Lubys	NA
05/03/10	Dave & Buster’s	Oak Hill Capital Partners	6.9x
03/25/10	On the Border	Golden Gate Capital	NA
11/03/09	Landry’s Restaurants, Inc.	Fertitta Group	7.7x
08/18/08	Macaroni Grill	Golden Gate Capital	NA
Median			7.3x
Mean			7.3x

Secondary Selected Transactions
09/02/10	Burger King Holdings	3G Capital	8.6x
05/09/10	Rubio’s Restaurant	Mill Road Capital	6.0x
04/18/10	CKE Restaurants	Apollo Management	6.7x
Median			7.1x
Mean			6.7x

California Pizza Kitchen (Offer Price—$18.50)			6.6x

Based on the foregoing, Moelis applied multiple ranges of 5.0x to 7.0x to CPK’s adjusted EBITDA for the LTM ended April 3, 2011.

Based on the foregoing, Moelis calculated a reference range of equity value per share for the Company Common Stock of $14.64 to $19.31.

Discounted Cash Flow Analysis

Moelis performed a discounted cash flow analysis of CPK using the Projections and financial estimates prepared by CPK’s management. Moelis calculated a range of implied present values by taking the sum of (1) the forecasted standalone, unlevered, after-tax free cash flows from July 1, 2011 through the fiscal year ending December 31, 2015, discounted to June 30, 2011 using discount rates (based on the estimated weighted average cost of capital of CPK) ranging from 14.5% to 15.5% and (2) the terminal value of CPK, based on a terminal EBITDA multiple range from 4.75x to 5.25x, discounted to June 30, 2011 using discount rates (based on the estimated weighted average cost of capital of CPK) ranging from 14.5% to 15.5%. The discounted cash flow analysis resulted in a range of implied present values of approximately $17.61 to $19.24 per share of Company Common Stock.

Based on the foregoing, Moelis calculated a reference range of equity values per share for the Company Common Stock of $17.61 to $19.24.

Other Considerations

Moelis reviewed the historical trading prices for the shares of Company Common Stock and analyzed the Consideration to be received by the holders of such shares pursuant to the Merger Agreement in relation to:

•

the closing prices of the shares of Company Common Stock on May 24, 2011 (i.e., the day of the execution of the Merger Agreement), April 8, 2010 (i.e., the last full trading day prior to the April 9, 2010 article in The Wall Street Journal reporting that CPK was seeking interested buyers, subsequently followed by an announcement by CPK on April 12, 2010 that it had hired Moelis to pursue strategic alternatives), and February 23, 2010 (i.e., the day that Moelis met with the board of directors to discuss a potential sale process and received a mandate to proceed with such process); and

•	the volume weighted average prices of the shares of Company Common Stock for the 30-calendar day, 60-calendar day and 90-calendar day periods ended May 24, 2011, April 8, 2010 and February 23, 2010.

This analysis indicated that the Consideration to be paid to the holders of Company Common Stock in connection with the Offer and the Merger represented:

•

premiums of 14.3%, 20.4% and 36.0%, respectively based on the volume weighted average prices of the shares of Company Common Stock for the 90-calendar day periods ended on May 24, 2011, April 8, 2010 and February 23, 2010;

•

premiums of 14.4%, 15.3% and 32.5%, respectively based on the volume weighted average prices of the shares of Company Common Stock for the 60-calendar day periods ended on May 24, 2011, April 8, 2010 and February 23, 2010;

•

premiums of 15.0%, 8.0% and 31.7%, respectively, based on the volume weighted average prices of the shares of Company Common Stock for the 30-calendar day periods ended on May 24, 2011, April 8, 2010 and February 23, 2010; and

•	premiums of 10.7%, 1.8% and 21.6%, respectively, based on the closing prices of the shares of Company Common Stock on May 24, 2011, April 8, 2010 and February 23, 2010.

General

The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in the analyses described above for purposes of comparison is directly comparable to CPK or the Offer or the Merger. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither CPK, nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

The Consideration was determined through arm’s length negotiations between CPK and Parent and was approved by the Special Committee. Moelis provided advice to CPK during these negotiations. Moelis did not, however, recommend any specific amount of consideration to CPK or the Special Committee, or that any specific amount or type of consideration constituted the only appropriate consideration for the Offer and the Merger.

Moelis’ opinion was prepared for the use and benefit of the Special Committee in connection with its evaluation of the Offer and the Merger. Moelis was not asked to address, and its opinion does not address, the fairness of the Consideration to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of CPK, other than the holders of shares of Company Common Stock (other than the Excluded Holders). In addition, Moelis’ opinion does not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of CPK’s officers, directors or employees, or any class of such persons, in connection with the Offer or the Merger, whether relative to the Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement or otherwise. At the direction of the Special Committee, Moelis was not asked to, nor did it, offer any opinion as to the material terms of the Merger Agreement or the form of the Offer and the Merger. In rendering its opinion, Moelis assumed, with the consent of the Special Committee, that the final executed form of the Merger Agreement would not differ in any material respect from the draft that Moelis examined, and that Parent, Purchaser and CPK would comply with all the material terms of the Merger Agreement. Moelis also assumed, with the consent of the Special Committee, that Parent would obtain the necessary financing to effect the Offer and the Merger in accordance with the terms of financing commitments in the forms provided by Parent.

Moelis acted as the exclusive financial advisor to CPK in connection with, and participated in certain of the negotiations leading to, the Offer and the Merger. Moelis will receive a fee of approximately $4,700,000 for its services in connection with the Offer and the Merger, of which approximately $3,525,000 is contingent upon the consummation of the Offer or the Merger. Moelis will also receive a fee in the amount of $1,175,000 in connection with the delivery of its opinion. In addition, CPK has agreed to indemnify Moelis for certain liabilities arising out of its engagement. In the past two years, Moelis provided investment banking and other services, including as co-manager in capital markets transactions and as financial advisor, to Golden Gate Capital and certain of its majority-owned portfolio companies, and in each case received compensation for the rendering of such services. The aggregate fees Moelis received in connection with the rendering of such services were approximately twice the fees Moelis would earn in connection with the Offer and the Merger. Moelis may be currently providing or seeking to provide, and may in the future provide, investment banking and other services to Golden Gate Capital and its affiliates and may receive compensation for the rendering of such services.

The board of directors selected Moelis as CPK’s financial advisor in connection with the Offer and the Merger because Moelis has substantial experience in similar transactions. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Certain Company Projections

We do not as a matter of course make public projections as to future performance, earnings or other results beyond the current fiscal year due to the unpredictability of the underlying assumptions and estimates. However, we provided to Golden Gate Private Equity, in connection with its due diligence review, non-public five-year standalone financial forecasts that had been prepared by management for internal planning purposes and that are subjective in many respects. We have included below a summary of this five-year forecast, or the Projections. CPK also provided the Projections to Moelis for its use in connection with the rendering of its fairness opinion to the Special Committee and performing its related financial analysis, under the section entitled “The Merger—Opinion of Moelis & Company LLC” beginning on page [•]. We believe that the Projections reflect the current operating plan for CPK on a go-forward standalone basis.

The Projections have been prepared by, and are the responsibility of, our management. The Projections were not prepared with a view toward public disclosure; and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles, or GAAP. Ernst & Young LLP, our independent registered public accounting firm, has not audited, compiled or performed any procedures with respect to the Projections and does not express an opinion or any form of assurance related thereto. The summary of the Projections is not being included in this proxy statement to influence your decision whether to vote for or against the proposal to adopt the Merger Agreement, but is being included because the Projections were provided to Golden Gate Private Equity and Moelis.

The Projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of our management.

Because the Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. The Projections also reflect assumptions as to certain business decisions that are subject to change. In addition, the Projections may be affected by our ability to achieve strategic goals, objectives and targets over the applicable periods.

Accordingly, there can be no assurance that the Projections will be realized, and actual results may vary materially from those shown. The inclusion of the Projections in this proxy statement should not be regarded as an indication that we or any of our affiliates, advisors, officers, directors or representatives considered or consider the Projections to be predictive of actual future events, and the Projections should not be relied upon as such. Neither we nor any of our affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date the Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error. We do not intend to make publicly available any update or other revision to the Projections, except as otherwise required by law. Neither we nor any of our affiliates, advisors, officers, directors or representatives have made or make any representation to any stockholder of CPK or other person regarding our ultimate performance compared to the information contained in the Projections or that the Projections will be achieved. We have made no representation to Parent, Purchaser or their affiliates, in the Merger Agreement or otherwise, concerning the Projections.

In light of the foregoing factors and the uncertainties inherent in the Projections, stockholders are cautioned not to place undue, if any, reliance on the Projections.

The following is a summary of the Projections (dollars in millions):

	Fiscal Year Ending December 31(1)
	FY 2011	FY 2012	FY 2013	FY 2014	FY 2015
Number of Restaurants:
Company-Owned Restaurants	206	207	213	222	234
Franchised Restaurants	68	84	104	128	156

Total Restaurants	274	291	317	350	390

Revenues:
Restaurant Sales	$639.7	$658.6	$687.6	$733.3	$790.1
Franchise and Licensing Revenue	11.9	14.4	17.5	21.7	26.0

Total Revenue	$651.6	$672.9	$705.1	$755.0	$816.1

Total Store-Owned Costs(2)	534.3	546.8	565.3	597.1	639.8
General and Administrative Costs(3)	48.7	50.5	52.2	54.1	57.1

Adjusted EBITDA	$68.6	$75.6	$87.7	$103.8	$119.1

Total Capital Expenditures(4)	27.9	32.3	37.5	42.9	48.4

Adjusted EBITDA—Total Capital Expenditures	$40.7	$43.4	$50.2	$61.0	$70.7

Adjusted EBITDA	$68.6	$75.6	$87.7	$103.8	$119.1
Depreciation and Amortization	37.7	38.4	39.5	41.1	44.5
Stock-Based Compensation Expense	3.6	3.8	3.7	2.5	2.5
Other Income and Expenses(5)	6.2	2.7	3.2	3.7	4.2

Operating Income	$21.0	$30.8	$41.3	$56.6	$67.9

(1)	CPK’s fiscal year ends on the Sunday closest to December 31 in each year.

(2)	Includes cost of sales, labor costs (excluding stock-based compensation), controllable expenses, advertising expenses and occupancy costs.

(3)	Excludes stock-based compensation expense.

(4)	Gross of tenant improvement allowance.

(5)	Includes pre-opening costs, labor litigation costs, store closure costs and miscellaneous operational expenses.

The key assumptions underlying the summary Projections include:

•	Comparable Sales of 0.8% in fiscal year 2011, 2.0% in fiscal year 2012, 2.5% in fiscal year 2013, 3.0% in fiscal year 2014 and 3.0% in fiscal year 2015

•	Opening a total of 41 new restaurants and closing 15 restaurants over the 5 year period

•	Franchise royalty growth of 2.0% for domestic stores and 4.0% for international stores with 98 new domestic and international franchised stores opening over the 5 year period

•	Company-Owned Store Costs as a percent of Restaurant Sales of 83.5% in fiscal year 2011, 83.0% in fiscal year 2012, 82.2% in fiscal year 2013, 81.4% in fiscal year 2014 and 81.0% in fiscal year 2015

•	General and Administrative Costs as a percent of Total Revenue of 7.5% in fiscal year 2011, 7.5% in fiscal year 2012, 7.4% in fiscal year 2013, 7.2% in fiscal year 2014 and 7.0% in fiscal year 2015

•	Depreciation and Amortization as a percent of Total Revenue of 5.8% in fiscal year 2011, 5.7% in fiscal year 2012, 5.6% in fiscal year 2013, 5.5% in fiscal year 2014 and 5.5% in fiscal year 2015

The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding CPK contained elsewhere in this proxy statement and our public filings with the SEC.

Financing of the Merger

We anticipate that total funds of $485 million will be needed to purchase all of the issued and outstanding shares of Company Common Stock and to complete the Merger and to pay related fees and expenses. Purchaser has received a commitment from its lenders to provide it with a senior secured credit facility in an aggregate amount of $290 million, comprised of a $260 million term loan facility, or the Term Loans, and a $30 million revolving credit facility, or the Revolver, which, together with the Term Loans, we refer to as the Credit Facilities. In addition, Parent has obtained a $225 million equity commitment from Golden Gate Capital. The equity and debt financing commitments are subject to certain conditions, including conditions that do not relate directly to the Merger Agreement.

We believe the amounts committed under the Equity Commitment Letter and the proceeds of the debt financing will be in the aggregate sufficient to pay the Offer Price in respect of each share of Company Common Stock validly tendered and accepted for payment in the Offer, the aggregate merger consideration, all amounts required to be paid in respect of CPK stock options pursuant to the Merger Agreement and all fees and expenses directly related to the debt financing, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the commitment letters fails to fund the committed amounts in breach of such commitment letters or if the conditions to such commitments are not met.

Equity Financing

In connection with the entry into the Merger Agreement, Parent has entered into the Equity Commitment Letter, pursuant to which Golden Gate Capital has committed to contribute to Parent, immediately prior to the earlier of the Offer Closing or the Merger Closing, $225.0 million in the aggregate in cash in immediately available funds, solely for the purpose of funding, and to the extent necessary to fund, a portion of the aggregate Offer Price and/or the merger consideration, as applicable, pursuant to and in accordance with the terms of the Merger Agreement, and certain other amounts required to be paid pursuant to the Merger Agreement, including fees and expenses directly related to the debt financing required to be paid by Parent, Purchaser and the surviving corporation. Golden Gate Capital’s obligation to fund the financing contemplated by the Equity Commitment Letter is generally subject to (i) the satisfaction or waiver of the conditions to Parent’s and Purchaser’s obligations to consummate the transactions contemplated by the Merger Agreement, (ii) the funding (or simultaneous funding) of the debt financing pursuant to the terms and conditions of the debt commitment letter or any alternative financing that Parent and Purchaser are required to accept from alternative sources pursuant to the Merger Agreement and (iii) the contemporaneous consummation of the Offer Closing, if the Offer Closing occurs, and the Merger (regardless of whether the Offer Closing occurs). CPK is an express third-party beneficiary of the Equity Commitment Letter to the extent provided in the Equity Commitment Letter to permit the Company to cause Parent and Purchaser to cause, or to directly cause, Golden Gate Capital to fund, directly or indirectly, its equity commitment in certain circumstances in accordance with the terms of the Equity Commitment Letter and the Merger Agreement.

Golden Gate Capital’s obligation to fund its equity commitment will expire upon the earliest to occur of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Merger Closing, so long as Golden Gate Capital has funded its commitment in connection with the Merger, (iii) any claim by CPK under, or any action, claim, suit or proceeding brought by CPK with respect to, the Guarantee, the guarantor thereunder or any of the guarantor’s affiliates other than in respect of a guaranteed obligation thereunder, or (iv) any other claim under, or action, claim, suit or proceeding against Golden Gate Capital or any of its affiliates in connection with the Equity Commitment Letter, the Guarantee, the Merger Agreement or any transaction contemplated thereby or otherwise relating thereto other than certain claims as set forth in the Equity Commitment Letter.

Debt Financing

Purchaser has received the Debt Commitment Letter from the Lenders to provide, subject to the conditions set forth in the Debt Commitment Letter, to Purchaser (which includes the surviving corporation of the Merger) the Credit Facilities up to an aggregate amount of $290 million, comprised of the Term Loans of $260 million and the Revolver of $30 million, of which is the Term Loans are expected to be drawn at the closing of such facilities for the purpose of financing the Offer and the Merger and paying related fees and expenses, and $6.6 million of the Revolver to back-stop or replace certain existing letters of credit of CPK and, after the Merger Closing, to provide funding for working capital and other general corporate purposes of Purchaser and its subsidiaries.

The commitment of the Lenders with respect to the Credit Facilities expires upon the earliest to occur of (i) 5:00 p.m. California time on November 24, 2011 or (ii) the date on which the Merger Agreement shall be terminated. The documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this document. Each of Parent and Purchaser has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the Debt Commitment Letter. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, each of Parent and Purchaser must use its reasonable best efforts to promptly arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Merger with terms and conditions not materially less favorable from the standpoint of Parent, Purchaser and CPK than the terms and conditions set forth in the Debt Commitment Letter (giving effect to any rights of the financing sources to adjust certain terms contained therein).

Although the debt financing described in this document is not subject to a due diligence or “market out,” such financing may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available.

In the event that Purchaser does not receive the proceeds of the debt financing commitments, Purchaser will not be obligated to purchase shares of Company Common Stock in the Offer. If the Merger Agreement is terminated in the circumstance in which Purchaser does not receive the proceeds of the debt financing commitments, Parent may be obligated to pay CPK a termination fee of $30 million as described under “The Merger Agreement—Terms of the Merger Agreement and Certain Other Agreements—Termination Fees; Expenses” beginning on page [•]. The obligation of Parent to pay such termination fee is guaranteed by Golden Gate Capital as discussed below.

Credit Facilities

The availability of the Credit Facilities is subject, among other things, to consummation of the Merger in accordance with the Merger Agreement (including the satisfaction (or waiver with the consent of the initial lenders) of all conditions precedent to the consummation of the Merger, and without any amendment, modification or waiver of any of the provisions thereof that are materially adverse to the Lenders without the consent of the initial lenders thereunder), the achievement of a specified pro forma ratio of total debt of surviving corporation and its consolidated subsidiaries to EBITDA (including agreed upon add-backs) for the four most recent fiscal quarter period for which financial statements have been filed with the SEC (with the term loan facility and any Second Lien Term Loans being reduced by an amount necessary, if any, to satisfy the specified pro forma ratio), the absence of a “Material Adverse Effect” (consistent with the approach in the Merger Agreement), solvency on a consolidated basis after giving effect to the funding of the Credit Facilities, payment of required fees and expenses, the funding of the equity financing, the absence of certain types of other debt, delivery of certain historical and pro forma financial information, the execution of certain guarantees and the creation of security interests and the negotiation, execution and delivery of definitive documentation.

Term and Revolving Credit Facilities

The Credit Facilities will consist of a (i) $260 million term loan facility with a term of six years (which will be fully drawn at closing) and (ii) a $30 million revolving credit facility with a term of five years.

Roles. GECM and Jefferies have been appointed as joint lead arrangers and joint book-running managers for the Credit Facilities. Jefferies has been appointed as syndication agent and GE Capital has been appointed as administrative agent for the Credit Facilities.

Interest Rate. Loans under the Credit Facilities are expected to bear interest, at Purchaser’s option, at a rate equal to the adjusted Eurodollar rate or an alternate base rate, in each case, plus a spread.

Prepayments and Amortization. Purchaser will be permitted to make voluntary prepayments with respect to the Credit Facilities at any time, without premium or penalty (other than LIBOR breakage costs, if applicable). The term loans under the Credit Facilities will amortize 1% per annum in equal quarterly installments until the final maturity date.

Guarantors. All obligations under the Credit Facilities will be guaranteed by Parent and each existing and future direct and indirect, domestic subsidiaries of Purchaser, subject to certain limitations.

Security. The obligations of Purchaser and the guarantors under the Credit Facilities and under any interest rate protection or other hedging arrangements entered into with GE Capital or Jefferies or any Lender (or any affiliates of the foregoing), will be secured, subject to permitted liens and other agreed upon exceptions on a first priority basis by a perfected security interest in all of Purchaser’s and each guarantor’s existing or after-acquired personal property, including all of the capital stock of Purchaser and each of its direct and indirect subsidiaries (limited, in the case of foreign subsidiaries, to 66% of the capital stock of first tier foreign subsidiaries). If certain security is not provided at closing despite the use of commercially reasonable efforts to do so, the delivery of such security will not be a condition precedent to the availability of the Credit Facilities on the closing date, but instead will be required to be delivered following the closing date pursuant to arrangements to be mutually agreed.

Other Terms. The Credit Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The Credit Facilities will also include customary events of defaults including a change of control to be defined.

Second Lien Term Loans. As part of the total equity investment in CPK, Golden Gate Capital (itself or through one or more of its affiliates) shall have the right, on the date of the Merger Closing, to invest up to $75 million of its investment in CPK contemplated by the Equity Commitment Letter in the form of second lien term loans to Purchaser.

Limited Guarantee

In connection with the entry into the Merger Agreement, on May 24, 2011, Golden Gate Capital executed and delivered to the Company the Guarantee. Pursuant to the Guarantee, Golden Gate Capital has irrevocably and unconditionally guaranteed the due and punctual payment by Parent to the Company of (i) the Parent Termination Fee of $30.0 million, when required to be paid under the terms of the Merger Agreement, (ii) all of the liabilities and obligations of Parent and Purchaser under the terms of the Merger Agreement and (iii) all of the liabilities and obligations of Golden Gate Private Equity under the terms of the Confidentiality Agreement. However, under the terms of the Guarantee, Golden Gate Capital’s maximum liability cannot exceed $30.0 million plus the amount of any liability for costs and expenses, including certain indemnification obligations and attorneys’ fees, payable pursuant to the Merger Agreement and the Confidentiality Agreement.

Closing and Effective Time of Merger

If the Merger Agreement is adopted at the special meeting then, assuming timely satisfaction of the other necessary closing conditions, we anticipate that the Merger will be completed promptly thereafter. The Effective Time will occur as soon as practicable following the Merger Closing upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

As promptly as reasonably practicable after the Effective Time, each record holder of shares of Company Common Stock (other than shares owned by Parent or Purchaser, and shares of Company Common Stock held by stockholders who have demanded appraisal of their shares under Section 262 of the DGCL and not withdrawn such demand) will be sent a letter of transmittal describing how such holder may exchange its shares of Company Common Stock for the per share merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of CPK, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by CPK to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Interests of Certain Persons in the Merger

Overview

Aside from their interests as stockholders of CPK, our directors and employees, including our executive officers, have interests in the Merger that may be different from, or in addition to, those of other stockholders of CPK generally. In considering the recommendation of the board of directors that you approve the proposal to adopt the Merger Agreement, you should be aware of these interests. The members of the board of directors were aware of and considered these interests, among other matters, in making their decision to recommend that you approve the proposal to adopt the Merger Agreement. As described in more detail below, the interests of CPK’s directors and employees, including its executive officers, in the Merger that are different from, or in addition to, those of other stockholders of CPK may include:

•

Accelerated vesting of equity awards held by our directors and employees, including our executive officers, at the Effective Time, the settlement of options to purchase shares of Company Common Stock in exchange for cash, and the settlement of shares of Company Restricted Stock in exchange for shares of Company Common Stock; and

•

The executive officers will receive severance payments and benefits under their employment agreements or CPK’s Severance Plan, as applicable, upon certain types of termination of employment following the Effective Time.

These interests are described in more detail below, and certain of them are quantified in the tables that follow the narrative below and under the heading “Advisory Vote on Golden Parachute Compensation” beginning on page [•]. The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur.

Equity Awards

Treatment of Company Stock Options and Company Restricted Stock.

The Merger Agreement provides that at the Effective Time, each outstanding, unexpired and unexercised stock option will vest and become exercisable, and each such stock option will be deemed to be exercised and cancelled, with each former holder of any such cancelled stock option becoming entitled to receive, at the Effective Time or as soon as practicable thereafter, in consideration of the deemed exercise and cancellation of such stock option, an amount in cash, without interest, equal to (i) the excess, if any, of (A) the per share merger consideration over (B) the exercise price per share of Company Common Stock subject to such option, multiplied by (ii) the total number of shares of Company Common Stock subject to such option. At the Effective Time, each unvested award of Company Restricted Stock will become fully vested, and the restrictions thereon will lapse and, to the extent not withheld by CPK to satisfy tax withholding obligations, CPK will deliver shares of Company Common Stock in settlement thereof.

Pursuant to their employment agreements, Messrs. Flax and Rosenfield and Ms. Collyns are entitled to accelerated vesting and exercisability of all unvested stock options and Company Restricted Stock in the event of a termination of employment under certain circumstances following a change in control. In addition, pursuant to the award agreements covering the stock options held by Messrs. Beck and Gillette and Ms. Goldsmith-Grover, the shares underlying these stock options will vest in the event of a termination of employment under certain circumstances within twelve months following a change in control. For further information, see the information included under the heading “— Employment Agreements, Severance Plan” below.

Merger Proceeds in Respect of Equity Awards.

The table below sets forth information regarding the in-the-money stock options and Company Restricted Stock held by CPK’s executive officers and directors as of June 13, 2011, that would be exchanged at the Effective Time into the right to receive the per share merger consideration (after taking into account any applicable exercise price, but without accounting for any applicable withholding taxes), assuming that the Effective Time occurs on June 13, 2011 for purposes of determining the number of stock options and Company Restricted Stock subject to accelerated vesting.

Name of Executive Officer or Director	Vested Stock Options ($)	Unvested Stock Options ($)	Unvested Company Restricted Stock ($)	Total ($)
Executive Officers
Richard L. Rosenfield	3,463,500	0	986,679	4,450,179
Larry S. Flax	3,463,500	0	986,679	4,450,179
Susan M. Collyns	1,085,494	43,200	740,000	1,868,694
Thomas P. Beck	510,319	70,706	0	581,025
Sarah A. Goldsmith-Grover	279,956	54,694	0	334,650
Peter C. Gillette	157,045	70,692	0	227,737

Directors
Leslie E. Bider	0	0	78,403	78,403
Marshall S. Geller	0	0	78,403	78,403
Charles G. Phillips	245,570	20,207	47,508	313,285
Alan I. Rothenberg	40,370	20,207	47,508	108,085

For additional information regarding the nature of each director’s and executive officer’s beneficial ownership in Company Common Stock, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page [•].

Employment Agreements, Severance Plan

CPK has entered into employment agreements with its co-Chief Executive Officers, Messrs. Rosenfield and Flax, and its Chief Financial Officer/Chief Operating Officer, Ms. Collyns. In addition, CPK has adopted the California Pizza Kitchen, Inc. Severance Plan, or the Severance Plan. Each of these agreements and plans provides for severance benefits upon certain terminations of employment. See “Advisory Vote on Golden Parachute Compensation)” beginning on page [•] for further information with respect to these arrangements.

Flax and Rosenfield Employment Agreements.

In April 2010, CPK entered into a second amended and restated employment agreement with each of its co-Chief Executive Officers, Messrs. Flax and Rosenfield, which we refer to as the co-CEO Employment Agreements. The term of the co-CEO Employment Agreements will expire on December 31, 2012, subject to automatic one-year renewals commencing on December 31, 2010 and on each subsequent anniversary thereafter, unless earlier terminated.

Under each co-CEO Employment Agreement, in the event the employment of Messrs. Flax or Rosenfield is terminated by CPK without Cause or by the executive for Good Reason (each, as defined in the co-CEO Employment Agreements), the executive will be entitled to (i) a cash lump sum payment equal to 1.75 multiplied by his base salary for the remainder of the applicable employment period (as determined without regard to the termination of employment); (ii) full vesting and immediate exercisability (or immediate lapse of restrictions, as applicable) of any unvested options, Company Restricted Stock or similar equity or long-term incentive awarded to the executive during his employment with CPK; (iii) extension of the post-termination exercise period of any stock option until the earlier of three years following the termination date or the expiration date of such option according to its terms; and (iv) continuation of health insurance benefits for eighteen months following the date of termination.

The co-CEO Employment Agreements also provide that, in the event the employment of Messrs. Flax or Rosenfield is terminated by CPK without Cause or by the executive for Good Reason within two years following a Change of Control (as defined in the co-CEO Employment Agreements), the executive will be entitled to the same benefits as specified in the immediately above paragraph except that the executive will be entitled to (i) a cash lump sum payment equal to two times the sum of his base salary and target annual bonus (or, if greater, 1.75 times his base salary for the remainder of the applicable employment period, as determined without regard to the termination of employment); and (ii) continuation of health insurance benefits for two years following the date of termination.

In the event the employment of either Messrs. Flax or Rosenfield is terminated as a result of his death or disability, the co-CEO Employment Agreements provide that the executive (or his estate, as applicable) will be entitled to (i) full vesting and exercisability of any unvested options and immediate lapse of any restrictions on Company Restricted Stock or similar equity or long-term incentive awarded to the executive during his employment with CPK; and (ii) extension of the post-termination exercise period of any stock option until the earlier of three years following the termination date or the expiration date of such option according to its terms.

In addition, the co-CEO Employment Agreements provide that Messrs. Flax and Rosenfield are each entitled to a supplemental retirement benefit in an amount equal to $200,000 per year payable for life, subject to certain reductions if the executive terminates employment without Good Reason or is terminated by CPK for Cause prior to calendar year 2012.

Such severance benefits are subject to compliance with the non-solicitation, confidentiality and other restrictive covenants provided in the co-CEO Employment Agreements. If any of the payments or benefits received or to be received by Messrs. Flax or Rosenfield are subject to the excise tax imposed under Section 4999 of the United States Internal Revenue Code of 1986, as amended, or the Code, resulting from application of Section 280G of the Code, CPK will reduce such payments and benefits to the extent necessary such that the net amount paid to the executive is not subject to the excise tax imposed by Section 4999 of the Code. CPK will only reduce the net amount paid to the executive if the net amount, after such reduction, is greater than or equal to the total payments that would have otherwise been made (less any excise and income taxes owed).

Collyns Employment Agreement.

In August 2009, CPK entered into a second amended and restated employment agreement with Ms. Collyns, which it amended in April 2010, which we refer to as the Collyns Employment Agreement. The initial employment period of the Collyns Employment Agreement will expire on December 31, 2012, subject to automatic one-year extensions, unless earlier terminated.

Under the Collyns Employment Agreement, in the event that CPK does not extend Ms. Collyns’ term of employment at the end of the employment period, Ms. Collyns will be entitled to (i) a cash lump sum payment equal to the sum of her base salary and target annual bonus; (ii) full vesting and immediate exercisability of any unvested options and immediate lapse of any restrictions on Company Restricted Stock awarded to Ms. Collyns during her employment term; (iii) extension of the post-termination exercise period of any stock option until the earlier of three years following the date of termination or the expiration date of such option according to its terms; and (iv) continuation of health insurance benefits for one year following the termination date. Any amounts payable to Ms. Collyns will be reduced by any compensation she earns as a result of consultancy with or employment by another entity or individual during the one-year payout period.

The Collyns Employment Agreement also provides that, in the event the employment of Ms. Collyns is terminated by CPK without Cause or by her for Good Reason (each, as defined in the Collyns Employment Agreement), Ms. Collyns will be entitled to (i) a cash lump sum payment equal to two times the sum of her base salary and target annual bonus; (ii) full vesting and immediate exercisability of any unvested options and immediate lapse of any restrictions on Company Restricted Stock awarded to Ms. Collyns during her employment term; (iii) extension of the exercise period of any stock option until the earlier of three years following the date of termination or the expiration date of such option according to its terms; and (iv) continuation of health insurance benefits until the later of (a) one year following the date of termination and (b) the last day of the term of her employment period (as determined without regard to the termination of employment).

In the event the employment of Ms. Collyns is terminated by CPK without Cause or by her for Good Reason within two years following a Change of Control (as defined in the Collyns Employment Agreement), Ms. Collyns will be entitled to the same benefits provided upon a termination without cause or for good reason, as specified in the immediately above paragraph, except that Ms. Collyns will be entitled to continuation of health insurance benefits for two years following the date of termination.

In the event the employment of Ms. Collyns is terminated as a result of death or disability, she (or her estate, as applicable), the Collyns Employment Agreement provides Ms. Collyns will be entitled to (i) full vesting and immediate exercisability of any unvested options and immediate lapse of any restrictions on Company Restricted Stock; and (ii) extension of the exercise period of any stock option until the earlier of three years following the date of termination or the expiration date of such option according to its terms.

Such severance benefits are subject to an execution of a general release of claims against CPK and compliance with the non-solicitation, confidentiality and other restrictive covenants provided in the Collyns Employment Agreement.

Severance Plan.

In April 2010, CPK’s board of directors adopted, and in February 2011 it extended, the Severance Plan, which sets forth the terms of severance benefits in the event of a qualifying termination for employees holding the title of Vice President or above who are designated as participants by CPK’s board of directors or Compensation Committee. Messrs. Beck and Gillette and Ms. Goldsmith-Grover participate in the Severance Plan. The Severance Plan will become effective upon the consummation of a Corporate Transaction (as defined in the Severance Plan and which, for purposes of the Severance Plan, includes the consummation of the Merger) and will automatically terminate on the second anniversary of the date on which the Plan was adopted if no Corporate Transaction occurs before that date. The Severance Plan provides that a participant will be entitled to severance benefits if his or her employment is terminated by CPK without Cause or if the participant terminates his or her employment for Good Reason (each, as defined in the Severance Plan) within twelve months following a Corporate Transaction.

Under the Severance Plan, if a participant’s employment is terminated by CPK other than for Cause or by the participant for Good Reason within twelve months following a Corporate Transaction, the participant will be entitled to receive, subject to the signing of a general release of any claims against CPK, (i) any unpaid compensation and benefits accrued prior to the date of termination, (ii) a lump-sum payment equal to twelve months’ base salary and (iii) if the executive elects to receive COBRA benefits, a lump-sum payment equal to six months of the monthly COBRA premium in effect immediately prior to the date of termination. The Severance Plan also provides for customary confidentiality protections.

Nonqualified Deferred Compensation Plan

CPK has established the California Pizza Kitchen Executive Retirement Savings Plan, or the ERSP, which is a non-qualified deferred compensation plan for CPK’s highly compensated employees, who are otherwise ineligible for full participation in CPK’s 401(k) plan because their participation could reduce the opportunity for other employees to contribute based on standards for tax qualified plans. In 2010, Messrs. Rosenfield, Flax and Beck and Mss. Collyns and Goldsmith-Grover participated in the ERSP. Under the ERSP, if a participant’s employment is terminated within twenty-four months following a Change in Control (as defined in the ERSP), the participant will receive a single lump sum payment equal to the unpaid balance of his or her account(s). Messrs. Rosenfield, Flax and Beck and Mss. Collyns and Goldsmith-Grover are 100% vested in their accounts balances.

Employee Matters

Purchaser has agreed with CPK in the Merger Agreement to provide each employee of CPK and its subsidiaries who continues his or her employment after the Effective Time, for a period of one year following the Effective Time, a base salary or regular hourly wage, as applicable, bonus opportunity (excluding compensation based on stock or other equity securities and change in control bonuses) and benefits that, in the aggregate, are substantially comparable to the base salary or hourly wage rate, as applicable, bonus opportunity and benefits provided to such employee immediately prior to the Effective Time (disregarding equity incentive arrangements, change in control bonuses, supplemental executive retirement benefits and any benefits that may result in excise taxes being imposed on CPK or the surviving corporation). The Merger Agreement does not require the continued employment of any employee of CPK or its subsidiaries after the Effective Time. In addition, nothing in the Merger Agreement shall (i) create a third party beneficiary or other rights (x) in any other person, including any employees or former employees of CPK or its subsidiaries or participants in any employee benefit plan maintained by CPK or its subsidiaries, or any dependent or beneficiary thereof, or (y) to continued employment with Purchaser or any of its affiliates, (ii) be treated as an amendment or other modification of any employee benefit plan maintained by CPK or its subsidiaries or other agreement or arrangement providing compensation or benefits (or shall prevent Purchaser or the surviving corporation from amending or terminating any such employee benefit plan) or any employee benefit plan of Purchaser or its subsidiaries, or (iii) limit the right of Purchaser or its subsidiaries to amend, terminate or otherwise modify any employee benefit plan of Purchaser or its subsidiaries following the Effective Time.

Additional information about the benefits provided to CPK’s named executive officers is set forth below under the heading “Advisory Vote on Golden Parachute Compensation” beginning on page [•].

Director Compensation

Directors who are CPK’s employees receive no additional compensation for serving on CPK’s board of directors. Non-employee members of CPK’s board of directors may receive a combination of cash and equity-based compensation. No equity-based compensation was granted to members of CPK’s board of directors in 2010 or 2011, however each non-employee director is entitled to receive an annual cash retainer of $175,000.

Compensation to Members of the Special Committee

As compensation for services rendered in connection with serving on the Special Committee, each non-employee director member received a payment of $30,000 in 2010, and received $2,000 for each Special Committee meeting attended in 2010 and 2011. In addition, in 2010 the chair of the Special Committee (Mr. Geller) received an additional cash payment of $10,000. In 2011, CPK’s board of directors approved a payment of $60,000 to each member of the Special Committee.

Stockholder Tender and Support Agreements

Concurrently with the execution of the Merger Agreement, on May 24, 2011, CPK entered into Support Agreements with the Designated Stockholders, pursuant to which each of the Designated Stockholders has agreed, among other things, (i) to tender his or her shares of Company Common Stock in the Offer upon the terms and subject to the conditions of such agreements and (ii) if necessary, to vote such shares of Company Common Stock in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement. As of June 13, 2011, the shares subject to the Support

Agreements comprise approximately 11% of the outstanding Company Common Stock (assuming vesting and net exercise of all of the options held by the Designated Stockholders).

The Support Agreements will terminate upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) certain changes to the terms of the Offer or the Merger without the prior written consent of the Designated Stockholders or (iv) the mutual written consent of Parent and the Designated Stockholders. CPK has agreed to reimburse the legal expenses of the Designated Stockholders incurred in connection with the Support Agreements up to $100,000 in the aggregate.

Indemnification and Exculpation of Directors and Officers

Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise, provided that such indemnity may include only expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no such indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition may be paid by the corporation upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. CPK’s certificate of incorporation and bylaws provide for the indemnification of CPK’s directors and officers to the fullest extent permitted under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

CPK’s certificate of incorporation provides for such limitation of liability to the fullest extent permitted by law. In addition, to complement the indemnification protection afforded under applicable law, CPK’s certificate of incorporation and bylaws and any policies of insurance which may be maintained by CPK, CPK has entered into separate indemnification agreements with certain of its directors and officers, which provide for the indemnification of the directors and officers party thereto under certain circumstances.

The Merger Agreement requires the surviving corporation of the Merger to honor all existing rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses relating thereto) in favor of all current and former directors and officers of CPK and its subsidiaries.

In addition, on the terms and subject to the conditions in the Merger Agreement, CPK may obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time, covering each person who is covered by such policies on the date of the Merger Agreement with respect to such coverage and amounts at least as favorable as those of such policies in effect on the date of the Merger Agreement. In the event CPK does not obtain such “tail” insurance policies, the Merger Agreement requires Parent to maintain in effect CPK’s current directors’ and officers’ insurance policies (or substitute insurance on terms, including with respect to coverage and amounts, that are no less favorable in the aggregate to the indemnified parties) for six years following the Effective Time. However, neither Parent nor the surviving corporation will be required to pay premiums which on an annual basis exceed 300% of the annual premium paid by CPK for such insurance coverage for its last full fiscal year. The Merger Agreement also requires the surviving corporation, from and after the Effective Time, to indemnify and hold harmless, and provide advancement of expenses to, the current and former directors and officers of CPK and CPK’s subsidiaries against certain losses and indemnified liabilities, including in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

Persons Retained, Employed, Compensated or Used

CPK has retained Moelis as its financial advisor in connection with the Offer and the Merger and, in connection with such engagement, Moelis provided the fairness opinion described in “The Merger—Opinion of Moelis & Company LLC” above beginning on page [•] and attached as Annex B to this proxy statement. The board of directors selected Moelis as CPK’s financial advisor because Moelis has substantial experience in similar transactions. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes, which the board of directors believed would assist it in successfully evaluating and negotiating the transactions contemplated by the Merger Agreement.

Pursuant to the engagement letter between Moelis and CPK, dated as of March 11, 2010 and as supplemented on May 19, 2011, or the Engagement Letter, CPK has agreed to pay to Moelis (i) a transaction fee of 1.0% of the Transaction Value (as defined in the Engagement Letter) if the transaction is consummated, or the Transaction Fee; (ii) an opinion fee, to be credited against the Transaction Fee, equal to 25% of the Transaction Fee, subject to a minimum fee of $1.0 million payable upon the later of the delivery by Moelis of its opinion or upon receipt by CPK of the opinion in written form; and (iii) if the transaction is not consummated, but CPK receives compensation (including reimbursement of expenses) pursuant to the termination provisions of the Merger Agreement, a termination fee equal to 25% of the total of such fees, or the Termination Fee, provided that in no event will the Termination Fee exceed the Transaction Fee that would have been payable to Moelis had the transaction been consummated. Assuming the transaction is consummated, CPK will pay approximately $4.7 million in the aggregate to Moelis.

CPK has also agreed in the Engagement Letter to reimburse Moelis for all documented, reasonable expenses, including the reasonable costs of its legal counsel, provided that the cost of its legal counsel does not exceed $50,000, and to indemnify Moelis and certain related persons from and against any liabilities, expenses and actions arising out of or in connection with its engagement.

Additionally, CPK has retained ICR Inc., or ICR, as its investor relations and communications advisor in connection with the Offer and the Merger. CPK has agreed to pay customary compensation to ICR for such services. In addition, CPK has agreed to reimburse ICR for its reasonable out-of-pocket expenses and to indemnify it and certain related persons against certain liabilities arising out of the engagement.

CPK expects to retain MacKenzie Partners, Inc., or MacKenzie, to assist in the solicitation of proxies, for which MacKenzie would receive a customary fee. It is expected that CPK would reimburse MacKenzie for reasonable expenses incurred by MacKenzie in connection with its services and will indemnify MacKenzie for certain losses, costs and expenses.

Except as set forth above, neither CPK nor any person acting on its behalf has or currently intends to employ, retain or compensate any person to make solicitations or recommendations to the stockholders of CPK on its behalf with respect to the Merger.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material United States Federal Income Tax Consequences

The following is a summary of certain material United States federal income tax consequences to beneficial owners of shares of Company Common Stock upon the exchange of shares of Company Common Stock for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of shares of Company Common Stock in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with shares of Company Common Stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address tax considerations applicable to any holder of shares of Company Common Stock that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank, insurance company, or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	a mutual fund;

•	a real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares of Company Common Stock subject to the alternative minimum tax provisions of the Code;

•

a holder of shares of Company Common Stock that received the shares of Company Common Stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a “United States Holder” (as defined herein) that has a functional currency other than the United States dollar;

•	“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid United States federal income tax;

•	a person that holds the shares of Company Common Stock as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction;

•	a United States expatriate; or

•	any holder of shares of Company Common Stock that entered into a Support Agreement as part of the transactions described in the Merger Agreement.

This summary is based on the Code, the Treasury regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. This discussion does not address the United States federal income tax consequences to holders of shares of Company Common Stock who exercise appraisal rights under Delaware law.

THE DISCUSSION SET OUT HEREIN IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES OF COMPANY COMMON STOCK. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS.

For purposes of this discussion, the term “United States Holder” means a beneficial owner of shares of Company Common Stock that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

A “non-United States Holder” is any beneficial owner of shares of Company Common Stock that is not a United States Holder or a partnership (or other entity treated as a partnership for United States federal income tax purposes).

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds shares of Company Common Stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holder should consult its own tax advisor regarding the tax consequences of exchanging the shares of Company Common Stock pursuant to the Merger.

United States Holders

Payments with Respect to Shares of Company Common Stock

The exchange of shares of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for shares of Company Common Stock pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Company Common Stock exchanged therefor. Gain or loss will be determined separately for each block of shares of Company Common Stock (i.e., shares of Company Common Stock acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder’s holding period for the shares of Company Common Stock is more than one year at the time of the exchange. Long-term capital gain recognized by an individual holder generally is subject to tax at a lower rate than short-term capital gain or ordinary income. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding

A United States Holder generally will be subject to information reporting and backup withholding at the applicable rate (currently, 28%) with respect to the proceeds from the disposition of shares of Company Common Stock pursuant to the Merger. A United States Holder can avoid backup withholding if it provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary.

Non-United States Holders

Payments with Respect to Shares of Company Common Stock

Payments made to a non-United States Holder with respect to shares of Company Common Stock exchanged for cash pursuant to the Merger generally will be exempt from United States federal income tax unless:

•	the non-United States Holder is an individual who was present in the United States for 183 days or more during the taxable year of the exchange and certain other conditions are met;

•

the gain is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States; or

•

CPK is or has been a United States real property holding corporation, or a USRPHC, for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of exchange of the shares of Company Common Stock or the period that the non-United States Holder held shares of Company Common Stock.

Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the shares of Company Common Stock, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the year. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to United States federal income tax on a net income basis in the same manner as if the non-United States Holder were a resident of the United States. Non-United States Holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-United States Holders are urged to consult any applicable tax treaties that may provide for different rules.

With respect to the third bullet point above, the determination whether CPK is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its foreign real property interests. The Merger Agreement requires CPK to deliver a certificate to Parent stating that CPK has not been a USRPHC for United States federal income tax purposes during the time period described above. Moreover, since the shares of Company Common Stock are regularly traded on an established securities market (within the meaning of applicable Treasury regulations), even if CPK constitutes a USRPHC, any gain realized on the receipt of cash for shares of Company Common Stock pursuant to the Merger generally will be subject to United States federal income tax only if the non-United States Holder owns (actually or constructively) more than five percent of the shares of Company Common Stock.

Information Reporting and Backup Withholding

A non-United States Holder may be subject to information reporting and backup withholding at the applicable rate (currently, 28%) with respect to the proceeds from the exchange of shares of Company Common Stock pursuant to the Merger. A non-United States Holder can avoid backup withholding by certifying on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person, or by otherwise establishing an exemption in a manner satisfactory to the Depositary. Non-United States Holders should consult their tax advisors regarding the certification requirements for non-United States persons.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES OF COMPANY COMMON STOCK. HOLDERS OF SHARES OF COMPANY COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF EXCHANGING THEIR SHARES OF COMPANY COMMON STOCK FOR CASH IN THE MERGER UNDER ANY FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS.

Regulatory Approvals

Golden Gate Capital and CPK each filed Premerger Notification and Report Forms with the FTC and the Antitrust Division relating to the proposed acquisition of CPK on June 1, 2011.

Under the provisions of the HSR Act applicable to the Offer, the acquisition of shares of Company Common Stock pursuant to the Offer may be consummated following the expiration of a 15-day waiting period following the filing by Parent of its Premerger Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted.

On June 7, 2011, the FTC notified Parent that early termination of the waiting period applicable to the purchase of shares of Company Common Stock under the HSR Act has been granted.

At any time before or after Parent’s acquisition of shares of Company Common Stock pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of shares of Company Common Stock pursuant to the Offer, or seeking the divestiture of shares of Company Common Stock acquired by Parent or the divestiture of substantial assets of CPK or its subsidiaries or Parent or its subsidiaries. State attorneys general may also bring legal action under both state and federal antitrust laws, as applicable. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, the result thereof.

Litigation Relating to the Merger

On May 26, 2011, a putative class action lawsuit captioned Kramer v. Flax, et al., Case No. 6523-VCS, was filed in the Delaware Court of Chancery. The complaint names as defendants the members of the board of directors of CPK, as well as CPK, Golden Gate Capital, Parent and Purchaser. The plaintiff alleges that the board of directors breached its fiduciary duties to CPK’s stockholders in connection with the Offer and the Merger, and further claims that Golden Gate Capital aided and abetted those alleged breaches of fiduciary duty. The complaint alleges that the Offer and the Merger involve an unfair price and an inadequate sales process. The complaint seeks injunctive relief, including to enjoin the Offer and the Merger, rescissory damages in the event the Offer or the Merger is consummated, and an award of attorneys’ and other fees and costs, in addition to other relief. CPK believes the plaintiff’s allegations lack merit and intends to contest them vigorously.

On May 26, 2011, a putative class action lawsuit captioned Palma v. California Pizza Kitchen, Inc., et al., Case No. BC462302, was filed in the Los Angeles County Superior Court. The complaint names as defendants the members of the board of directors of CPK, as well as CPK and Golden Gate Capital. The plaintiff alleges that the board of directors breached its fiduciary duties to CPK’s stockholders in connection with the Offer and the Merger, and further claims that CPK and Golden Gate Capital aided and abetted those alleged breaches of fiduciary duty. The complaint alleges that the Offer and the Merger involve an unfair price and an inadequate sales process, and that CPK’s directors entered into the transaction to benefit themselves personally, including through employment agreements and stock option grants. The complaint seeks injunctive relief, including to enjoin the Offer and the Merger, and an award of attorneys’ and other fees and costs, in addition to other relief. CPK believes the plaintiff’s allegations lack merit and intends to contest them vigorously.

On May 27, 2011, a putative class action lawsuit captioned Anderson v. California Pizza Kitchen, Inc., et al., Case No. BC462400, was filed in the Los Angeles County Superior Court. The complaint names as defendants the members of the board of directors of CPK, as well as CPK, Golden Gate Capital, Parent and Purchaser. The plaintiff alleges that the board of directors breached its fiduciary duties to CPK’s stockholders in connection with the Offer and the Merger, and further claims that CPK, Golden Gate Capital, Parent and Purchaser aided and abetted those alleged breaches of fiduciary duty. The complaint alleges that the Offer and the Merger involve an unfair price and an inadequate sales process, and that CPK’s directors entered into the transaction to benefit themselves personally, including through employment agreements and stock option grants. The complaint seeks injunctive relief, including to enjoin the Offer and the Merger or rescind it if consummated, imposition of a constructive trust, and an award of attorneys’ and other fees and costs, in addition to other relief. CPK believes the plaintiff’s allegations lack merit and intends to contest them vigorously.

On June 10, 2011, a putative class action lawsuit captioned Lane v. Flax, et al., Case No. 6556-VCS, was filed in the Delaware Court of Chancery. The complaint names as defendants the board of directors of CPK, as well as CPK, Golden Gate Capital, Parent and Purchaser. The plaintiff alleges that the board of directors breached its fiduciary duties to CPK’s stockholders in connection with the Offer and the Merger, and further claims that Golden Gate Capital, Parent and Purchaser aided and abetted those alleged breaches of fiduciary duty. The complaint alleges that the Offer and the Merger involve an unfair price, an inadequate sales process, that the deal protections contained in the Merger Agreement are preclusive, and that CPK has failed to make adequate disclosures about the background of the Offer and the Merger and the work performed by Moelis as CPK’s financial advisor with respect to the Offer and the Merger. The complaint seeks injunctive relief, including to enjoin the Offer and the Merger, rescission or rescissory damages in the event the Offer or the Merger is consummated, and an award of attorneys’ and other fees and costs, in addition to other relief. CPK believes the plaintiff’s allegations lack merit and intends to contest them vigorously.

THE MERGER AGREEMENT

The following is a summary of certain provisions of the Merger Agreement and certain other agreements related to the transactions contemplated by the Merger Agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information,” beginning on page [•].

Explanatory Note Regarding the Merger Agreement

The Merger Agreement has been provided solely to inform you of its terms. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of CPK. Our stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of CPK, Parent, Purchaser or any of their respective subsidiaries or affiliates.

The Merger Agreement contains representations and warranties that CPK, Parent and Purchaser made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by CPK, Parent and Purchaser in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for purposes of allocating risk among CPK, Parent and Purchaser rather than establishing matters as facts.

Terms of the Merger Agreement and Certain Other Agreements

The Offer

On June 8, 2011, Purchaser commenced the Offer for all of the outstanding shares of Company Common Stock at a price of $18.50 per share, net to the seller in cash, without interest, and less any applicable withholding taxes (which we refer to as the Offer Price). The Offer contemplated that, after completion of the Offer and the satisfaction or waiver of all conditions, we will merge with Purchaser and all outstanding shares of Company Common Stock, other than shares held by Parent, Purchaser or CPK or by any stockholder of CPK who is entitled to and properly demands appraisal rights under Delaware law, will be converted into the right to receive the Offer Price. The Offer was commenced pursuant to the Merger Agreement.

Under the terms of the Merger Agreement, the parties agreed to complete the Merger whether or not the Offer is completed. If the Offer is not completed, the parties agreed that the Merger could only be completed after the receipt of stockholder approval of the adoption of the Merger Agreement at the special meeting. We are soliciting proxies for the special meeting to obtain stockholder approval of the adoption of the Merger Agreement to be able to consummate the Merger regardless of the outcome of the Offer, subject to the satisfaction of the conditions therein.

We refer in this proxy statement to the Offer and to terms of the Merger Agreement applicable to the Offer, however, the Offer is being made separately to the holders of shares of Company Common Stock and is not applicable to the special meeting.

The Merger Agreement also provides that the obligation of Purchaser to purchase shares of Company Common Stock tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among other things, (a) there being validly tendered in accordance with the terms of the Offer and not validly withdrawn (including or excluding at the option of Parent and Purchaser shares tendered in the Offer pursuant to guaranteed delivery procedures) prior to midnight Pacific Time, on July 6, 2011 (which we refer to as the Expiration Date, unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire) a number of shares, that when added to (i) the number of shares of Company Common Stock to be purchased by Purchaser pursuant to an irrevocable right granted by CPK, or the Top-Up, to purchase up to a number of shares that, when added to the number of shares owned by Parent and Purchaser at the time of the exercise of the Top-Up constitute one share more than 91% (determined on a fully diluted basis) of the shares outstanding immediately after the issuance of the shares under the Top-Up, plus (ii) the number of shares of Company Common Stock that are immediately available to be acquired by Purchaser, immediately following Purchaser’s acceptance for payment of Share pursuant to the Offer from certain individuals under the Support Agreements represent at least 90% of (x) the outstanding shares of Company Common Stock as of the expiration of the Offer plus (y) the aggregate number of shares of Company Common Stock issuable to holders of stock options of CPK from which CPK or its representatives have received notices of exercise prior to the expiration of the Offer (and as to which shares of Company Common Stock have not yet been issued to such exercising holders), plus (z) the number of shares to be purchased by Purchaser under the Top-Up, or the Minimum Tender Condition; and (b) the receipt of proceeds by Parent (either directly or through its subsidiaries) under the Debt Commitment Letter (or the receipt of alternative financing from alternative sources), or the receipt by Parent and Purchaser of confirmation from such financing sources (or alternative financing sources) that the financing (or alternative financing) will be available in an amount sufficient to consummate the Offer and the Merger on the terms and conditions set forth in the Debt Commitment Letter (or new debt commitment letter for any alternative debt financing), or the Financing Proceeds Condition.

The Offer conditions are for the sole benefit of Parent and Purchaser, and Parent and Purchaser may waive, in whole or in part, any Offer condition at any time and from time to time, in their sole discretion, other than the Minimum Tender Condition, which may be waived by Parent and Purchaser only with the prior written consent of CPK. Parent and Purchaser expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise expressly provided in the Merger Agreement or previously approved by CPK in writing, Purchaser shall not (i) reduce the number of shares of Company Common Stock sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, (v) add to the Offer conditions or amend, modify or supplement any Offer condition in a manner adverse to any holder of shares of Company Common Stock, (vi) terminate, extend or otherwise amend or modify the expiration date of the Offer in any manner other than in compliance with the terms of the Merger Agreement or (vii) provide any subsequent offering period after the consummation of the Offer.

Extensions of the Offer

Parent and Purchaser have agreed to extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, and, if the waiting period applicable to the purchase of shares of Company Common Stock pursuant to the Offer and the consummation of the Merger under the HSR Act (or any extension thereof) has neither expired nor terminated, or if there is any temporary restraining order, preliminary or permanent injunction, law or other judgment issued by any court of competent jurisdiction in effect enjoining or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer, Parent and Purchaser will extend the Offer in consecutive increments of up to ten business days until such Offer conditions have been satisfied. Purchaser may in its sole discretion extend the Offer on one or more occasions in consecutive increments of between two and ten business days each if on any then-scheduled expiration date of the Offer any of the Offer conditions have not been satisfied or waived (to the extent waivable by Parent and Purchaser). Parent and Purchaser have agreed that if on any then-scheduled expiration date of the Offer any of the Offer conditions have not been satisfied or waived (to the extent waivable by Parent and Purchaser), then to the extent requested by CPK no less than one business day prior to such expiration date, Purchaser must extend the Offer on one or more occasions in consecutive increments of up to five business days up to an aggregate period of not more than ten business days. Purchaser will not be required to extend the Offer beyond the earliest to occur of (i) the valid termination of the Merger Agreement, (ii) three business days after the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the proxy statement, including by informing CPK that it does not intend to review the proxy statement, which we refer to as the Proxy Statement Clearance Date, and (iii) November 24, 2011.

If at any then-scheduled Expiration Date (i) any Offer conditions have not been satisfied or waived (to the extent waivable by Parent and Purchaser) and (ii) three business days have elapsed since the Proxy Statement Clearance Date, then Purchaser may irrevocably and unconditionally terminate the Offer or, from and after the close of business on July 14, 2011, CPK may cause Purchaser to irrevocably and unconditionally terminate the Offer at the then-scheduled Expiration Date. If the Offer is terminated as described in the foregoing sentence, CPK will proceed with and take all actions necessary to hold the stockholders’ meeting to adopt the Merger Agreement in accordance with the terms of the Merger Agreement.

Recommendation

CPK has represented in the Merger Agreement that the board of directors has, at a meeting duly called and held, unanimously (i) authorized and approved the execution, delivery and performance of the Merger Agreement, the Support Agreements and the transactions contemplated thereby, (ii) approved and declared advisable the Merger Agreement, the Support Agreements, the Offer, the Merger and the other transactions contemplated thereby, (iii) declared that the terms of the Merger Agreement, the Support Agreements and the transactions contemplated thereby, including the Merger, the Offer and the other transactions contemplated thereby, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the stockholders of CPK, (iv) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the stockholders of CPK unless the adoption of the Merger Agreement by CPK’s stockholders is not required by applicable law, (v) recommended that the stockholders of CPK accept the Offer and tender their shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement, (vi) irrevocably approved for all purposes each of Parent, Purchaser and their respective affiliates solely with respect to the Merger Agreement, the Support Agreements and the transactions contemplated thereby (including the Offer, the Top-Up and the Merger) to exempt such persons, agreements and transactions from, and to elect for CPK, Parent, Purchaser and their respective affiliates not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws of any jurisdiction that may purport to be applicable to CPK, Parent, Purchaser, or any their respective affiliates or the Merger Agreement, the Support Agreements or the transactions contemplated thereby and (vii) authorized and approved the Top-Up and the issuance of shares under the Top-Up. We refer to the recommendation in clause (v) above as the “Recommendation.”

CPK’s Board of Directors

Pursuant to the Merger Agreement, effective upon the initial acceptance for payment by Purchaser of shares of Company Common Stock pursuant to the Offer (the “Acceptance Time”), Parent is entitled to designate a number of directors, rounded up to the next whole number, subject to compliance with applicable law, to CPK’s board of directors that is equal to the total number of directors on CPK’s board of directors (giving effect to the increase described in this sentence) multiplied by the percentage that the number of shares of Company Common

Stock beneficially owned by Parent and/or Purchaser (including shares of Company Common Stock accepted for payment pursuant to the Offer) bears to the total number of shares of Company Common Stock then outstanding, and CPK will cause Parent’s designees to be elected or appointed to CPK’s board of directors, including by increasing the number of directors, subject to CPK’s certificate of incorporation and bylaws, and seeking and accepting resignations from incumbent directors. At such time, CPK will also cause individuals designated by Parent to constitute the proportional number of members, rounded up to the next whole number, on each committee of CPK’s board of directors, to the fullest extent permitted by applicable law and the rules of Nasdaq.

Top-Up

Pursuant to the Merger Agreement, CPK granted to Purchaser an irrevocable right (the “Top-Up”) to purchase up to a number of additional shares of Company Common Stock (the “Top-Up Shares”) at a price per share equal to the Offer Price that, when added to the number of shares of Company Common Stock owned directly or indirectly by Parent and Purchaser at the time of such exercise, will constitute one share more than 91% (determined on a fully diluted basis) of the shares of Company Common Stock then outstanding (after giving effect to the Top-Up). The Top-Up is intended to expedite the timing of the completion of the Merger by permitting the Merger to occur pursuant to Delaware’s short-form merger statute. Purchaser is required to exercise the Top-Up if Purchaser does not own a number of shares of Company Common Stock which, when added to (i) shares of Company Common Stock owned by Parent and its affiliates and (ii) the shares of Company Restricted Stock and shares of Company Common Stock underlying stock options that are immediately available to be acquired by Purchaser pursuant to the Support Agreements immediately after the Acceptance Time, represents at least 90% of the outstanding shares of Company Common Stock immediately after it accepts for purchase all of the shares validly tendered and not withdrawn. Simultaneously with the consummation of the Offer, Purchaser shall pay to CPK the purchase price owed by Purchaser to CPK to purchase that number of newly issued, fully paid and nonassessable shares of Company Common Stock required to effect the Top-Up, at Purchaser’s option, (i) in cash, by wire transfer of same-day funds, or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the such newly issued shares of Company Common Stock and (y) executing and delivering to CPK a promissory note, with such terms as specified in the Merger Agreement, having a principal amount equal to the aggregate purchase price pursuant to the Top-Up less the amount paid in cash.

If, following the closing of the Offer, Parent and its affiliates own at least own 90% of the outstanding shares of Company Common Stock, Parent, Purchaser and CPK shall take all necessary and appropriate action to consummate the Merger as a short-form merger as soon as practicable without a meeting of stockholders of CPK in accordance with the DGCL.

The Merger

The Merger Agreement provides that, following completion of the Offer, if applicable, and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time:

•	Purchaser will be merged with and into CPK and, as a result of the Merger, the separate corporate existence of Purchaser will cease;

•	CPK will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of Parent; and

•

All of the properties, rights, privileges, powers and franchises of CPK and Purchaser will vest in the surviving corporation, and all of the claims, obligations, liabilities, debts and duties of CPK and Purchaser shall become the claims, obligations, liabilities, debts and duties of the surviving corporation.

In the event that the Minimum Tender Condition is not met, and in certain other circumstances, the parties have agreed to complete the Merger without the prior completion of the Offer, after the receipt of stockholder approval at the special meeting.

Following the completion of the Merger, the Company Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act and will cease to be publicly traded.

Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation

At the Effective Time, CPK’s certificate of incorporation and bylaws as in effect immediately prior to the Effective Time will be amended so as to read in their entirety as set forth in the applicable exhibits to the Merger Agreement, and as so amended, will be the certificate of incorporation and bylaws of the surviving corporation. The directors of Purchaser will become the directors of the surviving corporation and the officers of Purchaser will become the officers of the surviving corporation.

Merger Closing Conditions

The obligations of Parent and Purchaser, on the one hand, and CPK, on the other hand, to complete the Merger are each subject to the satisfaction or (to the extent permitted by applicable law) the waiver of the following conditions:

•

the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote on the adoption of the Merger Agreement shall have been obtained, if required by applicable law;

•

unless the Offer has closed, the waiting period applicable to the consummation of the Merger and, unless the Offer Termination (as defined below) shall have occurred, the Offer under the HSR Act shall have expired or early termination thereof shall have been granted;

•

no temporary restraining order, preliminary or permanent injunction, law or other judgment issued by any court of competent jurisdiction shall remain in effect enjoining or otherwise preventing or prohibiting the consummation of the Merger; and

•	Purchaser shall have accepted for payment the shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer, unless the Offer Termination shall have occurred.

Solely if the Offer Termination shall have occurred or the Offer Closing shall not have occurred, the obligations of Parent and Purchaser to effect the Merger are further subject to the satisfaction or (to the extent permitted by applicable law) the waiver at or prior to the Effective Time of the following conditions, and Parent shall have received a certificate signed on behalf of CPK by the chief executive officer or chief financial officer of CPK to the effect that:

•

the representations and warranties of CPK (i) regarding due authorization, recommendation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, excess parachute payments, change of control payments, voting requirements, state takeover statutes and brokers shall be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date of the Merger as though made on such date; (ii) regarding capitalization shall be true and correct in all respects as of the date of the Merger Agreement and as of the closing date of the Merger Agreement as though made on such date, except where the failure to be so true and correct would not reasonably be expected to result in additional cost, expense or liability to CPK, Parent, Purchaser and their affiliates, individually or in the aggregate, of more than $1,000,000; (iii) regarding the absence of certain changes or events shall be true and correct as of the date of the Merger Agreement and as of the closing date of the Merger as though made on such date without disregarding the “Material Adverse Effect” qualification set forth therein and (iv) set forth in the Merger Agreement, other than those described in clauses (i), (ii) and (iii) above, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of the Merger Agreement and as of the closing date of the Merger as though made on such date, except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only;

•

CPK shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under the Merger Agreement at or prior to the closing of the Merger; and

•

since the date of the Merger Agreement, there shall not have occurred any change, circumstance, event or occurrence that has had or would reasonably be expected to have (i) a Material Adverse Effect of a type described in clause (a) of the definition thereof or (ii) a Material Adverse Effect that would prevent the consummation by CPK of the Merger.

Solely if the Offer Termination shall have occurred or the Offer Closing shall not have occurred, the obligation of CPK to effect the Merger is further subject to the satisfaction or (to the extent permitted by applicable law) the waiver at or prior to the Effective Time of the following conditions, and CPK shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that:

•

the representations and warranties of Parent and Purchaser set forth in the Merger Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “parent material adverse effect” and words of similar import set forth therein) as of the date of the Merger Agreement and as of the closing date of the Merger as though made on such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a parent material adverse effect; and

•

Parent and Purchaser shall each have performed or complied in all material respects with its obligations required to be performed or complied with by it under the Merger Agreement at or prior to the closing of the Merger.

Merger Consideration

At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of Company Common Stock owned by Parent or Purchaser immediately prior to the Effective Time, or shares of Company Common Stock owned by any stockholder of CPK who is entitled to and properly demands appraisal rights under Delaware law, will automatically be converted into the right to receive the per share merger consideration in cash, without interest and less any applicable withholding taxes. All shares of Company Common Stock converted into the right to receive the per share merger consideration shall automatically be canceled and cease to exist.

Payment for CPK Shares

Before the Merger, Parent will designate a bank or trust company reasonably acceptable to CPK to make payment of the merger consideration, which we refer to as the Paying Agent. At or prior to the Effective Time, Parent shall cause to be deposited, in trust with the Paying Agent, cash in an amount sufficient to pay the aggregate merger consideration to the stockholders.

As promptly as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of certificates representing shares of Company Common Stock a letter of transmittal and instructions for use in effecting the surrender of such certificates in exchange for the per share merger consideration. The Paying Agent will pay the merger consideration to the stockholders upon receipt of (1) surrendered certificates representing the shares of Company Common Stock and (2) a signed letter of transmittal and any other items specified by the Paying Agent. Interest will not be paid or accrue in respect of the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to the stockholders by any applicable withholding taxes.

If any cash deposited with the Paying Agent is not claimed within 12 months following the Effective Time, such cash will be returned to Parent, upon demand, and any holders of certificates representing shares of Company Common Stock who have not theretofore complied with exchange procedures with respect to such certificates in the Merger Agreement shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the merger consideration and any dividends declared in accordance with the restrictions in the Merger Agreement with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to any such holder.

The transmittal instructions will include instructions if the stockholder has lost a certificate representing shares of Company Common Stock or if it has been stolen or destroyed. The stockholder will have to provide an affidavit to that fact and, if required by the Paying Agent or Parent, post a bond in an amount that Parent or the Paying Agent reasonably directs as indemnity against any claim that may be made against it in respect of the certificate representing shares of Company Common Stock.

Treatment of CPK Equity Awards

The Merger Agreement provides that, at the Effective Time, each outstanding, unexpired and unexercised stock option to purchase shares of Company Common Stock will vest and become exercisable, and each such stock option will be deemed to be exercised and canceled, with each former holder of any such cancelled stock option becoming entitled to receive, at the Effective Time or as soon as practicable thereafter, in consideration of the deemed exercise and cancellation of such stock option, an amount in cash, without interest and less any applicable withholding taxes, equal to (i) the excess, if any, of (A) the per share merger consideration over (B) the exercise price per share of Company Common Stock subject to such option multiplied by (ii) the total number of shares of Company Common Stock subject to such option. At the Effective Time, each share of Company Restricted Stock will become fully vested, and the restrictions thereon will lapse and, to the extent not withheld by CPK to satisfy tax withholding obligations, CPK will deliver shares of Company Common Stock in settlement thereof.

Representations and Warranties

The Merger Agreement contains representations and warranties of CPK, Parent and Purchaser.

Some of the representations and warranties in the Merger Agreement made by CPK are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse Effect” means any change, circumstance, effect, event or occurrence that individually or in the aggregate with all other changes, circumstances, effects, events or occurrences, (a) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of CPK and its subsidiaries, taken as a whole or (b) prevents or materially impedes, hinders or delays the consummation by CPK of the Offer, Merger or any of the other transactions contemplated by the Merger Agreement on a timely basis. For the purposes of clause (a) above, no change, circumstance, effect, event or occurrence directly arising out of or directly resulting from any of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a “Material Adverse Effect”:

•

general economic, credit, capital or financial markets or political or social conditions in the United States or elsewhere in the world, including with respect to interest rates or currency exchange rates;

•	any outbreak or escalation of hostilities, acts of war (whether or not declared), sabotage or terrorism;

•	any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster occurring after the date of the Merger Agreement;

•

any change in applicable law or GAAP (or authoritative interpretation or enforcement thereof) and other applicable accounting rules (including the accounting rules and regulations of the SEC) which is proposed, approved or enacted on or after the date of the Merger Agreement;

•	general conditions in the industries in which CPK and its subsidiaries primarily operate;

•

the failure, in and of itself, of CPK to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of the Merger Agreement, or changes after the date of the Merger Agreement in the market price or trading volume of the shares of Company Common Stock or the credit rating of CPK (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect);

•	the announcement and pendency of the Merger Agreement and the transactions contemplated thereby;

•	any action taken by CPK or its subsidiaries at Parent’s written request or otherwise required by the Merger Agreement;

•	non-cash compensation expense to the extent resulting from modifications to the terms of outstanding stock options to permit net share (i.e., “cashless”) settlement thereof; or

•	the identity of, or any facts or circumstances relating to Parent, Purchaser or their respective affiliates;

except in the cases of the first five bullets above, to the extent that CPK and its subsidiaries, taken as a whole, are disproportionately affected by such item as compared with other participants in the industries in which CPK and its subsidiaries primarily operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect).

In the Merger Agreement, CPK has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

•	corporate matters related to CPK and its subsidiaries, such as organization, standing and corporate power;

•	its capitalization;

•	authority and the Recommendation;

•	non-contravention;

•	permits and liquor licenses;

•	compliance with laws;

•	public SEC filings and financial statements;

•	disclosure documents;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events;

•	employee benefit matters;

•	labor and employment matters;

•	material contracts;

•	litigation matters;

•	environmental matters;

•	intellectual property;

•	real property and personal property;

•	tax matters;

•	insurance;

•	franchise matters;

•	quality and safety of food and beverage products;

•	affiliate transactions;

•	certain business practices;

•	the vote required for the adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement;

•	the inapplicability of state takeover statutes or regulations to the Offer or the Merger;

•	opinions of financial advisors with respect to the fairness of the Offer Price; and

•	finders’ and brokers’ fees and expenses.

In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to CPK with respect to, among other things:

•	corporate matters related to Parent and Purchaser, such as organization, standing and corporate power;

•	authority;

•	non-contravention;

•	financing;

•	the Guarantee;

•	absence of litigation;

•	information supplied;

•	operation and ownership of Purchaser;

•	finders’ and brokers’ fees and expenses;

•	no ownership of shares of Company Common Stock; and

•	solvency.

None of the representations and warranties contained in the Merger Agreement survives the consummation of the Merger.

Conduct of Business of CPK

The Merger Agreement provides that, except (i) as may be otherwise required by applicable law, (ii) with the prior written consent of Parent (not to be unreasonably withheld or delayed), (iii) as expressly contemplated, required or permitted by the Merger Agreement or (iv) as previously disclosed to Parent in connection with the Merger Agreement, after the date of the Merger Agreement, and prior to the Effective Time:

•	CPK shall, and shall cause each of its subsidiaries to, conduct its business in the ordinary course of business consistent with past practice;

•

use commercially reasonable efforts to preserve substantially intact its current business organization and to preserve its relationships with each of the franchisees, customers, key employees, suppliers, licensors, licensees, distributors, wholesalers, lessors and others with whom CPK and its subsidiaries has material business dealings, consistent with past practice; and

•	comply with applicable law consistent with past practice.

In addition, during the same period except as previously disclosed to Parent in connection with the Merger Agreement, as expressly contemplated, permitted or required by the Merger Agreement, required by law or consented to in writing by Parent (such consent not to be unreasonably withheld or delayed, except for certain matters for which consent shall be in Parent’s sole discretion), CPK shall not, and shall not permit any of its subsidiaries to, take certain actions with respect to the following, subject to the thresholds and exceptions specified in the Merger Agreement:

•	amending the organizational documents of CPK or of a subsidiary of CPK;

•	issuing shares of Company Common Stock or other equity interests or any rights, warrants or options to acquire, any shares of Company Common Stock or equity interests;

•	selling, pledging, disposing of, abandoning or transferring property, rights or assets;

•	making dividends or distributions;

•	effecting reclassifications, combinations or splits of capital stock and other equity interests;

•	repurchasing or redeeming shares of capital stock or other equity interests;

•	acquiring (including by merger or consolidation) equity interests in or material assets of any business, or making loans or investments in any business;

•	redeeming, repurchasing, prepaying or incurring indebtedness for borrowed money;

•	granting any liens;

•	terminating or materially amending or modifying certain agreements or entrance into any contract that would have been required to be disclosed in connection with the execution of the Merger Agreement;

•	changing financial accounting principles;

•	effecting increases in compensation and fringe benefits or adopt or amend any benefits plans;

•	adoption or entry into a liquidation or restructuring plan;

•	making capital expenditures;

•	entering into any new line of business;

•	effecting compromises, settlements or agreements to settle any pending or threatened suit or claim;

•	making material tax elections, settling or compromising material tax liabilities, changing accounting periods for tax purposes or changing or adopting any accounting method for tax purposes;

•	failing to maintain in full force and effect material insurance policies;

•	implementing material reductions in force, lay-offs, early retirement programs, new severance programs or policies concerning employees of CPK or any of its subsidiaries;

•	amending or modifying the terms of the letter of engagement of CPK’s financial advisor or engaging any other financial advisor;

•	amending or modifying or terminating any lease or entering into any new lease; or

•	authorizing of any of, or committing or agreeing to take any of, the foregoing actions.

No Solicitation

From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, CPK agreed that it will not and will cause its subsidiaries and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives, whom we refer to collectively as “representatives,” not to:

•

initiate, solicit, propose, knowingly encourage (including by providing information) or knowingly facilitate the making of any proposals or offers that constitute, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below);

•

engage in, continue or participate in any discussions or negotiations regarding, or provide information or data concerning CPK or any of its subsidiaries to any person in connection with or for the purpose of facilitating, any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or provide or waive restrictions on the use of any information or data concerning CPK or any of its subsidiaries to any person pursuant to any commercial arrangement, joint venture or other existing agreement or arrangement with the intention to facilitate an Acquisition Proposal;

•

grant any waiver, amendment or release under any standstill agreement or “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination” or other antitakeover laws for the purpose of allowing any person to make an Acquisition Proposal;

•

approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, Merger Agreement, acquisition agreement or other similar agreement (other than certain acceptable confidentiality agreements) relating to any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or

•	resolve or agree to do any of the foregoing.

CPK also agreed to (and agreed to cause its subsidiaries and representatives to) immediately cease all existing discussions or negotiations with any person with respect to any Acquisition Proposal.

Notwithstanding the restrictions described above, at any time before the Acceptance Time (or, if the Offer is terminated, at any time prior to obtaining stockholder approval), CPK (and its subsidiaries and representatives) may (i) provide information in response to a request therefor to any third party that has made an unsolicited bona fide Acquisition Proposal, (ii) engage or participate in discussions or negotiations with any third party regarding such Acquisition Proposal or (iii) grant a limited waiver, amendment or release under any standstill agreement for the sole purpose of allowing a person to make a private and confidential unsolicited written Acquisition Proposal to CPK’s board of directors (or resolve to do any of the foregoing), if, prior to taking any of the foregoing actions:

•

CPK’s board of directors (or any authorized committee thereof) determines in good faith, based on information then available and after consultation with CPK’s financial advisor and outside legal counsel, that the Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal (as defined below);

•

after consultation with its outside legal counsel, CPK’s board of directors determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; and

•

prior to providing any information to a third party making an Acquisition Proposal as described above, CPK has received from such third party a customary confidentiality and standstill agreement on terms that are no less favorable to CPK in any substantive respect than those in the confidentiality agreement between CPK and Golden Gate Private Equity, Inc. (an affiliate of Parent and Purchaser).

CPK is also required to promptly make available to Parent any information concerning CPK that is provided to any third party making an Acquisition Proposal if the information has not previously been made available to Parent.

In addition, CPK has agreed that, promptly, and in any event within one business day of CPK’s knowledge of any such event, CPK will notify Parent of (i) any proposals or offers with respect to an Acquisition Proposal that are received, (ii) in connection with any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to CPK or its subsidiaries, or (iii) any inquiry or request for discussion or negotiation regarding the submission of an Acquisition Proposal. Such notification will include the identity of the third party making the Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal. CPK has agreed to provide Parent with copies of all draft agreements and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Acquisition Proposal. CPK is required to keep Parent reasonably informed on a prompt basis of any material developments or modifications to the terms of the Acquisition Proposal and status of such material discussions and negotiations.

The Recommendation of CPK’s Board of Directors

Subject to the provisions described below, CPK’s board of directors agreed to recommend that the holders of shares of Company Common Stock accept the Offer, tender their shares to Purchaser pursuant to the Offer and, if required, adopt the Merger Agreement at a meeting of stockholders. CPK’s board of directors also agreed to include the Recommendation in the Schedule 14D-9, the Offer to Purchase and to permit Parent to include the Recommendation in this proxy statement and the other documents related to the Offer. The Merger Agreement provides that CPK’s board of directors will not effect an “Adverse Recommendation Change” (as defined below) except as described below.

Neither CPK’s board of directors nor any committee thereof shall (i) withhold, withdraw, qualify or modify the Recommendation in a manner adverse to Parent or Purchaser, or publicly propose to do so, (ii) adopt, approve or recommend any Acquisition Proposal or publicly propose to do so, (iii) fail to publicly reaffirm the Recommendation within five business days after Parent’s request (provided that, other than in connection with a competing Acquisition Proposal, Parent may only make two such requests), (iv) fail to publicly recommend against any Acquisition Proposal within ten business days after Parent so requests, (v) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten business days after the commencement of such Acquisition Proposal, (vi) fail to include the Recommendation in the documents related to the Offer, or (vii) enter into any letter of intent, memorandum of understanding or similar document or contract relating to any Acquisition Proposal (any action described in clauses (i) through (vii), an “Adverse Recommendation Change”). In addition, neither CPK’s board of directors nor any committee thereof shall cause or permit CPK or any of its subsidiaries to enter into any acquisition agreement, Merger Agreement or similar definitive contract relating to any Acquisition Proposal.

Notwithstanding the foregoing, at any time before the Acceptance Time (or, if the Offer is terminated, at any time prior to obtaining stockholder approval), CPK’s board of directors may effect an Adverse Recommendation Change or CPK may terminate the Merger Agreement to enter into an acquisition agreement, Merger Agreement or similar definitive contract relating to a Superior Proposal if and only if:

•	CPK has received a bona fide written Acquisition Proposal that has not been withdrawn that CPK’s board of directors concludes in good faith constitutes a Superior Proposal (as described below);

•	CPK shall have complied with all of its obligations under the no solicitation covenant in the Merger Agreement with respect to such Superior Proposal;

•

CPK’s board of directors (or any authorized committee thereof) determines in good faith, after consultation with CPK’s financial advisor and outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable laws;

•

CPK shall have provided prior written notice to Parent at least five business days in advance that CPK’s board of directors has determined to effect an Adverse Recommendation Change and/or terminate the Merger Agreement to enter into a definitive contract relating to a Superior Proposal (a “Notice of Adverse Recommendation”), including the material terms of any Superior Proposal that is the basis of the proposed action by CPK’s board of directors;

•

during the five business day period following delivery of the Notice of Adverse Recommendation to Parent (the “Notice Period”), CPK shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make adjustments in the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and

•

In the case that CPK has determined to enter into an acquisition agreement, Merger Agreement or similar definitive contract relating to a Superior Proposal, CPK shall concurrently terminate the Merger Agreement in accordance with its terms, including the payment of a termination fee as described below.

If during the Notice Period any material revisions are made to the Acquisition Proposal that CPK’s board of directors determines to be a Superior Proposal, CPK will deliver a new Notice of Adverse Recommendation to Parent and will comply with the foregoing requirements with respect to such new Notice of Adverse Recommendation (provided that the Notice Period with respect to any new Notice of Adverse Recommendation will be reduced from five business days to three business days).

CPK’s board of directors may also (i) withhold, withdraw, qualify or modify the Recommendation in a manner adverse to Parent or Purchaser, or publicly propose to do so, (ii) fail to publicly reaffirm the Recommendation within five business days after Parent’s request (provided that, other than in connection with a competing Acquisition Proposal, Parent may only make two such requests) or (iii) fail to include the Recommendation in the documents related to the Offer (any action described in clauses (i) through (iii), an “Intervening Event Change of Recommendation”) in response to an Intervening Event (as defined below) if CPK’s board of directors has determined in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with CPK’s board of directors’ fiduciary duties under applicable laws. CPK’s board of directors may only effect an Intervening Event Change of Recommendation if, prior to taking any such action, CPK (i) delivers written notice to Parent for at least the Notice Period advising Parent that CPK’s board of directors has determined to effect an Intervening Event Change of Recommendation (which notice shall specify the Intervening Event in reasonable detail), (ii) negotiates during the Notice Period with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms of the Merger Agreement in such a manner that the Intervening Event no longer necessitates an Intervening Event Change of Recommendation, and at or following the Notice Period, CPK’s board of directors determines in good faith after consultation with its outside legal counsel that such Intervening Event continues to necessitate an Intervening Event Change of Recommendation.

The Merger Agreement does not prohibit CPK or CPK’s board of directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act, provided that any such disclosure (other than a “stop-look-and-listen communication” or similar communication contemplated by Rule 14d-9(f) under the Exchange Act) will be deemed an Adverse Recommendation Change unless CPK’s board of directors expressly publicly reaffirms the Recommendation within five business days following any request by Parent, or (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

For purposes of this proxy statement and the Merger Agreement:

•

“Acquisition Proposal” means any proposal or offer from any third party relating to (i) the acquisition of 15% or more of the equity interests in CPK or any of its subsidiaries (by vote or by value), (ii) any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving CPK or any of its subsidiaries, (iii) any sale of assets, license, joint venture, liquidation, dissolution, disposition, merger, consolidation or other transaction which would, directly or indirectly, result in any third party acquiring or licensing assets (including equity interests of any subsidiary or affiliate of CPK) representing, directly or indirectly, 15% or more of the net revenues, net income or assets (in the case of assets, determined by reference to book value or fair market value) of CPK and its subsidiaries, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, or other transaction that, if consummated, would result in any third party beneficially owning 15% or more of the outstanding equity interests in CPK (by vote or by value) or (v) any combination of the foregoing.

•

“Superior Proposal” means a bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 51%) not arising out of or relating to any violation of the no solicitation covenant, which CPK’s board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions and legal, financial, regulatory and other aspects of such Acquisition Proposal and the Merger Agreement (in each case taking into account any revisions to the Merger Agreement made or proposed in writing by Parent), including financing, regulatory approvals, equityholder litigation, identity of the person or group making the Acquisition Proposal, breakup fee and expense reimbursement provisions and other events or circumstances whether or not beyond the control of the party seeking to assert that an Acquisition Proposal constitutes a Superior Proposal, (i) is reasonably likely to be consummated in accordance with its terms and (ii) would result in a transaction that is more favorable to the holders of shares of Company Common Stock from a financial point of view than the Offer or the Merger and the other transactions contemplated the Merger Agreement (after taking into account the expected timing and risk and likelihood of consummation).

•

“Intervening Event” means any material event or development or material change in circumstances with respect to CPK that (i) is materially and disproportionately more favorable to the recurring financial condition and results of operations of CPK and its subsidiaries, taken as a whole, relative to other businesses operating in the same industry, (ii) was neither known to CPK’s board of directors nor reasonably foreseeable as of or prior to the date of the Merger Agreement nor actually known by the Chief Executive Officer or Chief Financial Officer of CPK nor reasonably foreseeable as of or prior to the date of the Merger Agreement, and (iii) does not relate to (A) any Acquisition Proposal, (B) any events, changes or circumstances relating to Parent or its affiliates, (C) clearance of the Offer and the Merger under the HSR Act or (D) the mere fact that CPK meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement, or changes after the date of the Merger Agreement in the market price or trading volume of the shares of Company Common Stock or the credit rating of CPK.

Financing Efforts

Each of Parent and Purchaser shall use its reasonable best efforts to obtain the equity and debt financing on the terms and conditions set forth in the financing commitments (or on terms no less favorable to Parent and Purchaser with respect to the conditionality and amount thereof), including using commercially reasonable efforts to seek to enforce its rights under the Debt Commitment Letter in the event of a material breach thereof by the financing sources thereunder, and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Equity Commitment Letter or the Debt Commitment Letter, if such amendment, modification or waiver (i) reduces the aggregate amount of the financing (including by changing the amount of fees to be paid or original issue discount), (ii) amends the conditions precedent to the debt financing in a manner that would reasonably be expected to delay or prevent the date of the closing of the Offer or the Merger or make the funding of the debt financing less likely to occur, (iii) adversely impacts the ability of any party to the Merger Agreement to enforce or cause the enforcement of the rights of Parent or Purchaser under any of the Debt Commitment Letter or the definitive agreements relating thereto or (iv) imposes additional material obligations on CPK, its subsidiaries or affiliates of CPK prior to the earlier of the closing date of the Offer and the Merger.

CPK has agreed to, and to use its reasonable best efforts to cause its representatives to, provide such cooperation as Parent may reasonably request and that is customary in connection with the arrangement of debt and equity financings in acquisition transactions.

Obligations with Respect to the Proxy Statement

The Merger Agreement provides that, on or before June 15, 2011, CPK will prepare and file with the SEC in preliminary form a proxy statement relating to the stockholders’ meeting, which shall include the Recommendation (except in the event of an Adverse Recommendation Change or Intervening Event Change of Recommendation) with respect to the Merger, the fairness opinion of CPK’s financial advisor, Moelis, and a copy of Section 262 of the DGCL. If the adoption of the Merger Agreement by CPK’s stockholders is required by applicable law, then CPK shall have the right at any time after the latest of (i) the initial expiration date of the Offer, (ii) three business days after the Proxy Statement Clearance Date and (iii) July 14, 2011, to (and Parent and Purchaser shall have the right, at any time beginning three business days after the Proxy Statement Clearance Date, to request in writing that CPK, and upon receipt of such written request, CPK shall, as promptly as practicable and in any event within ten business days), (x) establish a record date for and give notice of the stockholders’ meeting, and (y) mail a proxy statement to the holders of shares of Company Common Stock as of the record date established for the stockholders’ meeting. This proxy statement fulfills such obligation.

Efforts to Close the Transaction

In the Merger Agreement, each of CPK, Parent and Purchaser agreed to use its reasonable best efforts to take all actions necessary, proper or advisable under applicable law to consummate, as promptly as reasonably practicable, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including making all necessary filings, notices, and other documents necessary to consummate the Offer, the Merger and other transactions contemplated by the Merger Agreement.

Takeover Statute

If any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws becomes applicable to CPK, Parent or Purchaser, the Merger Agreement, the Support Agreements, the Offer, the Merger, the Top-Up, including the acquisition of shares of Company Common Stock pursuant thereto, or the other transactions contemplated by the Merger Agreement, CPK and CPK’s board of directors shall take such actions as are necessary to eliminate if possible, and otherwise to minimize, the effects of such statute or regulation on the Merger Agreement, the Support Agreements, the Offer, the Merger, the Top-Up and the other transactions contemplated thereby.

Indemnification, Exculpation and Insurance

Parent and Purchaser agreed that all rights to indemnification, and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, and rights to advancement of expenses relating thereto, now existing in favor of the current or former directors or officers of CPK and of its subsidiaries or any of their respective predecessors as provided in the applicable certificates of incorporation or bylaws or other organizational documents or in any indemnification agreement will survive the Merger and will continue in full force and effect and will not be, for a period of six years from the Effective Time, modified in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of CPK or any of its subsidiaries or any of their respective predecessors.

In addition, the surviving corporation will indemnify and hold harmless each current and former director or officer of CPK or any of its subsidiaries against any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement of or in connection with any threatened or actual claim, suit, action proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such director or officer is or was a director or officer of CPK or any of its subsidiaries or any of their respective predecessors.

For a period of six years after the Effective Time, Parent shall maintain in effect the current or substitute policies of officers’ and directors’ liability insurance maintained by CPK and its subsidiaries on terms and coverage amounts no less favorable in the aggregate than the terms of such policies in effect on the date of the Merger Agreement; provided that neither Parent nor the surviving corporation shall be required to expend annually in excess of 300% of the annual premium paid by CPK in its last full fiscal year for such insurance coverage, but in such case shall purchase the greatest amount of coverage available for such amount. Alternatively, CPK shall be entitled to purchase, at or prior to the Effective Time, a “tail policy” on terms and conditions providing coverage and amounts at least as favorable as the current policies of directors’ and officers’ liability insurance maintained by CPK on the date of the Merger Agreement subject to the maximum premium listed in the immediate preceding sentence.

Stockholder Litigation

Each of CPK, Parent and Purchaser shall keep the other parties reasonably informed regarding litigation relating to the Merger Agreement, the Offer, the Merger or the transactions contemplated thereby. CPK agreed to promptly advise Parent orally and in writing and cooperate fully with Parent in connection with, and to consult with and permit Parent to participate in, the defense, negotiations or settlement of litigation relating to the Merger Agreement, the Offer, the Merger or the transactions contemplated thereby and CPK will give consideration to Parent’s advice with respect to such litigation. CPK will not compromise, settle, or come to a settlement arrangement regarding any such litigation without Parent’s consent, which shall not be unreasonably withheld or delayed.

Other Covenants

The Merger Agreement contains other customary covenants, including, but not limited to, covenants relating to public announcements and access and confidentiality.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the stockholder approval:

•	by mutual written consent of Parent and CPK;

•	by either Parent or CPK:

•

if the Merger shall not have been consummated on or before November 24, 2011; provided that the right to terminate the Merger Agreement on such date shall not be available to Parent or CPK if (x) the Offer Closing shall have occurred or (y) the failure of Parent or CPK, as applicable, to perform any of its obligations under the Merger Agreement has been a principal cause of the failure of the Merger to be consummated on or before such date;

•

if any temporary restraining order, preliminary or permanent injunction, law or other judgment issued by any court of competent jurisdiction is in effect enjoining or otherwise prohibiting the consummation of the Merger and such temporary restraining order, preliminary or permanent injunction, law or other judgment becomes final and non-appealable; provided that the right to terminate in this circumstance shall not be available to Parent or CPK unless Parent or CPK, as applicable, shall have complied with its obligations under the Merger Agreement to prevent, oppose or remove such temporary restraining order, preliminary or permanent injunction, law or other judgment; or

•

the stockholder approval, if required by applicable law, shall not have been obtained at the duly convened stockholders’ meeting or at any adjournment or postponement thereof, or if there are holders of an insufficient number of shares of Company Common Stock present or represented by proxy at such meeting to constitute a quorum necessary to conduct business at such meeting and at such meeting there is no approval of the adjournment thereof to a later date.

•

by Parent, if there is any breach of or inaccuracy in any of CPK’s representations or warranties set forth in the Merger Agreement or CPK has failed to perform any of its covenants or agreements set forth in the Merger Agreement, which inaccuracy, breach or failure to perform (i) would give rise to (x) if the Offer Termination shall have occurred, the failure of a condition to the Merger regarding the accuracy of CPK’s representations and warranties or CPK’s compliance with its covenants or agreements or (y) if the Offer Termination shall not have occurred, the failure of a condition to the Offer regarding the accuracy of CPK’s representations and warranties or CPK’s compliance with its covenants or agreements, and (ii) (A) is not capable of being cured prior to November 24, 2011 or (B) is not cured within fifteen calendar days following Parent’s delivery of written notice to CPK of such breach; provided that Parent shall not have the right to terminate the Merger Agreement in this circumstance if (x) Parent or Purchaser is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that CPK has the right to terminate the Merger Agreement as described in the immediately following bullet or (y) the Offer Closing shall have occurred;

•

by CPK, if there is any breach of or inaccuracy in any of Parent’s or Purchaser’s representations or warranties set forth in the Merger Agreement or Parent or Purchaser has failed to perform any of its covenants or agreements set forth in the Merger Agreement, which inaccuracy, breach or failure to perform (i) would (x) give rise to the failure of a condition to the Merger regarding the accuracy of Parent’s or Purchaser’s representations and warranties or Parent’s or Purchaser’s compliance with its covenants or agreements or, (y) reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, and (ii) (A) is not capable of being cured prior to November 24, 2011 or (B) is not cured within fifteen calendar days following CPK’s delivery of written notice to Parent of such breach; provided that CPK shall not have the right to terminate the Merger Agreement in this circumstance if (x) CPK is then in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement such that Parent has the right to terminate the Merger Agreement as described in the immediately preceding bullet or (y) the Offer Closing shall have occurred;

•

by Parent, in the event that any of the following shall have occurred: (i) CPK’s board of directors (or any authorized committee thereof) has effected an Adverse Recommendation Change or an Intervening Event Change of Recommendation, (ii) CPK failed to include in the Proxy Statement or the Schedule 14D-9, in each case, when mailed, the Recommendation, (iii) if, following the disclosure or announcement of an Acquisition Proposal (other than a tender or exchange offer described in clause (iv) below), CPK’s board of directors shall have failed to reaffirm publicly the Recommendation within five business days after Parent requests in writing that such recommendation under such circumstances be reaffirmed publicly, (iv) a tender or exchange offer relating to securities of CPK shall have been commenced and CPK shall not have announced, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that CPK recommends rejection of such tender or exchange offer or (v) a material breach of the no solicitation covenant (we refer to any of the foregoing actions as a “Triggering Event”); provided that Parent shall not have the right to terminate the Merger Agreement in this circumstance if (x) the Offer Closing shall have occurred or (y) if required by applicable law, the approval of the Merger by the stockholders of CPK shall have been obtained;

•

by CPK, in order to accept a Superior Proposal and enter into an acquisition agreement, merger agreement or similar definitive contract providing for such Superior Proposal immediately following or concurrently with such termination; provided, however, that payment by CPK of the termination fee described below shall be a condition to the termination of the Merger Agreement by CPK in this circumstance;

•

by CPK, if (i) (A) all the conditions of the Offer shall have been satisfied or waived as of the expiration of the Offer, and (B) Parent shall have failed to consummate the Offer promptly thereafter in accordance with the Merger Agreement, or (ii) (A) all the conditions of the Offer (other than the Financing Proceeds Condition) shall have been satisfied or waived as of the expiration of the Offer, and (B) Parent shall have failed to consummate the Offer in accordance with the Merger Agreement, in the case of both clause (i) and (ii), CPK shall have given Parent written notice at least four business days prior to such termination stating CPK’s intention to terminate the Merger Agreement in this circumstance and the basis for such termination; provided, however, that the termination right set forth in clause (ii) shall only be available from and after the close of business on July 14, 2011; or

•

by CPK, if (i) all the conditions that are applicable to each party’s obligation to consummate the Merger (other than the purchase of the shares of Company Common Stock in the Offer to the extent the offer has been terminated, which we refer to as the Offer Termination) and the conditions to the obligations of Parent and Purchaser to consummate the Merger have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Merger Closing, each of which is capable of being satisfied at the Merger Closing), (ii) Parent shall have failed to consummate the Merger by the time required under the Merger Agreement, (iii) CPK has notified Parent in writing that it stands and will stand ready, willing and able to consummate the Merger at such time, and (iv) CPK shall have given Parent written notice at least four business days prior to such termination stating CPK’s intention to terminate the Merger Agreement in this circumstance and the basis for such termination.

Effect of Termination

If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become null and void and, subject to certain designated provisions of the Merger Agreement which survive, including the termination, confidentiality, cooperation, specific performance, remedies, and limitation on liability provisions, among others, there will be no liability on the part of Parent, Purchaser or CPK. No party is relieved of any liability for any willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement prior to such termination.

Termination Fees

•	CPK has agreed to pay Parent or a person designated by Parent a termination fee of $18 million as follows:

•

if the Merger Agreement is terminated by CPK in order for CPK to accept a Superior Proposal and enter into an acquisition agreement, merger agreement or similar definitive contract providing for such Superior Proposal, with such fee being payable concurrently with, and as a condition to the effectiveness of, such termination;

•

if the Merger Agreement is terminated by Parent upon an Adverse Recommendation Change or other Triggering Event (other than as a result of an Intervening Event Change of Recommendation), with such fee being payable within two business days following such termination; or

•

if (A) an Acquisition Proposal shall have become publicly known and not publicly withdrawn, (B) thereafter (i) the Merger Agreement is terminated by CPK or Parent due to (x) the failure of the Merger to be completed by November 24, 2011 or (y) the failure of CPK stockholders to adopt the Merger Agreement at the stockholders’ meeting (or the failure to obtain a quorum at such meeting), to the extent such stockholder approval is required by applicable law, or (ii) the Merger Agreement is terminated by Parent due to a willful breach of CPK’s representations or warranties set forth in the Merger Agreement or due to a failure by CPK to perform any of its covenants or agreements set forth in the Merger Agreement, which willful breach or willful failure to perform gave rise to the failure of certain conditions, and (C) within 12 months after such termination, CPK enters into a definitive agreement providing for any transaction contemplated by any Acquisition Proposal (which transaction is thereafter consummated) or consummates any Acquisition Proposal, then such fee (net of expenses reimbursed as described below) shall be paid on the date such transaction is consummated. For purposes of determining whether the termination fee is payable under the circumstances described in the previous sentence, the term Acquisition Proposal has the meaning described below, except that the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

•

CPK has agreed to pay Parent or a person designated by Parent a termination fee of $30 million in the event the Merger Agreement is terminated (i) by Parent because CPK’s board of directors has effected an Intervening Event Change of Recommendation or (ii) by either Parent or CPK due to the failure of CPK stockholders to adopt the Merger Agreement at the stockholders’ meeting (or the failure to obtain a quorum at such meeting), to the extent such stockholder approval is required by applicable law, and prior to the date of the stockholders’ meeting CPK’s board of directors has effected an Intervening Event Change of Recommendation, with such fee being payable within two business days following such termination.

•	Parent has agreed to pay CPK $30 million, as follows:

•

if the Merger Agreement is terminated by CPK due to a willful breach by Parent of any of its representations or warranties set forth in the Merger Agreement or the willful failure by Parent to perform any of its covenants or agreements set forth in the Merger Agreement, which willful breach or willful failure to perform (i) gave rise to the failure of certain conditions or (ii) was reasonably expected to, individually or in the aggregate, have a Parent Material Adverse Effect; or

•	if the Merger Agreement is terminated by CPK as described in either of the last two bullets under the section “-Termination of the Merger Agreement” above.

Expense Reimbursement

If (i) the Merger Agreement is terminated by Parent or CPK due to the failure of CPK stockholders to adopt the Merger Agreement at the stockholders’ meeting (or there is a failure to reach a quorum at such meeting), to the extent such stockholder approval is required by applicable law, or (ii) (A) an Acquisition Proposal shall have become publicly known and not publicly withdrawn and (B) thereafter the Merger Agreement is terminated by (x) Parent or CPK because the Merger shall not have been consummated on or before November 24, 2011 or (y) by Parent due to a willful breach by CPK of any of its representations or warranties set forth in the Merger Agreement or due to the failure by CPK to perform any of its covenants or agreements set forth in the Merger Agreement, then CPK shall reimburse Parent for up to $4,700,000 of the fees and expenses of Parent, Purchaser, Golden Gate Capital or their affiliates in connection with the Merger Agreement or the transactions contemplated thereby.

Specific Performance

Parent, Purchaser and CPK shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled under the terms of the Merger Agreement at law or in equity. Notwithstanding the foregoing, CPK’s right to obtain an injunction, or other appropriate form of specific performance or equitable relief, solely with respect to causing Parent and Purchaser to, or to directly, cause the equity financing to be funded at any time but only simultaneously with the receipt of the debt financing is subject to the requirements that:

(a) with respect to any funding of the equity financing to occur at the Offer closing, all of the conditions of the Offer (other than the Financing Proceeds Condition) are satisfied or waived as the expiration of the Offer, and, with respect to any funding of the equity financing to occur at the consummation of the Merger, all conditions with respect to obtaining stockholder approval and regulatory approval, as well as there being no temporary restraining order, preliminary or permanent injunction, law or other judgment issued by any court of competent jurisdiction in effect enjoining or otherwise preventing or prohibiting the consummation of the Merger, and all of the conditions to the obligations of Parent and Purchaser to effect the Merger would have been satisfied or waived if the Merger Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Merger Closing, each of which shall be capable of being satisfied at the Merger Closing);

(b) the debt financing (or, in the case any alternative financing has been obtained in accordance with the Merger Agreement for all the debt financing, such alternative financing), has been funded or would be funded in accordance with its terms at the consummation of the Offer or the Merger, as applicable, if the equity financing is funded at the consummation of the Offer or the Merger, as applicable, and

(c) CPK has irrevocably confirmed to Parent in writing that if the equity financing and the debt financing were funded, it would take such actions that are within its control to cause the consummation of the Merger.

Limitations of Liability

The maximum aggregate liability of Golden Gate Capital, Parent and Purchaser for monetary damages or other remedies in connection with the Merger Agreement or any of the transactions contemplated thereby is limited to $30 million (plus the amount of any liability for costs and expenses, including certain indemnification obligations and attorneys’ fees, payable pursuant to the Merger Agreement). CPK can cause Golden Gate Capital to provide funds, subject to the maximum set forth in the Equity Commitment Letter between Parent and Golden Gate Capital, up to such aggregate limit to Parent to the extent provided in the Equity Commitment Letter, subject to the terms of the Equity Commitment Letter and the Guarantee. In addition, the rights of CPK pursuant to the Equity Commitment Letter and the Guarantee are the sole and exclusive remedy of CPK and its affiliates against Golden Gate Capital in respect of monetary liabilities or obligations arising under the Merger Agreement. You will find a description of the Equity Commitment Letter and the Guarantee in “The Merger—Financing of the Merger.”

Fees and Expenses

Except for the provisions described under “Expense Reimbursement” and certain expenses related to financing cooperation and tax matters, all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement are consummated.

Amendment

The Merger Agreement may be amended by Parent, Purchaser or CPK at any time before or after the consummation of the Offer or receipt of the stockholder approval; provided, however, that (x) after the consummation of the Offer, there will be no amendment that decreases the Offer Price or the per share merger consideration, and (y) after the stockholder approval has been obtained, no amendment will be made that by law requires further approval by the stockholders of CPK without such approval having been obtained.

Governing Law

The Merger Agreement shall be governed by Delaware law.

Stockholder Tender Agreements

Concurrently with the execution of the Merger Agreement, each of Larry S. Flax (Co-Chief Executive Officer, Co-President, Co-Chairman of CPK’s board of directors), Richard L. Rosenfield (Co-Chief Executive Officer, Co-President, Co-Chairman of CPK’s board of directors), Susan M. Collyns (Chief Operating Officer, Chief Financial Officer, Executive Vice President and Secretary) and Sarah A. Goldsmith-Grover (Chief Communications Officer, Senior Vice President, Marketing and Public Relations), and certain of their affiliates, entered into a Support Agreement with Parent, Purchaser and CPK. Pursuant to each Support Agreement, each such stockholder has agreed, among other things, subject to the termination of the Support Agreement (i) to tender pursuant to the Offer (and not withdraw, except under certain circumstances) the shares of Company Common Stock beneficially owned by such stockholder at the commencement of the Offer and not to exercise any rights of appraisal in connection with the Merger, (ii) to exercise CPK Stock Options held by such stockholder through a cashless net exercise, conditioned upon the occurrence of the initial acceptance for payment by Purchaser of shares of Company Common Stock pursuant to the Offer, (iii) to irrevocably direct CPK to transfer to Purchaser, on such stockholder’s behalf, all shares of Company Common Stock received by such stockholder in settlement of such stockholder’s Company Restricted Stock, upon the net exercise of such stockholder’s stock options, or otherwise, in accordance with the applicable terms of the Support Agreement, (iv) not to transfer any of such stockholder’s equity interests in CPK, including any shares of Company Common Stock, other than in accordance with the terms and conditions set forth in the Support Agreement, (v) not to take any action that would interfere with the performance of such stockholder’s obligations under, or the transactions contemplated by, the Support Agreement, (vi) to vote such stockholder’s shares of Company Common Stock in support of the adoption of the Merger Agreement in the event that stockholder approval is required to consummate the Merger, (vii) to vote against any action or agreement that would materially interfere with or prevent the Offer or the Merger, and (viii) that any discussions, negotiations or other actions by such stockholder with respect to any Acquisition Proposal will be undertaken by such stockholder solely in such stockholder’s capacity as a director or officer of CPK (which actions will be governed by the terms of the Merger Agreement). Each Support Agreement will terminate upon the earlier of the termination of the Merger Agreement, the Effective Time, upon the mutual written consent of Parent and the stockholder party thereto or any change to the terms of the Offer or Merger that (i) reduces the Offer Price or the per share merger consideration, (ii) changes the form of consideration payable in the Offer or the Merger or (iii) amends or waives the Minimum Tender Condition such that Parent or Purchaser would beneficially own less than 50.1% of the outstanding shares of Company Common Stock after giving effect to the closing of the Offer.

ADJOURNMENT OF THE SPECIAL MEETING

Adjournment of the Special Meeting

In the event that there are insufficient votes, in person or represented by proxy, at the time of the special meeting to approve the proposal to adopt the Merger Agreement, CPK may move to adjourn the special meeting, if necessary, in order to enable CPK’s board of directors to solicit additional proxies in favor of the adoption of the Merger Agreement. In that event, CPK will ask its stockholders to vote only upon the adjournment proposal and not on the other proposals discussed in this proxy statement.

Vote Required and Board of Directors Recommendation

Approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the shares of Company Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereat.

THE CPK BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION

Golden Parachute Compensation.

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for Larry S. Flax, Richard L. Rosenfield, Susan M. Collyns, Thomas P. Beck, Sarah A. Goldsmith-Grover and Peter C. Gillette (the “named executive officers”) that is based on or otherwise relates to the Merger, which we refer to as the “golden parachute” compensation, assuming the following:

•	the Merger closed on June 13, 2011, the last practicable date prior to the filing of this proxy statement; and

•

the named executive officers were terminated without cause or for good reason immediately following a change in control on June 13, 2011, which is the last practicable date prior to the filing of this proxy statement.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(3)	Tax Reimbursements ($)	Other ($)	Total ($)
Larry S. Flax	2,447,795	986,679	N/A	23,169	N/A	N/A	3,457,643
Richard L. Rosenfield	2,447,795	986,679	N/A	23,169	N/A	N/A	3,457,643
Susan M. Collyns	1,467,750	783,200	N/A	28,196	N/A	N/A	2,279,146
Thomas P. Beck	248,204	70,706	N/A	2,295	N/A	N/A	321,205
Sarah A. Goldsmith-Grover	241,638	54,694	N/A	8,211	N/A	N/A	304,543
Peter C. Gillette	236,385	70,692	N/A	8,211	N/A	N/A	315,288

(1)	Cash severance is payable in a lump sum upon a termination without cause or for good reason within twelve months or, with respect to Messrs. Flax and Rosenfield and Ms. Collyns, two years, following a change in control. Pursuant to the co-CEO Employment Agreements, Messrs. Flax and Rosenfield would be entitled to receive cash severance equal to the greater of (x) two times the sum of the executive’s base salary and target annual bonus or (y) 1.75 times the executive’s base salary for the remainder of the applicable employment period (as determined without regard to the termination of employment). Pursuant to the Collyns Employment Agreement, Ms. Collyns would be entitled to receive cash severance equal to two times the sum of her base salary and target annual bonus. Each of Messrs. Beck and Gillette and Ms. Goldsmith-Grover participate in the Severance Plan, pursuant to which the executive would be entitled to receive twelve months’ base salary. See “The Merger—Interests of Certain Persons in the Merger” beginning on page [•] for additional information relating to terms and conditions of such amounts. The following table quantifies each separate form of compensation included in the aggregate total reported in the column.

Name	Base Salary ($)	Annual Target Bonus ($)
Larry S. Flax	$699,370	$524,527
Richard L. Rosenfield	$699,370	$524,527
Susan M. Collyns	$489,250	$244,625
Thomas P. Beck	$248,204	N/A
Sarah A. Goldsmith-Grover	$241,638	N/A
Peter C. Gillette	$236,385	N/A

(2)

Amounts represent the cash payments in exchange for the cancellation of unvested and unexercised in-the-money stock options and unvested Company Restricted Stock at the Effective Time, which will occur automatically and without regard to whether or not the executive officer’s employment is terminated. Pursuant to the co-CEO Employment Agreements and Collyns Employment Agreement, Messrs. Flax and Rosenfield and Ms. Collyns, respectively, are entitled to accelerated vesting and exercisability of all unvested stock options and Company Restricted Stock in the event of a termination of employment under certain circumstances following a change in control. Pursuant to the award agreements covering the stock options held by Messrs. Beck and Gillette and Ms. Goldsmith-Grover, the shares underlying these stock options will vest in the event of a termination of employment under certain circumstances within twelve months following a change in control. See “The Merger—Interests of Certain Persons in the Merger” beginning on page [•] for additional information relating to terms and conditions of such amounts. The following table quantifies each separate form of compensation included in the aggregate total reported in the column.

Name	Value of Unvested Options ($)	Value of Unvested Restricted Shares ($)
Larry S. Flax	$0	$986,679
Richard L. Rosenfield	$0	$986,679
Susan M. Collyns	$43,200	$740,000
Thomas P. Beck	$70,706	$0
Sarah A. Goldsmith-Grover	$54,694	$0
Peter C. Gillette	$70,692	$0

(3)	Amounts represent the aggregate full premium payment that would be required to be paid to or on behalf of the executive officer to provide continued health insurance coverage under COBRA for the relevant period of time. Pursuant to the co-CEO Employment Agreement, Messrs. Flax and Rosenfield would be entitled to receive twenty-four months’ continued health insurance coverage. Pursuant to the Collyns Employment Agreement, Ms. Collyns would be entitled to receive twenty-four months’ continued health insurance coverage. Messrs. Beck and Gillette and Ms. Goldsmith-Grover would be entitled, pursuant to the Severance Plan, to receive six months’ continued health insurance coverage. See “The Merger—Interests of Certain Persons in the Merger” beginning on page [•] for additional information relating to the terms and conditions of such amounts.

Narrative to Fiscal 2011 Golden Parachute Compensation Table

CPK has entered into employment agreements with each of Messrs. Flax and Rosenfield and Ms. Collyns which provide for severance and other benefits if they are terminated without cause or for good reason within two years following a change in control (which, for purposes of the employment agreements, includes consummation of the Merger). Each of Messrs. Beck and Gillette and Ms. Goldsmith-Grover participate in CPK’s Severance Plan, which provides for severance and other benefits if a participant is terminated without cause or for good reason within twelve months following a corporate transaction (which, for purposes of the severance plan, includes consummation of the Merger). For more information relating to these arrangements, see “The Merger—Interests of Certain Persons in the Merger” beginning on page [•].

Vote Required and Board of Directors Recommendation

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act requires CPK to provide its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the Merger, which we refer to in this proxy statement as the “golden parachute” compensation. As required by those rules, CPK is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to California Pizza Kitchen’s named executive officers in connection with the Merger, as disclosed in the table entitled “Golden Parachute Compensation” pursuant to Item 402(t) of Regulation S-K including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on this proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, you may vote to approve this proposal on “golden parachute” compensation and vote not to adopt the Merger Agreement and vice versa. Because the vote is advisory in nature only, it will not be binding on either CPK or Purchaser if the Merger Agreement is adopted. As CPK is contractually obligated to pay the compensation to named executive officers disclosed in this proxy statement, such compensation will be paid, subject only to the conditions applicable thereto, if the Merger Agreement is adopted by stockholders and completed, regardless of the outcome of the advisory vote.

THE CPK BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE “GOLDEN PARACHUTE” COMPENSATION TO BE RECEIVED BY CPK’S EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER AS PRESENTED IN THIS PROXY STATEMENT.

The affirmative vote of the holders of a majority of the shares which are present in person or by proxy and entitled to vote at the special meeting, provided a quorum is present, is required to approve the advisory resolution on “golden parachute” compensation payable in connection with the Merger as disclosed in this proxy statement. Abstentions and broker non-votes will have the same effect as votes against this proposal.

MARKET PRICE OF COMPANY COMMON STOCK

The Company Common Stock is listed for trading on Nasdaq under the symbol “CPKI”. The table below shows, for the periods indicated, the high and low sales prices for Company Common Stock, as reported on Nasdaq.

	Common Stock Price
	High		Low
Fiscal Year Ended January 3, 2010
First Quarter ended March 29, 2009	$14.68		$8.03
Second Quarter ended June 28, 2009	$17.44		$12.34
Third Quarter ended September 27, 2009	$17.13		$12.83
Fourth Quarter ended January 3, 2010	$16.55		$12.29

Fiscal Year Ended January 2, 2011
First Quarter ended April 4, 2010	$18.32		$12.93
Second Quarter ended July 4, 2010	$24.00		$14.17
Third Quarter ended October 3, 2010	$20.00		$12.95
Fourth Quarter ended January 2, 2011	$18.00		$15.77

Fiscal Year Ending January 1, 2012
First Quarter ended April 3, 2011	$18.04		$14.87
Second Quarter April 4, 2011 to [•]	[•	]	[•	]

The closing price of Company Common Stock on Nasdaq on May 24, 2011, the last trading day prior to the public announcement of the Merger Agreement, was $16.71 per share of Company Common Stock. In addition, on April 8, 2010, the date immediately prior to the date on which The Wall Street Journal reported that CPK was seeking interested buyers, the closing price was $18.18 per share of Company Common Stock. On [•], 2011, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company Common Stock on Nasdaq was $[•] per share of Company Common Stock. You are encouraged to obtain current market quotations for Company Common Stock in connection with voting your shares of Company Common Stock.

No cash dividends have been paid on the Company Common Stock to date. Under the terms of the Merger Agreement, CPK is not permitted to declare or pay dividends in respect of shares of Company Common Stock (other than dividends paid by a wholly owned Company subsidiary to CPK or to any other wholly owned Company subsidiary) unless approved in advance by Parent in writing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of June 13, 2011, regarding the beneficial ownership of our common stock by:

•	all persons known by us to be the beneficial owners of more than 5% of our outstanding common stock;

•	each of our directors;

•	each of the executive officers named in the Summary Compensation Table; and

•	all of our executive officers and directors as a group.

The percentage of class presented in the table below is calculated on the basis of 24,616,446 shares of Company Common Stock outstanding, except that shares of Company Common Stock underlying options exercisable within 60 days of June 13, 2011 are deemed to be outstanding for purposes of calculating the beneficial ownership of securities of the holders of such options. In the preparation of this table, CPK has relied upon information supplied by its executive officers, directors and certain stockholders and upon information contained in filings with the SEC. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated, the address for each beneficial owner is c/o California Pizza Kitchen, 6053 West Century Boulevard, 11th Floor, Los Angeles, CA 90045.

	Shares Owned
Name and Address of Beneficial Owner	Number of Shares	Percentage of Class(1)
Larry S. Flax(2)	2,082,053	8.1%

Richard L. Rosenfield(3)	2,118,017	8.3%

Leslie E. Bider(4)	8,852	0.0%

Marshall S. Geller(5)	16,152	0.1%

Charles G. Phillips(6)	135,213	0.5%

Alan I. Rothenberg(7)	48,355	0.2%

Thomas P. Beck(8)	144,375	0.6%

Susan M. Collyns(9)	524,453	2.1%

Peter C. Gillette(10)	77,843	0.3%

Sarah A. Goldsmith-Grover(11)	131,742	0.5%

Ameriprise Financial Inc.(12) 145 Ameriprise Financial Center Minneapolis, MN 55474	2,058,085	8.4%

Clinton Group Inc.(13) 9 West 57th Street, 26th Floor New York, NY 10019	1,262,963	5.1%

BlackRock Inc.(14) 40 East 52nd Stret New York, NY 10022	1,904,600	7.7%

	Shares Owned
Name and Address of Beneficial Owner	Number of Shares	Percentage of Class(1)
Fisher Investments(15) 13100 Skyline Boulevard Woodside, CA 94062-4527	1,663,745	6.8%

The TCW Group, Inc.(16) 865 South Figueroa Street Los Angeles, CA 90017	1,945,542	7.9%

All directors and executive officers as a group (10 persons)(17)	5,287,055	19.1%

(1)	Percentage of ownership is calculated as required by the SEC Rule 13d-3(d)(1). Except as indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. The table above includes the number of shares underlying options which are exercisable within 60 days of June 13, 2011.

(2)	Mr. Flax, our co-CEO, co-President, co-Chairman of the Board and one of our directors, individually owns 8,328 shares of our common stock and has options to purchase an additional 1,050,000 shares, all of which will be exercisable within 60 days of June 13, 2011. The total number of shares owned includes 774,717 shares over which Mr. Flax exercises voting control as the trustee of the Larry S. Flax Revocable Trust. The total number of shares owned also includes 61,173 shares over which Mr. Flax exercises voting control as the trustee of the Rosenfield Children’s Trust and 187,835 shares over which Mr. Flax’s wife exercises voting control as the trustee of the Joan Gillette Flax Family Trust. Mr. Flax disclaims any beneficial ownership over the shares held by the Rosenfield Children’s Trust and the Joan Gillette Flax Family Trust.

(3)	Mr. Rosenfield, our co-CEO, co-President, co-Chairman of the Board and one of our directors, individually owns 8,328 shares of our common stock and has options to purchase an additional 1,050,000 shares, all of which will be exercisable within 60 days of June 13, 2011. The total number of shares owned includes 1,059,689 shares over which Mr. Rosenfield exercises voting control as the trustee of the Rosenfield Revocable Trust.

(4)	Mr. Bider, one of our directors, owns 8,852 shares of our common stock.

(5)	Mr. Geller, one of our directors, owns 16,152 shares of our common stock.

(6)	Mr. Phillips, one of our directors, owns 49,043 shares of our common stock and has options to purchase an additional 88,007 shares. Options to purchase 86,170 of such shares will be exercisable within 60 days of June 13, 2011.

(7)	Mr. Rothenberg, one of our directors, owns 7,185 shares of our common stock and has options to purchase an additional 43,007 shares, 41,170 of which will be exercisable within 60 days of June 13, 2011.

(8)	Mr. Beck, our Senior Vice President, Construction, individually owns no shares of our common stock, but has options to purchase 157,500 shares, 144,375 of which will be exercisable within 60 days of June 13, 2011.

(9)	Ms. Collyns, our Chief Operating Officer, Chief Financial Officer and Executive Vice President, individually owns 80,078 shares and has options to purchase an additional 455,625 shares, 444,375 of which will be exercisable within 60 days of June 13, 2011.

(10)

Mr. Gillette, our Senior Vice President, Franchise and International Development, individually owns no shares of our common stock, but has options to purchase 90,000 shares, 77,343 of which will be exercisable within 60 days of June 13, 2011. The total number of shares owned includes 500 shares over which Mr. Gillette exercises voting control as the trustee of the Alexander Hayden Gillette Trust. Mr. Gillette disclaims any beneficial ownership over the shares held by the Alexander Hayden Gillette Trust.

(11)	Ms. Goldsmith-Grover, our Chief Communications Officer and Senior Vice President of Marketing and Public Relations, individually owns 5,492 shares of our common stock and has options to purchase an additional 140,000 shares, 126,250 of which will be exercisable within 60 days of June 13, 2011.

(12)	The amounts shown and the following information were provided by Ameriprise Financial, Inc. and certain of its affiliates pursuant to a Schedule 13G filed with the SEC on February 11, 2011, indicating beneficial ownership as of December 31, 2010. Ameriprise Financial, Inc. reported shared voting power with respect to 1,805,793 shares and shared dispositive power with respect to 2,058,085 of our common stock. We have no reason to believe that the information in the Schedule 13G was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(13)	The amounts shown and the following information were provided by Clinton Group, Inc. and certain of its affiliates pursuant to a Schedule 13D filed with the SEC on May 25, 2011, indicating beneficial ownership as of May 25, 2011. Clinton Group Inc. reported shared voting power with respect to 1,262,963 shares of our common stock and shared dispositive power with respect to 1,262,963 shares of our common stock. We have no reason to believe that the information in the Schedule 13D was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(14)	The amounts shown and the following information were provided by BlackRock, Inc. and certain of its affiliates pursuant to a Schedule 13G filed with the SEC on February 3, 2011, indicating beneficial ownership as of December 31, 2010. BlackRock Inc. reported sole voting power with respect to 1,904,600 shares of our common stock and sole dispositive power with respect to 1,904,600 shares of our common stock. We have no reason to believe that the information in the Schedule 13G was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(15)	The amounts shown and the following information were provided by Fisher Investments and certain of its affiliates pursuant to a Schedule 13G filed with the SEC on February 14, 2011, indicating beneficial ownership as of December 31, 2010. Fisher Investments reported sole voting power with respect to 1,663,745 shares of our common stock and sole dispositive power with respect to 1,663,745 shares of our common stock. We have no reason to believe that the information in the Schedule 13G was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(16)	The amounts shown and the following information were provided by The TCW Group, Inc. and certain of its affiliates pursuant to a Schedule 13G filed with the SEC on February 10, 2011, indicating beneficial ownership as of December 31, 2010. The TCW Group, Inc. reported shared voting power with respect to 1,777,174 shares of our common stock and shared dispositive power with respect to 1,945,542 shares of our common stock. We have no reason to believe that the information in the Schedule 13G was not complete or accurate or that a statement or an amendment should have been filed thereto and was not.

(17)	These 10 persons include all directors and each of the executive officers detailed in the table above. See notes 2-11 above.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the Merger Agreement and you do not vote for the adoption of the Merger Agreement, you have the right under the DGCL to demand appraisal of your shares of Company Common Stock and to receive payment in cash for the fair value of your shares of Company Common Stock in lieu of the $18.50 per share to be paid in the Merger, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Company Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $18.50 per share that you are otherwise entitled to receive under the terms of the Merger Agreement. These rights are known as appraisal rights. CPK’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the Merger Agreement and must comply with the provisions of Section 262 of the DGCL, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to properly demand and perfect appraisal rights. This summary, however, is not intended as a complete statement of all applicable requirements, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes CPK’s notice to our stockholders that appraisal rights are available in connection with the Merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of Company Common Stock, you must satisfy each of the following conditions: you must deliver to CPK a written demand for appraisal of your shares of Company Common Stock before the vote is taken to approve the proposal to adopt the Merger Agreement, which must reasonably inform us of the identity of the holder of record of shares of Company Common Stock who intends to demand appraisal of his, her or its shares of Company Common Stock; you must not vote or submit a proxy in favor of the proposal to adopt the Merger Agreement; and you must hold your shares continuously through the effective date of the Merger.

If you fail to comply with these conditions and the Merger is completed, you will be entitled to receive payment for your shares of Company Common Stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Company Common Stock. A holder of shares of Company Common Stock wishing to exercise appraisal rights must hold of record the shares of Company Common Stock on the date the written demand for appraisal is made and must continue to hold the shares of Company Common Stock of record through the Effective Time, because appraisal rights will be lost if the shares of Company Common Stock are transferred prior to the Effective Time. Voting against or failing to vote for the proposal to adopt the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the Merger Agreement or abstain from voting on the proposal to adopt the

Merger Agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the Merger Agreement.

All demands for appraisal should be addressed to California Pizza Kitchen, Inc., Attention: Larry S. Flax, Richard L. Rosenfield, Susan M. Collyns and Todd Slayton, 6053 West Century Boulevard, 11th Floor, Los Angeles, California 90045, and must be delivered before the vote is taken to approve the proposal to adopt the Merger Agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Company Common Stock. The demand must reasonably inform CPK of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of Company Common Stock.

To be effective, a demand for appraisal by a stockholder of Company Common Stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Company Common Stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Company Common Stock. If you hold your shares of Company Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Company Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Company Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Company Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company Common Stock as to which appraisal is sought. Where no number of shares of Company Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Company Common Stock held in the name of the record owner.

Within ten days after the Effective Time, the surviving corporation in the Merger must give written notice that the Merger has become effective to each of CPK’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the Merger Agreement. At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the Merger Agreement for that stockholder’s shares of Company Common Stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the Effective Date, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Within 120 days after the Effective Time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company Common Stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the Effective Time, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of Company Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of Company Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Company Common Stock and with whom agreements as to the value of their shares of Company Common Stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Company Common Stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Company Common Stock, the Delaware Court of Chancery will appraise the shares of Company Common Stock, determining their fair value as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Company Common Stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view of the consideration to be received by the stockholders in the Merger is not necessarily an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the per share merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court

discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on the factual circumstances, may or may not be a dissenting stockhoder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company Common Stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares of Company Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company Common Stock, other than with respect to payment as of a record date prior to the Effective Time. However, if no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $18.50 per share cash payment (without interest) for his, her or its shares of Company Common Stock pursuant to the Merger Agreement. In addition, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 at any time within 60 days after the Effective Time (or thereafter with the written approval of CPK) and accept the merger consideration offered pursuant to the Merger Agreement. Once a petition for appraisal has been filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of CPK without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, that such restriction shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the appraisal proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the merger consideration within 60 days after the Effective Time. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, CPK’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the Merger is completed, Company Common Stock will be delisted from the Nasdaq and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of Company Common Stock.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Stockholder Proposals and Nominations for 2011 Annual Meeting

Once the Merger is completed, there will be no public participation in any future meetings of CPK’s stockholders. If the Merger is not completed, our public stockholders will continue to be entitled to attend and participate in our stockholder meetings, and we would expect to hold our 2011 annual meeting of stockholders prior to the end of 2011.

Inclusion of Proposals in CPK’s Proxy Statement and Proxy Card under the SEC Rules

In order to be considered for inclusion in the proxy statement distributed to stockholders prior to the annual meeting of stockholders in 2011, a stockholder proposal pursuant to Rule 14a-8 under the Exchange Act must have been received by us no later than May 11, 2011 and must have complied with the requirements of SEC Rule 14a-8; provided, however, if the annual meeting date is changed by more than 30 days from the anniversary of last year’s annual meeting, which took place on September 30, 2010, then the deadline for such proposals will be a reasonable time before CPK begins to print and send its proxy materials, which would be disclosed in CPK’s reports filed with the SEC. Proposals should be submitted in writing to the Secretary at our principal executive offices at 6053 West Century Boulevard, Eleventh Floor, Los Angeles, CA 90045. We suggest that you mail your proposal by certified mail, return receipt requested.

In order to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, written notice of a stockholder’s proposal submitted outside of Rule 14a-8 must be delivered to or mailed and received at our principal executive offices not later than July 25, 2011. However, if the annual meeting date is changed by more than 30 days from the anniversary of last year’s annual meeting, then the deadline for such proposals will be a reasonable time before CPK begins to print and send its proxy materials, which would be disclosed in CPK’s reports filed with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investor Relations page of our corporate website at www.cpk.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended January 2, 2011 (filed with the SEC on March 18, 2011);

•	Form 10-K/A (filed with the SEC on April 29, 2011);

•	Form 10-Q for the quarterly period ended April 3, 2011 (filed with the Securities and Exchange Commission on May 6, 2011); and

•	Current Reports on Form 8-K (filed with the SEC on April 1, 2011, April 21, 2011, May 5, 2011, May 25, 2011, May 27, 2011 and June 8, 2011).

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to California Pizza Kitchen, Inc., 6053 West Century Boulevard, 11th Floor, Los Angeles, California 90045-6438, telephone number (310) 342-5000 or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMPANY COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [•], 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

CPK HOLDINGS INC.,

CPK MERGER SUB INC.

and

CALIFORNIA PIZZA KITCHEN, INC.

dated as of May 24, 2011

The Merger Agreement has been provided solely to inform investors of its terms. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. The Company’s stockholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Sub or any of their respective subsidiaries or affiliates.

The Merger Agreement contains customary representations and warranties the Company, Parent and Sub made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract among the Company, Parent and Sub and may be subject to important qualifications and limitations agreed to by the Company, Parent and Sub in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or may have been used for purposes of allocating risk among the Company, Parent and Sub rather than establishing matters as facts.

A-i

A-ii

Annex I	Conditions to the Offer
Exhibit A	Surviving Corporation Certificate of Incorporation
Exhibit B	Surviving Corporation By-Laws

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 24, 2011, is entered into by and among CPK Holdings Inc., a Delaware corporation (“Parent”), CPK Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and California Pizza Kitchen, Inc., a Delaware corporation (the “Company”). Each of Parent, Sub and the Company are referred to herein as a “Party” and together as “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X.

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Sub and the Company have unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of their respective stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent proposes to cause Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) at a price per share of Company Common Stock of $18.50, without interest (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller thereof in cash, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Sub to enter into this Agreement, certain stockholders of the Company have delivered to Parent and Sub support agreements (the “Support Agreements”), dated as of the date hereof, providing that such stockholders of the Company have, among other things, agreed to (i) tender the shares of Company Common Stock beneficially owned by them in the Offer, and (ii) support the Merger and the other transactions contemplated hereby, each on the terms and subject to the conditions set forth in the Support Agreements;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company the limited guarantee of Golden Gate Capital Opportunity Fund, L.P. (the “Guarantor”), dated as of the date hereof, in favor of the Company with respect to certain obligations of Parent under this Agreement (the “Limited Guarantee”);

WHEREAS, regardless of whether the Offer Closing occurs, Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 3.01, each issued and outstanding share of Company Common Stock immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive the Offer Price; and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

The Offer

Section 1.01 The Offer.

(a) Commencement of the Offer. As promptly as reasonably practicable (and, in any event, within 10 Business Days) after the date of this Agreement, Sub shall, and Parent shall cause Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer to purchase all of the outstanding shares of Company Common Stock at a price per share equal to the Offer Price (as adjusted as provided in Section 1.01(c), if applicable).

(b) Terms and Conditions of the Offer. The obligations of Sub to, and of Parent to cause Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Annex I (the “Offer Conditions”). The Offer Conditions are for the sole benefit of Parent and Sub, and Parent and Sub may waive, in whole or in part, any Offer Condition at any time and from time to time, in their sole discretion, other than the Minimum Tender Condition, which may be waived by Parent and Sub only with the prior written consent of the Company. Parent and Sub expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided in this Agreement or previously approved by the Company in writing, Sub shall not, and Parent shall not permit Sub to, (i) reduce the number of shares of Company Common Stock sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, (v) add to the Offer Conditions or amend, modify or supplement any Offer Condition in a manner adverse to any holder of Company Common Stock, (vi) terminate, extend or otherwise amend or modify the expiration date of the Offer in any manner other than in compliance with the terms of this Agreement or (vii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

(c) Adjustments to Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Sub’s acceptance for payment of, and payment for, Company Common Stock tendered in the Offer, and such adjustment to the Offer Price shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 1.01(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at midnight, New York City time, on the 20th Business Day following the commencement of the Offer (determined using Rule 14d-1(g)(3) under the Exchange Act) (such date being the “Initial Offer Expiration Date”). Sub shall (and Parent shall cause Sub to) (i) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer and (ii) if any of the Offer Conditions set forth in clause (b) of Annex I or in paragraph (i) of clause (d) of Annex I shall not have been satisfied or, to the extent waivable by Parent or Sub, waived, extend the Offer on one or more occasions, in consecutive increments of up to ten (10) Business Days each, with the length of such period to be determined by Parent or Sub (or such longer period as the Parties hereto may agree), until such time as such Offer Conditions are satisfied. Sub may, in its sole discretion, without consent of the Company, extend the Offer on one or more occasions, in consecutive increments of between two (2) and ten (10) Business Days each, with the length of such period to be determined by Parent or Sub (or such other period as the Parties hereto may agree), if on any then-scheduled expiration date of the Offer any of the Offer Conditions shall not have been satisfied or, to the extent waivable by Parent or Sub, waived. Parent and Sub agree that, if on any then-scheduled expiration date of the Offer, but subject to Parent’s right to terminate this Agreement pursuant to Section 9.01, any of the Offer Conditions shall not have been satisfied or, to the extent waivable by Parent or Sub, waived, then to the extent requested in writing by the Company delivered to Parent no less than one (1) Business Day prior to such expiration date, Sub shall (and Parent shall cause Sub to) extend the Offer on one or more occasions, in consecutive increments of up to five (5) Business Days each, with the length of such period to be determined by Parent or Sub (or such longer period as the Parties hereto may agree), for an aggregate period of time of not more than ten (10) Business Days. Notwithstanding anything to the contrary in this Section 1.01(d), Sub shall not be required to extend the Offer beyond the earliest to occur of (i) the valid termination of this Agreement in compliance with Section 9.01, (ii) three (3) Business Days after the Proxy Statement Clearance Date and (iii) the Outside Date.

(e) Payment. On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer promptly after the applicable expiration date of the Offer (as it may be extended in accordance with Section 1.01(d)) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. The date of payment for shares of Company Common Stock accepted for payment pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing”, and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date” .

(f) Termination of the Offer; Continuing Pursuit of the Merger. If at any then-scheduled expiration date (i) any Offer Condition shall not have been satisfied or, to the extent waivable by Parent or Sub, waived and (ii) three (3) Business Days have elapsed since the Proxy Statement Clearance Date, then (x) Sub may irrevocably and unconditionally terminate the Offer or (y) from and after the close of business on July 14, 2011, the Company shall have the right, exercisable by delivering written notice to Parent and Sub to cause Sub to, and upon receipt of such notice, Sub shall (and Parent shall cause Sub to) , irrevocably and unconditionally terminate the Offer at the then-scheduled expiration date following the receipt of such notice from the Company (delivered no less than two (2) Business Days prior to the then-scheduled expiration date of the Offer). If the Offer is terminated pursuant to this Section 1.01(f), the Company shall proceed with and take all actions necessary to hold the Stockholders’ Meeting in accordance with the terms of this Agreement. The termination of the Offer pursuant to this Section 1.01(f) is referred to in this Agreement as the “Offer Termination”. Notwithstanding anything to the contrary in this Section 1.01(f), if this Agreement is terminated pursuant to Section 9.01, then Sub shall promptly (and, in any event, within one (1) Business Day of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Sub, or this Agreement is terminated in accordance with Section 9.01, Sub shall promptly return, and shall cause any depository acting on behalf of Sub to return, all tendered shares of Company Common Stock to the registered holders thereof to the extent required by the terms of the Offer. The Parties hereto acknowledge and agree that the Offer Termination shall not give rise to a right of termination of this Agreement unless to the extent expressly provided for in Section 9.01 and that, absent such termination of this Agreement, the obligations of the Parties hereunder other than those related to the Offer shall continue to remain in effect, including those obligations with respect to the Merger.

(g) Offer Documents. On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any supplements or amendments thereto, the “Offer Documents”) and promptly thereafter shall mail the Offer Documents to the holders of the Company Common Stock as required by applicable Law. The Company shall promptly furnish to Parent and Sub all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Sub for inclusion in the Offer Documents. Except as expressly contemplated by Section 6.02(d), the Company hereby consents to the inclusion in the Offer Documents of the Recommendation of the Company Board. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Sub shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. Parent and Sub shall promptly notify the Company upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all correspondence between Parent, Sub and their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. Parent and Sub shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Offer Documents, and Parent and Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, Parent and Sub shall provide the Company and its counsel a reasonable opportunity to review and to propose comments on such document or response.

(h) Funds. Subject in all respects to the other terms and conditions of this Agreement and the Offer Conditions, Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to purchase any shares of Company Common Stock that Sub becomes obligated to purchase pursuant to the Offer.

Section 1.02 Company Actions.

(a) Schedule 14D-9. On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the “Schedule 14D-9”), which, except as expressly contemplated by Section 6.02(d), shall describe and make the Recommendation with respect to the Offer, and promptly thereafter shall mail the Schedule 14D-9 to the holders of the Company Common Stock. The Company shall also include in the Schedule 14D-9 the Fairness Opinion. Parent and Sub shall promptly furnish to the Company in writing all information concerning Parent and Sub that may be required by applicable securities laws for inclusion in the Schedule 14D-9. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and the Schedule 14D-9, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company shall promptly notify Parent and Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Schedule 14D-9, and shall provide Parent and Sub with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Schedule 14D-9, and the Company shall provide Parent and Sub and their respective counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Sub and their respective counsel a reasonable opportunity to review and to propose comments on such document or response.

(b) Stockholder Lists. In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those Persons becoming record holders subsequent to such date, together with lists, copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information (including updated lists of stockholders, security position listings and computer files) and assistance as Parent or Sub may reasonably request in communicating the Offer to the record and beneficial holders of the Company Common Stock. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Sub shall not use or disclose the information contained in any such labels, lists, listings and files other than in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession or control in accordance with the Confidentiality Agreement.

Section 1.03 Top-Up.

(a) Top-Up. The Company hereby grants to Sub an irrevocable right (the “Top-Up”), exercisable only on the terms and conditions set forth in this Section 1.03, to purchase at a price per share equal to the Offer Price up to a number of newly issued, fully paid and nonassessable shares of Company Common Stock (the “Top-Up Shares”) that, when added to the number of shares of Company Common Stock directly or indirectly owned by Parent and Sub at the time of the Top-Up Closing (after giving effect to the Offer Closing), shall constitute one share more than 91% (determined on a fully diluted basis) of the shares of the Company Common Stock outstanding immediately after the issuance of the Top-Up Shares; provided, however, that the Top-Up may not be exercised to purchase an amount of Top-Up Shares in excess of the number of shares of Company Common Stock authorized and unissued (treating shares owned by the Company as treasury stock as unissued) and not otherwise reserved or committed for issuance at the time of exercise of the Top-Up. The Top-Up shall be exercisable only once.

(b) Exercise of Top-Up; Top-Up Closing. If there shall have not been validly tendered in the Offer and not validly withdrawn that number of shares of Company Common Stock which, when added to (x) the shares of Company Common Stock owned by Parent and its Affiliates and (y) the shares of Company Restricted Stock and shares of Company Common Stock underlying Company Stock Options that are immediately available to be acquired by Sub pursuant to the Support Agreements immediately following the Acceptance Time, would represent at least 90% of the shares of the Company Common Stock outstanding on the Offer Closing Date (the “Short-Form Threshold”), Sub shall be deemed to have exercised the Top-Up for such number of Top-Up Shares as is necessary for Sub to reach the Short-Form Threshold and on such date shall give the Company prior written notice specifying the number of shares of Company Common Stock directly or indirectly owned by Parent and its Subsidiaries at the time of such notice (giving effect to the Offer Closing). The Company shall, as soon as practicable following receipt of such notice (and in any event no later than the Offer Closing), deliver written notice to Sub specifying, based on the information provided by Sub in its notice, the number of Top-Up Shares. At the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”), which shall take place at the location of the Merger Closing specified in Section 2.02, and shall take place simultaneously with, or as soon as reasonably practicable after, the Offer Closing, the purchase price owed by Sub to the Company to purchase the Top-Up Shares shall be paid to the Company, at Sub’s option, (i) in cash, by wire transfer of same-day funds, or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up less the amount paid in cash pursuant to the preceding clause (x) (the “Promissory Note”). The Promissory Note (i) shall be due on the first anniversary of the Top-Up Closing, (ii) shall bear simple interest of 5% per annum, (iii) shall be full recourse to Parent and Sub, (iv) may be prepaid, in whole or in part, at any time without premium or penalty, and (v) shall have no other material terms. At the Top-Up Closing, the Company shall cause to be issued to Sub a certificate representing the Top-Up Shares.

(c) Exemption from Registration. Parent and Sub acknowledge that the Top-Up Shares that Sub may acquire upon exercise of the Top-Up will not be registered under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Sub hereby represents and warrants to the Company that Sub will be, upon the purchase of the Top-Up Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Sub agrees that the Top-Up and the Top-Up Shares to be acquired upon exercise of the Top-Up are being and will be acquired by Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d) No Effect on Appraisal Rights. The Parties agree that any dilutive impact on the value of the shares of Company Common Stock as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of the fair value of any Appraisal Shares pursuant to Section 262 of the DGCL as contemplated by Section 3.01(d) and that none of the Parties shall take any position to the contrary in any appraisal proceeding.

Section 1.04 Directors.

(a) Composition of Company Board and Board Committees. Effective upon the initial acceptance for payment by Sub of shares of Company Common Stock pursuant to the Offer (the “Acceptance Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 1.04(a)) and from time to time thereafter, Parent shall be entitled to designate from time to time such number of members of the Company Board as will give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, representation equal to at least that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (ii) the percentage that (A) the number of shares of Company Common Stock owned by Parent and its Subsidiaries (including shares of Company Common Stock accepted for payment pursuant to the Offer) bears to (B) the number of shares of the Company Common Stock then outstanding; provided, however, that in the event that Parent’s designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least two directors who are members of the Company Board and who are not officers, stockholders or Affiliates of the Company or Parent and who will be independent for purposes of Rule 10A-3 under the Exchange Act (the “Independent Directors”); provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall be entitled to designate a Person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two Persons to fill such vacancies who are not officers, stockholders or Affiliates of the Company or Parent and who will be independent for purposes of Rule 10A-3 under the Exchange Act, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any election or appointment pursuant to this Section 1.04, including (at the election of Parent) (x) subject to the Company Certificate of Incorporation and Company By-Laws, increasing the size of the Company Board, and (y) obtaining the resignation of such number of its current directors as is, in each case, necessary to enable such designees to be so elected or appointed to the Company Board in compliance with applicable Law (including, to the extent applicable prior to the Effective Time, Rule 10A-3 under the Exchange Act). From time to time after the Acceptance Time, the Company shall take all action necessary to cause the individuals so designated by Parent to be directors on the Company Board to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on each committee of the Company Board to the fullest extent permitted by all applicable Law and the rules of The Nasdaq Stock Market (the “Nasdaq”), and the Company shall take all action requested by Parent necessary to effect any such election or appointment.

(b) Section 14(f) of the Exchange Act. The Company shall mail to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, and the Company agrees to make such mailing either (i) concurrently with the mailing of the Schedule 14D-9 or (ii) if not included in the Schedule 14D-9, if Parent shall have requested, within three (3) calendar days following such request, which request shall not be delivered prior to ten (10) calendar days following the mailing of the Schedule 14D-9 (provided that, in each case, Parent and Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to such designees and with respect to Parent’s officers, directors and Affiliates, and if not then as soon as practicable thereafter).

(c) Required Approvals of Independent Directors. Following the election or appointment of Parent’s designees pursuant to Section 1.04(a) and prior to the Effective Time, in addition to any other vote or approval required by the Company Certificate of Incorporation, the Company By-Laws or applicable Law, the affirmative vote of a majority of the Independent Directors then in office shall be required for the Company to consent (i) to amend this Agreement or to terminate this Agreement, (ii) to waive or elect to enforce any of the Company’s rights or remedies under this Agreement, (iii) to extend the time for the performance of any of the obligations or other acts of Parent or Sub or (iv) to any other matter under this Agreement.

(d) Effects on Continued Listing. After the Acceptance Time, the Company shall, upon Parent’s request, take all action reasonably necessary to elect to be treated as a “controlled company” as defined by Listing Rule 5615(c) of the Nasdaq rules (or any successor provision).

ARTICLE II

The Merger

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.02 Closing. The closing of the Merger (the “Merger Closing”) will take place at (a) if the Offer Closing shall have not occurred at or prior to the Merger Closing, 10:00 a.m., New York City time, on the second Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or (b) if the Offer Closing shall have occurred on or prior to the Merger Closing, on the date of, or as soon as reasonably practicable following, the Offer Closing (or the Top-Up Closing if the Top-Up has been exercised), in either case at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date”.

Section 2.03 Effective Time. Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Merger Closing Date, the Parties shall file a certificate of ownership and merger or a certificate of merger (in either case, the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and shall make all other filings and recordings required under the DGCL. The Merger shall become effective on such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 2.04 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.05 Certificate of Incorporation and By-Laws. At the Effective Time, the Company Certificate of Incorporation and the Company By-Laws as in effect immediately prior to the Effective Time each shall be amended so as to read in their entirety as set forth in Exhibit A and Exhibit B attached hereto and, as so amended, shall be the certificate of incorporation and by-laws, respectively, of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law, subject to Section 7.06(a).

Section 2.06 Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.07 Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.08 Taking of Necessary Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Sub, the Surviving Corporation, the board of directors of the Surviving Corporation and officers of the Surviving Corporation shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company, Sub and the Surviving Corporation.

ARTICLE III

Effect of the Merger on the Capital Stock of the

Constituent Corporations

Section 3.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

(a) Capital Stock of Sub. Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is directly owned by the Company as treasury stock, or by Parent or Sub at such time, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including Company Common Stock issuable upon settlement of Company Restricted Stock under Section 3.04(d), but excluding shares to be canceled in accordance with Section 3.01(b) and, except as provided in Section 3.01(d), the Appraisal Shares) shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends declared from and after the date hereof in compliance with Section 6.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.01(c), without any interest thereon. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock or written threats thereof, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 3.02 Adjustment to Merger Consideration. Without limiting the other provisions of this Agreement but without duplication of the provisions of Section 1.01(c), if at any time during the period between the date of this Agreement and the Effective Time, if there shall be any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time, the Merger Consideration as provided in Section 3.01(c) shall be equitably adjusted by Parent to reflect the effect thereof, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 3.02 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.03 Exchange Fund.

(a) Paying Agent. Prior to the Merger Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article III and, in connection therewith, shall enter into an agreement with the Paying Agent in the form reasonably acceptable to the Company (the “Paying Agency Agreement”). At or prior to the Effective Time, Parent shall deposit with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration as required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Certificate Exchange Procedures. As promptly as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form)), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 3.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration and any dividends declared in compliance with Section 6.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time with respect to such Company Common Stock may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar taxes required by reason of the payment of the Merger Consideration and any such dividends to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article III and any dividends declared in compliance with Section 6.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article III.

(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay all dividends declared in compliance with Section 6.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article III.

(d) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article III and any dividends declared in compliance with Section 6.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to any such holder.

(e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid solely to Parent, and any Taxes resulting therefrom shall be paid by Parent. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration or any holder of a Company Stock Option to receive the holder’s Equity Award Amount, in each case as provided herein.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and any dividends declared in compliance with Section 6.01(a) with a record date prior to the Effective Time that remain unpaid at the Effective Time with respect thereto.

(h) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Parent, Sub, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Offer Price, Merger Consideration, Equity Award Amount and any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any holder of a Company Stock Option or Company Restricted Stock (together, the “Company Equity Awards”), as applicable, such amounts as Parent, Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of applicable tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, Sub, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of the Company Equity Award, as the case may be, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 3.04 Company Equity Awards.

(a) As soon as reasonably practicable following the date of this Agreement, and in any event prior to the expiration of the Offer, the Company shall use its reasonable best efforts to obtain all necessary waivers, consents or releases, if any, in form and substance reasonably satisfactory to Parent, from holders of Company Stock Options and Company Restricted Stock and take all such other action, without incurring any liabilities in connection therewith, as Parent may deem to be necessary or reasonably required to give effect to the transactions contemplated by Section 3.04(b) and Section 3.04(c). As promptly as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as are required to give effect to the transactions contemplated by Section 3.04(b) and Section 3.04(c) at the earlier to occur of the time of the Acceptance Time and the Effective Time (such earlier time, the “Acceleration Time”).

(b) At the Acceleration Time, each outstanding, unexpired and unexercised Company Stock Option shall vest and become exercisable. To the extent not exercised prior to the Acceleration Time, then upon the Effective Time, each Company Stock Option shall be deemed to be exercised and canceled, with each former holder of any such cancelled Company Stock Option becoming entitled to receive, at the Effective Time or as soon as practicable thereafter, in consideration of the deemed exercise and cancellation of such Company Stock Option, an amount in cash, without interest, equal to (i) the excess, if any, of (A) the Offer Price over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option.

(c) Each holder of an unvested award of Company Restricted Stock shall have the right to tender such Company Restricted Stock into the Offer, subject to and contingent upon the occurrence of the Acceptance Time. At the Acceleration Time, each share of Company Restricted Stock shall become fully vested, and the restrictions thereon shall lapse and, to the extent not withheld by the Company to satisfy Tax withholding obligations, the Company shall deliver shares of Company Common Stock in settlement thereof or, if such Company Restricted Stock is tendered into the Offer, shall be treated as a share of Company Common Stock properly tendered into the Offer.

(d) The payment of all Equity Award Amounts hereunder shall be subject to appropriate withholding for taxes in accordance with Section 3.03(h). The term “Equity Award Amounts” means, collectively, all amounts payable pursuant to this Section 3.04.

ARTICLE IV

Representations and Warranties of the Company

Except (i) as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company, or incorporated by reference into such document, within the two (2) years preceding the date hereof and publicly available prior to the date of this Agreement (excluding any exhibits filed pursuant to section 3 or section 10 of the Exhibit Table contained in Item 601 of Regulation S-K) (collectively, the “Filed SEC Documents”), other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein to the extent they are predictive, cautionary or forward looking in nature, but being understood that this clause (i) shall not be applicable to Section 4.03, Section 4.04, Section 4.23, Section 4.24, Section 4.26 and Section 4.27, or (ii) subject to Section 10.02(g), as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Sub as follows:

Section 4.01 Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Company Subsidiary has been duly organized, and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Company Subsidiary to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of the Company Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 4.01 of the Company Disclosure Letter sets forth a true and complete list of all of the Subsidiaries of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), and the jurisdiction of organization thereof.

Section 4.02 Certificate of Incorporation and By-Laws. The copies of the Company Certificate of Incorporation and the Company By-Laws, which were previously furnished or made available to Parent, are complete and correct, in each case as in effect on the date of this Agreement. The Company has made available to Parent a complete and correct copy of the charter and by-laws (or equivalent organizational documents), and all amendments thereto, of each of the Company Subsidiaries, in each case as in effect on the date of this Agreement. Neither the Company nor any Company Subsidiary is in violation of its organizational or governing documents.

Section 4.03 Capital Structure.

(a) The authorized capital stock of the Company consists of 80,000,000 shares of Company Common Stock and 40,000,000 shares of Preferred Stock, par value $0.01 per share (the “Company Preferred Stock”). As of May 23, 2011, (i) 24,586,372 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights, (ii) 5,268,547 shares of Company Common Stock were reserved for issuance upon exercise of Company Stock Options granted under the Company Stock Plans and (iii) no shares of Company Preferred Stock were issued and outstanding.

(b) As of May 23, 2011, except as set forth in Section 4.03(b) of the Company Disclosure Letter and except for Company Stock Options to purchase not more than 5,268,547 shares of Company Common Stock, there are no options, warrants or other rights, agreements, arrangements or commitments of any kind to acquire capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for capital stock or other Equity Interests of the Company. Since May 23, 2011 and through the date of this Agreement, the Company has not issued any shares of its capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interests of the Company.

(c) Except as set forth in Section 4.03(c) of the Company Disclosure Letter, with respect to the Company Stock Options and the Company Restricted Stock pursuant to the Company Stock Plans and the related stock option or restricted stock agreements, there are no outstanding contractual obligations of the Company or any Company Subsidiary (a) restricting the transfer of, (b) affecting the voting rights of, (c) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (d) requiring the registration for sale of, or (e) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Except as set forth in Section 4.03(c) of the Company Disclosure Letter, each outstanding share of capital stock of each Company Subsidiary is validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all security interests, liens, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever, in each case, other than Permitted Liens. Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other Equity Interests in, any corporation, partnership, joint venture, association or other entity.

(d) The Company does not have any stockholder rights plan in effect.

Section 4.04 Authority; Recommendation.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, if required by applicable Law, to obtaining the Stockholder Approval. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, in the case of the Merger, if required by applicable Law, the Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement is a legally valid and binding obligation of Parent and Sub, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws of general applicability relating to or affecting the rights and remedies of creditors and (y) general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law (clause (x) and (y) collectively, the “Enforceability Exception”).

(b) The board of directors of the Company (the “Company Board”), at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) authorizing and approving the execution, delivery and performance of this Agreement, the Support Agreements and the transactions contemplated hereby and thereby, (ii) approving and declaring advisable this Agreement, the Support Agreements, the Offer, the Merger and the other transactions contemplated hereby and thereby, (iii) declaring that the terms of this Agreement, the Support Agreements and the transactions contemplated hereby and thereby, including the Merger, the Offer and the other transactions contemplated by this Agreement and the Support Agreements, on the terms and subject to the conditions set forth herein and therein, are fair to and in the best interests of the stockholders of the Company, (iv) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company unless the adoption of this Agreement by the Company’s stockholders is not required by applicable Law, (v) recommending that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Law, adopt this Agreement (this clause (v), the “Recommendation”), (vi) irrevocably approving for all purposes each of Parent, Sub and their respective Affiliates solely with respect to this Agreement, the Support Agreements and the transactions contemplated hereby and thereby (including the Offer, the Top-Up and the Merger) to exempt such Persons, agreements and transactions from, and to elect for the Company, Parent, Sub and their respective Affiliates not to be subject to, any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to the Company, Parent, Sub or any of their respective Affiliates or this Agreement, the Support Agreements or the transactions contemplated hereby or thereby (including the Offer, the Top-Up and the Merger) with respect to any of the foregoing, which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way and (vii) authorizing and approving the Top-Up and the issuance of the Top-Up Shares thereunder.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the performance of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets (tangible or intangible) of the Company or any Company Subsidiary under (other than any such Lien created as a result of any action taken by Parent or Sub or any Permitted Lien), any provision of (i) the Company Certificate of Incorporation, the Company By-Laws or the comparable organizational documents of any Company Subsidiary, subject to, in the case of the Merger, if required by applicable Law, obtaining the Stockholder Approval, (ii) assuming that all consents, approvals, authorizations and permits listed in Section 4.05(b) have been obtained prior to the Acceptance Time (or, if the Offer Termination shall have occurred, the Effective Time) and all filings and notifications listed in Section 4.05(b) have been made and any waiting periods thereunder have terminated or expired prior to the Acceptance Time (or, if the Offer Termination shall have occurred, the Effective Time), any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iii) except as set forth in Section 4.05(a) of the Company Disclosure Letter, any note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, Company Permit, Intellectual Property issued or registered by a Governmental Authority or other legally binding obligation to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, other than, in the case of clauses (ii) and (iii), respectively, any such conflicts, violations, breaches, defaults, rights of termination, cancellation or acceleration, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, order, waiver, authorization or permit of, registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of the Company Subsidiaries in connection with the execution and delivery of this Agreement or the Support Agreements by the Company or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement or the Support Agreements, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the SEC of (w) the Schedule 14D-9, (x) if required by applicable Law, the Proxy Statement, (y) any information statement required in connection with the Offer under Rule 14f-1 under the Exchange Act (together with any amendments or supplements thereto, the “Information Statement”), and (z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of the Company Subsidiaries is qualified to do business, (iv) any filings or notices required under the rules and regulations of Nasdaq, and (v) such other consents, approvals, orders, waivers, authorizations, permits, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.06 Permits; Compliance With Law.

(a) Except for employee benefit plans, labor and other employment matters, which are the subjects of Section 4.10 and Section 4.11, for environmental matters, which are the subject of Section 4.14 and for tax matters, which are the subject of Section 4.17, each of the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective business as it is currently being conducted (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except for Laws or Company Permits with respect to employee benefit plans and labor and other employment matters, which are the subjects of Section 4.10 and Section 4.11, environmental matters, which are the subject of Section 4.14, tax matters, which are the subject of Section 4.17, and franchise matters, which are the subject of Section 4.19, each of the Company and the Company Subsidiaries are in compliance, and have been in compliance since January 1, 2008, with all Laws applicable to its business or operations or by which any of its properties or assets are bound and all Company Permits, except in each case for any instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Section 4.06(b) of the Company Disclosure Letter sets forth a list of all liquor licenses (including beer and wine licenses) held or used by the Company and the Company Subsidiaries (collectively, the “Liquor Licenses”) in connection with the operation of each restaurant operated by the Company or any Company Subsidiary, along with the name and address of each such restaurant, and the expiration date of each such Liquor License. The foregoing list is correct and complete in all material respects.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the business and operations of the Company and the Company Subsidiaries, taken as a whole:

(i) to the extent required by applicable Law, each restaurant currently operated by the Company or any Company Subsidiary possesses a Liquor License;

(ii) the Company has no reason to believe that any currently pending application for a Liquor License sought by the Company or any Company Subsidiary will be ultimately denied;

(iii) each of the Liquor Licenses has been validly issued, and any subsequent changes in fact affecting such licensees that were required by Law to be reported to the applicable alcoholic beverage licensing authorities, have been so reported;

(iv) each Liquor License is in full force and effect and is adequate for the current conduct of the operations at the restaurant for which it is issued;

(v) neither the Company nor any Company Subsidiary has received any written notice of any pending or threatened modification, suspension, or cancellation of a Liquor License or any proceeding related thereto;

(vi) except as set forth in Section 4.06(c)(i) of the Company Disclosure Letter, there have been no proceedings or other Actions relating to any of the Liquor Licenses; and

(vii) there are no pending disciplinary actions, unresolved citations, unsatisfied penalties, or past disciplinary actions relating to Liquor Licenses that would reasonably be expected to have any material impact on any restaurant or the ability to maintain or renew any Liquor License.

Section 4.07 SEC Documents; Financial Statements; Undisclosed Liabilities; Internal Controls.

(a) The Company has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since December 29, 2008 (collectively, the “Company SEC Filings”). Each Company SEC Filing, as amended or supplemented if applicable, in each case prior to the date hereof, (a) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, in each case prior to the date hereof, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, as in effect on the date so filed, and (b) did not, at the time it was filed or furnished (or became effective in the case of registration statements), or, if subsequently amended or supplemented prior to the date hereof, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company or any of the Company Subsidiaries, on the other hand, occurring since December 28, 2008 and prior to the date hereof that is not otherwise available on the SEC’s Electronic Data Gathering and Retrieval Database (EDGAR) prior to the date hereof. As of the date hereof, to the knowledge of the Company, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Filings. To the knowledge of the Company, as of the date hereof, none of the Company SEC Filings is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) Each of the audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, any notes thereto) of the Company and the consolidated Company Subsidiaries contained in or incorporated by reference into the Company SEC Filings, as amended, supplemented or restated, if applicable, (collectively, the “Company Financial Statements”) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each of the Company Financial Statements presented fairly, in all material respects, the consolidated financial position of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and the consolidated results of operations, shareholders’ equity and cash flows of the Company and the consolidated Company Subsidiaries for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments, which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect). The books and records of the Company and the Company Subsidiaries have been maintained in all material respects in a manner that permits the Company to prepare its consolidated financial statements in conformity with GAAP.

(c) Except as and to the extent (i) disclosed or reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the Company SEC Filings filed prior to the date hereof or (ii) set forth in Section 4.07(c) of the Company Disclosure Letter, none of the Company or any consolidated Company Subsidiary has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required to be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP, except for liabilities or obligations (A) that were incurred under this Agreement or in connection with the transactions contemplated hereby, (B) that were incurred after April 3, 2011 in the ordinary course of business and in a manner consistent with past practice or (C) that were not, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(d) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient in all material respects to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since December 28, 2008, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respects the Company’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and the Company has provided to Parent copies of any material written materials relating to each of the foregoing. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee from December 28, 2008 to the date of this Agreement.

(e) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including the consolidated Company Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(f) Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of Company Subsidiary has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary. There are no outstanding loans or other extensions of credit made by the Company or any of the Company Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary.

(g) Neither the Company nor any of its Subsidiaries has or is subject to any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act), where the result, purpose or intended effect of such arrangement is to avoid disclosure of any transaction involving, or liabilities of, the Company or any Company Subsidiary in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Filing.

Section 4.08 Disclosure Documents.

(a) Each document required to be filed by the Company with the SEC in connection with the Offer (the “Company Disclosure Documents”) (including the Schedule 14D-9 but excluding for purposes of this representation, for the avoidance of doubt, the Proxy Statement (if applicable)), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.08 will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Sub specifically for use therein.

(c) The information with respect to the Company or any of the Company Subsidiaries that the Company furnishes to Parent or Sub in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.09 Absence of Certain Changes or Events. Since January 2, 2011 through the date of this Agreement, except as (a) disclosed in the Company SEC Filings filed after January 2, 2011 and prior to the date hereof, (b) contemplated by, or as disclosed pursuant to, this Agreement or (c) set forth in Section 4.09 of the Company Disclosure Letter, (i) there has not been any Company Material Adverse Effect, (ii) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, (iii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of any of the covenants set forth in Section 6.01(a)(i), (ii)(B), (iii), (iv), (vi), (x), (xii), (xiv), (xv), or (xvi) hereof, and (iv) neither the Company nor any Company Subsidiary has except to the extent required by applicable Law or any existing Company Benefit Plan or by written agreements that have been disclosed or made available to Parent, (A) granted or announced any stock option, equity or incentive awards or increased the salaries, bonuses or other compensation and benefits payable by the Company or any Company Subsidiary to any executive officers or directors of the Company, other than in the ordinary course of business consistent with past practice, or (B) paid or agreed to pay any severance pay to any employee, officer, director or other service provider of or to the Company or any Company Subsidiaries, or taken any action to accelerate vesting of any right to compensation or benefits.

Section 4.10 Employee Benefits Plans.

(a) Section 4.10(a) of the Company Disclosure Letter sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation, change in control, retention, severance or retirement plan, policy, program, practice, agreement, understanding or arrangement, and any other material plan, policy, program, practice, agreement, understanding or arrangement providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company), which are maintained, sponsored or contributed to by the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has any material obligation or liability (each a “Company Benefit Plan”).

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been maintained, in form and operation, and administered in accordance with its terms and all applicable Laws, including ERISA and the Code.

(c) (i) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service (the “IRS”) as to its qualified status or may rely upon an opinion letter for a prototype plan, (ii) to the Company’s knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in material liability to the Company, and (iii) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

(d) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA.

(e) Except as set forth in Section 4.10(e) of the Company Disclosure Letter, no amount paid or payable (whether in cash or property) as a result of or in connection with the consummation of the transactions contemplated by this Agreement to employee, officer, director or other service provider of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Company Benefit Plan or otherwise, could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(f) Each Company Benefit Plan or other arrangement to which the Company or any Company Subsidiary is a party or is bound that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) is in documentary and operational compliance with Section 409A of the Code and the applicable guidance issued thereunder in all material respects.

(g) No Company Benefit Plan or other arrangement to which the Company or any Company Subsidiary is a party provides for the gross-up or reimbursement for any Taxes imposed under Section 4999 or 409A of the Code.

(h) Except as set forth in Section 4.10(h) of the Company Disclosure Letter and as required by Law, no Company Benefit Plan or other agreement or arrangement to which the Company or any Company Subsidiary is a party or is bound provides (or could reasonably be expected to require the Company or any Company Subsidiary to provide) any post-employment medical or life insurance benefits to any Person.

(i) Except as set forth in Section 4.10(i) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement (including in combination with other events or circumstances) will not (i) entitle any director, officer or employee of the Company or any Company Subsidiary to any payment, (ii) result in the acceleration of the time of payment or vesting of compensation or benefits, as applicable, or (iii) increase the amount of any payment under any Company Benefit Plan.

Section 4.11 Labor and Other Employment Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and each Company Subsidiary is and has been in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. Except as set forth in Section 4.11 of the Company Disclosure Letter, with respect to the Company and each Company Subsidiary: (i) there are no pending, or to Company’s knowledge threatened, labor or employment claims, including any Action alleging unlawful harassment, employment discrimination, unfair labor practices, unpaid wages, unlawful wage or immigration practices, or unlawful tax withholding practices that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect; (ii) no Company or Company Subsidiary is a party to any collective bargaining agreement or any collective bargaining relationship; (iii) to the Company’s knowledge, no union organizing activities are underway or threatened and no such activities have occurred within the past five (5) years; (iv) there is no strike, slowdown, work stoppage, lockout or other material labor dispute underway, or to the Company’s knowledge, threatened, and no such dispute has occurred in the past five (5) years; and (v) within the past three (3) years, no plant closing or layoff of employees has been implemented that required notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”).

Section 4.12 Contracts.

(a) Except for contracts set forth in the “Exhibit Index” of any Company SEC Filing filed since January 2, 2011 and Contracts set forth in Section 4.12 of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or expressly bound by any Contract that:

(i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) relates to any joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture or partnership that is material to the business of the Company and the Company Subsidiaries, taken as a whole, or in which the Company owns more than a 15% voting or economic interest;

(iii) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $100,000;

(iv) prohibits the payment of dividends or distributions in respect of any Equity Interest of the Company or any of the Company Subsidiaries, prohibits the pledging of any Equity Interest of any Company Subsidiary or prohibits the issuance of guarantees by any Company Subsidiary;

(v) is a settlement, conciliation or similar agreement (x) with any Governmental Authority or (y) which would require the Company or any Company Subsidiary to pay consideration of more than $100,000 after the date of this Agreement;

(vi) (A) contains a standstill or similar agreement pursuant to which the Company or any Company Subsidiary has agreed not to acquire assets or securities of a Third Party, or (B) which contains any “non-solicitation”, “no hire” or similar provision which restrict the Company or any Company Subsidiary in soliciting, hiring, engaging, retaining or employing such Third Party’s current or former employees in a manner or to an extent that would interfere in any material respect with the ordinary course operations of the business of the Company or the Company Subsidiaries;

(vii) relates to any acquisition by the Company or any of the Company Subsidiaries of Equity Interests or any material assets (other than acquisitions of inventory or equipment in the ordinary course of business) pursuant to which the Company or any of the Company Subsidiaries has continuing indemnification (other than indemnification obligations with respect to directors and officers), “earn-out” or other contingent payment or guarantee obligations, in each case, that could result in payments in excess of $250,000;

(viii) contains any covenant that (A) materially limits the ability of the Company or any Company Subsidiary (or after the Acceptance Time or Effective Time, Parent, the Surviving Corporation, or their respective Subsidiaries) to engage in any line of business, or to compete with any Person or operate at any geographic location, except for radius restrictions that may be contained in Contracts entered into in the ordinary course of business consistent with past practice, or expressly requiring the Company and/or any Company Subsidiary to purchase an amount of goods or services from a particular Person in an amount in excess of $1,000,000 annually, or $2,000,000 in the aggregate, or (B) could require the disposition of any material assets or material line of business of the Company or any Company Subsidiary;

(ix) involves any directors, executive officers (as such term is defined in the Exchange Act) or 5% stockholders of the Company or any of their affiliates (other than the Company or any Company Subsidiary) or immediate family members;

(x) relates to the employment of any individual on a full-time or part-time, consulting, or other basis providing annual compensation in excess of $200,000;

(xi) contains a license in respect of Intellectual Property (except for (A) licenses of commercially available software granted to the Company or any Company Subsidiary and (B) licenses granted by the Company or any Company Subsidiary to franchisees in the ordinary course of business consistent with past practice) and that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole;

(xii) by its terms calls for aggregate payments by the Company or any of Company Subsidiaries of more than $1,000,000 over the remaining term of such Contract, except for any such Contract entered into in the ordinary course of business consistent with past practice or that may be canceled, without any material penalty or other material liability to the Company or any Company Subsidiaries, upon notice of 90 days or less; or

(xiii) grants to any Person any right of first offer or right of first refusal to purchase, lease, sublease, use, possess or occupy all or a substantial part of the material assets of the Company or any of the Company Subsidiaries.

Each contract of the type described in this Section 4.12(a) , each Contract that is listed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011 (other than those listed under “Expired Contracts” in Section 4.12(b) of the Company Disclosure Letter under which the Company and the Company Subsidiaries do not have any further material obligations or liabilities) and each Contract listed in Section 4.19(a) of the Company Disclosure Letter, is referred to herein as a “Company Material Contract.”

(b) Except as set forth in Section 4.12(b) of the Company Disclosure Letter and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract is legally valid and binding on the Company and each Company Subsidiary party thereto, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to the Enforceability Exception, (ii) to the knowledge of the Company, each Company Material Contract is a legally valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Enforceability Exception, (iii) the Company and each Company Subsidiary, and to the knowledge of the Company, each counterparty, has performed all obligations required to be performed by it under each Company Material Contract, and neither the Company nor any Company Subsidiary, and, to the knowledge of the Company, no counterparty, is in breach or violation of, or default under, any Company Material Contract, (iv) none of the Company or any Company Subsidiary has received written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract and (v) to the knowledge of the Company, the Company has not received any written notice from any counterparty to any Company Material Contract that such counterparty intends to terminate, or not renew, any Company Material Contract. As of the date of this Agreement, true and correct copies of all Company Material Contracts (as amended or modified) are either publicly filed with the SEC or the Company has made available to Parent prior to the date hereof copies of such Company Material Contracts.

Section 4.13 Litigation. Except as set forth in Section 4.13 of the Company Disclosure Letter, as of the date hereof, (a) there is no legal, administrative, arbitral or other suit, claim, charge, grievance, mediation, action, demand, investigation or proceeding of any nature (“Action”) pending or, to the knowledge of the Company, threatened, in each case, against the Company or any Company Subsidiary or any of their respective assets or properties and (b) neither the Company nor any Company Subsidiary, or any of their respective assets or properties, is subject to or bound by any outstanding judgment, order, writ, stipulation, settlement, award, arbitration award, finding injunction or decree (“Order”), in each case, which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.14 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) Each of the Company and each Company Subsidiary has been and is in compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Environmental Permits;

(ii) None of the Company or any Company Subsidiary has received any notice of liability or claim or notice of violation from any Governmental Authority or other Person alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law;

(iii) None of the Company or any Company Subsidiary has entered into or agreed to any Order or is subject to any Action or Order relating to compliance with or liability under Environmental Laws, Environmental Permits or the disposal, release, exposure to, investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no Action or Order is pending or, to the knowledge of the Company, threatened in writing with respect thereto; and

(iv) To the knowledge of the Company, none of the Company or any Company Subsidiary or any of their predecessors has treated, stored, disposed of, transported, handled, exposed any Person to, or released any Hazardous Materials, or owned or operated at any property or facility contaminated by any Hazardous Materials, in each case that has given rise to or would reasonably be expected to give rise to liabilities pursuant to Environmental Laws.

(b) The Company and the Company Subsidiaries have furnished to Parent all material environmental audits, reports and other material environmental documents in their possession, custody or control that relate to the Company, any Company Subsidiary or any of their affiliates or predecessors, or their past or current properties, facilities or operations.

(c) This Section 4.14 contains the sole representations and warranties of the Company with respect to environmental matters.

Section 4.15 Intellectual Property.

(a) Except for matters that are not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries owns or possesses valid rights to use all Intellectual Property used in or necessary to conduct the business of the Company and the Company Subsidiaries as that business is currently conducted (“Company Intellectual Property”), (ii) the operation of the business as currently conducted by the Company and the Company Subsidiaries does not infringe upon, dilute, misappropriate or otherwise conflict with the Intellectual Property of any other Person, (iii) during the two (2) years prior to the date of this Agreement, neither the Company nor any Company Subsidiary has (or has received any written notice alleging that the Company or any Company Subsidiary has) infringed upon, misappropriated, diluted or otherwise conflicted with any Intellectual Property right of any third party, and (iv) to the knowledge of the Company, no third party is currently infringing, diluting, misappropriating or conflicting with any Intellectual Property owned by the Company or any Company Subsidiary, except for non-commercial infringements by clips of advertisements owned by the Company or a Company Subsidiary posted by third parties on video sharing or social networking Internet sites.

(b) Section 4.15(b) of the Company Disclosure Letter lists all issued or registered Intellectual Property and applications therefor owned by the Company or any Company Subsidiary (indicating for each, as applicable, the owner(s), jurisdiction, and patent, registration and application numbers (as applicable)). All registrations owned by the Company or any of the Company Subsidiaries and set forth in Section 4.15(b) of the Company Disclosure Letter for the trademarks and service marks CPK and CALIFORNIA PIZZA KITCHEN are valid, subsisting, in full force and effect and, to the knowledge of the Company, enforceable. No loss of any material Company Intellectual Property is reasonably foreseeable. No material Company Intellectual Property is subject to any outstanding consent, settlement, lien, decree, order, injunction, judgment or ruling restricting in any material respect the use thereof.

(c) The computer hardware and software systems used by the Company and the Company Subsidiaries in the conduct of their business (collectively, the “Business Systems”) are sufficient in all material respects for the conduct of such business as conducted on the date of this Agreement. The Company and the Company Subsidiaries maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and act in compliance therewith. In the last eighteen (18) months, there has not been any material failure with respect to any of the Business Systems that has not been remedied to the Company’s reasonable satisfaction.

(d) Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries maintain policies and procedures regarding data security that are commercially reasonable and in compliance with applicable Law and (ii) the Company and the Company Subsidiaries’ use and dissemination of personal information is in compliance with all the Company and the Company Subsidiaries’ privacy and related policies, terms of use and applicable Law. To the knowledge of the Company, there have been no security breaches relating to any personal information maintained by the Company or any Company Subsidiary.

Section 4.16 Assets and Properties.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth the address of all real property owned by the Company or any Company Subsidiary as of the date of this Agreement (the “Owned Real Property”). With respect to each Owned Real Property, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company or the Company Subsidiary (as the case may be) has good and marketable fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Liens; (ii) except as set forth in Section 4.16(a) of the Company Disclosure Letter, the Company or the Company Subsidiary has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iv) neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b) Section 4.16(b) of the Company Disclosure Letter sets forth the address of all leasehold or subleasehold estates held by the Company or any Company Subsidiary as of the date of this Agreement (i) that are operated as restaurants or venues or (ii) with an annual base rent in excess of $250,000 per year (the “Leased Real Property”). Except as set forth in Section 4.16(b) of the Company Disclosure Letter and except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, with respect to each of the Leases: (i) such Lease is legally valid, binding, enforceable and in full force and effect and to the Company’s knowledge, there are no disputes with respect to such Lease; (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; and (iii) neither the Company or Company Subsidiary is in breach or default under such Lease, and, to the knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses free and clear of any

Liens, except for Permitted Liens. Such personal property, Owned Real Property and Leased Real Property (taken as a whole) is in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.17 Taxes.

(a) The Company and each Company Subsidiary have duly and timely filed with the appropriate taxing authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, subject in each case to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all Taxes whether or not shown as due and payable on such filed Tax Returns have been paid, other than any amount which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP and the accruals and reserves for Taxes (without regard to deferred tax assets and deferred tax liabilities) of the Company and each Company Subsidiary established in the Company Financial Statements are complete and adequate to cover any liabilities for Taxes that are not yet due and payable.

(b) There are no audits, examinations, or other proceedings currently ongoing or pending with regard to any material Taxes of the Company or any Company Subsidiary; and neither the Company nor any Company Subsidiary has received a written notice or announcement of any audits or proceedings, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment or collection of any Taxes where any such waiver or extension is still in effect (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); (ii) the Company and each Company Subsidiary has duly and timely withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; (iii) there are no Liens upon any property or assets of the Company or any Company Subsidiary for Taxes, except for Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements; (iv) neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two (2) years; (v) neither the Company nor any Company Subsidiary (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return, (B) has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise (excluding customary Tax indemnification provisions in commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes), or (C) is a party to any agreement for the sharing, indemnification, or allocation of Taxes (other than agreements between or among the Company and the Company Subsidiaries and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes); (vi) neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Effective Time of as a result of any (A) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or foreign Law) for a taxable period ending on or before the Effective Time or (B) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed on or prior to the

Effective Time; (vii) neither the Company nor any Company Subsidiary has engaged in any “listed transaction” within the meaning of Section 6011 of the Code (including the Treasury Regulations promulgated hereunder); and (viii) the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(d) This Section 4.17 and Section 4.10 contain the sole representations and warranties of the Company with respect to Tax matters.

Section 4.18 Insurance. Except as would not, individually or in the aggregate, reasonably be expected have a Company Material Adverse Effect, all insurance policies of the Company and the Company Subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (b) neither the Company nor any Company Subsidiary is in breach of or default under any such insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such insurance policies and (c) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 4.19 Franchise Matters.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a true and complete list of all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their properties is bound (other than any such agreements between a Person and its Subsidiaries or among its Subsidiaries) and that grant or purport to grant to any Person the right to develop or operate a business under the “California Pizza Kitchen” brand within one or more countries, states, provinces or other geographic areas, or at any specific location, including any of the following (each, a “Franchise”): “California Pizza Kitchen” full service restaurants, “California Pizza Kitchen” kiosks, and “California Pizza Kitchen” concessions or similar agreements (each, a “Franchised Restaurant”), together with all material amendments thereto (collectively, all such Contracts and related documents are referred to herein as “Specified Agreements”). Section 4.19(a) of the Company Disclosure Letter sets forth the name, address and telephone number of each current Franchisee and identifies the top five Franchisees based upon the total royalties paid by each such Franchisee to the Company or its Subsidiaries during the fiscal year 2010.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no party to a Specified Agreement has notified the Company or any of its Subsidiaries in writing that it plans to close and not re-open its Franchised Restaurant, terminate its Specified Agreement, sell its Franchised Restaurant, not renew its Specified Agreement (when due or otherwise), cease to meet the obligations under its Specified Agreement or cease to operate, leave or abandon its Franchised Restaurant.

(c) Except as may be expressly granted in any Specified Agreements, neither the Company nor any Company Subsidiary has granted a protected territory, exclusive territory, right of first refusal, option area development right or other territorial arrangement (“Territorial Rights”) which (i) restrict the Company or any Company Subsidiary in its or their right to own, operate or license others to own or operate, any business or line of business or (ii) grant a right to any Franchisee or Developer the right to acquire additional Franchises or to expand any existing Territorial Rights.

(d) Section 4.19(d) of the Company Disclosure Letter sets forth a true and complete list of all countries, states, provinces or other geographic areas in which the Company is currently registered, or has filed for an exemption from registration, to sell Franchises, or has made valid business opportunity law exemption filings. The Company has made available to Parent true and complete copies of each FDD used to offer or sell Franchises within the United States and its territories or possessions and Disclosure Documents that the

Company or any Company Subsidiary have used to offer or sell franchises in countries other than the United States and its territories or possessions, in each case since January 1, 2008. Since January 1, 2008, the Company and the Company Subsidiaries have not, in any such FDD or Disclosure Document or in any registration, application or filing with any Governmental Authority under any United States federal or state Franchise Law or under any Other Country’s Franchise Law or Regulation, made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(e) The Company and each Company Subsidiary have, at all times since January 1, 2008, offered and sold Franchises (and otherwise conducted its or their Franchise business and activities) in compliance with all applicable Franchise Laws, Relationship Laws and any Other Country’s Franchise Law or Regulation except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any material Order with respect to the offer or sale of Franchises in any jurisdiction.

(f) To the knowledge of the Company, all funds administered by or paid to the Company or any of its Subsidiaries by or on behalf of one or more Franchises at any time since January 1, 2008, including funds that Franchisees contributed for marketing, advertising and promotion and rebates and other payments made by suppliers and other third parties on account of Franchisees’ purchases from those suppliers and third parties, have been administered and spent in compliance in all material respects with the Franchise Agreements.

(g) As used in this Section 4.19, the term “FDD” means any franchise disclosure document used by the Company or any Company Subsidiary in connection with the offer or sale of franchises in the United States and its territories and possessions. “Disclosure Document” means any franchise disclosure document used by the Company or any Company Subsidiary in connection with the offer or sale of franchise, in any jurisdiction outside of the United States and its territories and possessions. The term “Franchisee” means a Person other than the Company or any Company Subsidiary that is granted a right (whether directly by the Company or any Company Subsidiary) to operate a Franchised Restaurant within a specific geographic area or at a specific location. The term “Developer” means a Person other than the Company or any Company Subsidiary that is granted a right (whether directly by the Company or any Company Subsidiary) to develop one or more Franchised Restaurants within a specified geographic area or at a specific location. The term “Franchise Laws” means the FTC Rule and any other Law regulating the offer or sale of franchises, including any pre-sale registration or disclosure Law. The term “FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising”, 16 CFR Part 436. The term “Relationship Laws” means any franchise termination, non-renewal, unfair practices or similar Laws, including the requirements of such Laws with respect to the notice of default, time to cure and the actual termination of any franchisee or business opportunity operator. The term “Other Country’s Franchise Law or Regulation” means the franchise law or regulation of any other jurisdiction other than the United States regulating the offer or sale of franchises, including any pre-sale registration or disclosure law.

Section 4.20 Quality and Safety of Food and Beverage Products. Since January 1, 2009, (a) there have been no recalls of any food or beverage product of the Company or any Company Subsidiary, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or a Company Subsidiary ; and (b) to the knowledge of the Company, none of the food or beverage products of the Company or any Company Subsidiary have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or pose an inappropriate threat to the health or safety of a consumer when consumed in the intended manner, except in each case of (a) and (b), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.21 Affiliate Transactions. Except as set forth in Section 4.21 of the Company Disclosure Letter and except as disclosed in the Company SEC Filings filed prior to the date hereof, no executive officer or director of the Company or any Company Subsidiary, or, to the knowledge of the Company, any Person who beneficially owns five (5) percent or more of the Company Common Stock as of the date hereof, or any of their respective Affiliates or immediate family members of the foregoing, is a party to any Contract with or binding upon the Company or any Company Subsidiary or any of their respective properties or assets, has any material interest in any material property owned or leased by the Company or any of the Company Subsidiaries, or has engaged in any transaction with any of the foregoing within the three-year period preceding the date of this Agreement, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.22 Certain Business Practices. To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries (nor any of their respective officers, directors or employees, while acting on behalf of the Company or the Company Subsidiaries) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was in violation of the Laws of any federal, state, local or foreign jurisdiction; or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government.

Section 4.23 Voting Requirements. Assuming the accuracy of the representations and warranties of Parent and Sub set forth in Section 5.10, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Stockholder Approval”) is the only vote, if any, of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to adopt this Agreement, and to approve and consummate the transactions contemplated hereby.

Section 4.24 State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Sub set forth in Section 5.10, to the knowledge of the Company, no Takeover Laws apply or purport to apply to the Company with respect to this Agreement, the Support Agreements, the Offer, the Top-Up, the Merger or any of the other transactions contemplated by this Agreement.

Section 4.25 Fairness Opinion. Moelis & Company LLC (the “Financial Advisor”) has delivered to an authorized committee of the Company Board its written opinion (or an oral opinion to be confirmed in writing), dated as of the date of this Agreement (the “Fairness Opinion”), that, as of such date, the Offer Price to be received by the holders of Company Common Stock in the Offer and the Merger is fair, from a financial point of view, to the holders of Company Common Stock (other than the Excluded Holders as defined therein). A signed true and complete copy of the Fairness Opinion will be provided to Parent as soon as reasonably practicable after the date of this Agreement for informational purposes only.

Section 4.26 Brokers and Other Advisors. Other than the Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary. Prior to the date hereof, the Company has provided to Parent a copy of any engagement or similar letter with the Financial Advisor with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement.

Section 4.27 Rule 14d-10 Matters. All amounts payable to holders of Company Common Stock and other Equity Interests of the Company (“Covered Securityholders”) pursuant to the Company Benefit Plans (a) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by the Covered Securityholders (and matters incidental thereto) and (b) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Compensation Committee of the Company Board (the “Compensation Committee”) (each member of which the Company Board determined is an “independent director” within the meaning of the applicable Nasdaq rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (i) at a meeting duly called and held at which all members of the

Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (A) each Company Stock Plan, (B) the treatment of the Company Stock Options and Company Restricted Stock in accordance with the terms set forth in this Agreement and the Support Agreements, as applicable, the applicable Company Stock Plan and any applicable Company Benefit Plans and (C) each other Company Benefit Plan set forth in Section 4.27 of the Company Disclosure Letter, which resolutions have not been rescinded, modified or withdrawn in any way, and (ii) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) (2) under the Exchange Act with respect to the foregoing arrangements.

Section 4.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, each of Parent and Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries with respect to any other information provided to Parent or Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary, Representative of the Company or Affiliate of the Company will have or be subject to any liability to Parent, Sub or any other Person resulting from the distribution to, or use by, Parent, Sub or any Parent Representative of any information provided to Parent, Sub or any Parent Representative by the Company, any Company Subsidiary or any Company Representative, including any information, documents, projections, forecasts, business plans or other material made available in the “virtual data room,” any confidential information memoranda or any management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement. The Company acknowledges that Parent and Sub have entered into this Agreement in reliance on the accuracy of the representations and warranties contained herein.

ARTICLE V

Representations and Warranties of Parent and Sub

Parent and Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01 Organization, Standing and Corporate Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted.

Section 5.02 Authority. Each of Parent and Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by it. The execution and delivery of this Agreement by each of Parent and Sub, as applicable, and the consummation by Parent and Sub of the transactions contemplated by, and compliance with the provisions of, this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub and no stockholder votes are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby, except, in the case of the Merger, if required by applicable Law, the adoption of this Agreement (following its execution) by Parent as the sole stockholder of Sub and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement has been duly executed and delivered by Parent and Sub and, assuming this Agreement is a legally valid and binding obligation of the Company, constitutes a legally valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, subject to the Enforceability Exception.

Section 5.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Sub do not, and the performance of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets (tangible or intangible) of Parent or Sub under (other than any such Lien created as a result of any action taken by the Company or any Company Subsidiary), any provision of (a) Parent’s certificate of incorporation, Parent’s bylaws, Sub’s certificate of incorporation or Sub’s bylaws, (b) assuming that all consents, approvals, authorizations and permits described in Section 5.03(b) have been obtained prior to the Acceptance Time and all filings and notifications described in Section 5.03(b) have been made and any waiting periods thereunder have terminated or expired prior to the Acceptance Time, any Law applicable to Parent or Sub or by which any property or asset of Parent or Sub is bound, or (c) any note, bond, mortgage, indenture, contract, agreement, lease, license, franchise, Permit or other legally binding obligation to which Parent or Sub is a party, except, as to clauses (b) and (c), respectively, for any such conflicts, violations, defaults, rights, losses or Liens which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order, waiver or authorization of, registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or Sub or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Parent and Sub under the HSR Act and the filings, (ii) the filing with the SEC of the Offer Documents, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) such other consents, approvals, orders, waivers, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.04 Financing. Parent has delivered to the Company complete and correct copies of (i) the executed commitment letter, dated as of the date hereof, from Sponsor (the “Equity Commitment Letter”) to provide, subject to the terms and conditions therein, financing in the aggregate amount set forth therein (the “Equity Financing”), and (ii) the executed commitment letter and the Redacted Fee Letter, each dated as of the date hereof, from General Electric Capital Corporation, GE Capital Markets, Inc. and Jefferies Finance LLC (collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Commitments”) to provide, subject to the terms and conditions therein, debt financing in an aggregate amount set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”). As of the date hereof, none of the Financing Commitments has been amended or modified, no such amendment or modification is presently contemplated, and the respective obligations and commitments contained in such letters have not been withdrawn or rescinded in any respect. Parent or Sub has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and, as of the date hereof, the Financing Commitments are in full force and effect and are the valid, binding and enforceable obligations of Parent and Sub, subject to the Enforceability Exception, and (in the case of the Debt Commitment Letter only, to the knowledge of Parent and Sub) the other parties thereto. Assuming the satisfaction of the conditions to Parent’s obligation to consummate the Offer and/or the Merger (as applicable), the net proceeds of the Financing if funded in accordance with the Financing Commitments are, in the aggregate, sufficient for Sub and the Surviving Corporation to pay the Offer Price in respect of each share of Company Common Stock validly tendered and accepted for payment in the Offer, the aggregate Merger Consideration, all amounts required to be paid pursuant to Section 3.04, and all fees and expenses directly related to the Debt Financing required to be paid by Parent, Sub and the Surviving Corporation. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, Sub or Sponsor (in the case of Parent and Sponsor, only with respect to the Equity Commitment Letter) under the Financing Commitments or, to the knowledge of Parent and Sub, any other party thereto. As of the date of this

Agreement, neither Parent nor Sub has any reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing will not be available to Parent or Sub on the date of the Closing. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the full amount of the Financing available to Parent on the terms in the Financing Commitments. As of the date of this Agreement, there are no side letters or other agreements, arrangements or understandings, to which Parent or Sub or any of their Affiliates is a party, that could increase the conditionality or reduce the amount of the Debt Financing.

Section 5.05 Limited Guaranty. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Limited Guarantees duly executed by the Guarantors with respect to certain matters on the terms specified therein. Each Limited Guarantee is in full force and effect and constitutes a valid, binding and enforceable obligation of the Guarantors party thereto in favor of the Company, subject to the Enforceability Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under such Limited Guarantee.

Section 5.06 Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Parent or Sub, threatened against Parent, Sub or any of their respective Affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, there is no Order outstanding against Parent, Sub or any of their respective Affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.07 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub or any of its Subsidiaries expressly for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.08 Operation and Ownership of Sub. Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any business activities, other than activities pursuant to this Agreement and the Financing. Parent owns, beneficially and of record, all the outstanding shares of capital stock of Sub, free and clear of all Liens (other than any Liens created pursuant to the Financing).

Section 5.09 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Offer, the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

Section 5.10 Ownership of Company Common Stock. None of Parent, Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.11 Solvency. Neither Parent nor Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company and/or the Company Subsidiaries. After giving effect to the transactions contemplated by this Agreement, including the payment of the Offer Price in respect of each share of Company Common Stock validly tendered and accepted for payment in the Offer, the aggregate Merger Consideration, all amounts required to be paid pursuant to Section 3.04 hereof, and all related fees and expenses required to be paid by Parent, Sub and the Surviving Corporation in connection with the Offer, the

Merger, the Financing and the other transactions contemplated hereby and thereby, and assuming the satisfaction of the conditions to Parent’s obligations to consummate the Offer and/or the Merger (as applicable), the Surviving Corporation will be Solvent as of and after the Effective Time. For the purposes of this Agreement, the term “Solvent” means that, as of any date of determination and with respect to any Person: (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital, and (d) such Person and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature; provided, however, for the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

Section 5.12 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, the Company acknowledges that none of Parent, Sub or any other Person on behalf of Parent or Sub makes any other express or implied representation or warranty with respect to Parent or Sub or with respect to any other information provided to the Company.

ARTICLE VI

Covenants Relating to Conduct of Business

Section 6.01 Conduct of Business.

(a) Except as set forth in Section 6.01 of the Company Disclosure Letter, expressly contemplated, required or permitted by this Agreement, required by Law or consented to in writing by Parent (which shall not be unreasonably conditioned, withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, (x) conduct its business in the ordinary course consistent with past practice, (y) use commercially reasonable efforts to preserve substantially intact its current business organization and to preserve its relationships with each of the Franchisees, customers, key employees, suppliers, licensors, licensees, distributors, wholesalers, lessors and others with whom the Company and the Company Subsidiaries has material business dealings and (z) comply with applicable Law, in each case consistent with past practice. Without limiting the generality of the foregoing, except as set forth in Section 6.01 of the Company Disclosure Letter, expressly contemplated, permitted or required by this Agreement, required by Law or consented to in writing by Parent (which consent shall not be unreasonably conditioned, withheld or delayed, except that in the cases of clauses (i), (ii) , (iii), (iv), (v), (xii) and (xix) of this Section 6.01, consent shall be in Parent’s sole discretion), during the period from the date of this Agreement to the earlier of the Acceptance Time and the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly, do, or agree to do, any of the following:

(i) amend its certificate of incorporation or by-laws or equivalent organizational documents;

(ii) (A) issue or authorize the issuance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other

Equity Interests or such convertible or exchangeable securities of the Company or any Company Subsidiary (other than (x) pursuant to requirements of contracts of the Company or any Company Subsidiary and that have been disclosed or made available to Parent, in each case as in existence on the date of this Agreement and on the terms in effect on the date hereof, and (y) pursuant to the vesting and/or exercise of Company Stock Options that are in existence on the date of this Agreement and that have been disclosed or made available to Parent and on the terms in effect on the date hereof, and) or (B) sell, pledge, dispose of, abandon, transfer, lease, sublease, assign, license, guarantee or encumber, or authorize the sale, pledge, disposition, abandonment, transfer, lease, sublease, license, guarantee or encumbrance of, any property, rights or assets (tangible or intangible) of the Company or any Company Subsidiary having a current value in excess of $250,000 individually or $1,000,000 in the aggregate or any material Company Intellectual Property (other than sales of inventory or non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice and other than Permitted Liens);

(iii) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interest or set any record date therefor (other than dividends paid by a wholly owned Company Subsidiary to the Company or to any other wholly owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock or other Equity Interest;

(iv) reclassify, combine, split or subdivide any of its capital stock or other Equity Interest or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock, other Equity Interests or other securities;

(v) repurchase, redeem or otherwise acquire any shares of its capital stock or other Equity Interests, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options in accordance with their terms as in effect on the date hereof, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans in accordance with their terms as in effect on the date hereof, and (C) the acquisition by the Company of Company Stock Options or Company Restricted Stock in connection with the forfeiture of such awards in accordance with their terms as in effect on the date hereof;

(vi) acquire (including by merger, consolidation or acquisition of Equity Interests) any Equity Interest in or material assets of any business or any division thereof, or make any loan, advance or capital contribution to, or investment in, any business or any division thereof, except any such acquisitions, loans, advances, contributions or investments that are in the ordinary course consistent with past practice and are for consideration not in excess of $100,000 individually, or $250,000 for all such transactions by the Company and the Company Subsidiaries in the aggregate, and except for intercompany loans, advances, contributions, acquisitions or investments between or among the Company and wholly-owned Company Subsidiaries and not involving any Third Party;

(vii) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify the terms of, any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for borrowed money, except for (A) indebtedness incurred under the Company’s existing credit facilities as in effect on the date hereof not in excess of $250,000 at any time outstanding, and (B) advances to employees for expenses in the ordinary course of business consistent with past practice and in compliance in all material respects with the Company’s policies related thereto;

(viii) grant any Lien on any of its assets, other than Liens granted in connection with any indebtedness permitted under Section 6.01(a)(vii)(A) and Permitted Liens;

(ix) except in the ordinary course of business consistent with past practice, (A) enter into, terminate or materially amend or modify any Company Material Contract or Contract that, if in effect on the date hereof, would have been a Company Material Contract, (B) waive any term of or any material default under, or release, settle or compromise any material claim against the Company or any Company Subsidiary or liability or obligation owing to the Company or any Company Subsidiary under, any Company Material Contract, or (C) enter into any Contract which contains a change of control or similar provision that would require a payment to the other party or parties thereto in connection with the Offer, the Merger or the other transactions contemplated in this Agreement (including in combination with any other event or circumstance);

(x) make any change in accounting policies, procedures, principles, practices or methods except as may be required by GAAP, Statutory Accounting Practices, by a Governmental Authority of competent jurisdiction or as a result of a change in Law;

(xi) adopt or amend in any material respect any Company Benefit Plan, increase the compensation or fringe benefits of any director, officer or employee of the Company or any Company Subsidiary or pay any benefit not provided for by any existing Company Benefit Plan, in each case except (a) as reasonably necessary to comply with applicable Law, (b) in connection with entering into or extending any employment or other compensatory agreements with individuals other than the “named executive officers” (as such term is used in Item 402 of Regulation S-K promulgated under the Exchange Act) or directors of the Company or any Company Subsidiary in the ordinary course of business consistent with past practice and with respect to employees or service providers having an annual base salary and incentive compensation opportunity not to exceed $200,000, or (c) the termination or amendment of any Company Benefit Plan that may be subject to Section 409A of the Code consistent with Section 409A of the Code and any guidance issued thereunder in order to cause such Company Benefit Plan to comply with Section 409A of the Code, provided that such termination or amendment shall not materially increase any compensation, benefits or liabilities thereunder;

(xii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

(xiii) make, or make any commitment with respect to, any single capital expenditure in excess of $250,000 or capital expenditures for the Company and the Company Subsidiaries in excess of $1,000,000 in the aggregate, except for capital expenditures that are contemplated by the Company’s existing plan for annual capital expenditures for 2011 previously made available to Parent;

(xiv) enter into any new line of business outside of its existing business;

(xv) settle, release, waive or compromise any pending or threatened Action against the Company or any of the Company Subsidiaries (A) for an amount in excess of $250,000 individually or $500,000 in the aggregate, (B) entailing the incurrence of (1) any obligation or liability of the Company in excess of such amounts set forth in clause (A) immediately above, including costs or revenue reductions, or (2) obligations that would impose any material restrictions on the business or operations of the Company or any of the Company Subsidiaries or their use of any Company Intellectual Property;

(xvi) make any material tax election, settle or compromise any material tax liability for an amount that exceeds the amount disclosed, reflected or reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the Company SEC Filings, change an annual accounting period for tax purposes, or adopt or change any accounting method for tax purposes, other than in the ordinary course of business consistent with past practice;

(xvii) fail to maintain in full force and effect material insurance policies covering the Company and the Company Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice in all material respects;

(xviii) implement or announce any material reductions in labor force, mass lay-offs, early retirement programs, new severance programs or policies concerning employees of the Company or any Company Subsidiary (excluding routine employee terminations or terminations as determined in the sole discretion of the Company);

(xix) (A) amend or modify the letter of engagement of the Financial Advisor in a manner that materially increases the fee or commission payable by the Company or (B) engage any other financial advisor in connection with the Offer, the Merger or other Acquisition Proposals;

(xx) amend or modify in any material respect or terminate any Lease, or enter into any new Lease (except in the ordinary course of business consistent with past practice), or enter into any Contract for the purchase or sale of real property; or

(xxi) authorize any of, or commit or agree to take any of, the foregoing actions in the preceding clause (i)–(xx).

(b) Notice of Changes. The Company shall promptly give Parent written notice upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of any Offer Condition or any condition precedent set forth in Section 8.01 or Section 8.02. Parent shall promptly give the Company written notice upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of any condition precedent set forth in Section 8.01 or Section 8.03; provided, however, that the delivery of any notice pursuant to this Section 6.01(b) shall not cure any breach of any representation or warranty or otherwise limit or affect the remedies available hereunder to any Party.

Section 6.02 No Solicitation.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (i) the termination of this Agreement pursuant to Section 9.01 hereof and (ii) the Effective Time, the Company shall not, and shall cause the Company Representatives and the Company Subsidiaries to not:

(i) initiate, solicit, propose, knowingly encourage (including by providing information) or knowingly facilitate the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning the Company or any Company Subsidiary to any Person in connection with or for the purpose of facilitating any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or provide or waive restrictions on the use of any information or data concerning the Company or any Company Subsidiary to any Person pursuant to any commercial arrangement, joint venture arrangement or other existing agreement or arrangement with the intention to facilitate an Acquisition Proposal;

(iii) grant any waiver, amendment or release under any standstill agreement or Takeover Laws for the purpose of allowing a Third Party to make an Acquisition Proposal (including providing consent or authorization to any Person to make an Acquisition Proposal to any officer or employee of the Company or to the Company Board or any member thereof);

(iv) approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement (other than an

Acceptable Confidentiality Agreement as contemplated by Section 6.02(b)) relating to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or

(v) resolve or agree to do any of the foregoing.

The Company shall, and shall cause the Company Representatives and Company Subsidiaries to, immediately cease all discussions and negotiations with any Person that may be ongoing with respect to any Acquisition Proposal, and promptly thereafter, deliver a written notice to each such Person, and to any other Person that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal, to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal, effective on the date hereof, and the notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and the Company Subsidiaries.

(b) Notwithstanding anything to the contrary contained in Section 6.02(a), at any time prior to the Acceptance Time (or, if the Offer Termination shall occur, at any time prior to obtaining Stockholder Approval), the Company, the Company Subsidiaries and the Company Representatives may, subject to compliance with this Section 6.02(b):

(i) provide information in response to a request therefor to a Person who has made an unsolicited bona fide written Acquisition Proposal after the date of this Agreement (which Acquisition Proposal does not arise out of any breach of this Section 6.02) if and only if, prior to providing such information, the Company has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement, provided that the Company shall promptly make available (which may be by posting to the “virtual data room” available to Parent and its Representatives) to Parent any information concerning the Company and the Company Subsidiaries that is provided to any Person making such Acquisition Proposal that is given such access and that was not previously made available to Parent or the Parent Representatives;

(ii) engage or participate in discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal;

(iii) grant a limited waiver, amendment or release under any standstill agreement for the sole purpose of allowing a Third Party to make a private and confidential unsolicited written Acquisition Proposal to the Company Board; or

(iv) resolve or agree to do any of the foregoing actions set forth in clauses (i), (ii) or (iii);

provided that, prior to taking any action described in Section 6.02(b)(i), Section 6.02(b)(ii), Section 6.02(b)(iii) or Section 6.02(b)(iv) above, (A) the Company Board (or any authorized committee thereof) shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Laws, and (B) the Company Board (or any authorized committee thereof) shall have determined in good faith, based on information then available and after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal.

(c) Except as expressly provided by Section 6.02(d), at any time after the date hereof, neither the Company Board nor any committee thereof shall:

(i) (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) in any manner adverse to Parent or Sub, the Recommendation with respect to the Offer or the Merger, (B) adopt, approve or recommend or publicly propose to adopt, approve or recommend an Acquisition Proposal, (C) (1) fail to publicly recommend against any Acquisition Proposal within ten (10) Business Days after Parent so requests in writing or (2) fail to publicly reaffirm the Recommendation within five (5) Business Days after Parent so requests in writing; provided that, other than in connection with a competing Acquisition Proposal, Parent may only make two (2) such requests, (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such Acquisition Proposal, (E) fail to include the Recommendation in the Schedule 14D-9 or the Proxy Statement, if applicable, or (F) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 6.02(b)), it being understood that, for the avoidance of doubt, neither the approval or delivery of a Determination Notice shall be, by itself, deemed a Company Adverse Recommendation Change (any action described in clauses (A) through (F), a “Company Adverse Recommendation Change”); or

(ii) cause or permit the Company or any Company Subsidiary to enter into any acquisition agreement, merger agreement or similar definitive Contract with respect to an Acquisition Proposal (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 6.02(b)) (an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time (or, if the Offer Termination shall occur, at any time prior to obtaining Stockholder Approval),

(i) if the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of any breach of this Section 6.02) from any Person that has not been withdrawn and that the Company Board (or any authorized committee thereof) concludes in good faith constitutes a Superior Proposal, (x) the Company Board (or any authorized committee thereof) may effect a Company Adverse Recommendation Change with respect to such Superior Proposal, or (y) the Company may terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, if and only if:

(A) the Company Board (or any authorized committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Laws;

(B) the Company shall have complied with all of its obligations under this Section 6.02 with respect to such Superior Proposal;

(C) the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least five (5) business days in advance (the “Notice Period”), to the effect that the Company Board has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of any breach of this Section 6.02) that the Company Board (or any authorized committee thereof) has concluded in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Company Board (or any authorized committee thereof) has determined to effect a Company Adverse Recommendation Change and/or to terminate this Agreement pursuant to this Section 6.02(d), which notice shall specify the identity of the Person or group of Persons making the Superior Proposal, the material terms thereof and copies of all relevant documents relating to such Superior Proposal;

(D) prior to effecting such Company Adverse Recommendation Change or termination, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and the Parent Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided that, in the event of any material revisions to the Acquisition Proposal that the Company Board (or any authorized committee thereof) has determined to be a Superior Proposal, the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of this Section 6.02 (including Section 6.02(d)) with respect to such new Determination Notice and the revised Superior Proposal contemplated thereby; provided, further, that the Notice Period with respect to any new Determination Notice delivered pursuant to the immediately preceding proviso shall be reduced from five (5) Business Days to three (3) Business Days; and

(E) in the case of any action contemplated by clause (y) of this Section 6.02(d), the Company shall concurrently terminate this Agreement in accordance with Section 9.01(f), including the payment of the Company Termination Fee in accordance with Section 9.03(b); or

(ii) other than in connection with an Acquisition Proposal, the Company Board may take the actions specified in clauses (A), (C)(2) or (E) of Section 6.02(c)(i) (“Intervening Event Change of Recommendation”) in response to an Intervening Event if the Company Board shall have determined in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Laws, if and only if:

(A) the Company shall have provided a Determination Notice to Parent for at least the Notice Period to the effect that the Company Board has determined to effect an Intervening Event Change of Recommendation, which notice shall specify the Intervening Event in reasonable detail (and provided that any material change to the facts and circumstances relating to such Intervening Event Change of Recommendation shall require a new notice and a new Notice Period);

(B) prior to effecting such Intervening Event Change of Recommendation, the Company shall, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that such Intervening Event no longer necessitates such Intervening Event Change of Recommendation; and

(C) at or following the end of such Notice Period, the Company Board determines in good faith, after consultation with its outside legal counsel, that such Intervening Event continues to necessitate an Intervening Event Change of Recommendation (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent).

None of the Company, the Company Board or any committee of the Company Board shall enter into any agreement with any Person providing that the Company is not permitted to give prior notice to Parent of its intention to effect a Company Adverse Recommendation Change, Intervening Event Change of Recommendation or prior notice of its intention to terminate this Agreement in light of a Superior Proposal, or limiting its ability to give such notice, in each case in accordance with this Section 6.02(d).

(e) Nothing contained in this Section 6.02 shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders), provided, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Recommendation within five (5) Business Days following any request by Parent, or (ii) making any “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

(f) The Company agrees that it shall promptly (and, in any event, within one (1) Business Day of the Company’s knowledge of any such event) notify Parent if (x) any proposals or offers with respect to an Acquisition Proposal are received by, (y) in connection with any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, any non-public information is requested from or (z) any discussions or negotiations are sought to be initiated or continued in connection with the submission of an Acquisition Proposal with, the Company, any Company Subsidiary or any Company Representative indicating, in connection with such notice, the identity of the Person or group of Persons making such offer or proposal and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis, of any material developments or modifications to the terms of any such proposals or offers and the status of any such material discussions or negotiations. Without limiting the generality of the foregoing, the Company shall provide to Parent, as soon as practicable and in any event within one (1) Business Day after receipt or delivery thereof, copies of all draft agreements (and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Acquisition Proposal) sent by or provided to the Company, any Company Subsidiary or any Company Representative in connection with any Acquisition Proposal.

(g) No Company Adverse Recommendation Change or Intervening Event Change of Recommendation shall change the approval of the Company Board for purposes of causing any Takeover Laws to be inapplicable to the transactions contemplated by this Agreement and the Support Agreements.

(h) The Company agrees that in any event any Company Subsidiary or Company Representative takes any action which, if taken by the Company, would constitute a breach of this Section 6.02, the Company shall be deemed to be in breach of this Section 6.02.

ARTICLE VII

Additional Agreements

Section 7.01 Preparation of the Proxy Statement; Stockholders’ Meeting.

(a) Preparation of Proxy Statement. As soon as practicable after the date hereof (and in any event, but subject to Parent’s timely performance of its obligations under Section 7.01(b), within fifteen (15) Business Days hereof), the Company shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Except as expressly contemplated by Section 6.02(d), the Proxy Statement shall include the Recommendation with respect to the Merger, the Fairness Opinion and a copy of Section 262 of the DGCL. The Company will cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information expressly supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement. The Company shall cause the Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to satisfy all rules of Nasdaq. The Company shall promptly notify Parent and Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide Parent and Sub with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, and the Company shall provide Parent and Sub and their respective counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Proxy Statement or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Sub a reasonable opportunity to review and to propose comments on such document or response.

(b) Covenants of Parent with Respect to the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Parent will cause the information relating to Parent or Sub supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the

Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement. Each of Parent and Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement promptly following request therefor from the Company.

(c) Mailing of Proxy Statement; Stockholders’ Meeting. If the adoption of this Agreement by the Company’s stockholders is required by applicable Law, then the Company shall have the right, at any time after the latest of (i) the Initial Expiration Date, (ii) three (3) Business Days after the Proxy Statement Clearance Date and (iii) July 14, 2011, to (and Parent and Sub shall have the right, at any time beginning three (3) Business Days after the Proxy Statement Clearance Date, to request in writing that the Company, and upon receipt of such written request, the Company shall, as promptly as practicable and in any event within ten (10) Business Days), (x) establish a record date (which record date shall be as soon as legally permissible) for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (the “Stockholders’ Meeting”), and (y) mail to the holders of Company Common Stock as of the record date established for the Stockholders’ Meeting a Proxy Statement (the date the Company elects to take such action or is required to take such action, the “Proxy Date”). The Company shall duly call, convene and hold the Stockholders’ Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that in no event shall such meeting be held later than thirty-five (35) calendar days following the date the Proxy Statement is mailed to the Company’s stockholders and any adjournments of such meetings shall require the prior written consent of the Parent other than in the case it is required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the SEC or its staff has instructed the Company is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting. Notwithstanding the foregoing, Parent may require the Company to adjourn or postpone the Stockholders’ Meeting one (1) time (for a period of not more than thirty (30) calendar days but not past seven (7) Business Days prior to the Outside Date), unless prior to such adjournment the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement and the transactions contemplated hereby (including the Merger), which have not been withdrawn, such that the condition in Section 8.01(a) will be satisfied at such meeting. Once the Company has established a record date for the Stockholders’ Meeting, the Company shall not change such record date or establish a different record date for the Stockholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Company’s By-Laws. Unless the Company Board shall have withdrawn, modified or qualified its Recommendation thereof or otherwise effected a Company Adverse Recommendation Change or Intervening Event Change of Recommendation, the Company shall use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Stockholders’ Meeting are solicited in compliance with all applicable Laws and all rules of Nasdaq. Unless this Agreement is validly terminated in accordance with Section 9.01, the Company shall submit this Agreement to its stockholders at the Stockholders’ Meeting even if the Company Board shall have effected a Company Adverse Recommendation Change or Intervening Event Change of Recommendation or proposed or announced any intention to do so. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Stockholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Stockholder Approval. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than (i) procedure matters and (ii) an advisory vote with respect to golden parachute compensation arrangements in accordance with applicable federal securities Laws) which the Company shall propose to be acted on by the stockholders of the Company at the Stockholders’ Meeting.

(d) Amendments to Proxy Statement. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of their respective Subsidiaries or their respective officers or directors should be discovered by the Company or Parent, respectively, which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such Party shall promptly inform the other Parties. Each of Parent, Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. Each of the Company and Parent shall cause all documents that such Party is responsible for filing with the SEC in connection with the Merger to comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and, as applicable, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) Short Form Merger. Notwithstanding the foregoing, if, following the Offer Closing and the exercise, if any, of the Top-Up, Parent and its Affiliates shall own at least 90% of the outstanding shares of the Company Common Stock, the Parties shall take all necessary and appropriate action, including with respect to the transfer to Sub of any shares of Company Common Stock held by Parent or its Affiliates, to cause the Merger to become effective as soon as practicable after the Offer Closing without the Stockholders’ Meeting in accordance with Section 253 of the DGCL.

Section 7.02 Access to Information; Confidentiality. The Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the earlier of the Effective Time and the termination of this Agreement to all of its and its Subsidiaries’ properties, books and records and to those employees of the Company to whom Parent reasonably requests access (but not including, unless consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed), access to perform physical or environmental examinations to take samples of soil, ground water, air or products), and, during such period, the Company shall furnish to Parent, as promptly as reasonably practicable, all information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would (i) jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or (ii) conflict with or violate any Law (including antitrust Laws) or any Contract to which the Company or any of its Subsidiaries is a party (with respect to each of clauses (i) and (ii) above, it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company and Parent shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to cause such a jeopardy, breach, waiver or violation). No investigation or access permitted pursuant to this Section 7.02 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Except for disclosures expressly permitted by the Confidentiality Agreement, Parent shall, in accordance with the Confidentiality Agreement, keep confidential and not disclose, and shall cause its officers, employees, accountants, counsel, consultants, financial advisors and other Representatives to keep confidential and not disclose, all Evaluation Material (as defined in the Confidentiality Agreement) directly or indirectly received from the Company or its Representatives.

Section 7.03 Reasonable Best Efforts; Approvals; Transaction Litigation.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts (unless, with respect to any action, another standard for performance is expressly provided for herein) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) take all acts necessary to cause (A) in the case of the Company, the Offer Conditions and the conditions to the Merger Closing set forth in Section 8.01 or Section 8.02 to be satisfied, or (B) in the case of Parent and Sub, the conditions to the Merger Closing Section 8.01 or Section 8.03 to be satisfied, in each case, as promptly as reasonably practicable; (ii) obtain all necessary consents, approvals, orders, waivers and authorizations of, actions or nonactions by, any Governmental Authority or any third party and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities (including pursuant to the HSR Act and each Foreign Merger Control Law) and take all reasonable steps as may be necessary to avoid a suit, action, proceeding or investigation by, any Governmental Authority; (iii) execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement; and (iv) vigorously defend or contest any claim, suit, action or other proceeding that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement or any Transaction Litigation; provided, however, that all obligations of the Company, Parent and Sub relating to the Financing shall be governed exclusively by Section 7.08 and Section 7.09, and not this Section 7.03. “Transaction Litigation” means any Litigation commenced or threatened against any Party or any of its Affiliates by any Governmental Authority or any private party relating to, arising out of or involving this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, each Party agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days of the date of this Agreement, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and (iii) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.03 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as practicable. Without limiting the foregoing, the Parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Parties hereby agree and acknowledge that neither this Section 7.03 nor the “reasonable best efforts” standard shall require, or be construed to require Parent or the Company or any of their respective Subsidiaries or other Affiliates, in order to obtain any required approval from any Governmental Authority or any Third Party, to: (i) (A) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or hold separate pending any such action, or (B) propose, negotiate or offer to effect, or consent or commit to, any such sale, leasing, licensing, transfer, disposal, divestiture or other encumberment, or holding separate, before or after the Acceptance Time or the Effective Time, of any material assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other Affiliates), or (ii) take or agree to take any other material action or agree or consent to any material limitations or restrictions on freedom of actions with respect to, or its ability, in any material respect, to retain, or make material changes in, any such assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or the Surviving Corporation (or any of their respective Subsidiaries or other Affiliates), if any of the actions in the foregoing clauses (i) and (ii) of this sentence would, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(d) Subject to applicable Laws and the instructions of any Governmental Authority, the Company and Parent each shall keep the other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or any of its Representatives, or the Company or any of its Representatives, as the case may be, from any third party and/or any Governmental Authority with respect to the Offer, the Merger and the other transactions contemplated by this Agreement.

(e) Each Party shall keep the other Parties reasonably informed, but only to the extent that doing so would not, in the reasonable judgment of such Party, jeopardize any privilege of the Party with respect thereto regarding any such Transaction Litigation; it being agreed that each Party will also cooperate with the other Parties to permit such inspection of or to disclose such information on a basis that does not compromise or waive such privilege with respect thereto. The Company shall promptly advise Parent orally and in writing and the

Company shall cooperate fully with Parent in connection with, and shall consult with and permit Parent and its Representatives to participate in, the defense, negotiations or settlement of any Transaction Litigation and the Company shall give consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not, and shall not permit any Company Subsidiary nor any of its or their Representatives to, compromise, settle, come to a settlement arrangement regarding any Transaction Litigation hereby or consent thereto unless Parent shall otherwise consent in writing, which shall not be unreasonably withheld or delayed.

(f) Prior to the Merger Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to cause the delisting of the Company and of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

(g) The Company shall (i) not terminate or amend any of the Support Agreements without Parent’s consent in Parent’s sole discretion and (ii) enforce its rights under the Support Agreements as directed by Parent in Parent’s sole discretion.

Section 7.04 State Takeover Laws. If any Takeover Law becomes or is deemed to be applicable to the Company, Parent or Sub, the Agreement, the Support Agreements, the Offer, the Merger or the Top-Up, including the acquisition of shares of Company Common Stock pursuant thereto, or any other transaction contemplated by this Agreement, then the Company and the Company Board, as applicable, shall take all action necessary to ensure that the Offer, the Top-Up, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate, or if not possible minimize to the maximum extent possible, the effects of such Takeover Law on this Agreement, the Support Agreements, the Offer, the Merger, the Top-Up and the other transactions contemplated hereby.

Section 7.05 Employee Benefits.

(a) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any Parent Subsidiary (including the Surviving Corporation) in which any director, officer or employee of the Company or any Company Subsidiary (the “Company Employees”) will participate effective as of or after the Effective Time (including any Company Benefit Plan) (such plans, the “New Benefit Plans”), Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company or a Company Subsidiary, as the case may be, prior to the Effective Time (to the extent recognized prior to the Effective Time under a similar Company Benefit Plan), for purposes of eligibility to participate and vesting and for purposes of determining severance amounts to which a Company Employee is entitled.

(b) From and after the Effective Time, the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, shall honor, and Parent shall cause the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, to honor, in accordance with their terms, all individual employment, deferred compensation, severance and change of control agreements, plans or policies between the Company or any Company Subsidiary and any current or former director, officer or employee of the Company or any Company Subsidiary in existence on the date of this Agreement and disclosed in the Company Disclosure Letter.

(c) From and after the Effective Time, the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, shall, and Parent shall cause the Company, the Surviving Corporation or any Parent Subsidiary to, provide or pay when due to any current or former director, officer or employee of the Company or any Company Subsidiary, all benefits and compensation pursuant to the Company Benefit Plans or any other compensatory programs and arrangements of the Company or any Company Subsidiary disclosed in the Company Disclosure Letter and in effect on the date of this Agreement earned or accrued through, and to which such individuals are entitled as of, the Effective Time (or such later time as such Company Benefit Plans as in effect at the Effective Time are terminated or canceled by the Surviving Corporation subject to compliance with this Section 7.05).

(d) For a period of one (1) year after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide each Company Employee with a base salary or regular hourly wage, whichever is applicable, bonus opportunity (excluding, for the avoidance of doubt, compensation based on stock or other equity securities and change in control bonuses) and benefits that, in the aggregate, are substantially comparable to the base salary or hourly wage, as applicable, bonus opportunity and benefits provided to such employee by the Company or any Company Subsidiary immediately prior to the Effective Time (but disregarding equity incentive arrangements, change in control bonuses, supplemental executive retirement benefits and any benefits that may result in excise taxes being imposed on the Company or the Surviving Corporation).

(e) Nothing in this Agreement shall require the continued employment of any Company Employee after the Effective Time.

(f) The Parties acknowledge and agree that all provisions contained in this Section 7.05 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, (i) shall create any third party beneficiary or other rights (A) in any other Person, including any employees or former employees of the Company, any of the Company’s Subsidiaries or any Affiliate of the Company, any Company Employee or any participant in any Company Benefit Plan, or any dependent or beneficiary thereof, or (B) to continued employment with Parent or any of its Affiliates, (ii) shall be treated as an amendment or other modification of any Company Benefit Plan or other agreement or arrangement providing compensation or benefits (or shall prevent Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan) or any employee benefit plan of Parent or its Subsidiaries, or (iii) shall limit the right of Parent or its Subsidiaries to amend, terminate or otherwise modify any employee benefit plan of Parent or its Subsidiaries following the Effective Time.

Section 7.06 Indemnification, Exculpation and Insurance.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director or officer (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Certificate of Incorporation, the Company By-Laws, the organizational documents of any Company Subsidiary or any indemnification agreement between such Indemnified Party and the Company or any Company Subsidiary which has been made available to Parent prior to the date hereof shall survive the Merger and continue in full force and effect in accordance with their respective terms. For a period of six (6) years after the Effective Time, Parent shall not amend, repeal or otherwise modify the certificate of incorporation or bylaws of the Surviving Corporation in any manner that would adversely affect the rights thereunder of any Indemnified Parties with respect to indemnification, exculpation and limitation of liabilities of the Indemnified Parties and advancement of expenses.

(b) Without limiting Section 7.06(a) or any rights of any Indemnified Party pursuant to any indemnification agreement set forth in Section 7.06(b) of the Company Disclosure Letter, from and after the Effective Time, in the event of any threatened or actual claim, suit, action, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, the fact that the Indemnified Party is or was a director (including in a capacity as a member of any board committee), or officer of the Company, any of its Subsidiaries or any of their respective predecessors, the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including payment of reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim. Any determination of entitlement to indemnification under the preceding sentences shall be made by an independent counsel selected jointly by the Surviving Corporation and such Indemnified

Party. None of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification has been or may be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent (which consent is not to be unreasonably withheld). No Indemnified Party shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification has been or may be sought by such Indemnified Party hereunder unless Parent or the Surviving Corporation consents in writing to such settlement, compromise or consent (which consent is not to be unreasonably withheld). Each of Parent, the Surviving Corporation and the Indemnified Party shall cooperate in the defense of any matter for which such Indemnified Party has validly sought indemnification under such indemnification agreement. Parent’s and the Surviving Corporation’s obligations under this Section 7.06(b) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights hereunder in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

(c) The Company may obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time for six (6) years from the Effective Time, covering each Person who is covered by such policies on the date of this Agreement on terms with respect to such coverage and amounts at least as favorable as those of such policies in effect on the date of this Agreement; provided, however, that the maximum aggregate annual premium for such insurance policies for any such year shall not be in excess of the maximum aggregate annual premium contemplated by the immediately following sentence; provided, further, that, any such tail policy may not be amended, modified or cancelled or revoked by the Company, Parent or the Surviving Corporation in any manner that is adverse to the beneficiaries. In the event the Company does not obtain such “tail” insurance policies, then, for a period of six (6) years from the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable in the aggregate than those of such policies in effect on the date of this Agreement; provided, however, that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of 300% of the annual premium paid by the Company for coverage for its last full fiscal year for such insurance (which amount the Company represents and warrants is set forth in Section 7.06(c) of the Company Disclosure Letter); and provided further that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided further that Parent may substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable in the aggregate to any Indemnified Party.

(d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or a majority of its properties and other assets to any Person, or if Parent dissolves the Surviving Corporation, then, and in each such case, the Surviving Corporation or Parent, respectively, shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.06 unless assumed by operation of Law.

(e) From and after the Effective Time (but not prior thereto), the provisions of this Section 7.06 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs. The provisions of this Section 7.06 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 7.07 Public Announcements.

(a) Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, including the Financing, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for in connection with an Adverse Recommendation Change or an Intervening Event Change of Recommendation, subject to compliance with Section 6.02(d). The Parties agree that the initial press release to be issued with respect to the Offer, the Merger and the other transactions contemplated by this Agreement shall be in the form mutually agreed to by the Parties.

(b) Upon Parent’s request, (i) the Company and Parent shall promptly prepare a mutually acceptable joint written presentations to RiskMetrics Group recommending this Agreement and the transactions contemplated hereby, including the Offer and Merger, and (ii) the Company shall request a meeting with RiskMetrics Group for purposes of obtaining its recommendation of the adoption of this Agreement by the Company’s stockholders, if such adoption is necessary; provided that the foregoing obligations shall not apply in the event the Company Board shall have made a Company Adverse Recommendation Change or Intervening Event Change of Recommendation.

Section 7.08 Financing.

(a) Each of Parent and Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions (including the flex provisions) described in the Financing Commitments (or on terms no less favorable to Parent and Sub with respect to the conditionality and amount (including the amount of fees to be paid or original issue discount) thereof), including using commercially reasonable efforts to seek to enforce its rights under the Debt Commitment Letter in the event of a material breach thereof by the Debt Financing provider(s) thereunder, and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under (x) the Equity Commitment Letter (other than to increase the amount of the Equity Financing) or (y) the Debt Commitment Letter (except in compliance with the flex provisions of the Redacted Fee Letter in effect as of the date hereof), if such amendment, modification or waiver reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount), amends the conditions precedent to the Debt Financing in a manner that would reasonably be expected to delay or prevent the Offer Closing Date or the Merger Closing Date or make the funding of the Debt Financing less likely to occur, adversely impacts the ability of any Party hereto to enforce or cause the enforcement of the rights of Parent or Sub under any of the Debt Commitment Letter or the definitive agreements relating thereto or imposes additional material obligations on the Company, the Company Subsidiaries or Affiliates of the Company prior to the earlier of the Offer Closing Date and the Effective Time; provided, however, that Parent and Sub may amend or restate the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date hereof. Parent shall promptly deliver to the Company copies of any such amendment, modification or waiver. Each of Parent and Sub shall use its reasonable best efforts (i) to maintain in effect the Financing Commitments and to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained in the Debt Commitment Letter (or on terms no less favorable to Parent and Sub), (ii) to satisfy on a timely basis all conditions applicable to it in such definitive agreements that are within its control, (iii) upon satisfaction of such conditions, to consummate the Financing at or prior to the Offer Closing (with respect to amounts required to consummate the Offer, if the Offer Termination has not occurred) and the Merger Closing (with respect to amounts required to consummate the Merger and make other payments due at such time in accordance with the terms hereof) and (iv) to comply with its obligations under the Financing Commitments.

(b) If any portion of the Debt Financing becomes unavailable on the terms and conditions (such terms and conditions to include flex provisions contained in the Redacted Fee Letter) contemplated by the Debt Commitment Letter, (i) Parent and Sub shall promptly notify the Company and (ii) Parent and Sub shall use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated hereby with terms and conditions that are not materially less favorable from the standpoint of Parent, Sub and the Company than the terms and conditions set forth in the

Debt Commitment Letter (giving effect to any applicable flex provisions) as promptly as practicable following the occurrence of such event (the “Alternative Debt Financing”). Parent shall promptly provide a true, correct and complete copy of each alternative financing commitment (“New Debt Commitment Letter”) (together with a redacted copy of any related fee letter) to the Company. For purposes of this Section 7.08, references to “Financing” shall include the financing contemplated by the Financing Commitments as permitted to be amended, modified or replaced by this Section 7.08 and references to “Debt Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 7.08.

(c) Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Financing and provide to the Company copies of the material definitive documents for the Financing and shall give the Company prompt notice: (i) of any breach of any material provisions of any of the Financing Commitments or definitive document related to the Financing by any party to any Financing Commitments or definitive document related to the Financing of which it has actual knowledge; (ii) of the receipt of any written notice or other written communication from a financing source for the Financing with respect to any actual or potential breach, default, termination or repudiation by any party to any Financing Commitments or any definitive document related to the Financing or any material provisions of the Financing Commitments or any definitive document related to the Financing; and (iii) of the occurrence of an event or development that Parent or Sub expects to have a material and adverse impact on the ability of Parent or Sub to obtain all or any portion of the Financing contemplated by the Financing Commitments on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive documents related to the Financing.

(d) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.08 shall require, and in no event shall the reasonable best efforts of Parent or Sub be deemed or construed to require, either Parent or Sub to seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Financing Commitment, or (ii) pay any fees materially in excess of those contemplated by the Debt Commitment Letter (whether to secure waiver of any conditions contained therein or otherwise).

Section 7.09 Financing Cooperation.

(a) Prior to the Effective Time, the Company and the Company Subsidiaries shall, and the Company shall use its reasonable best efforts to cause its and their Representatives to, provide to Parent and Sub all cooperation that is reasonably requested by Parent and that is customary in connection with the arrangement of debt and equity financings in acquisition transactions; provided, however, that no such requested cooperation may unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries. Such cooperation shall include, without limitation, (i) furnishing Parent, Sub and their Financing sources as promptly as practicable with financial and other pertinent information regarding the Company and the Company Subsidiaries as may be reasonably requested in writing by Parent and identifying any portion of such information that constitutes material non-public information, (ii) in each case, upon reasonable notice and in reasonably convenient locations, making senior management of the Company available to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with prospective lenders, investors and rating agencies in connection with the Financing, (iii) assisting with the preparation of customary materials for rating agency presentations (and assisting in the obtaining of corporate, credit and facility ratings form ratings agencies), offering documents, private placement memoranda, bank information memoranda, prospectuses and all other material to be used in connection with the Financing (including customary authorization and management representation letters) and all documentation and other information required in connection with applicable “know your customer” and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001, (iv) using reasonable best efforts to obtain accountant’s comfort letters as reasonably requested by Parent, (v) taking all corporate actions, subject to and only effective upon the occurrence of the earlier of the Acceptance Time and the Effective Time, required to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the earlier of the Acceptance Time and the Effective Time, (vi) within thirty-five (35) days after the end of each fiscal month, providing unaudited consolidated monthly financial statements of the Company (excluding footnotes) consisting of a balance sheet, income statement and statement of cash flows to the extent the Company customarily prepares such financial statements, (vii) filing a Quarterly Report on Form 10-Q within forty (45) calendar days after the end of each fiscal quarter end, which shall comply as to form in all material respects with the applicable requirements of the Exchange Act and shall contain the Company’s unaudited financial statements, (viii) permitting officers of the Company who will be officers of the Surviving Corporation after the Effective Time to execute and deliver any pledge and security documents, other definitive financing documents or other certificates or documents as may be reasonably requested by Parent (including a certificate of the chief executive officer or chief financial officer of the Company with respect to solvency matters and using reasonable best efforts to obtain consents of accountants to use their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral and (ix) otherwise taking actions within its control to cooperate in satisfying the conditions precedent set forth in the Debt Commitment Letter or any definitive document related to the Financing; provided, however, that no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the earlier of the Acceptance Time and the Effective Time, and none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee, pay any expense (other than as provided in this Agreement) or incur any other obligation or liability in connection with the Financing prior to the earlier of the Acceptance Time and the Effective Time.

(b) The Company hereby consents to the use of its and its Subsidiaries’ trademarks, service marks or logos in connection with the Debt Financing; provided that such trademarks, service marks or logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries or any of their respective intellectual property rights.

(c) Nothing in this Section 7.09 shall require such cooperation to the extent it would (i) cause any condition to Closing set forth in Article VIII to fail to be satisfied or otherwise cause any breach of this Agreement (unless waived by Parent), (ii) require the Company or any of its Subsidiaries to take any action that will conflict with or violate the Company’s organizational documents or any Laws or result in the material contravention of, or that would reasonably be expected to result in a material violation or breach of, or default under, any material Contract to which the Company or any of its Subsidiaries is a party (in each case prior to the earlier of the Acceptance Time and the Effective Time) or (iii) result in any officer or director of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Financing.

(d) Parent shall promptly, upon request by the Company, reimburse the Company for all of its documented reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company, the Company Subsidiaries and their respective Representatives in connection with any cooperation expressly required by or requested in accordance with this Section 7.09. Parent and Sub shall indemnify and hold harmless the Company, its Affiliates and their respective Representatives for and against any and all liabilities, losses, damages, claims, reasonable costs and expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (other than arising from (x) fraud, gross negligence, willful misconduct or intentional misrepresentation or (y) misstatements or omissions in written historical information of the type prepared by the Company and the Company Subsidiaries in the ordinary course of business that is provided by the Company or any Company Subsidiary specifically for use in connection with the Debt Financing) to the fullest extent permitted by applicable Law and with appropriate contribution to the extent such indemnification is not available, and the Limited Guarantees shall guarantee the obligations of Parent and Sub pursuant to this paragraph of this Section 7.09.

Section 7.10 Rule 14d-10 Matters. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any Company Subsidiary shall, from and after the date hereof and until the Effective Time, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any current or former director, manager, officer, employee or independent contractor of the Company or any Company Subsidiary unless, prior to such entry into, establishment, amendment or modification, the Compensation Committee (each member of which the Company Board determined is an “independent director” within the meaning of Listing Rule 5605(a)(2) of the Nasdaq rules and shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may reasonably be necessary to (a) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (b) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement; provided that nothing in this Section 7.10 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 7.11 Rule 16b-3 Matters. The Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

Section 7.12 FIRPTA Certificate. The Company shall deliver to Parent, at the earlier of the Offer Closing Date and the Effective Time, a properly completed and executed certificate to the effect that the Common Stock of the Company is not a U.S. real property interest (such certificate in the form required by Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)).

Section 7.13 Tax Matters. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees) and related amounts (including any penalties, interest and additions to Tax) and all such reasonable costs (including accounting and legal fees) associated with filing all Tax Returns related to transfer Taxes incurred by the Company or any Company Subsidiary in connection with this Agreement and the other transactions contemplated hereby (“Transfer Taxes”) shall be paid by Parent. Parent shall be responsible for filing all Tax Returns related to Transfer Taxes. All Parties hereto shall use commercially reasonable efforts to avail themselves of any available exemptions from any such Transfer Taxes, and to cooperate with the other Parties hereto in providing any information and documentation that may be necessary to obtain such exemptions.

Section 7.14 Credit Agreement. At or immediately prior to the earlier of the Acceptance Time and the Effective Time, the Company shall deliver to Parent copies of a payoff letter (subject to delivery of funds as arranged by Parent), in form and substance reasonably acceptable to Parent and the Company from the administrative agent under the Credit Agreement, and shall make arrangements for the release of all liens and other security over the Company’s and the Company Subsidiaries’ properties and assets securing its obligations under the Credit Agreement, together with the return of any collateral in the possession of the administrative agent at or as soon as practicable following the earlier of the Acceptance Time and the Effective Time (subject to delivery of funds as arranged by Parent).

Section 7.15 Minority Interests in Company Subsidiaries. At Parent’s request, the Company shall use its reasonable best efforts to effectuate the transfer of any Equity Interests of CPK of Annapolis, Inc., CPK Hunt Valley, Inc. or any other Company Subsidiary that are held by any Person other than the Company or any wholly owned Company Subsidiary to Persons designated by Parent, including the execution of appropriate documentation related thereto, which transfer shall be effective no later than (but conditioned on) the Acceptance Time or, if the Offer Closing shall not occur, the Effective Time. In connection with any such request, Parent agrees to use its reasonable best efforts to provide, or cause to be provided, any information or other assistance required by any Governmental Authority or third-party or otherwise reasonably requested by the Company in order to facilitate any such transfer.

Section 7.16 Obligations of Parent and the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

Section 7.17 No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the earlier of the Acceptance Time and the Effective Time. Prior to the earlier of the Acceptance Time and the Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.

ARTICLE VIII

Conditions Precedent

Section 8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. If required by applicable Law, the Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. Unless the Offer has closed, the waiting period applicable to the consummation of the Merger and, unless the Offer Termination shall have occurred, the Offer under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, Law or other Judgment issued by any court of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining or otherwise preventing or prohibiting the consummation of the Merger.

(d) Purchase of Company Common Stock in the Offer. Unless the Offer Termination shall have occurred, Sub shall have accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

Section 8.02 Conditions to Obligations of Parent and Sub to Effect the Merger. Solely if the Offer Termination shall have occurred or the Offer Closing shall not have occurred, the obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 4.04, Section 4.10(e), Section 4.10(i), Section 4.23, Section 4.24 and Section 4.26 shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date, (ii) set forth in Section 4.03 shall be true and correct in all respects as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date, except where the failure to be so true and correct would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, of more than $1,000,000, (iii) set forth in Section 4.09(i) shall be true and correct as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date without disregarding the “Company Material Adverse Effect” qualification set forth therein and (iv) set forth in this Agreement, other than those described in clauses (i), (ii) and (iii) above, shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this

Agreement and as of the Merger Closing Date as though made on the Merger Closing Date, except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer thereof to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Closing, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer thereof to such effect.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, circumstance, event or occurrence that has had or would reasonably be expected to have (i) a Company Material Adverse Effect of a type described in clause (a) of the definition thereof or (ii) a Company Material Adverse Effect that would prevent the consummation by the Company of the Merger, and, in each case, Parent shall have received a certificate signed on behalf of the Company the chief executive officer or chief financial officer thereof to such effect.

Section 8.03 Conditions to Obligation of the Company to Effect the Merger. Solely if the Offer Termination shall have occurred or the Offer Closing shall not have occurred, then the obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Merger Closing Date as though made on the Merger Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer thereof to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed or complied in all material respects with its obligations required to be performed or complied with by it under this Agreement at or prior to the Merger Closing, and the Company shall have received a certificate signed on behalf of Parent by an executive officer thereof to such effect.

Section 8.04 Frustration of Closing Conditions. Neither Parent nor Sub may rely on the failure of any condition set forth in Sections 8.01 or 8.02 to be satisfied if such failure was caused by the failure of Parent or Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Sections 8.01 or 8.03 to be satisfied if such failure was caused by its failure to perform any of its obligations under this Agreement.

ARTICLE IX

Termination, Amendment and Waiver

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either of Parent or the Company:

(i) if the Merger shall not have been consummated on or before November 24, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any Party if (x) the Offer Closing shall have occurred or (y) the failure of such Party to perform any of its obligations under this Agreement has been a principal cause of the failure of the Merger to be consummated on or before such date (it being understood that Parent and Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii) if any Restraint shall be in effect enjoining or otherwise prohibiting the consummation of the Merger and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any Party unless such Party shall have complied with its obligations under Section 7.03 to prevent, oppose or remove such Restraint; or

(iii) (A) the Stockholder Approval, if required by applicable Law, shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof or (B) if there are holders of insufficient shares of the Company Common Stock present or represented by a proxy at the Stockholders’ Meeting to constitute a quorum necessary to conduct the business of the Stockholders’ Meeting and at such meeting there is no approval of the adjournment thereof to a later date;

(c) by Parent, if there shall be any breach of or inaccuracy in any of the Company’s representations or warranties set forth in this Agreement or the Company has failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would give rise to (x) if the Offer Termination shall have occurred, the failure of any condition set forth in Section 8.02(a) or Section 8.02(b) or (y) if the Offer Termination shall not have occurred, the failure of any Offer Condition set forth in clauses (ii) or (iii) of paragraph (d) of Annex I, and (ii) (A) is not capable of being cured prior to the Outside Date or (B) is not cured within fifteen (15) calendar days following Parent’s delivery of written notice to the Company of such breach; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if (x) Parent or Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that the Company has the right to terminate this Agreement pursuant to Section 9.01(d), or (y) the Offer Closing shall have occurred;

(d) by the Company, if there shall be any breach of or inaccuracy in any of Parent’s or Sub’s representations or warranties set forth in this Agreement or Parent or Sub has failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would (x) give rise to the failure of any condition set forth in Section 8.03(a) or Section 8.03(b) or (y) reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, and (ii) (A) is not capable of being cured prior to the Outside Date or (B) is not cured within fifteen (15) calendar days following the Company’s delivery of written notice to Parent of such breach; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if (x) the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder such that Parent has the right to terminate this Agreement pursuant to Section 9.01(c), or (y) the Offer Closing shall have occurred;

(e) by Parent, in the event that any of the following shall have occurred: (i) the Company Board (or any authorized committee thereof) has effected a Company Adverse Recommendation Change or an Intervening Event Change of Recommendation, (ii) the Company failed to include in the Proxy Statement or the Schedule 14D-9, in each case, when mailed, the Recommendation, (iii) if, following the disclosure or announcement of a Acquisition Proposal (other than a tender or exchange offer described in clause (iv) below), the Company Board shall have failed to reaffirm publicly the Recommendation within five (5) Business Days after Parent requests in writing that such recommendation under such circumstances be reaffirmed publicly, (iv) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have announced, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer or (v) a material breach of Section 6.02 (any such event contemplated by this Section 9.01(e), a “Triggering Event”); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(e) if (x) the Offer Closing shall have occurred or (y) if required by applicable Law, the Stockholder Approval shall have been obtained;

(f) by the Company, in accordance with Section 6.02(d) in order to accept a Superior Proposal and enter into an Alternative Acquisition Agreement providing for such Superior Proposal immediately following or concurrently with such termination; provided, however, that payment of the Company Termination Fee pursuant to Section 9.03(a) shall be a condition to the termination of this Agreement by the Company pursuant to this Section 9.01(f);

(g) by the Company, if (i) (A) all the Offer Conditions shall have been satisfied or waived as of the expiration of the Offer (other than the delivery of the certificate contemplated by the fifth to last paragraph of Annex I which, by its terms, may only be delivered as of the Offer Closing), and (B) Parent shall have failed to consummate the Offer promptly thereafter in accordance with Section 1.01, or (ii) (A) all the Offer Conditions (other than the Financing Proceeds Condition and the delivery of the certificate contemplated by the fifth to last paragraph of Annex I which, by its terms, may only be delivered as of the Offer Closing) shall have been satisfied or waived as of the expiration of the Offer, and (B) Parent shall have failed to consummate the Offer in accordance with Section 1.01, in the case of both clause (i) and (ii) hereof, the Company shall have given Parent written notice at least four (4) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 9.01(g) and the basis for such termination; provided, however, that the termination right set forth in Section 9.01(g)(ii) shall only be available from and after the close of business on July 14, 2011; or

(h) by the Company if (i) all the conditions set forth in Section 8.01 (other than Section 8.01(d), to the extent the Offer Termination has occurred) and Section 8.02 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Merger Closing, each of which is capable of being satisfied at the Merger Closing), (ii) Parent shall have failed to consummate the Merger by the time set forth in Section 2.02, (iii) the Company has notified Parent in writing that it stands and will stand ready, willing and able to consummate the Merger at such time, and (iv) the Company shall have given Parent written notice at least four (4) Business Days prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 9.01(h) and the basis for such termination.

Any proper termination of this Agreement pursuant to this Section 9.01 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

Section 9.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the last sentence of Section 1.02(b), the last sentence of Section 7.02, Section 7.09(d), this Article IX, Article X and Article XI, which provisions shall survive such termination; provided, however, that nothing herein shall relieve any Party from liability for any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, further, however, that any claim against a Party for monetary damages or other remedies shall be subject to the limitations set forth in Section 11.11.

Section 9.03 Termination Fees and Expenses.

(a) If this Agreement is terminated by Parent pursuant to Section 9.01(e) (other than as a result of an Intervening Event Change of Recommendation), then the Company shall pay to Parent (or a Person designated by Parent in writing) the Company Termination Fee by wire transfer of same-day funds within two (2) Business Days following the date of such termination of this Agreement.

(b) If this Agreement is terminated by the Company pursuant to Section 9.01(f), then the Company shall pay Parent (or a Person designated by Parent in writing) the Company Termination Fee by wire transfer of same-day funds, concurrently with, and as a condition to the effectiveness of, such termination of this Agreement.

(c) If (i) after the date of this Agreement, an Acquisition Proposal shall have become publicly known and (x) if the Person making such Acquisition Proposal is either the same Person that participates in the consummation of the Acquisition Proposal contemplated in clause (iii) of this Section 9.03(c), or is an Affiliate or “associate” (as defined in the Exchange Act) of another Person that participates in the consummation of the Acquisition Proposal contemplated in clause (iii) of this Section 9.03(c), not irrevocably and in good faith publicly withdrawn or (y) if the Person making such Acquisition Proposal is not the same Person that participates in the consummation of the Acquisition Proposal contemplated in clause (iii) of this Section 9.03(c), and is not an Affiliate or “associate” (as defined in the Exchange Act) of another Person that participates in the consummation of the Acquisition Proposal contemplated by clause (iii) of this Section 9.03(c), not in good faith publicly withdrawn (it being agreed that for purposes of this clause (y), a public withdrawal will be deemed in good faith unless the Company has actual knowledge that such withdrawal was not made in good faith), (ii) thereafter, this Agreement is terminated (A) by Parent or the Company pursuant to Section 9.01(b)(i), (B) by Parent or the Company pursuant to Section 9.01(b)(iii) (and there has been no Intervening Event Change of Recommendation prior to the Stockholders’ Meeting), or (C) by Parent pursuant to Section 9.01(c) due to a willful breach by the Company of any of its representations or warranties set forth in this Agreement or due to the failure by the Company to perform any of its covenants or agreements set forth in this Agreement, and (iii) within 12 months of such termination, the Company enters into a definitive agreement providing for any transaction contemplated by any Acquisition Proposal (regardless of when made) (which transaction is thereafter consummated) or any Acquisition Proposal is consummated (regardless of when made), then, in any such case, the Company shall pay to the Sponsor the Company Termination Fee (less the amount of expenses previously paid pursuant to Section 9.03(e)) by wire transfer of same-day funds on the date such transaction is consummated. Solely for purposes of this Section 9.03(c), all references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

(d) If this Agreement is terminated by the Company pursuant to (i) Section 9.01(d) due to a willful breach by Parent of any of its representations or warranties or the willful failure by Parent to perform any of its covenants or agreements set forth in this Agreement, (ii) Section 9.01(g) or (iii) Section 9.01(h), in each case, then Parent shall pay to the Company the Parent Termination Fee by wire transfer of same day funds as promptly as practicable (and, in any event, within two (2) Business Days) following the date of termination of this Agreement.

(e) In the event that this Agreement is terminated by (i) Parent pursuant to Section 9.01(e) as a result of an Intervening Event Change of Recommendation pursuant to Section 6.02(d)(ii) or (ii) the Company or Parent pursuant to Section 9.01(b)(iii) and prior to the date of the Stockholders’ Meeting the Company Board has made an Intervening Event Change of Recommendation pursuant to Section 6.02(d)(ii), then the Company shall pay to Parent (or a Person designated by Parent in writing) a termination fee of $30,000,000 (the “Intervening Event Termination Fee”) by wire transfer of same-day funds within two (2) Business Days following the date of such termination of this Agreement.

(f) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 9.01(b)(iii) or (ii) (A) after the date of this Agreement, an Acquisition Proposal shall have become publicly known and not publicly withdrawn and (B) thereafter, this Agreement is terminated (x) by Parent or the Company pursuant to Section 9.01(b)(i), or (y) by Parent pursuant to Section 9.01(c) due to a willful breach by the Company of any of its representations or warranties set forth in this Agreement or due to the failure by the Company to perform any of its covenants or agreements set forth in this Agreement, then the Company shall reimburse Parent for all documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources (including commitment fees), experts, consultants and the costs of all filing fees and printing costs) incurred by Sponsor, Parent, Sub or their Affiliates in connection with this Agreement or the transactions contemplated hereby by payment to Parent (or a Person designated by Parent in writing) of the amount thereof by wire transfer of same day funds as promptly as reasonably practicable (and, in any event, within two (2) Business Days following request therefor); provided, however, that the maximum aggregate amount of fees and expenses for which the Company shall be required to reimburse pursuant to this Section 9.03(f) is $4,700,000.

(g) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company or Parent, as the case may be, fails promptly to pay the fee or reimbursement amount due pursuant to Section 9.03, and, in order to obtain such payment, Parent or the Company commences an Action that results in an award against the other Party for such fee or reimbursement, the Company or Parent, as the case may be, shall pay to the other Party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of the applicable fee or reimbursement from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Section 9.04 Amendment. This Agreement may be amended by the Parties at any time before or after the Offer Closing shall have occurred or the Stockholder Approval shall have been obtained; provided, however, that (x) after the Offer Closing and subject to Section 3.02, there shall be no amendment that decreases the Offer Price or the Merger Consideration, and (y) after the Stockholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without such further approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.05 Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

Interpretation

Section 10.01 Certain Definitions. For purposes of this Agreement:

(a) “Acceleration Time” shall have the meaning set forth in Section 3.04(a).

(b) an “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement with terms no less favorable to the Company in any substantive respect than those contained in the Confidentiality Agreement; provided that such confidentiality and standstill agreement shall expressly not prohibit, or adversely affect the rights of the Company thereunder upon, compliance by the Company with any provision of this Agreement.

(c) “Acceptance Time” shall have the meaning set forth in Section 1.04(a).

(d) “Action” shall have the meaning set forth in Section 4.13.

(e) “Acquisition Proposal” means any proposal or offer from any Third Party relating to (i) the acquisition of fifteen percent (15%) or more of any class of Equity Interests in the Company or any Company Subsidiary (by vote or by value), (ii) any merger, consolidation, business combination, reorganization, share exchange or similar transaction involving the Company or any Company Subsidiary, (iii) any sale of assets, license, joint venture, liquidation, dissolution, disposition, merger, consolidation or other transaction which would, directly or indirectly, result in any Third Party acquiring or licensing assets (including any class of Equity Interests of any Company Subsidiary or Affiliate of the Company) representing, directly or indirectly, fifteen percent (15%) or more of the net revenues, net income or assets (in the case of assets, determined by reference to book value or fair market value) of the Company and the Company Subsidiaries, taken as a whole, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, or other transaction that, if consummated, would result in any Third Party beneficially owning fifteen percent (15%) or more of any class of outstanding Equity Interests in the Company or any Company Subsidiary (by vote or by value) or (v) any combination of the foregoing.

(f) an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(g) “Agreement” shall have the meaning set forth in the preamble.

(h) “Alternative Acquisition Agreement” shall have the meaning set forth in Section 6.02(c).

(i) “Alternative Debt Financing” shall have the meaning set forth in Section 7.08(b).

(j) “Appraisal Shares” shall have the meaning set forth in Section 3.01(d).

(k) “Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the City of New York.

(l) “Business Systems” shall have the meaning set forth in Section 4.15(c).

(m) “Certificate” shall have the meaning set forth in Section 3.01(c).

(n) “Certificate of Merger” shall have the meaning set forth in Section 2.03.

(o) “Claim” shall have the meaning set forth in Section 7.06(b).

(p) “Code” shall have the meaning set forth in Section 3.03(h).

(q) “Company” shall have the meaning set forth in the preamble.

(r) “Company Adverse Recommendation Change” shall have the meaning set forth in Section 6.02(c).

(s) “Company Benefit Plans” shall have the meaning set forth in Section 4.10(a).

(t) “Company Board” shall have the meaning set forth in Section 4.04(b).

(u) “Company By-Laws” shall mean the by-laws of the Company.

(v) “Company Certificate of Incorporation” shall mean the certificate of incorporation of the Company.

(w) “Company Common Stock” shall have the meaning set forth in the recitals.

(x) “Company Disclosure Documents” shall have the meaning set forth in Section 4.08(a).

(y) “Company Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Company to Parent and Sub prior to or in connection with the execution and delivery of this Agreement.

(z) “Company Employees” shall have the meaning set forth in Section 7.05(a).

(aa) “Company Equity Awards” shall have the meaning set forth in Section 3.03(h).

(bb) “Company Financial Statements” shall have the meaning set forth in Section 4.07(b).

(cc) “Company Intellectual Property” shall have the meaning set forth in Section 4.15(a).

(dd) “Company Material Adverse Effect” means any change, circumstance, effect, event or occurrence that individually or in the aggregate with all other changes, circumstances, effects, events or occurrences, (a) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided that none of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect for purposes of this clause (a): any change, circumstance, effect, event or occurrence directly arises out of or directly results from (i) general economic, credit, capital or financial markets or political or social conditions in the United States or elsewhere in the world, including with respect to interest rates or currency exchange rates, (ii) any outbreak or escalation of hostilities, acts of war (whether or not declared), sabotage or terrorism, (iii) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster occurring after the date of this Agreement, (iv) any change in applicable Law or GAAP (or authoritative interpretation or enforcement thereof) and other applicable accounting rules (including the accounting rules and regulations of the SEC) which is proposed, approved or enacted on or after the date of this Agreement, (v) general conditions in the industries in which the Company and the Company Subsidiaries primarily operate, (vi) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may, unless otherwise excepted by this definition, be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect), (vii) the announcement and pendency of this Agreement and the transactions contemplated hereby, (viii) any action taken by the Company or the Company Subsidiaries at Parent’s written request or otherwise required by this Agreement, (ix) non-cash compensation expense to the extent resulting from modifications to the terms of outstanding Company Stock Options to permit net share (i.e., “cashless”) settlement thereof, or (x) the identity of, or any facts or circumstances relating to Parent, Sub or their respective Affiliates, except in the cases of clauses (i), (ii), (iii), (iv) or (v), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries primarily operate (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect), or (b) prevents or materially impedes, hinders or delays the consummation by the Company of the Offer, Merger or any of the other transactions contemplated by this Agreement on a timely basis.

(ee) “Company Material Contract” shall have the meaning set forth in Section 4.12(a).

(ff) “Company Permit” shall have the meaning set forth in Section 4.06(a).

(gg) “Company Preferred Stock” shall have the meaning set forth in Section 4.03(a).

(hh) “Company Restricted Stock” means a share of Company Common Stock granted pursuant to any Company Stock Plan that is subject to restriction.

(ii) “Company SEC Filings” shall have the meaning set forth in Section 4.07(a).

(jj) “Company Stock Option” means an option to purchase Company Common Stock granted pursuant to any Company Stock Plan.

(kk) “Company Stock Plans” means the California Pizza Kitchen, Inc. 1998 Stock-Based Incentive Compensation Plan, as amended and the California Pizza Kitchen, Inc. 2004 Omnibus Incentive Compensation Plan, as amended.

(ll) “Company Subsidiary” shall have the meaning set forth in Section 4.01.

(mm) “Company Termination Fee” means $ 18,000,000.

(nn) “Compensation Committee” shall have the meaning set forth in Section 4.27.

(oo) “Confidentiality Agreement” means the confidentiality agreement, dated April 19, 2010, between Golden Gate Private Equity, Inc. and the Company.

(pp) “Contract” means any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation, whether oral or written.

(qq) “Covered Securityholders” shall have the meaning set forth in Section 4.27.

(rr) “Credit Agreement” means that certain Credit Agreement, dated May 7, 2008, among the Company, each lender from time to time party thereto, and Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer.

(ss) “Debt Commitment Letter” shall have the meaning set forth in Section 5.04.

(tt) “Debt Financing” shall have the meaning set forth in Section 5.04.

(uu) “Determination Notice” shall have the meaning set forth in Section 6.02(d).

(vv) “Developer” shall have the meaning set forth in Section 4.19(g).

(ww) “DGCL” shall have the meaning set forth in Section 2.01.

(xx) “Disclosure Document” shall have the meaning set forth in Section 4.19(g).

(yy) “Effective Time” shall have the meaning set forth in Section 2.03.

(zz) “Employment Compensation Arrangement” shall have the meaning set forth in Section 4.27.

(aaa) “Enforceability Exception” shall have the meaning set forth in Section 4.04(a).

(bbb) “Environmental Laws” means any Law (including common law) relating to the pollution, protection, investigation or restoration of the environment or protection of health and safety, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of or exposure to Hazardous Materials.

(ccc) “Environmental Permits” means any permit, approval, license or other authorization required under any applicable Environmental Law.

(ddd) “Equity Award Amounts” shall have the meaning set forth in Section 3.04(d).

(eee) “Equity Financing Commitment Letter” shall have the meaning set forth in Section 5.04.

(fff) “Equity Interest” shall mean any share, capital stock, partnership, limited liability company, member or similar interest in any Person, and any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing, in each case issued, granted, entered into, agreed to or authorized by such Person.

(ggg) “ERISA” shall have the meaning set forth in Section 4.10(a).

(hhh) “Exchange Act” shall have the meaning set forth in Section 1.01(a).

(iii) “Exchange Fund” shall have the meaning set forth in Section 3.03(a).

(jjj) “Fairness Opinion” shall have the meaning set forth in Section 4.25.

(kkk) “FDD” shall have the meaning set forth in Section 4.19(g).

(lll) “Filed SEC Documents” shall have the meaning set forth in the preamble to Article IV.

(mmm) “Financial Advisor” shall have the meaning set forth in Section 4.25.

(nnn) “Financing” shall have the meaning set forth in Section 5.04.

(ooo) “Financing Commitments” shall have the meaning set forth in Section 5.04.

(ppp) “Financing Proceeds Condition” shall have the meaning set forth in Annex I.

(qqq) “Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or Alternative Debt Financing (in each case, other than the Equity Financing) in connection with the transactions contemplated hereby, including the lead arranger or arranger or any of the parties to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto.

(rrr) “Fee Letter” means any fee letter entered into in connection with the Debt Commitment Letter.

(sss) “Foreign Merger Control Laws” shall have the meaning set forth in Section 4.05(b).

(ttt) “Franchise” shall have the meaning set forth in Section 4.19(a).

(uuu) “Franchised Restaurant” shall have the meaning set forth in Section 4.19(a).

(vvv) “Franchise Laws” shall have the meaning set forth in Section 4.19(g).

(www) “Franchisee” shall have the meaning set forth in Section 4.19(g).

(xxx) “FTC Rule” shall have the meaning set forth in Section 4.19(g).

(yyy) “GAAP” means generally accepted accounting principles as applied in the United States.

(zzz) “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory (including any stock exchange) or administration functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any State of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction.

(aaaa) “Guarantors” shall have the meaning set forth in the recitals.

(bbbb) “Hazardous Materials” means any chemical, material, waste or other substance defined or regulated as “toxic” or “hazardous”, or as to which liability or standards of conduct can be imposed, under any Environmental Law.

(cccc) “HSR Act” shall have the meaning set forth in Section 4.05(b).

(dddd) “Indemnified Party” shall have the meaning set forth in Section 7.06(a).

(eeee) “Independent Directors” shall have the meaning set forth in Section 1.04(a).

(ffff) “Information Statement” shall have the meaning set forth in Section 4.05(b).

(gggg) “Initial Offer Expiration Date” shall have the meaning set forth in Section 1.01(d).

(hhhh) “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, including: (i) all patents, applications for patents, patent disclosures or other patent rights, (ii) all trade secrets and other confidential information, (iii) all copyright registrations, applications for copyright registrations and unregistered copyrights, (iv) all trademarks, service marks and other indicia of origin together with all goodwill associated therewith, and all registrations, applications for registration, and renewals for any of the foregoing, and (v) Internet domain names.

(iiii) “Intervening Event” shall mean any material event or development or material change in circumstances with respect to the Company that (i) is materially and disproportionately more favorable to the recurring financial condition and results of operations of the Company and the Company Subsidiaries, taken as a whole, relative to other businesses operating in the same industry, (ii) was neither known to the Company Board nor reasonably foreseeable as of or prior to the date hereof nor actually known by the Chief Executive Officer or Chief Financial Officer of the Company nor reasonably foreseeable as of or prior to the date hereof and (iii) does not relate to (A) any Acquisition Proposal, (B) any events, changes or circumstances relating to Sponsor, Parent, Sub or any of their Affiliates, (C) clearance of the Offer and the Merger under the HSR Act or (D) the mere fact the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company.

(jjjj) “Intervening Event Change of Recommendation” shall have the meaning set forth in Section 6.02(d).

(kkkk) “Intervening Event Termination Fee” shall have the meaning set forth in Section 9.03(e).

(llll) “IRS” shall have the meaning set forth in Section 4.10(c).

(mmmm) “knowledge” means (i) with respect to the Company, the actual knowledge of any of the Persons set forth in Section 10.01(mmmm) of the Company Disclosure Letter after reasonable inquiry, and (ii) with respect to Parent or Sub, the actual knowledge of any of the officers of Parent or Sub after reasonable inquiry.

(nnnn) “Law” means any federal, state, local, foreign or international law, statute, code, ordinance, rule, regulation, common law, treaty, order, judgment, writ, stipulation, award, injunction or decree.

(oooo) “Leased Real Property” shall have the meaning set forth in Section 4.16(b).

(pppp) “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder.

(qqqq) “Lien” means any pledge, lien, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever.

(rrrr) “Limited Guarantees” shall have the meaning set forth in the recitals.

(ssss) “Liquor Licenses” shall have the meaning set forth in Section 4.06(b).

(tttt) “Merger” shall have the meaning set forth in the recitals.

(uuuu) “Merger Closing” shall have the meaning set forth in Section 2.02.

(vvvv) “Merger Closing Date” shall have the meaning set forth in Section 2.02.

(wwww) “Merger Consideration” shall have the meaning set forth in Section 3.01(c).

(xxxx) “Minimum Tender Condition” shall have the meaning set forth in Annex I.

(yyyy) “Nasdaq” shall have the meaning set forth in Section 1.04(a).

(zzzz) “New Benefit Plans” shall have the meaning set forth in Section 7.05(a).

(aaaaa) “New Debt Commitment Letter” has the meaning set forth in Section 7.08(b).

(bbbbb) “Non-Recourse Parent Party” shall have the meaning assigned to such term in the Equity Financing Commitment Letter.

(ccccc) “Notice Period” shall have the meaning set forth in Section 6.02(d).

(ddddd) “Offer” shall have the meaning set forth in the recitals.

(eeeee) “Offer Closing” shall have the meaning set forth in Section 1.01(e).

(fffff) “Offer Closing Date” shall have the meaning set forth in Section 1.01(e).

(ggggg) “Offer Conditions” shall have the meaning set forth in Section 1.01(b).

(hhhhh) “Offer Documents” shall have the meaning set forth in Section 1.01(g).

(iiiii) “Offer Price” shall have the meaning set forth in the recitals.

(jjjjj) “Offer Termination” shall have the meaning set forth in Section 1.01(f).

(kkkkk) “Order” shall have the meaning set forth in Section 4.13.

(lllll) “Other Country’s Franchise Law or Regulation” shall have the meaning set forth in Section 4.19(g).

(mmmmm) “Outside Date” shall have the meaning set forth in Section 9.01(b).

(nnnnn) “Owned Real Property” shall have the meaning set forth in Section 4.16(a).

(ooooo) “Parent” shall have the meaning set forth in the preamble.

(ppppp) [Reserved.]

(qqqqq) “Parent Group” shall have the meaning set forth in Section 11.11(d).

(rrrrr) “Parent Group Member” shall have the meaning set forth in Section 11.11(d).

(sssss) “Parent Liability Limitation” shall have the meaning set forth in Section 11.11(a).

(ttttt) “Parent Material Adverse Effect” means any change, circumstance, effect, event or occurrence that prevents or materially impedes, hinders or delays the consummation by Parent or Sub of the Offer, the Merger or any of the other transactions contemplated by this Agreement on a timely basis.

(uuuuu) “Parent Termination Fee” means $ 30,000,000.

(vvvvv) “Party” and “Parties” shall have the meaning set forth in the preamble.

(wwwww) “Paying Agent” shall have the meaning set forth in Section 3.03(a).

(xxxxx) “Paying Agent Agreement” shall have the meaning set forth in Section 3.03(a).

(yyyyy) “Permitted Liens” mean (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice, (ii) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements, (iii) Liens affecting the interest of the grantor of any easements benefiting Owned Real Property, (iv) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the assets to which they relate, (v) zoning, building and other similar codes and regulations, (vi) any conditions that would be disclosed by a current, accurate survey or physical inspection, and (vii) Liens discharged at or prior to the Offer Closing or, if the Offer Termination shall occur, the Merger Closing.

(zzzzz) “Person” means an individual, corporation (including not-for-profit corporation), general or limited partnership, limited liability company, joint venture, association, trust, estate, association, Governmental Authority, unincorporated organization or other entity of any kind or nature, including the media.

(aaaaaa) “Promissory Note” shall have the meaning set forth in Section 1.03(b).

(bbbbbb) “Proxy Date” shall have the meaning set forth in Section 7.01(c).

(cccccc) “Proxy Statement” shall have the meaning set forth in Section 7.01(a).

(dddddd) “Proxy Statement Clearance Date” means the date on which the SEC has, orally or in writing, confirmed that it has no further comments on the Proxy Statement, including by informing the Company that it does not intend to review the Proxy Statement.

(eeeeee) “Recommendation” shall have the meaning set forth in Section 4.04(b).

(ffffff) “Redacted Fee Letter” means the fee letter from General Electric Capital Corporation, GE Capital Markets, Inc. and Jefferies Finance LLC, in which the only redactions do not relate to any terms that would adversely affect the conditionality (or contain the right to adversely affect the conditionality), enforceability, availability, termination or aggregate principal amount of the debt financing or other funding being made available by such financing source, except to the extent a reduction from such financing source would be offset by an increase in the debt financing or other funding being made available by such financing source or another financing source.

(gggggg) “Relationship Laws” shall have the meaning set forth in Section 4.19(g).

(hhhhhh) “Representative” means, with respect to any Person, any Subsidiary of such Person and such Person’s and each of its respective Subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

(iiiiii) “Restraints” shall have the meaning set forth in Section 8.01(c).

(jjjjjj) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder.

(kkkkkk) “Schedule 14D-9” shall have the meaning set forth in Section 1.02(a).

(llllll) “Schedule TO” shall have the meaning set forth in Section 1.01(g).

(mmmmmm) “SEC” shall have the meaning set forth in Section 1.01(d).

(nnnnnn) “Securities Act” shall have the meaning set forth in Section 1.03(c).

(oooooo) “Seller Group” shall have the meaning set forth in Section 11.11(d).

(pppppp) “Seller Group Member” shall have the meaning set forth in Section 11.11(d).

(qqqqqq) “Short-Form Threshold” shall have the meaning set forth in Section 1.03(b).

(rrrrrr) “Solvent” shall have the meaning set forth in Section 5.11.

(ssssss) “Specified Agreements” shall have the meaning set forth in Section 4.19(a).

(tttttt) “Sponsor” means Golden Gate Capital Opportunity Fund, L.P.

(uuuuuu) “Stockholder Approval” shall have the meaning set forth in Section 4.23.

(vvvvvv) “Stockholders’ Meeting” shall have the meaning set forth in Section 7.01(c).

(wwwwww) “Sub” shall have the meaning set forth in the preamble.

(xxxxxx) a “Subsidiary” of any Person means (i) any corporation of which a majority of the Equity Interests entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned, directly or indirectly, by such Person and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner or the managing member.

(yyyyyy) “Superior Proposal” means a bona fide written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 51%) not arising out of or relating to any violation of Section 6.02, which the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions and legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement (in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of determination), including financing, regulatory approvals, equityholder litigation, identity of the Person or group making the Acquisition Proposal, breakup fee and expense reimbursement provisions and other events or circumstances whether or not beyond the control of the Party seeking to assert that an Acquisition Proposal constitutes a Superior Proposal, (i) is reasonably likely to be consummated in accordance with its terms and (ii) would result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the Offer or the Merger and the other transactions contemplated by this Agreement (after taking into account the expected timing and risk and likelihood of consummation).

(zzzzzz) “Support Agreements” shall have the meaning set forth in the recitals.

(aaaaaaa) “Surviving Corporation” shall have the meaning set forth in Section 2.01.

(bbbbbbb) “Takeover Laws” shall have the meaning set forth in Section 4.04(b).

(ccccccc) “Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax of any kind whatsoever, whether disputed or not, together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto imposed by any Governmental Authority or domestic or foreign taxing authority, including, without limitation, income, estimated, franchise, license, windfall or other profits, gross receipts, premiums, real or personal property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, disability, excise, withholding, ad valorem, stamp, transfer, environmental, value-added, alternative and add-on minimum, and gains tax.

(ddddddd) “Tax Return” means any report, return, claim for refund, election, estimated tax filing, declaration, or other related document filed with or required to be filed with any Governmental Authority or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

(eeeeeee) “Territorial Rights” shall have the meaning set forth in Section 4.19(c).

(fffffff) “Third Party” means any Person other than Parent, Sub or any Affiliates thereof.

(ggggggg) “Top-Up” shall have the meaning set forth in Section 1.03(a).

(hhhhhhh) “Top-Up Closing” shall have the meaning set forth in Section 1.03(b).

(iiiiiii) “Top-Up Shares” shall have the meaning set forth in Section 1.03(a).

(jjjjjjj) “Transaction Litigation” shall have the meaning set forth in Section 7.03(a).

(kkkkkkk) “Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury under the Code.

(lllllll) “Triggering Event” shall have the meaning set forth in Section 9.01(e).

(mmmmmmm) “WARN Act” shall have the meaning set forth in Section 4.11.

Section 10.02 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Annex or Exhibit, such reference shall be to an Article or a Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated.

(b) The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” . The word “will” shall be construed to have the same meaning and effect of the word “shall” . The words “hereof” , “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” . The word “or” when used in this Agreement is not exclusive. Any references herein to “dollars” or “$” shall mean United States dollars. The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date of this Agreement as set forth in the Preamble hereto.

(d) The phrase “made available,” when used in reference to anything made available to Parent, Sub or their Representatives shall be deemed to mean uploaded to and made available to Parent, Sub and their Representatives no less than one (1) business day prior to the date hereof in the virtual on-line data room hosted on behalf of the Company in the on-line workspace captioned “Project Margherita” or otherwise being in the possession of Parent, Sub or their Representatives (and in such case accessible without limitation to Parent and Sub).

(e) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(f) References to a Person are also to its permitted successors and assigns. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(g) All capitalized terms not defined in the Company Disclosure Letter shall have the meanings ascribed to them in this Agreement. Any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement (other than Section 4.03, Section 4.04, Section 4.23, Section 4.24, Section 4.26 and Section 4.27, which matters shall only be disclosed by specific disclosure in the respective corresponding section of the Company Disclosure Letter) to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection. No disclosure in the Company Disclosure Letter relating to any possible breach or violation of any contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

(h) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(i) Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

ARTICLE XI

General Provisions

Section 11.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.01 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time, but any other covenants and agreements shall not survive the Effective Time except for purposes of the first proviso of Section 9.02.

Section 11.02 Expenses. Except as provided in Section 7.09(d), Section 7.13 and Section 9.03, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Offer, the Merger or any of the other transactions contemplated by this Agreement are consummated.

Section 11.03 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given when received if delivered personally; when transmitted if transmitted by facsimile or by electronic mail (with written confirmation of transmission); the Business Day after it is sent, if sent for next day delivery to a domestic address by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent or Sub, to:

CPK Holdings Inc.
c/o Golden Gate Capital
One Embarcadero Center, 39th Floor
San Francisco, CA 94111
Fax No.:	(415) 983-2828
Attention:	Joshua Olshansky
Email:	jolshansky@goldengatecap.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Fax No.:	(212) 446-6460
Attention:	David Breach, Esq.
Daniel Wolf, Esq.
Email:	david.breach@kirkland.com
daniel.wolf@kirkland.com

if to the Company, to:

California Pizza Kitchen, Inc.
6053 West Century Boulevard, 11th Floor
Los Angeles, California 90045
Fax No.:	(310) 342-5053
Attention:	Larry Flax
Rick Rosenfield
Sue Collyns
Todd Slayton
Email:	lflax@cpk.com
rrosenfield@cpk.com
scollyns@cpk.com
tslayton@cpk.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071
Fax No.:	(213) 891- 8763
Attention:	Paul D. Tosetti, Esq.
J. Scott Hodgkins, Esq.
Email:	paul.tosetti@lw.com
scott.hodgkins@lw.com

Section 11.04 Entire Agreement. This Agreement, together with the Confidentiality Agreement, the Equity Financing Commitment, the Limited Guarantee and the Support Agreements (together with the exhibits, the Company Disclosure Letter and the other documents delivered pursuant hereto), constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and the Confidentiality Agreement; provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement except that the standstill restrictions, restrictions on contact and restrictions on designations of approved financing sources in the Confidentiality Agreement shall terminate (solely with respect to Sponsor and its Affiliates, including Parent and Sub, and not for any other Person or for purposes of the definition of an Acceptable Confidentiality Agreement) immediately following the execution and delivery of this Agreement solely for purposes of permitting the Offer, the Merger or any other transaction or action contemplated hereby.

Section 11.05 No Third-Party Beneficiaries. Except for the provisions of (i) Section 7.06 and (ii) with respect to the Financing Sources, the provisions of Section 11.08(c), Section 11.09 and Section 11.11(d) (and the related defined terms contained in the foregoing provisions), neither this Agreement nor any other agreement contemplated hereby are intended to or shall confer upon any Person other than the Parties hereto and thereto any legal or equitable rights or remedies. Notwithstanding the immediately preceding sentence, following the Effective Time, the provisions of Article II relating to the payment of the Merger Consideration shall be enforceable by holders of Certificates or Company Equity Awards . The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.05 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters.

Section 11.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any assignment without such consent shall be null and void;

provided, however, that, prior to the Merger Closing, Parent and Sub may assign this Agreement (in whole but not in part) to Parent or any of its Affiliates and/or to any parties providing the Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Financing). No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 11.07 GOVERNING LAW. SUBJECT TO THE TERMS OF THE DEBT COMMITMENT LETTER RELATING TO THE APPLICATION OF NEW YORK LAW (TO THE EXTENT SET FORTH THEREIN), THIS AGREEMENT AND ANY ACTION (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 11.08 Jurisdiction; Service of Process.

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, for the purpose of any Action directly or indirectly based upon, relating to arising out of this Agreement or any transaction contemplated hereby (including the Limited Guarantee, Equity Financing Commitment or, subject to Section 11.08(c), the Debt Commitment Letter) or the negotiation, execution or performance hereof or thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such action or proceeding shall be brought in, and may be heard and determined, exclusively in such state or federal courts. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any action or proceeding so brought. Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party at the addresses set forth in Section 11.03. Nothing in this Section 11.08 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

(c) EACH OF THE PARTIES AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION OF ANY KIND OR DESCRIPTION (INCLUDING ANY CROSS-CLAIM OR THIRD-PARTY CLAIM), WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OF THE FINANCING SOURCES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF, IN EACH CASE, IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF).

Section 11.09 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A

TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (INCLUDING THE EQUITY FINANCING COMMITMENT OR THE DEBT COMMITMENT LETTER) OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.10 Specific Performance.

(a) The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that in any such case any breach of this Agreement could not be adequately compensated by monetary damages alone. Accordingly, the Parties agree that, prior to the valid termination of this Agreement in accordance with Section 9.01 and in all cases subject to the specific requirements set forth in Section 11.10(b) (as it relates to obtaining a remedy contemplated by this Section 11.10(a) with respect to causing the Equity Financing to be funded), each Party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with Section 11.08, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party hereto accordingly agrees, subject in all respects to Section 11.10(b), not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 11.10. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to post a bond or undertaking in connection with such order or injunction sought in accordance with the terms of this Section 11.10.

(b) Notwithstanding the foregoing the right of the Company to obtain an injunction, or other appropriate form of specific performance or equitable relief, in each case, solely with respect to causing Parent and Sub to, or to directly, cause the Equity Financing to be funded at any time but only simultaneously with the receipt of the Debt Financing (whether under this Agreement, the Equity Financing Commitment Letter or the Limited Guarantee) shall be subject to the requirements that:

(i) with respect to any funding of the Equity Financing to occur at the Offer Closing, all of the Offer Conditions (other than the Financing Proceeds Condition) shall have been satisfied or waived as of the expiration of the Offer, and, with respect to any funding of the Equity Financing to occur at the Merger Closing, all the conditions set forth in Section 8.01 (other than Section 8.01(d), to the extent the Offer Termination has occurred) and Section 8.02 would have been satisfied if the Merger Closing were to have occurred at such time (other than those conditions that by their terms are to be satisfied by actions taken at the Merger Closing, each of which shall be capable of being satisfied at the Merger Closing),

(ii) the Debt Financing (or, in the case Alternative Debt Financing has been obtained in accordance with Section 7.08(c) for all the Debt Financing, such Alternative Debt Financing) has been funded or would be funded in accordance with the terms thereof at the Offer Closing or the Merger Closing, as applicable, if the Equity Financing is funded at the Offer Closing or the Merger Closing, as applicable, and

(iii) the Company has irrevocably confirmed to Parent in writing that if the Equity Financing and the Debt Financing were funded, it would take such actions that are within its control to cause the Merger Closing to occur.

Section 11.11 Maximum Recourse; Limitation on Liability. Notwithstanding anything in this Agreement to the contrary, but subject to Section 11.10:

(a) Sponsor, Parent and Sub Maximum Liability. Except as set forth in Section 7.09(d) and Section 9.03(f), the maximum aggregate liability of Sponsor, Parent and Sub for monetary damages or other remedies in connection with this Agreement or any of the transactions contemplated hereby (including the Financing) shall be limited to $ 30,000,000 (“Parent Liability Limitation”), and in no event shall the Company seek or obtain, nor shall it permit any of the Representatives or any other Person on its or their behalf to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against Sponsor, Parent or Sub, and in no event shall the Company or any of its Subsidiaries be entitled to seek or obtain any monetary damages of any kind in excess of the Parent Liability Limitation against Sponsor, Parent or Sub, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement, the Equity Commitment Letter or the Limited Guarantee or the transactions contemplated hereby and thereby (including, any breach by Sponsor, Parent or Sub), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure.

(b) Termination Fees. In no event shall (i) the Company be required to pay the Company Termination Fee or the Intervening Event Termination Fee on more than one occasion, (ii) the Company be required to pay both the Company Termination Fee and the Intervening Event Termination Fee or (iii) Parent be required to pay the Parent Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, (w) if Parent receives the Company Termination Fee or the Intervening Event Termination Fee from the Company pursuant to Section 9.03, then, other than in respect of any willful and material breach of Section 6.02, any such payment shall be the sole and exclusive remedy of Parent and Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, equity holders, managers, members or Affiliates and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, (x) if the Company receives the Parent Termination Fee from Parent pursuant to Section 9.03, then any such payment shall be the sole and exclusive remedy of the Company against Parent and Sub and any of their respective former, current or future officers, directors, partners, equity holders, managers, members or Affiliates and none of Parent or Sub or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, (y) the Company’s right to receive the Parent Termination Fee from Parent pursuant to Section 9.03(d), together with the rights and remedies available to the Company in Section 11.10, Section 7.09(d), Section 9.03(g), the Equity Commitment Letter and the Confidentiality Agreement (but subject in all cases to the limitations set forth in this Agreement, the Limited Guarantee and the Equity Commitment Letter), shall constitute the sole and exclusive remedy of the Company against any of Sponsor, Parent or Sub and their respective Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates and none of Sponsor, Parent or Sub and their respective Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby or (z) (A) if Parent or Sub receives any payments from the Company in respect of any breach of this Agreement, and thereafter Parent is entitled to receive the Company Termination Fee or the Intervening Event Termination Fee under Section 9.03, the amount of such Company Termination Fee or Intervening Event Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Sub in respect of any such breaches of this Agreement and (B) if the Company receives any payments from Parent or Sub in respect of any breach of this Agreement, and thereafter the Company is entitled to receive the Parent Termination Fee under Section 9.03, the amount of such Parent Termination Fee shall be reduced by the aggregate amount of any payments made by Parent or Sub to the Company in respect of any such breaches of this Agreement.

(c) Non-Recourse Parties. Notwithstanding anything to the contrary in this Agreement, in no event shall (i) any Non-Recourse Parent Party (as defined in the Equity Financing Commitment, which excludes, for the avoidance of doubt, Sponsor, Parent and Sub) have any liability for monetary damages to the Company or its Subsidiaries relating to or arising out of this Agreement or the transactions contemplated hereby, other than Sponsor’s obligations under the Limited Guarantee and the Equity Financing Commitment and any liability of Golden Gate Private Equity, Inc. under the Confidentiality Agreement and other than the obligations of Parent and Sub to the extent expressly provided herein, or (ii) any former, current or future general or limited partners, equityholders, directors, officers, employees, managers, members, Affiliates or agents of the Company or its Subsidiaries have any liability to Sponsor, Parent or Sub or any Non-Recourse Parent Party for monetary damages relating to or arising out of this Agreement or the transactions contemplated hereby, other than the obligations of the Company to the extent expressly provided herein. In no event shall the Company seek or obtain, nor shall they permit any of its Representatives to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Parent Party with respect to, this Agreement, Equity Financing Commitment or the Limited Guarantee or the transactions contemplated hereby and thereby (including, any breach by Sponsor, Parent or Sub), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure, other than from Parent or Sub to the extent expressly provided for in this Agreement, the Sponsor to the extent expressly provided for in the Limited Guarantee and the Equity Financing Commitment or Golden Gate Private Equity, Inc. to the extent expressly provided for in the Confidentiality Agreement (subject to the Limited Guarantee).

(d) Financing Sources. Subject to the Company’s right to specific performance to the extent set forth in Section 11.10, the Company’s right to receive payment of the Parent Termination Fee and such other amounts pursuant to Section 7.09(d) and Section 9.03(g) from Parent, and the guarantee thereof pursuant to the Limited Guarantee (including in respect of any breach by Sponsor, Parent or Sub), shall be the sole and exclusive remedy of the Company or any of its Representatives or Affiliates (collectively, the “Seller Group” and each, a “Seller Group Member”), against (i) the Non-Recourse Parent Parties, (ii) any Financing Source, or (iii) any of the respective former, current, or future Affiliates or Representatives of the Financing Sources (collectively, the “Parent Group” and each a “Parent Group Member”)), for all losses, claims or liabilities suffered by any Seller Group Member as a result of any breach of this Agreement by Parent or Sub or any breach of the other agreements contemplated hereby, including the Debt Commitment Letter, Limited Guarantee or the Equity Financing Commitment by any Person in the Parent Group party thereto, the failure of the Offer to be completed or the Merger to be consummated or in any other respect with respect to this Agreement or any other agreement contemplated hereby, and, subject to Section 11.11(e), upon payment of the Parent Termination Fee, none of the Parent Group Members shall have any further liability or obligation relating to or arising out of this Agreement, the other agreements contemplated hereby or any of the transactions contemplated hereby or thereby under any theory or with respect to any claim, whether sounding in law or equity. Without modifying or qualifying in any way the preceding sentence or implying any intent contrary thereto, for the avoidance of doubt, in no event shall any Seller Group Member be entitled to seek or obtain any other damages of any kind against any such Parent Group Member (including any of the Financing Sources), including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the Limited Guarantee or the transactions contemplated hereby and thereby (including, any breach by Parent or Sub), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure. Immediately following receipt by the Company of the Parent Termination Fee, the Company shall cause all Seller Group Members to dismiss with prejudice any judicial or arbitral proceeding initiated by any of them with respect to this Agreement or the Limited Guarantee or the transactions contemplated hereby or thereby or the transactions contemplated hereby or thereby against any Parent Group Member. For the avoidance of doubt, in no event shall any Parent Group Member be subject to, nor shall any Seller Group Member, seek to recover, nor shall they accept, monetary damages in excess of the Parent Liability Limitation (it being understood that this limitation shall apply in the aggregate to the entire Seller Group), except as set forth in Section 7.09(d) and Section 9.03(g).

(e) Effect on Limitations; Confidentiality Agreement. The Parties acknowledge and agree that nothing in this Section 11.11 shall be deemed to affect any Party’s right to specific enforcement pursuant to and in accordance with Section 11.10. Other than the limitations set forth in Section 11.11(a), nothing in this Agreement will limit in any way the remedies of the parties under the Confidentiality Agreement.

Section 11.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 11.13 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

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IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CPK HOLDINGS INC.

by	/s/ Joshua Olshansky
Name: Joshua Olshansky
Title: Secretary

CPK MERGER SUB INC.

by	/s/ Joshua Olshansky
Name: Joshua Olshansky
Title: Secretary

CALIFORNIA PIZZA KITCHEN, INC.

by	/s/ Richard L. Rosenfield
Name: Richard L. Rosenfield
Title: Co-Chief Executive Officer

ANNEX I

Conditions to the Offer

Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to, and Parent shall not be required to cause Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer if: (a) there be validly tendered and not validly withdrawn prior to the expiration of the Offer a number of shares of Company Common Stock that when added to the number of shares to be purchased by Sub under the Top-Up plus the shares of Company Restricted Stock and shares of Company Common Stock underlying Company Stock Options that are immediately available to be acquired by Sub pursuant to the Support Agreements immediately following the Acceptance Time, represent at least 90% of (x) the outstanding shares of Company Common Stock as of the expiration of the Offer plus (y) the aggregate number of shares of Company Common Stock issuable to holders of Company Stock Options from which the Company or its Representatives have received notices of exercise prior to the expiration of the Offer (and as to which shares of Company Common Stock have not yet been issued to such exercising holders of Company Stock Options), plus (z) the number of shares to be purchased by Sub under the Top-Up (the “Minimum Tender Condition”); (b) the waiting period applicable to the purchase of shares of Company Common Stock pursuant to the Offer and the consummation of the Merger under the HSR Act (or any extension thereof) shall have neither expired nor terminated; (c) Parent (either directly or through its Subsidiaries) shall not have received the proceeds of the Debt Financing (or any Alternative Debt Financing) and/or the lenders party to the Debt Financing Letter (or New Debt Commitment Letter for any Alternative Debt Financing) shall not have confirmed to Parent and Sub that the Debt Financing (or any Alternative Debt Financing) in an amount sufficient to consummate the Offer and the Merger will be available at the Offer Closing on the terms and conditions set forth in the Debt Financing Letter (or New Debt Commitment Letter for any Alternative Debt Financing) (“Financing Proceeds Condition”); or (d) any of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

(i) there shall be any Restraint in effect enjoining or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer;

(ii) any of the representations and warranties of the Company (A) set forth in Section 4.04, Section 4.10(e), Section 4.11(i), Section 4.23, Section 4.24 and Section 4.26 shall not be true and correct in all material respects as of the date of this Agreement and as of the expiration of the Offer as though made as of the expiration of the Offer, (B) set forth in Section 4.03 shall not be true and correct in all respects as of the date of this Agreement and as of the expiration of the Offer as though made as of the expiration of the Offer, except where the failure to be so true and correct has not resulted and would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, of more than $1,000,000, (C) set forth in Section 4.09(i) shall not be true and correct without disregarding the “Company Material Adverse Effect” qualification set forth therein and (D) set forth in this Agreement, other than those described in clauses (A), (B) and (C) above, shall not be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein), except, in the case of this clause (C), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except, in each case, to the extent such representations and warranties are made as of a specific date (in which case such representations and warranties shall not be true and correct (subject to such qualifications) as of such specific date only);

(iii) the Company shall have failed to perform or comply in all material respects with its obligations required to be performed or complied with by it under this Agreement;

(iv) since the date of this Agreement, there shall have occurred any change, circumstance, event or occurrence that has had or would reasonably be expected to have (i) a Company Material Adverse

Effect of a type described in clause (a) of the definition thereof or (ii) a Company Material Adverse Effect that would prevent the consummation by the Company of the Merger;

(v) in the event that the exercise of the Top-Up is necessary to ensure that Parent or Sub owns at least 90% of the outstanding shares of Company Common Stock immediately after the Acceptance Time, there shall exist under applicable Law or other Restraint any restriction or legal impediment on Sub’s ability and right to exercise the Top-Up, or the shares of Company Common Stock issuable upon exercise of the Top-Up together with the shares of Company Common Stock validly tendered in the Offer and not properly withdrawn are insufficient for Sub to own at least 90% of the outstanding shares of Company Common Stock;

(vi) a Triggering Event shall have occurred; and

(vii) this Agreement shall have been terminated in accordance with its terms.

At the request of Parent, the Company shall deliver to Parent a certificate executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that none of the conditions set forth in clauses (d)(ii), (d)(iii), and (d)(iv) above shall have occurred and be continuing as of the expiration of the Offer.

For purposes of determining whether the Minimum Tender Condition and the condition set forth in clause (d)(v) have been satisfied, Parent and Sub shall have the right to include or exclude for purposes of its determination thereof shares tendered in the Offer pursuant to guaranteed delivery procedures.

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent and Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Parent and Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition). The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger, dated as of May 24, 2011, by and among CPK Holdings Inc., CPK Merger Sub Inc. and California Pizza Kitchen, Inc.

Annex B

May 24, 2011

Special Committee of the Board of Directors

California Pizza Kitchen, Inc.

6053 West Century Boulevard, 11th Floor

Los Angeles, California 90045

Members of the Special Committee of the Board of Directors,

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of California Pizza Kitchen, Inc. (the “Company”), other than Larry S. Flax and Richard L. Rosenfield (together with their respective affiliates, the “Excluded Holders”), of the Consideration (as defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of May 24, 2011 (the “Agreement”), by and among the Company, CPK Holdings Inc. (“Acquiror”), and CPK Merger Sub Inc., a wholly owned subsidiary of Acquiror (“Acquisition Sub”).

The Agreement provides for a tender offer for all of the Shares (the “Tender Offer”), pursuant to which Acquisition Sub will pay $18.50 per Share in cash (the “Consideration”) for each Share accepted. The Agreement further provides that, following completion of the Tender Offer or if the Tender Offer does not close, under circumstances specified in the Agreement, Acquisition Sub will be merged with and into the Company, with the Company continuing as the surviving corporation in the merger as a wholly owned subsidiary of the Acquiror (the “Merger” and, together with the Tender Offer and any other transactions contemplated by the Agreement, the “Transactions”), and each outstanding Share (other than Shares directly owned by the Company as treasury stock or by the Acquiror or Acquisition Sub, or any Appraisal Shares (as defined in the Agreement)), will be converted into the right to receive the Consideration.

We have acted as the exclusive financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transactions. We will receive a fee for our services in connection with the Transactions, most of which is contingent upon the consummation of the Transactions. We will also receive a fee upon delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the past two years, we have provided investment banking and other services to the Acquiror and certain of its majority-owned portfolio companies, and in each case have received compensation for the rendering of such services. We may be currently providing or seeking to provide, and may in the future provide, investment banking and other services to the Acquiror and its affiliates and may receive compensation for the rendering of such services.

Our opinion does not address the Company’s underlying business decision to effect the Transactions or the relative merits of the Transactions as compared to any alternative business strategies or transactions that might be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Tender Offer or as to how any holder of Shares should vote with respect to the Merger or any other matter.

At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement or the form of the Transactions. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined, and that the Acquiror, Acquisition Sub and the Company will comply with all the material terms of the Agreement. We also have assumed, with your consent, that the Acquiror will obtain the necessary financing to effect the Transactions in accordance with the terms of financing commitments in the forms provided by the Acquiror.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company that we deemed relevant; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were furnished to us by the Company and were not publicly available, including financial forecasts and estimates prepared by the management of the Company that you have directed us to utilize for purposes of our analysis; (iii) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Company generally; (iv) reviewed publicly available financial and stock market data for the Company, including valuation multiples, and compared them with those of certain other companies in lines of business that we deemed relevant; (v) compared the proposed financial terms of the Transactions with the financial terms of certain other transactions that we deemed relevant; (vi) reviewed a draft of the Agreement, dated May 24, 2011; (vii) participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors; and (viii) conducted such other financial studies and analyses, and took into account such other information, as we deemed appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the forecasted financial information referred to above, we have assumed, at your direction, that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based, and we have relied upon the assurances of Company management that they are unaware of any facts that would make the information provided to or reviewed by us incomplete or misleading.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof.

This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company in connection with its evaluation of the Transactions and may not be reproduced, summarized, described, referred to our used for any other purpose without our prior written consent. In addition, you have not asked us to address, and this opinion does not address, the fairness of the Consideration to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares.

In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Transactions, whether relative to the Consideration to be received by the holders of Shares pursuant to the Agreement or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by the holders of Shares in the Transactions is fair from a financial point of view to such holders, other than the Excluded Holders.

Very truly yours,

/s/ Moelis & Company LLC

MOELIS & COMPANY LLC

Annex C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY MATERIALS SUBJECT TO COMPLETION

SPECIAL MEETING OF STOCKHOLDERS OF

CALIFORNIA PIZZA KITCHEN, INC.

[—], 2011

Please mark, sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☑

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

	FOR	AGAINST	ABSTAIN
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 1.
1. To adopt the Agreement and Plan of Merger, dated as of May 24, 2011, as it may be amended from time to time, by and among CPK Holdings Inc., CPK Merger Sub Inc. and California Pizza Kitchen, Inc.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 2.
2. To adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 3.
3. To approve, on an advisory (non-binding) basis, the “golden parachute” compensation.	☐	☐	☐

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CALIFORNIA PIZZA KITCHEN, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby acknowledges receipt of notice of, revokes all prior proxies delivered in connection with, and appoints Larry S. Flax, Richard L. Rosenfield and Susan M. Collyns, or any one of them, as proxies for the undersigned with full power of substitution, to act and vote, with all the powers the undersigned would possess if personally present at, the special meeting of stockholders of California Pizza Kitchen, Inc., to be held at [—] on [—], 2011, at [—] Pacific Time at [—] and any adjournments or postponements thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that may properly come before the meeting, as more fully described in the proxy statement received by the undersigned stockholder. If no direction is made, the proxy will be voted “FOR” Item 1, “FOR” Item 2 and “FOR” Item 3.

(Continued and to be signed on the reverse side.)